As filed with the Securities and Exchange Commission on December 18, 2020.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTORSPORT GAMING US LLC

to be converted as described herein to a corporation named

MOTORSPORT GAMES INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	83-1463958
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5972 NE 4th Avenue

Miami, FL 33137

(305) 507-8799

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dmitry Kozko

Chief Executive Officer

Motorsport Games Inc.

5972 NE 4th Avenue

Miami, FL 33137

(305) 507-8799

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Serge V. Pavluk, Esq. Kevin Zen, Esq. Snell & Wilmer L.L.P. 350 South Grand Avenue, 31st Floor Los Angeles, CA 90071-3406 (213) 929-2500	Ben A. Stacke, Esq. Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 (612) 766-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Class A common stock, $0.0001 par value per share	$40,000,000	$4,364

(1)	Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Motorsport Gaming US LLC, the registrant whose name appears on the cover of this registration statement, is a Florida limited liability company. Immediately prior to the effectiveness of this registration statement, Motorsport Gaming US LLC intends to convert into a Delaware corporation pursuant to a statutory conversion and change its name to Motorsport Games Inc. As a result of the corporate conversion, the sole holder of 100% of the membership interests of Motorsport Gaming US LLC will become a holder of Class A common stock and Class B common stock of Motorsport Games Inc. See “Business—Corporate Conversion.” Except as disclosed in the accompanying prospectus, the consolidated financial statements and selected historical consolidated financial data and other financial information included in this registration statement are those of Motorsport Gaming US LLC and do not give effect to the corporate conversion.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 18, 2020

PRELIMINARY PROSPECTUS

Shares

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Motorsport Games Inc. We currently operate as a Florida limited liability company under the name Motorsport Gaming US LLC. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to convert into a Delaware corporation pursuant to a statutory conversion and change our name to Motorsport Games Inc. This is our initial public offering and no public market currently exists for shares of our Class A common stock. We anticipate that the initial public offering price will be between $       and $         per share. We have applied to have our Class A common stock listed on the Nasdaq Capital Market under the symbol “MSGM.”

Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. Each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Motorsport Network, LLC (“Motorsport Network”) will be the only holder of shares of Class B common stock and will not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock.

Immediately prior to the closing of this offering, Motorsport Network will be our only stockholder. Upon our corporate conversion, we expect to issue to Motorsport Network an equal number of shares of both Class A common stock (the “MSN Initial Class A Shares”) and Class B common stock. Accordingly, upon the closing of this offering, Motorsport Network will own (i)          shares of our Class A common stock and (ii)          shares of our Class B common stock, representing all of the outstanding shares of Class B common stock, which together will represent approximately          % of the combined voting power of both classes of our common stock outstanding immediately after this offering (or            % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates.

Upon the closing of this offering, we will be a “controlled company” as defined under the corporate governance rules of The Nasdaq Stock Market LLC (“Nasdaq”). However, we do not currently expect to rely upon the “controlled company” exemptions. See “Principal Stockholders.”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, and will be subject to reduced public reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying our Class A common stock.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1) See “Underwriting” for additional information regarding compensation payable to the underwriters.

We have granted the underwriters an option for a period of 45 days to purchase up to an additional              shares of Class A common stock from us at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Class A common stock to purchasers on or about                , 2021.

Joint Book-Running Managers

Canaccord Genuity	The Benchmark Company

Prospectus dated          , 2021.

Through and including                  , 2021 (the 25th day after the date of this prospectus), all dealers that buy, sell, or trade shares of our Class A common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, this offering and the possession and distribution of this prospectus outside of the United States.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information in this prospectus concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.

Our estimates are derived from publicly available information released by third party sources, as well as data from our internal research, and are based on such data and our knowledge of our industry, which we believe to be reasonable. The independent industry publications used in this prospectus were not prepared on our behalf. While we are not aware of any misstatements regarding any information presented in this prospectus, forecasts, assumptions, expectations, beliefs, estimates and projects involve risk and uncertainties and are subject to change based on various factors, including those described under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

TRADEMARKS AND TRADE NAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® or ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

FINANCIAL STATEMENT PRESENTATION

As a result of Motorsport Gaming US LLC’s acquisition of a 53.5% equity interest in 704Games Company on August 14, 2018, Motorsport Gaming US LLC was the acquirer for accounting purposes and 704Games Company was the acquiree and the accounting predecessor. The financial statement presentation contained in this prospectus distinguishes the results into two distinct periods: the period up to the acquisition date of August 14, 2018 for 704Games Company, which we refer to as the “Predecessor Period,” and the periods including and after that date for Motorsport Gaming US LLC, which we refer to as the “Successor Period.”

Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to complete a corporate conversion pursuant to which Motorsport Games Inc. will succeed to the business of Motorsport Gaming US LLC and its consolidated subsidiaries, and the sole holder of 100% of the membership interests of Motorsport Gaming US LLC will become a holder of Class A common stock and Class B common stock of Motorsport Games Inc., as described under the heading “Business—Corporate Conversion.” In this prospectus, we refer to this transaction as the “corporate conversion.” We expect that our conversion from a Florida limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements at the time of the corporate conversion.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

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Prospectus Summary

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A common stock and should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” included elsewhere in this prospectus. Unless the context requires otherwise, references in this prospectus to the “Company,” “Motorsport Games,” “we,” “us” and “our” refer to Motorsport Games Inc., a Delaware corporation, and its consolidated subsidiaries.

Company Overview

Motorsport Games is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world, including NASCAR, the iconic 24 Hours of Le Mans endurance race (“Le Mans”) and the associated FIA World Endurance Championship (the “WEC”), the British Touring Car Championship (the “BTCC”) and others. Through the support of our sole member, Motorsport Network, LLC (“Motorsport Network”), the largest global media company in the motorsport industry, Motorsport Games’ corporate mission is to create the preeminent motorsport gaming and esports entertainment ecosystem by delivering the highest quality, most sophisticated and innovative experiences for racers, gamers and fans of all ages. Our products and services target a large and underserved global motorsport audience. For 2019, Formula 1 estimates that its total global television audience reached 471 million unique viewers. Further, Le Mans estimates its total reach was approximately 100 million homes worldwide in 2019, while NASCAR reached approximately 475 million households in 2019 and the BTCC reached approximately 62 million households in 2019. For the nine months ended September 30, 2020, our total net revenue was $16.1 million compared to $9.6 million for the nine months ended September 30, 2019.

Started in 2018 as a wholly-owned subsidiary of the Motorsport Network, we are currently the official developer and publisher of the NASCAR video game racing franchise and have obtained the exclusive license to develop multi-platform games for the BTCC. Through a joint venture with Automobile Club de l’Ouest (“ACO”), we are also in the process of obtaining the exclusive license to develop multi-platform games for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. We develop and publish multi-platform racing video games including for game consoles, personal computer (PC) and mobile platforms through various retail and digital channels, including full-game and downloadable content (sometimes known as “games-as-a-service”). Since our formation, our NASCAR video games have sold over one million copies for game consoles and PCs. For fiscal year 2019 and the nine months ended September 30, 2020, substantially all of our net revenue was generated from sales of our racing video games.

With a projected 2.6 billion total mobile gamers globally for 2020 according to data from NewZoo, an industry source for games market insight and analytics, we continue to focus on developing and further enhancing our multi-platform games for mobile phones. We believe an important component of scaling our gamers and esports viewers is to offer a suite of official mobile games for each of our various motorsport racing series. Currently, we offer NASCAR Heat Mobile for iOS and Android, which has had approximately five million installs to date, and are in the process of developing two other NASCAR mobile games with projected release dates in 2021. In addition, we have a roadmap for the development of more than a dozen anticipated mobile games, including multiple mobile products for each of our racing series.

We are striving to become a leader in organizing and facilitating esports tournaments, competitions, and events for our licensed racing games as well as on behalf of third-party racing game developers and publishers. Through the nine months ended September 30, 2020, we have facilitated 53 esports events, up from 22 esports events in all of 2019, which have included official esports events for NASCAR, 24 Hours of Le Mans, the Official World Rallycross Esports Championship, FIA Formula E and other race series. The total number of people that have watched our esports events in the first nine months of 2020 was approximately 51 million, up from a total of approximately 3.8 million viewers throughout 2019. Our net revenue attributable to esports and other services comprised 0.6% and 1.8% of our total net revenue during fiscal year 2019 and the nine months ended September 30, 2020, respectively, but we expect that net revenue from this line of business will continue to increase and become material to our business moving forward.

We believe that connecting virtual racing gamers and esports fans on a digital entertainment and social platform represents the greatest opportunity to enhance the way that people learn, watch, play, and experience racing video games and racing esports. To that end, we are in the process of developing a go-to destination for the virtual racing community, which we internally call APEX. We are designing APEX with the functionality to enable users to run their own esports competitions in a simple, turn-key format, allowing groups to assemble around racing games, leagues, individual ability, and various other metrics. We currently anticipate launching APEX in beta in the first quarter of 2021.

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Company Background

Motorsport Games was formed in 2018 by Motorsport Network as a wholly-owned subsidiary in connection with the acquisition by Motorsport Games of a controlling interest in 704Games Company (“704Games”), which holds the exclusive license to be the official video game developer and publisher for the NASCAR video game racing franchise. Simultaneously with the acquisition of 704Games in 2018, we extended the license for 10 years until December 31, 2029, subject to certain limited exceptions. In addition, we have the exclusive right to create and organize esports leagues and events for NASCAR using our NASCAR racing video games, subject to certain limited exceptions. Prior to this offering, Motorsport Games remained a wholly-owned subsidiary of Motorsport Network and, following the completion of this offering, Motorsport Network will continue to be our majority stockholder.

In 2018, following the acquisition of 704Games, we acquired the leadership team of Virtually Entertained Limited, a UK-based esports specialist. Subsequently, we entered into an agreement to facilitate the Le Mans Esports Series as part of a joint venture with ACO, the organizer of the 24 Hours of Le Mans endurance race. Through our 45% ownership interest in this joint venture, we are in the process of obtaining the rights to be the exclusive video game developer and publisher for the Le Mans race and the WEC, which the Le Mans race is a part of. In addition, through this joint venture with ACO, we expect to be granted the right to create and organize esports leagues and events for the Le Mans Esports Series, which would continue so long as we have an ownership interest in this joint venture. We have entered into a binding letter of intent for these licensing rights, which we expect to obtain in the first quarter of 2021.

In 2019, Motorsport Network entered into an exclusive partnership with The Codemasters Software Company Limited (“Codemasters”) granting Motorsport Network worldwide rights (excluding China) to organize and manage official DiRT Rally 2.0 World Championship and official GRiD eSport World Championship esports events. Through our relationship with Motorsport Network, we have organized and managed these esports events on behalf of Motorsport Network, including the DiRT World Championship held at Autosport International in January 2020, which attracted a large live crowd on site and audience of more than 75,000 online. In March 2020, we also announced a partnership with Codemasters and International Management Group to create the Official World Rallycross Esports Championship.

In May 2020, we secured a multi-year licensing agreement to exclusively develop and publish the video games for the BTCC racing series across console, mobile and casual gaming channels. In addition, through this license, we have the right to create and organize esports leagues and events for the BTCC racing series. The agreement expires on December 31, 2026.

Motorsport Games has offices in Miami and Orlando, Florida, Silverstone, England, and Moscow, Russia.

Market Opportunity

We believe that the broad popularity of racing sports and video games, along with favorable consumer dynamics and strong long-term trends (i.e., ubiquity of mobile devices, widespread acceptance and use of social media and mobile platforms, cloud gaming and video game streaming), together with the lack of a dominant global racing community organizer, present a significant opportunity for us to connect and monetize a large fanbase for motorsports by converting some of this audience into racing gamers and esports participants and spectators.

Global Motorsports Marketplace

We believe that motorsports will increase in popularity across generations of gamers and viewers because of their anticipated enthusiasm for racing games and esports. According to a report published by IndustryARC, the entire motorsports market is expected to reach $30 billion by 2025, which we believe is primarily the result of strong campaigning, broadcasting, social networking, related events, sponsorships and the introduction of advanced technologies by automotive companies. The 2017 acquisition of Formula 1 by Liberty Media Corporation and its intent to invest heavily in the promotion of the sport and to create several “Super Bowl-like” events in the United States is anticipated to also lead to an increase in motorsport popularity and attract a burgeoning audience, which we believe will allow us to convert an increasing number of racing fans into gamers and motorsport esports fans. For 2019, Formula 1 estimates that its total global television audience reached 471 million unique viewers. Further, Le Mans estimates its total reach was approximately 100 million homes worldwide in 2019, while NASCAR reached approximately 475 million households in 2019 and the BTCC reached approximately 62 million households in 2019.

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Video Games

Video games have increasingly become one of the leading forms of entertainment on a global scale. The video game industry continues to benefit from powerful demographic shifts as new players enter the market, due in large part to gaming entertainment becoming ubiquitous across all age groups and geographies. In 2020, the Entertainment Software Association reported that within the United States:

●	there are 214 million video game players, with three quarters of all households having at least one person who plays video games;
●	64% of all adults and 70% of those under 18 regularly play video games;
●	the average age of video game players is 35 to 44; and
●	adult video game players spend 6.6 hours per week playing with other gamers online and 4.3 hours per week playing with others in person.

Additionally, according to NewZoo, there are currently 2.7 billion persons that play video games worldwide who are projected to spend $174.9 billion on video games in 2020, with this number forecasted to surpass $200 billion by 2023. Industry growth is expected to be further strengthened by the release of next generation consoles, with the recent release of PlayStation 5 and Xbox Series X.

We also believe that video games in the racing genre will increase in popularity globally across generations of gamers and viewers because the format benefits from being family-friendly and can appeal to multiple generations. According to the Entertainment Software Association, of the 65% of gamers in the United States who play with others, 31% of them are playing with parents or other family members. Moreover, 26% of males between the ages of 55 and 64 and 50% of females between the ages of 18 and 34 who play video games classified racing games as their favorite genre of games. Additionally, 92% of parents pay attention to the games their children play, and 87% are aware of Entertainment Software Rating Board (ESRB) ratings. Our entire product lineup is currently rated E (Everyone), and we expect our future portfolio of games will also be rated E, thereby increasing the marketability of our products for parents who are conscientious of ratings, when compared to other genres, such as first-person shooter games. We believe these dynamics will help support the continued growth of games in the racing genre, which represented 5.8% of all 2018 video game sales in the United States as reported by Statista.

Mobile Games

Consumers are increasingly using their mobile devices for entertainment, including for playing mobile games. Digital game design in the casual game market has evolved as new game types and business models address expanding gaming audiences. In addition, the widespread adoption of smartphones and the availability of mobile app stores has increased the total accessible audience for gaming experiences, as it allows for gaming to occur more widely outside the home. According to Barclays, mobile gaming is estimated to represent 47% of current industry revenues and is expected to reach 60% by 2025. Further, with a projected 2.6 billion total mobile gamers for 2020 according to data from NewZoo, mobile games are forecasted to generate revenues of $86.3 billion in 2020.

Esports

The popularity of esports continues to grow rapidly, with an engaged and passionate fan base across the globe. According to recent data from NewZoo, the global esports audience is expected to reach 495 million in 2020, up from 395 million in 2018, which would surpass the global audience for many traditional sports. NewZoo also estimates that esports will generate approximately $950.3 million in global revenues in 2020, which will include approximately 61% from sponsorships, 17% from media rights, 11% from publisher fees and 6% from merchandise and ticketing revenue.

The proliferation of new streaming technologies in content distribution has also fueled growth in the popularity and engagement of esports, including the rise of live streaming and over-the-top channels and social networking and interaction within games. For example, according to Streamlabs, consumers viewed 4.7 billion hours of content on Twitch, 1.6 billion hours on YouTube Gaming Live and over 1 billion hours on Facebook during the third quarter of 2020, representing year-over-year growth of 70%, 132% and 297%, respectively.

Additionally, the popularity of esports is evidenced by the growth of professional esports associations and leagues. According to Greenman Gaming, tournament prize money in esports is increasing at an average of 42% per year, and the number of pro athletes in esports has been growing at a rate of 43% per year since 1998.

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Our Competitive Strengths

Since our founding as a wholly-owned subsidiary of Motorsport Network in 2018, we have been developing our capabilities to be the preeminent motorsport gaming and esports entertainment ecosystem. We believe the following key strengths provide us with a significant competitive advantage to achieve this mission.

Exclusive licensing and partnership rights that provide unique and defensible access to iconic racing series. Our video game licensing and esports portfolio generally provides us exclusive and defensible rights to some of the most prestigious and popular global racing brands, providing for a large and growing core audience of fans to purchase and participate in our growing product and services portfolio. Specifically:

●	Through our acquisition of 704Games in 2018, we obtained the exclusive license to be the official video game developer and publisher for the NASCAR video game racing franchise, subject to certain limited exceptions. In addition, we have the exclusive right to create and organize esports leagues and events for NASCAR using our NASCAR racing video games, subject to certain limited exceptions. Our current license arrangement with NASCAR, which was extended 10 years simultaneously with the acquisition of 704Games, expires on December 31, 2029.

●

In March 2019, we established a joint venture with ACO, the organizer of the iconic 24 Hours of Le Mans endurance race. Through this joint venture, we are in the process of obtaining the rights to be the exclusive video game developer and publisher for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. Once granted, we anticipate this license would expire ten years beginning from the date of our first release of a Le Mans video gaming product. In addition, through this joint venture with ACO, we expect to be granted the right to create and organize esports leagues and events for the Le Mans Esports Series, which would continue so long as we have an ownership interest in this joint venture.

●	In May 2020, we secured a multi-year licensing agreement to exclusively develop and publish the video games for the BTCC racing series across console, mobile and casual gaming channels. In addition, through this license, we have the right to create and organize esports leagues and events for the BTCC racing series. Our current license with the BTCC expires on December 31, 2026.

Portfolio of quality racing games developed by an experienced in-house development team specializing in racing games. Since our founding, we have invested in our in-house development team and have developed a portfolio of quality racing games for various platforms (PC, console, handheld and mobile). Our experienced development team consisting of approximately 56 employees specializes in racing games and has a deep understanding of games in this genre. This includes the crucial development of car physics, tracks, tire models, general racing rules and other components that are found across racing games. This specialization serves as a scalable foundation for the development of future racing games in our portfolio, which we believe also allows us to utilize the best available methods and technologies to help achieve higher quality products through an efficient development process. In turn, this allows us to more effectively control game development and in-game updates along with reducing the time and costs of developing and launching new games. Our development team serves as the strong cornerstone for the development of our future virtual racing franchises, particularly as we progress towards launching our next generation of NASCAR games on our proprietary racing-focused gaming engine, which we refer to as the “MSG Engine.”

Strategic alliance and support from Motorsport Network, including access to a vast target audience. Motorsport Network is a leading global motorsport and automotive data-driven digital platform that owns and operates a collection of valuable digital media motorsport and automotive brands. As of September 2020, Motorsport Network had approximately 10.5 million social media followers and over 50 million unique visitors generating nearly 300 million monthly page views on its flagship platforms, including motorsport.com, autosport.com and motor1.com. Approximately 200 leading journalists and trusted experts in the world are creating daily content that seeks to capture and retain user attention through comprehensive distribution channels for Motorsport Network. Pursuant to an agreement with Motorsport Network, we have digital access rights to this audience to enable us to market, communicate, and engage with them regarding our games and esports series. We believe this access to a large, highly engaged and affluent target audience with an active lifestyle and passion for motorsports and automobiles creates strong engagement and distribution channel opportunities for our products and services. In addition, our strategic alliance and relationship with Motorsport Network uniquely provides us the ability to leverage the broad industry relationships and market clout of Motorsport Network, particularly due to its vast audience and reach. It is this relationship with Motorsport Network that we believe helped us to secure our current joint ventures, game development and/or esports related rights for various racing series, including for NASCAR, Le Mans and the BTCC.

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Experienced game and technology-focused management team. Our senior management team has developed extensive experience across a broad range of disciplines in the gaming, esports and racing industries, including through prior roles at Codemasters, Electronic Arts, Sega, NaturalMotion, Sony and Motorsport Network. With an average of approximately 18 years of experience in these industries, including at public companies, our senior management team has strong creative and operational experience and a successful track record. For example, certain members of our management core team participated in the development and publishing of the official Formula 1 game franchise, as well as many other successful game titles, such as DiRT Rally and Forza Horizon. Further, prior to joining us, the majority of our senior management team have successfully worked together in the past, including our Chief Executive Officer and Chief Financial Officer, who have previously teamed together while serving as President and Chief Financial Officer, respectively, at a prior public company. This extensive experience extends beyond our senior management team and deep into our organization. We pair traditional games veterans with non-traditional expertise to push how games are customarily developed, published and operated.

The existing users of our console and mobile games, when combined with our officially licensed esports initiatives, joint ventures and the anticipated launch of APEX, cultivate a reinforcing flywheel of content that will enhance our offerings and grow our audience for future products and services. Given our track record and management team, we believe we are well positioned to continually create innovative and reinforcing gaming products that generate user excitement and naturally foster a competitive camaraderie amongst gamers. By harvesting the reinforcing nature of our product portfolio and the competition our products drive in our users, we believe we will be able to propel user engagement on APEX, our platform for the virtual racing community that we expect to launch in beta in the first quarter of 2021, and will increasingly be able to produce successful esports events centered around our popular licensed racing series. As a sign of the momentum we are generating, we had over 51 million viewers of our esports events in the first nine months of 2020, which enabled us to prominently display and reinforce our branding with the racing community. This includes one of the largest events in virtual racing history, the Le Mans 24 Virtual held in June 2020, which we produced. We also have entered into a joint venture with an affiliate of the Race Team Alliance (“RTA”), an organization consisting of 13 NASCAR Cup Series teams, to develop the eNASCAR Heat Pro League (the “eNHPL”). The RTA teams include the eNHPL and NASCARHeat.com logos on the contingency space on each of their NASCAR Cup Series vehicles for a number of NASCAR events, leading to increased awareness about the eNHPL through this unique promotional channel. We believe these milestones and achievements, combined with the current users of our console and mobile games and our access to the vast audience of Motorsport Network, uniquely positions us to be the preeminent motorsport gaming and esports entertainment ecosystem.

Our Strategy

Our mission is to create the preeminent motorsport gaming and esports entertainment ecosystem by delivering the highest quality, most sophisticated and innovative experiences for racers, gamers and fans of all ages. We believe we have put in place a solid foundation to achieve this mission since our founding in 2018, including each of our strengths listed above. To continue to build on this foundation and our growing momentum, we plan to focus on the following four key strategies:

●	Continue to enhance the depth and breadth of our industry-leading motorsport gaming product portfolio

In 2018, we, through our subsidiary 704Games, extended our license as the official video game developer and publisher for NASCAR through the end of 2029. To maximize the potential of the NASCAR gaming franchise, we have made significant investments in both technology and human talent to create a best-in-class racing game experience. In 2021, we plan to introduce our next generation NASCAR console game, offering fans of the sport and racing a “AAA” comparable game that will provide the most authentic and engaging experience possible. This new game has been internally built from the ground up on our new proprietary racing-focused MSG Engine and will utilize Unreal Engine’s game engine, paired with the latest car physics and other components. The Unreal Engine is widely recognized within the industry and has been utilized in many notable games, such as Borderlands 3, Fortnite Battle Royale, Gears 5, MotoGP 18, PlayerUnknown’s Battlegrounds and many others.

In conjunction with the launch of our new NASCAR console game, we plan to launch a new, redesigned NASCAR Heat Mobile in 2021, which is our NASCAR mobile racing game that will also be developed internally. Given the recent popularity and fast growing nature of the branded casual game experience, we also plan to introduce a slate of NASCAR branded casual gaming options, starting with the officially licensed NASCAR “match three” game in 2021. In addition, we have a roadmap for the development of more than a dozen anticipated mobile games, including multiple mobile products for each of our racing series.

Combined with exclusive licenses and unique partnerships with iconic motorsport brands, we aspire to control the majority of the motorsport virtual racing segment to develop, publish, market, and distribute our games and organize unique esports events to help promote such games. We have been in discussions with numerous internationally recognized racing series license holders to develop video games and esports based upon their intellectual property, including using the same technology that will power our next generation NASCAR console game, as well as our upcoming games for the Le Mans and BTCC racing series that we anticipate releasing in 2022. For any new additional motorsport series with which we partner, we believe our new proprietary racing-focused game engine will allow us to quickly and cost effectively produce new, modern games (building on our existing game technology and know-how with such new series) and market it through existing distribution channels.

5

●	Invest and harness the power of technology to focus on digital delivery and mobile platforms with interactive social engagement

Driven by fast and convenient digital delivery, the widespread use of mobile devices and mobile games, and the ease of streaming and cloud computing, players increasingly purchase our games digitally or spend time playing our games on mobile devices. Downloadable-extra content and microtransactions have higher profit margins than traditional retail one-time sales of games and offer meaningful ways of generating revenues in free-to-play games and create monetization capabilities of existing games beyond the initial game purchase. Increasing opportunities for players to interact and socialize among peers around esports make games a major social outlet for players, which helps to develop a relationship between our game content and consumers, and provides higher margins and greater revenue visibility relative to prior years when revenues were dependent on the original game purchase.

●	Continue to develop a full competitive esports ecosystem alongside franchise properties and a new gaming community on our APEX platform

Underpinning our growth strategy is the integration between our licensed video game properties and our fully built-out esports platform and capabilities. As we continue to add to our existing portfolio of games centered around popular licensed racing series, this will provide us the opportunity to further grow our esports business by having more titles to produce our esports events. Further, by cultivating a vibrant and growing viewer and gamer community on APEX, we aim to build an easily accessible audience, which we believe will further drive interest for our future games and esports events. Ultimately, we believe this will allow us to not only reach and appeal to a larger audience, but to turn gamers into esports participants and vice versa by providing functionality to encourage and incentivize players of all abilities and skill levels to take part and compete online, which increases their level of engagement with our licensed gaming products and services. As our portfolio of official race franchise games grows, we also plan to launch a direct-to-customer subscription model that will allow privileged access to this portfolio of products as well as other loyalty perks. We have also grown, and expect to continue to grow, our esports business by using our esports platform to host and organize other motorsport tournaments and events on behalf of third-party video game license holders.

With this goal of cultivating a gaming community in mind, we are in the process of developing and building APEX, our esports “as a service” platform for our virtual racing community. We are designing APEX with the functionality to enable users to customize and run their own esports competitions in a simple, turn-key format, allowing groups to form around specific games, consoles, individual ability, and various other metrics. We plan to drive further user engagement and enhance the participant experience by providing players and fans with facts and statistics from particular racing games to give definitive performance and ability benchmarks. We currently anticipate launching APEX in beta in the first quarter of 2021.

●	Further leverage our strategic alliance and support with Motorsport Network

Utilizing the unique global reach, broad industry relationships and market clout of Motorsport Network, we plan to further leverage this strategic alliance with Motorsport Network with the goal of adding more game development and esports related rights for racing series in addition to the iconic NASCAR, Le Mans and BTCC titles to which we have already obtained, or are in the process of obtaining, licensing rights. As of September 2020, Motorsport Network had approximately 10.5 million social media followers and over 50 million unique visitors generating nearly 300 million monthly page views on its flagship platforms, including motorsport.com, autosport.com and motor1.com. Motorsport.com and Autosport.com are the largest online global motorsport content producers, offering around-the-clock news and analysis services in 21 editions and 15 languages. Additionally, we believe that being backed by the largest global media company in the motorsport industry that targets the same audience with different but related content provides us with a unique advantage in our industry, which will allow us to engage racing fans globally, attract new active participants, and deliver differentiated and proprietary content and experiences. Mike Zoi is the manager of Motorsport Network and has extensive experience in the motorsport industry through his business development and media related activities in the sport, and we expect Mr. Zoi’s valuable industry relationships, in particular, to benefit the Company as described above.

Summary Risk Factors

Participating in this offering involves substantial risk. Our ability to execute our strategy is also subject to certain risks. The risks described under the heading “Risk Factors” included elsewhere in this prospectus, among others, may cause us to be unable to successfully execute all or part of our strategy. Some of the most significant challenges and risks include the following:

●	If we do not consistently deliver popular products or if consumers prefer competing products, our business may be negatively impacted.

●	Our business and products are highly concentrated in the racing game genre, and our operating results may suffer if consumer preferences shift away from this genre.

●	If we do not provide high-quality products in a timely manner, our business may be negatively impacted.

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●	The recent coronavirus (“COVID-19”) pandemic has impacted our operations and could adversely affect our business operations, financial performance and results of operations, the extent of which is uncertain and difficult to predict.

●	Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business, financial condition and operating results.

●	We depend on a relatively small number of franchises for a significant portion of our revenues and profits.

●	Our ability to acquire and maintain licenses to intellectual property, especially for sports titles, affects our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

●	The importance of retail sales to our business exposes us to the risks of that business model.

●	We primarily depend on a single third-party distribution partner to distribute our games for the retail channel, and our ability to negotiate favorable terms with such partner and its continued willingness to purchase our games is critical for our business.

●	We plan to continue to generate a portion of our revenues from advertising and sponsorship during our esports events. If we fail to attract more advertisers and sponsors to our gaming platform, tournaments or competitions, our revenues may be adversely affected.

●	We are reliant on the retention of certain key personnel and the hiring of strategically valuable personnel, and we may lose or be unable to hire one or more of such personnel.

●	The success of our business relies heavily on our marketing and branding efforts, and these efforts may not be successful.

●	If we do not adequately address the shift to mobile device technology by our customers, operating results could be harmed and our growth could be negatively affected.

●	Failure to adequately protect our intellectual property, technology and confidential information could harm our business and operating results.

●	Motorsport Network controls the direction of our business and its ownership of our Class A common stock and Class B common stock will prevent you and other stockholders from influencing significant decisions.

●	If we are no longer controlled by or affiliated with Motorsport Network, we may be unable to continue to benefit from that relationship, which may adversely affect our operations and have a material adverse effect on us.

●	We have incurred significant losses since our inception, and we may continue to experience losses in the future.

●	Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may not be able to effectively grow our business or implement our business strategies.

●	We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to us will make our Class A common stock less attractive to investors.

●	The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), under the rules and regulations of the Securities and Exchange Commission (the “SEC”). An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include:

●	a requirement to have only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	reduced disclosure obligations regarding executive compensation under Item 402 of Regulation S-K;

●	no requirement for non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	an exemption from the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions until the end of the fiscal year in which the fifth anniversary of this offering occurs, or such earlier time that we no longer qualify as an emerging growth company. In future years, we will cease to be an emerging growth company if we have $1.07 billion in annual revenue or more, become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or issue more than $1.0 billion of non-convertible debt securities over a three-year period. We may choose to take advantage of some but not all of these reduced requirements. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements discussed above.

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We have elected to take advantage of some of the reduced disclosure obligations regarding financial statements and executive compensation in this prospectus and may elect to take advantage of other reduced requirements in future filings. As a result, the information we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act permits an emerging growth company, like us, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to take advantage of this provision and, as a result, we will not be required to comply with new or revised accounting standards until those standards would otherwise apply to private companies.

Corporate Conversion and Organizational Structure

We currently operate as a Florida limited liability company under the name Motorsport Gaming US LLC. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, Motorsport Gaming US LLC will be converted into a Delaware corporation pursuant to a statutory conversion and change its name to Motorsport Games Inc. In order to consummate the corporate conversion, a certificate of conversion will be filed with the Secretary of State of the State of Delaware.

Following and effective upon the consummation of the corporate conversion, 100% of the membership interests currently held by the Company’s sole member, Motorsport Network, will convert into an aggregate of (i)      shares of Class A common stock, based upon the value of the Company at the time of this offering with a value implied by the offering price of the shares of Class A common stock sold in this offering, and (ii)         shares of Class B common stock, representing all of the outstanding shares of Class B common stock. Motorsport Network will be the only holder of shares of our Class B common stock and will not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates. Any pledge of MSN Initial Class A Shares by Motorsport Network or its affiliates will not constitute a relinquishment of such beneficial ownership. The MSN Initial Class A Shares and shares of Class B common stock held by Motorsport Network will be adjusted in equal proportions for any stock dividend, stock split or similar transaction undertaken by the Company.

In connection with the corporate conversion, Motorsport Games Inc. will hold all property and assets of Motorsport Gaming US LLC, and all of the debts and obligations of Motorsport Gaming US LLC will become the debts and obligations of Motorsport Games Inc. by operation of law. Motorsport Games Inc. will be governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material portions of each of which are described under the heading “Description of Capital Stock.”

On the effective date of the corporate conversion, the members of the board of managers of Motorsport Gaming US LLC will become the members of Motorsport Games Inc.’s board of directors, and the officers of Motorsport Gaming US LLC will become the officers of Motorsport Games Inc.

The purpose of the corporate conversion is to reorganize our corporate structure so that the entity that is offering the Class A common stock to the offerees in this offering is a corporation rather than a limited liability company and so that our existing investor, Motorsport Network, will own our Class A common stock and our Class B common stock rather than membership interests in a limited liability company. References in this prospectus to our capitalization and other matters pertaining to our equity, membership interests or shares prior to the corporate conversion relate to the capitalization, equity and membership interests of Motorsport Gaming US LLC, and after the corporate conversion, to the capitalization, equity and shares of Motorsport Games Inc.

The consolidated financial statements included elsewhere in this prospectus are those of Motorsport Gaming US LLC and its subsidiaries. We expect that our conversion from a Florida limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements at the time of such conversion.

The diagram below depicts our expected organizational structure upon completion of this offering and the corporate conversion.

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motorsport NETWORK
Motorsport Network, LLC
motorsport GAMES
Motorsport Games Inc.
BTCC
82.2%*
704 GAMES
704Games Company
NASCAR HEAT 5
100%
MS Gaming Development LLC
45%
LE MANS ESPORTS SERIES
Le Mans Esports Series Limited
24h LE MANS VIRTUAL
100%
Motorsport Games Limited
50%
NASCAR HEAT PRO LEAGUE
Racing Pro League, LLC**

* Ownership interest increased from 53.5% to 82.2% following our purchases of shares of common stock of 704Games Company in August 2020 and October 2020
** Formed March 1, 2019

© Motorsport Network 2020 All rights reserved

Corporate Information

Motorsport Gaming US LLC was formed in Florida in August 2018. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, we intend to complete a corporate conversion pursuant to which Motorsport Games Inc. will succeed to the business of Motorsport Gaming US LLC and its consolidated subsidiaries, and the sole holder of 100% of the membership interests of Motorsport Gaming US LLC will become a holder of Class A common stock and Class B common stock of Motorsport Games Inc. See “—Corporate Conversion and Organizational Structure.” Our principal executive offices are located at 5972 NE 4th Avenue, Miami, FL 33137, and our telephone number is (305) 507-8799. Our website address is motorsportgames.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

9

The Offering

Issuer	Motorsport Games Inc., a Delaware corporation

Class A common stock offered by us	shares

Underwriters’ option to purchase additional shares of Class A common stock from us	shares

Total Class A common stock to be outstanding after this offering	shares ( shares if the option to purchase additional shares from us is exercised in full)

Total Class B common stock to be outstanding after this offering	shares

Total Class A common stock and Class B common stock to be outstanding after this offering	shares ( shares if the option to purchase additional shares from us is exercised in full)

Use of proceeds

We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be approximately $              million (or approximately $             million if the underwriters’ option to purchase additional shares of our Class A common stock from us is exercised in full), assuming an initial public offering price of $             per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including product development, such as for mobile products and additional racing series, the buildout of APEX, our go-to destination for the virtual racing community, the development of our proprietary racing-focused gaming engine, which we refer to as the “MSG Engine,” sales and marketing activities, capital expenditures and strategic acquisitions and investments. See “Use of Proceeds” for additional information.

Voting rights	Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. Class A common stock will be entitled to one vote per share and Class B common stock will be entitled to ten votes per share.

Holders of Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation that will be in effect on the completion of this offering. Upon the closing of this offering, Motorsport Network will own (i)          shares of our Class A common stock and (ii)          shares of our Class B common stock, representing all of the outstanding shares of Class B common stock, which together will represent approximately          % of the combined voting power of both classes of our common stock outstanding immediately after this offering (or            % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). As a result, Motorsport Network will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors and the approval of any change in control transaction.

Motorsport Network will be the only holder of shares of our Class B common stock and will not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates. See the sections titled “Principal Stockholders” and “Description of Capital Stock” for additional information.

Risk factors	See “Risk Factors” to read about factors you should consider before buying shares of our Class A common stock.

Proposed trading symbol	“MSGM”

The number of shares of our Class A common stock and Class B common stock to be outstanding immediately after this offering is based on              shares of our Class A common stock and              shares of our Class B common stock outstanding as of              , 2020 (as adjusted to give effect to the corporate conversion), and excludes the following:

●	shares of our Class A common stock issuable upon exercise of stock options that will be granted to certain of our employees and our non-employee directors in connection with this offering under the Motorsport Games Inc. 2021 Equity Incentive Plan (the “2021 Plan”), which we expect will become effective immediately prior to the consummation of this offering, at an exercise price per share equal to the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●

             shares of our Class A common stock to be issued to each of Neil Anderson and Rob Dyrdek, members of our board of directors, in connection with this offering under the 2021 Plan, which represents a stock award equal to $50,000 to each of Messrs. Anderson and Dyrdek divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●	shares of our Class A common stock to be issued to Francesco Piovanetti, a member of our board of directors, in connection with this offering under the 2021 Plan and for his continuing service as chair of our audit committee and as an “audit committee financial expert” (subject to his qualification and appointment, as applicable), which represents a stock award equal to $100,000 divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●	additional shares of our Class A common stock reserved for future issuance under the 2021 Plan;

●	shares of our Class A common stock to be issued to Fernando Alonso pursuant to a promotional services agreement entered into with Mr. Alonso, representing 3.0% of the issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Business—Marketing, Sales, and Distribution—Promotional Services Agreement with Fernando Alonso”); and

●	shares of our Class A common stock that may be issued outside of the 2021 Plan to Dmitry Kozko, our Chief Executive Officer, subject to the satisfaction of certain conditions as set forth in his employment agreement with us, including (i) up to shares that may be issued in connection with this offering representing 1.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering and (ii) shares issuable upon exercise of stock options that may be granted in connection with this offering representing 2.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Executive Compensation—Executive Employment Arrangements—Employment Agreement with Dmitry Kozko”).

In addition, unless we specifically state otherwise, the information in this prospectus assumes:

●	the completion of our corporate conversion, as a result of which 100% of the membership interests currently held by the Company’s sole member will convert into an aggregate of (i) shares of our Class A common stock and (ii) shares of our Class B common stock;

●	an initial public offering price of $ per share, the midpoint of the estimated price range set forth on the cover of this prospectus; and

●	no exercise by the underwriters of their option to purchase an additional shares of our Class A common stock.

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Summary Historical Consolidated Financial Data

The following tables set forth a summary of our historical consolidated financial data as of, and for the periods ended on, the dates indicated. On August 14, 2018, Motorsport Gaming US LLC acquired a 53.5% equity interest in 704Games. The summary historical financial data below includes (i) the summary historical consolidated financial data of Motorsport Gaming US LLC for the year ended December 31, 2019 and for the period from August 15, 2018 to December 31, 2018 (the “Successor Period”) and; (ii) the summary historical financial data of 704Games for the period from January 1, 2018 to August 14, 2018 (the “Predecessor Period”), which are derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. To assist with the period-to-period comparison, we have combined amounts from the Predecessor Period and the portion of the Successor Period from August 15, 2018 to December 31, 2018 along with a pro forma adjustment to recognize additional amortization expense of $637,658 associated with certain acquired license agreements with NASCAR and software intangible assets. We refer to this combined period as the pro forma combined year ended December 31, 2018. This combination does not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The summary historical pro forma combined financial data for the year ended December 31, 2018 has been prepared to give effect to Motorsport Gaming US LLC’s acquisition of a 53.5% equity interest in 704Games as if it had occurred on January 1, 2018. The summary historical pro forma combined financial data does not purport to represent what our results of operations would have been if the acquisition had occurred as of the dates indicated, or what such results will be for any future period.

The summary historical consolidated statement of operations data for the nine months ended September 30, 2020 and 2019 and the summary consolidated balance sheet data as of September 30, 2020 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus. These unaudited interim financial statements have been prepared in accordance with U.S. GAAP and on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to state fairly our financial position as of September 30, 2020 and the results of operations for the nine months ended September 30, 2020 and 2019.

Our historical results are not necessarily indicative of our future results, and our results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the full year. You should read this data together with our consolidated financial statements and related notes appearing elsewhere in this prospectus and the information contained under the headings “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Successor Period	Successor Period	Pro Forma Combined	Successor Period
	For the Year Ended December 31,	For the Period From August 15, 2018 to December 31,	For the Year Ended December 31,	For the Nine Months Ended September 30,
Statement of Operations Data	2019	2018	2018	2020	2019
			(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$11,850,787	$10,768,629	$14,756,777	$16,111,581	$9,566,873
Cost of revenues	4,888,877	4,184,569	5,598,395	5,261,483	3,776,696
Gross profit	6,961,910	6,584,060	9,158,382	10,850,098	5,790,177
Operating expenses	12,138,023	5,229,711	10,957,920	8,037,552	9,587,263
(Loss) income from operations	(5,176,113)	1,354,349	(1,799,538)	2,812,546	(3,797,086)
Other (expense) income, net (1)	(579,451)	4,904	8,381	(438,894)	(444,017)
(Loss) income before provision for income taxes	(5,755,564)	1,359,253	(1,791,157)	2,373,652	(4,241,103)
Income tax benefit	-	-	2,323	-	-
Net (loss) income	(5,755,564)	1,359,253	(1,788,834)	2,373,652	(4,241,103)
Less: Net (loss) income attributable to noncontrolling interest	(2,191,418)	859,461	859,461	1,498,233	(1,294,908)
Net (loss) income attributable to Motorsport Gaming US LLC	$(3,564,146)	$499,792	$(2,648,295)	$875,419	$(2,946,195)

Pro forma net (loss) income per share - basic and diluted (2)	$			$

(1)       For the purpose of presenting summary historical consolidated financial data, we have aggregated interest income (expense), loss attributable to equity method investment, and other (expense) income, net from our consolidated statements of operations for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020 and 2019 into a single caption.

(2)       We have presented pro forma basic and diluted net loss per share for the year ended December 31, 2019 and for the nine months ended September 30, 2020, which consists of our historical net loss attributable to Motorsport Gaming US LLC, divided by the pro forma basic and diluted weighted average number of shares of our common stock outstanding after giving effect to the corporate conversion.

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	December 31,		September 30, 2020
Balance Sheet Data	2019	2018	Actual	Pro Forma (1)	Pro Forma As Adjusted (2)
			(Unaudited)	(Unaudited)	(Unaudited)
Total cash	$1,960,279	$3,413,427	$3,050,693
Total current assets	$7,129,632	$8,699,604	$12,007,652
Total assets	$12,777,274	$15,670,258	$18,590,207
Total liabilities	$9,165,314	$6,302,734	$13,804,595
Total member’s/stockholders’ equity	$3,611,960	$9,367,524	$4,785,612
Total liabilities and member’s/stockholders’ equity	$12,777,274	$15,670,258	$18,590,207
Working capital (deficiency)	$(2,035,682)	$2,396,870	$(946,350)

(1) The pro forma consolidated balance sheet data gives effect to the corporate conversion.

(2) The pro forma as adjusted balance sheet data gives effect to the pro forma adjustments described in footnote (1) and additionally gives effect to the issuance and sale of          shares of our Class A common stock in this offering at an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwritten discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) pro forma as adjusted cash, working capital, total assets, and total stockholders’ equity by $          million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

Use of Non-GAAP Financial Measures

EBITDA, a measure used by management to assess our operating performance, is defined as net loss plus interest (income) expense and depreciation and amortization, less income tax benefit. Adjusted EBITDA is defined as EBITDA adjusted to exclude (i) certain acquisition related expenses, (ii) stock-based compensation expenses and (iii) charges or gains resulting from non-recurring events. We use Adjusted EBITDA to manage our business and evaluate our financial performance, as it has been adjusted for items that affect comparability between periods that we believe are not representative of our core business. Additionally, management believes that EBITDA and Adjusted EBITDA are useful to investors because they enhance investors’ understanding and assessment of our performance, facilitate comparisons to prior periods and our competitors’ results and assist in forecasting performance for future periods.

Each of the above described measures is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, loss from operations, net loss or any other measure derived in accordance with U.S. GAAP as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Such measures have limitations as analytical tools, and you should not consider any of such measures in isolation or as substitutes for our results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, our measures may not be comparable to other similarly titled measures of other companies. This section includes reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

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The following table provides a reconciliation from net loss to EBITDA and Adjusted EBITDA for the periods indicated:

	Successor Period	Successor Period	Pro Forma Combined	Successor Period
	For the Year Ended December 31,	For the Period From August 15, 2018 to December 31,	For the Year Ended December 31,	For the Nine Months Ended September 30,
Adjusted EBITDA	2019	2018	2018	2020	2019
			(Unaudited)	(Unaudited)	(Unaudited)
GAAP net (loss) income	$(5,755,564)	$1,359,253	$(1,788,834)	$2,373,652	$(4,241,103)
GAAP interest (income) expense	(35,728)	-	26,250	448,325	(33,744)
GAAP depreciation and amortization	861,872	408,078	1,099,147	457,729	729,983
GAAP income tax benefit	-	-	(2,323)	-	-
EBITDA	(4,929,420)	1,767,331	(665,760)	3,279,706	(3,544,864)
Acquisition related expense	-	10,000	127,000	-	-
Stock-based compensation expense	-	-	546,546	-	-
Adjusted EBITDA	$(4,929,420)	$1,777,331	$7,786	$3,279,706	$(3,544,864)

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Risk Factors

This offering and investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding to invest in our Class A common stock. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our Class A common stock could decline and you could lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business.

Risks Related to Our Business and Industry

If we do not consistently deliver popular products or if consumers prefer competing products, our business may be negatively impacted.

In order to remain competitive, we must continuously develop new products or enhancements to our existing products. Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful content remains popular for only a limited period of time unless refreshed or otherwise enhanced. These products or enhancements may not be well-received by consumers, even if well-reviewed and of high quality. Further, competitors may develop content that imitates or competes with our best-selling games, potentially taking sales away from us or reducing our ability to charge the same prices we have historically charged for our products. These competing products may take a larger share of consumer spending than anticipated, which could cause product sales to fall below expectations. If we do not continue to develop consistently high-quality and well-received games, if our marketing fails to resonate with our consumers, if consumers lose interest in a genre of games we produce, if the use of cross-promotion within our mobile games to retain consumers becomes less effective, or if our competitors develop more successful products or offer competitive products at lower prices, our revenues and profit margins could decline. Further, a failure by us to develop a high-quality product, or our development of a product that is otherwise not well-received, could potentially result in additional expenditures to respond to consumer demands, harm our reputation, and increase the likelihood that our future products will not be well-received. The increased importance of downloadable content to our business amplifies these risks, as downloadable content for poorly-received games typically generates lower-than-expected sales. In addition, our own best-selling products could compete with our other games, reducing sales for those other games.

Our business and products are highly concentrated in the racing game genre, and our operating results may suffer if consumer preferences shift away from this genre.

All of our revenue is currently generated, and is expected to continue to be substantially generated, from products in the racing game genre. Accordingly, our future success will depend on the popularity of games in the racing game genre with consumers. Consumer preferences are difficult to predict and subject to frequent changes, and if interest in the racing game genre declines, even if our share of the racing game genre is stable or expands, our operating results could suffer. Additionally, our concentration in the racing game genre could place us at a disadvantage against other gaming companies that offer a more diverse selection of games.

If we do not provide high-quality products, our business may be negatively impacted.

Consumer expectations regarding the quality, performance and integrity of our products and services are high. Consumers may be critical of our brands, games, services and/or business practices for a wide variety of reasons, and such negative reactions may not be foreseeable or within our control to manage effectively. For example, if our games or services, such as our creation and organization of esports leagues and events, do not function as consumers expect, whether because they fail to function as advertised or otherwise, our sales may suffer. If any of these issues occur, consumers may stop playing the game and may be less likely to return to the game as often in the future, which may negatively impact our business.

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If we fail to deliver products in a timely manner, our business may be negatively impacted.

Delays in product releases or disruptions following the commercial release of one or more new products could negatively impact our business, our revenues and reputation and could cause our results of operations to be materially different from expectations. This is particularly the case where we seek to release certain products in conjunction with key events, such as the beginning of a racing season or a major racing event. If we fail to release our products in a timely manner, or if we are unable to continue to improve our existing games by adding features and functionality that will encourage continued engagement with these games, our business may be negatively impacted. Moreover, if we or our third-party developers experience unanticipated development delays, financial difficulties, or additional costs, for example as a result of the COVID-19 pandemic, we may not be able to release titles according to our schedule and at budgeted costs. There can be no assurance that our products will be sufficiently successful so that we can recoup these costs or make a profit on these products.

Additionally, the amount of lead time and cost involved in the development of high-quality products is increasing due to growing technical complexities and higher expectations from consumers. As a result, it is especially critical that we accurately predict consumer demand for such products. If our future products do not achieve expected consumer acceptance or generate sufficient revenues upon introduction, we may not be able to recover the substantial up-front development and marketing costs associated with those products.

The recent COVID-19 pandemic has impacted our operations and could adversely affect our business operations, financial performance and results of operations, the extent of which is uncertain and difficult to predict.

The global spread of the COVID-19 pandemic has created significant business uncertainty for us and others, resulting in volatility and economic disruption. Additionally, the outbreak has resulted in government authorities around the world implementing numerous measures to try to reduce the spread of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total lock-down (or similar) orders and business limitations and shutdowns.

As a result of the COVID-19 pandemic, including the related responses from government authorities, our business and operations have been impacted, including the temporary closure of our offices in Orlando, Florida, Silverstone, England, and Moscow, Russia, which has resulted in our employees working remotely. During the COVID-19 outbreak, several retailers have experienced, and continue to experience, closures, reduced operating hours and/or other restrictions as a result of the COVID-19 pandemic, which has negatively impacted the sales of our products from such retailers. Additionally, in our esports business, the COVID-19 pandemic has resulted in the postponing of certain events to later dates or shifting events from an in-person format to online only.

Our business operations, financial performance and results of operations could be further adversely affected in a number of ways, including, but not limited to, the following:

●	reduced consumer demand for our products and adverse effects on the discretionary spending patterns of our customers, including the ability of our customers to pay for our products;

●	the operations and seasons of the motorsports industry may be further altered or even canceled due to the COVID-19 pandemic, which may further affect the demand for our products and esports business;

●	further disruptions to our operations, including any additional closures of our offices and facilities, which may affect our ability to develop, market, and sell our products;

●	disruptions to the operations of our counterparties, including the physical retail, digital download online platforms, and cloud streaming services we rely on for the distribution of our products, the suppliers who manufacture our physical products and other third parties with which we partner (e.g., to market or ship our products);

●	limitations on employee resources and availability, including due to sickness, government restrictions, the desire of employees to avoid contact with large groups of people or mass transit disruptions;

●	a fluctuation in foreign currency exchange rates, which could impact our operations in the United Kingdom and Russia, or interest rates could result from market uncertainties; and

●	an increase in the cost or the difficulty of obtaining debt or equity financing could affect our financial condition or our ability to fund operations or future investment opportunities.

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Additionally, an increase in the number of employees working remotely due to the COVID-19 pandemic also increases the potential adverse impact of risk associated with information technology systems and networks, including cyber-attacks, computer viruses, malicious software, security breaches, and telecommunication failures, both for systems and networks we control directly and for those that employees and third-party developers rely on to work remotely. Any failure to prevent or mitigate security breaches or cyber risks or detect, or respond adequately to, a security breach or cyber risk, or any other disruptions to our information technology systems and networks, can have adverse effects on our business.

The spread of COVID-19 has caused us to modify our business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and we may take further actions as may be required by government authorities or that we determine are in the best interests of our employees, customers and business partners. Further, key personnel could contract COVID-19, hindering their availability and productivity.

The degree to which the COVID-19 pandemic impacts our operations, business, financial results, liquidity, and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Declines in consumer spending and other adverse changes in the economy could have a material adverse effect on our business, financial condition and operating results.

Our product purchases are predominately driven by discretionary spending by consumers. We believe that consumer spending is influenced by general economic conditions and the availability of discretionary income. This makes our products particularly sensitive to general economic conditions and economic cycles as consumers are generally more willing to make discretionary purchases, including purchases of products like ours, during periods in which favorable economic conditions prevail. Adverse economic conditions, such as a prolonged U.S. or international general economic downturn, whether or not caused by COVID-19, including periods of increased inflation, unemployment levels, tax rates, interest rates, energy prices, or declining consumer confidence, could also reduce consumer spending. Reduced consumer spending may in the future result in reduced demand for our products and may also require increased selling and promotional expenses, which has had and may continue to have an adverse effect on our business, financial condition and operating results. In addition, during periods of relative economic weakness, our consolidated credit risk, reflecting our counterparty dealings with distributors, customers, capital providers and others may increase, perhaps materially so. As a result of COVID-19, our counterparty credit risk may be particularly exacerbated, as certain of our counterparties may face financial difficulties in paying owed amounts on a timely basis or at all. Furthermore, uncertainty and adverse changes in the economy could also increase the risk of material losses on our investments, costs associated with developing and publishing our products, the cost and availability of sources of financing, and our exposure to material losses from bad debts, any of which could have a material adverse effect on our business, financial condition and operating results. If economic conditions worsen, our business, financial condition and operating results could be adversely affected.

We are particularly susceptible to market conditions and risks specific to the entertainment industry, which include the popularity, price, and timing of our products; changes in consumer demographics; the availability and popularity of other forms of entertainment and leisure; and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted.

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The video game and esports industry is significantly dependent on the popularity of a small number of games, and we may not have access to “hit” games or titles.

The video game and esports industries have generally been dominated by a select few “hit” game titles. Accordingly, the success of our esports events will be closely linked to the quality and popularity of the games we publish or support for our esports events. Further, if we are unable to produce engaging and popular games, we may fail to sell the expected number of console games, meet our target install number for our mobile games, attract sufficient numbers of gamers to participate in our esports events and our live esports streams may not attract a growing audience, all of which may have a material and adverse impact on our results of operations and financial conditions.

We depend on a relatively small number of franchises for a significant portion of our revenues and profits.

We follow a franchise model and a significant portion of our revenues has historically been derived from products based on a relatively small number of popular franchises. These products are responsible for a disproportionately high percentage of our profits. For example, revenues associated with the NASCAR Heat franchise accounted for approximately 99% of our total net revenue for the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020, and we expect this franchise to continue to account for the majority of our revenue for the year ended December 31, 2020. In the future, we expect this trend to continue with a relatively limited number of franchises producing a disproportionately high percentage of our revenues and profits. Due to this dependence on a limited number of franchises, the failure to achieve anticipated results by one or more products based on these franchises could negatively impact our business. Additionally, if the popularity of a franchise declines, we may have to write off the unrecovered portion of the underlying intellectual property assets, which could negatively impact our business.

Our ability to acquire and maintain licenses to intellectual property, especially for sports titles, affects our revenue and profitability. Competition for these licenses may make them more expensive and increase our costs.

Most of our products and services are based on or incorporate intellectual property owned by others. For example, we have obtained an exclusive license for our NASCAR racing video games and related-esports franchise (subject to certain limited exceptions), and, through a series of joint ventures with various racing series, we own, or are in the process of obtaining, exclusive rights to operate various esports tournaments and leagues, including the Le Mans Esports tournament and the eNHPL. Competition for these licenses and rights is intense. If we are unable to maintain these licenses and rights or obtain additional licenses or rights with significant commercial value, our ability to develop successful and engaging games and services may be adversely affected and our revenue, profitability and cash flows may decline significantly. Competition for these licenses also may increase minimum guarantees and royalty rates payable to licensors and developers, which could significantly increase our costs and reduce our profitability.

The importance of retail sales to our business exposes us to the risks of that business model.

While our customer base is increasingly purchasing our games as digital downloads, retail sales will remain important to our business. These products are sold primarily through a distribution network with exclusive partners who specialize in the distribution of games, including through mass-market retailers (e.g., Target, Wal-Mart), consumer electronics stores (e.g., Best Buy), discount warehouses, game specialty stores (e.g., GameStop) and other online retail stores (e.g., Amazon). The loss of, or a significant reduction in sales by, any of these retailers could have adverse consequences to our business and results of operations.

Moreover, the importance of retail sales to our business exposes us to the risk of price protection with respect to our distribution partners and retailers. Price protection, when granted, allows these distribution partners and retailers to receive a credit from us against amounts owed to us with respect to merchandise unsold by them. We typically grant price protection to distribution partners and retailers who meet certain conditions, which include compliance with applicable payment and marketing terms, delivery of weekly inventory and sales information and consistent participation in the launches of premium title releases. We may also consider other factors, including the facilitation of slow-moving inventory and other industry factors. Although we maintain a reserve for price protection, and although we may place limits on price protection, we may be required to provide substantial price protection to maintain our relationships with retailers and our distribution partners.

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Further, retailers typically have a limited amount of “brick and mortar” shelf space and promotional resources, and there is intense competition for high-quality retail shelf space and promotional support from retailers. Similarly, for online retail sales, there is increasing competition for premium placement on websites. Competition for shelf space or premium online placement may intensify and require us to increase our marketing expenditures. Additionally, retailers with limited shelf space typically devote the most and highest quality shelf space to those products expected to be best sellers, such as those perceived to be “AAA” titles. We cannot be certain that our new products will achieve such “best seller” status. Due to increased competition for limited shelf space, retailers and distribution partners are in an increasingly strong position to negotiate favorable terms of sale, including price discounts, price protection and marketing and display fees, as applicable. Our products constitute a relatively small percentage of most retailers’ sales volume. We cannot be certain that retailers will continue to purchase our products or provide those products with adequate levels of shelf space and promotional support on acceptable terms.

We primarily depend on a single third-party distribution partner to distribute our games for the retail channel, and our ability to negotiate favorable terms with such partner and its continued willingness to purchase our games is critical for our business.

As discussed above, our products are sold primarily through a distribution network with exclusive partners that specialize in the distribution of games and, in turn, sell our products to retailers. We currently derive, and expect to continue to derive, significant revenues from sales of our products to a very limited number of distribution partners. For the year ended December 31, 2019 and the nine months ended September 30, 2020, we had one distribution partner through which we sold substantially all of our products for the retail market, which represented approximately 40% and 32% of our total net revenue for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively. This concentration of sales to a single distribution partner could lead to a disruption to our business if this partner significantly reduces its purchases or ceases to offer our products. We also could be more vulnerable to collection risk if this partner experiences a deterioration of its business or declares bankruptcy. Having a significant portion of our retail sales concentrated through a single distribution partner could also reduce our negotiating leverage. Accordingly, if we are unable to negotiate favorable terms with our existing or future distribution partners, our business and results of operations could be adversely affected.

Our digital entertainment and social platform, www.motorsportgames.com, and our other current and future digital entertainment and social platforms, are dependent on our ability to provide interesting and useful high-quality content.

The quality of the content offered on www.motorsportgames.com and our other current and future digital entertainment and social platforms is critical to the success of such platforms. In order to attract and retain users, we must offer interesting and useful high-quality content and enhance our users’ viewing experience. Further, we must remain sensitive to and responsive to evolving user preferences and offer content that appeals to our users. For example, in 2021, we plan to develop and produce live original reality television shows that include interactive broadcasts, live streaming, and social media-oriented programs (including on Twitch.tv, YouTube, Facebook, Motorsport.tv and other potential partners) for our own over-the-top (“OTT”) racing esports channel, which we expect to host on APEX, our go-to destination for the virtual racing community that we are currently developing. If we are unable to generate quality content satisfactory to our users, we may suffer from reduced user traffic, which could negatively impact our business.

Our business is partly dependent on our ability to enter into successful software development arrangements with third parties.

We currently rely on third-party software developers for the partial development of all of our titles, and in the future, we expect to continue to rely on third-party software developers for the partial development of some of our titles. Accordingly, our success depends in part on our ability to enter into successful software development arrangements with such third-party developers. Generally, quality third-party developers are continually in high demand. Software developers who have helped develop titles for us in the past may not be available to develop software for us in the future for various reasons, including their engagement on other projects. Due to the limited number of quality third-party software developers and the limited control that we exercise over them, these developers may not be able to complete titles for us on a timely basis, within acceptable quality standards, or at all. Additionally, we have entered into agreements with certain third parties to use licensed intellectual property in our titles. These agreements typically require us to make development payments, pay license fees and satisfy other conditions. Our development payments may not be sufficient to permit developers to develop new software successfully, which could result in material delays and significantly increase our costs in bringing particular products to market. Future sales of our titles may not be sufficient to recover development payments and advances to software developers and licensors, and we may not have adequate financial and other resources to satisfy our contractual commitments to such developers. If we fail to satisfy our obligations under agreements with third-party developers and licensors, the agreements may be terminated or modified in ways that are burdensome to us, and have a material adverse effect on our business, financial condition and operating results.

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Our business depends in part on the success and availability of platforms and mass media channels developed by third parties and our ability to develop commercially successful content, products, and services for those platforms.

The success of our business is driven in part by the commercial success and adequate supply of third-party platforms for which we develop our products and services or through which our products and services are distributed or marketed, including our league tournaments and competitions, such as through Twitch. Our success also depends on our ability to accurately predict which channels, platforms and distribution methods will be successful in the marketplace, our ability to develop commercially successful content, products and services for these platforms, our ability to simultaneously manage products and services on multiple platforms, our ability to effectively transition our products and services to new platforms, and our ability to effectively manage the transition of our gamers from one generation or demographic to the next. We must make product development decisions and commit significant resources well in advance of the commercial availability of new platforms and channels, and we may incur significant expense to adjust our product portfolio and development efforts in response to changing consumer preferences. Additionally, we may enter into certain exclusive licensing arrangements that affect our ability to deliver or market products or services on certain channels and platforms. A platform for which we are developing products and services may not succeed as expected or new platforms may take market share and interactive entertainment consumers away from platforms for which we have devoted significant resources. If consumer demand for the channels or platforms for which we are developing products and services is lower than our expectations, we may be unable to fully recover the investments we have made in developing our products and services, and our financial performance will be harmed. Alternatively, a channel or platform for which we have not devoted significant resources could be more successful than we initially anticipated, causing us to not be able to take advantage of meaningful revenue opportunities.

Third-party platform providers may be able to influence our products and costs.

We plan to derive significant revenues from the distribution of certain of our future products on third-party mobile and web platforms, such as the Apple App Store, the Google Play Store, and Facebook. These platforms may also serve as significant online distribution platforms for, and/or provide other services critical for the operation of, a number of our games. If these platforms modify their current or future discovery mechanisms, communication channels available to developers, operating systems, terms of service or other policies (including fees), or they develop their own competitive offerings, our business could be negatively impacted. Additionally, if these platform providers are required to change how they label free-to-play games or take payment for in-app purchases or change how the personal information of consumers is made available to developers, our business could be negatively impacted.

Moreover, when we develop interactive entertainment software products for hardware platforms offered by companies such as Sony, Microsoft, or Nintendo, the physical products are replicated exclusively by that hardware manufacturer or their approved replicator. The agreements with these manufacturers typically include certain provisions, such as approval rights over all software products and related promotional materials and the ability to change the fee they charge for the manufacturing of products, which allow the hardware manufacturers substantial influence over the cost and the release schedule of such interactive entertainment software products. In addition, because each of the manufacturers is also a publisher of games for its own hardware platforms and may manufacture products for other licensees, a manufacturer may give priority to its own products or those of our competitors. Accordingly, console manufacturers like Sony, Microsoft, or Nintendo could cause unanticipated delays in the release of our products, as well as increases to projected development, manufacturing, marketing or distribution costs, any of which could negatively impact our business.

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The platform providers also control the networks over which consumers purchase digital products and services for their platforms and through which we provide online game capabilities for our products. The control that the platform providers have over the fee structures and/or retail pricing for products and services for their platforms and online networks could impact the volume of purchases of our products made over their networks and our profitability. With respect to certain downloadable content and microtransactions, the networks provided by these platform providers are the exclusive means of selling and distributing this content. Further, increased competition for limited premium “digital shelf space” has placed the platform providers in an increasingly better position to negotiate favorable terms of sale. If the platform provider establishes terms that restrict our offerings on its platform, significantly changes the financial terms on which these products or services are offered, or does not approve the inclusion of online capabilities in our console products, our business could be negatively impacted.

The increasing importance of free-to-play games to our business exposes us to the risks of that business model, including the dependence on a relatively small number of consumers for a significant portion of revenues and profits from any given game.

Currently, only our NASCAR Heat Mobile title is a free-to-play game, but the success of our business is partially dependent on our ability to develop, enhance and monetize additional free-to-play games. As such, we are increasingly exposed to the risks of the free-to-play business model. For example, we may invest in the development of new free-to-play interactive entertainment products that do not achieve significant commercial success, in which case our revenues from those products likely will be lower than anticipated and we may not recover our development costs. Further, if: (1) we are unable to continue to offer free-to-play games that encourage consumers to purchase our virtual currency and subsequently use it to buy our virtual items; (2) we fail to offer monetization features that appeal to these consumers; (3) these consumers do not continue to play our free-to-play games or purchase virtual items at the same rate; (4) our platform providers make it more difficult or expensive for players to purchase our virtual currency; or (5) we cannot encourage significant additional consumers to purchase virtual items in our free-to-play games, our business may be negatively impacted.

Furthermore, as there are relatively low barriers to entry to developing mobile or online free-to-play or other casual games, we expect new competitors to enter the market and existing competitors to allocate more resources to developing and marketing competing games and applications. We compete, or may compete, with a vast number of small companies and individuals who are able to create and launch casual games and other content using relatively limited resources and with relatively limited start-up time or expertise. Competition for the attention of consumers on mobile devices is intense, as the number of applications on mobile devices has been increasing dramatically, which, in turn, has required increased marketing to garner consumer awareness and attention. This increased competition could negatively impact our business. In addition, a continuing industry shift to free-to-play games could result in a deprioritization of our other products by traditional retailers and distributors.

We are subject to risks associated with operating in a rapidly developing industry and a relatively new market.

Many elements of our business are unique, evolving and relatively unproven. In particular, our esports business and prospects depend on the continuing development of live streaming of competitive esports gaming. The market for esports and amateur online gaming competitions is relatively new and rapidly developing and is subject to significant challenges. Our business relies upon our ability to cultivate and grow an active gamer community, and our ability to successfully monetize such community through tournament fees, subscriptions for our esports gaming services, and advertising and sponsorship opportunities. In addition, our continued growth depends, in part, on our ability to respond to constant changes in the esports gaming industry, including rapid technological evolution, continued shifts in gamer trends and demands, frequent introductions of new games and titles and the constant emergence of new industry standards and practices. Developing and integrating new games, titles, content, products, services or infrastructure could be expensive and time-consuming, and these efforts may not yield the benefits we expect to achieve. We cannot assure you that we will succeed in any of these aspects or that the esports gaming industry will continue to grow as rapidly as it has in the past.

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We plan to continue to generate a portion of our revenues from advertising and sponsorship during our esports events. If we fail to attract more advertisers and sponsors to our gaming platform, tournaments or competitions, our revenues may be adversely affected.

We plan to continue to generate a portion of our revenues from advertising and sponsorship during our esports events as online viewership of our esports gaming offerings expand. Our revenues from advertising and sponsorship partly depend on the continual development of the online advertising industry and advertisers’ willingness to allocate budgets to online advertising in the esports gaming industry. In addition, companies that decide to advertise or promote online may utilize more established methods or channels, such as more established internet portals or search engines, over advertising on our gaming platform. If the online advertising and sponsorship market does not continue to grow, or if we are unable to capture and retain a sufficient share of that market, our ability to increase our current level of advertising and sponsorship revenue and our profitability and prospects may be materially and adversely affected.

We are reliant on the retention of certain key personnel and the hiring of strategically valuable personnel, and we may lose or be unable to hire one or more of such personnel.

Our success depends in part on the continued service of our founders, senior management team, key technical employees and other highly skilled personnel and on our ability to identify, hire, develop, motivate, retain and integrate highly qualified personnel for all areas of our organization. Certain employees, such as game designers, product managers and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. We have historically hired a number of key personnel through acquisitions, and as competition with several other game companies increases, we may incur significant expenses in continuing this practice. If we are unable to attract and retain the necessary personnel, particularly in critical areas of our business, we may not achieve our strategic goals.

Competition in the interactive entertainment industry is intense, and our existing and potential users may be attracted to competing products or other forms of entertainment.

We compete with other publishers of interactive entertainment software, both within and outside the United States. Generally, some of our competitors include very large corporations with significantly greater financial, marketing and product development resources than we have. Our larger competitors may be able to leverage their greater financial, technical, personnel and other resources to provide larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties, as well as adopt more aggressive pricing policies to develop more commercially successful video game products than we do. In addition, competitors with large portfolios and popular games typically have greater influence with platform providers, retailers, distributors and other customers who may, in turn, provide more favorable support to those competitors’ games.

Further, the esports gaming industry generally is highly competitive. For our esports business, our competitors range from established leagues and championships owned directly, as well as leagues franchised by, well-known and capitalized game publishers and developers, interactive entertainment companies and diversified media companies to emerging start-ups, and we expect new competitors to continue to emerge throughout the amateur esports gaming ecosystem. If our competitors develop and launch competing amateur city leagues, tournaments or competitions, or develop a more successful amateur online gaming platform for games similar to ours, then our revenue, margins, and profitability will decline.

Additionally, we compete with other forms of entertainment and leisure activities. As our business continues to expand in complexity and scope, we have increased exposure to additional competitors, including those with access to large existing user bases and control over distribution channels. Further, it is difficult to predict and prepare for rapid changes in consumer demand that could materially alter public preferences for different forms of entertainment and leisure activities. Failure to adequately identify and adapt to these competitive pressures could negatively impact our business.

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Our revenue may be harmed by the proliferation of “cheating” programs and scam offers that seek to exploit our games and players, which may negatively affect players’ game-playing experiences and our ability to reliably validate our audience metric reporting and may lead players to stop playing our games.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit vulnerabilities in our games, play them in an automated way, collude to alter the intended game play or obtain unfair advantages over other players who do play fairly. These programs harm the experience of players who play fairly and may reduce the demand for virtual items, disrupting our in-game economy. If we are unable to discover and disable these programs quickly, our operations may be disrupted, our reputation may be damaged, players may stop playing our games and our ability to reliably validate our audience metrics may be negatively affected. These “cheating” programs and scam offers may result in lost revenue from paying players, disrupt our in-game economies, divert our personnel’s time, increase costs of developing technological measures to combat these programs and activities, increase our customer service costs needed to respond to dissatisfied players, and lead to legal claims.

Some of our players may make sales or purchases of virtual items used in our games through unauthorized or fraudulent third-party websites, which may reduce our revenue.

Virtual items in our games have no monetary value outside of our games. Nonetheless, some of our players may make sales and/or purchases of our virtual items through unauthorized third-party sellers in exchange for real currency. These unauthorized or fraudulent transactions are usually arranged on third-party websites. The virtual items offered may have been obtained through unauthorized means such as exploiting vulnerabilities in our games, scamming our players with fake offers for virtual items or other game benefits, or credit card fraud. We do not generate any revenue from these transactions. These unauthorized purchases and sales from third-party sellers could impede our revenue and profit growth by, among other things:

●	decreasing revenue from authorized transactions;

●	creating downward pressure on the prices we charge players for our virtual currency and virtual items;

●	increasing chargebacks from unauthorized credit card transactions;

●	causing us to lose revenue from dissatisfied players who stop playing a particular game;

●	increasing costs we incur to develop technological measures to curtail unauthorized transactions;

●	resulting in negative publicity or harming our reputation with players and partners; and

●	increasing customer support costs to respond to dissatisfied players.

There can be no assurance that our efforts to prevent or minimize these unauthorized or fraudulent transactions will be successful.

The success of our business relies heavily on our marketing and branding efforts, and these efforts may not be successful.

Because we are a consumer brand, we rely heavily on marketing and advertising to increase brand visibility with potential customers. We currently advertise through a blend of direct and indirect advertising channels, including through activities on Facebook, Twitter, Twitch, YouTube and other online social networks, online advertising, public relations activity, print and broadcast advertising, coordinated in-store and industry promotions (including merchandising and point of purchase displays), participation in cooperative advertising programs, direct response vehicles, and product sampling through demonstration software distributed through the Internet or the digital online services provided by our partners. We recorded approximately $3.8 million and $2.3 million of sales and marketing expenses for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

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Our business model is dependent in part on the success of our marketing and branding efforts. If we are unable to recover our marketing costs, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our growth, results of operations and financial condition.

Our games are subject to scrutiny regarding the appropriateness of their content. If we fail to receive our target ratings for certain titles, or if our retailers refuse to sell such titles due to what they perceive to be objectionable content, it could have a negative impact on our business.

Certain of our gaming products are subject to ratings by the Entertainment Software Rating Board (the “ESRB”), a self-regulatory body based in the U.S. that provides U.S. and Canadian consumers of interactive entertainment software with ratings information, including information on the content in such software, such as violence, nudity, or sexual content, along with an assessment of the suitability of the content for certain age groups. Certain other countries have also established content rating systems as prerequisites for product sales in those countries. In addition, certain stores use other ratings systems, such as Apple Inc.’s (“Apple”) use of its proprietary “App Rating System” and Google Play’s use of the International Age Rating Coalition (IARC) rating system. If we are unable to obtain the ratings we have targeted for our products, it could have a negative impact on our business. In some instances, we may be required to modify our products to meet the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories. Further, if one of our games is “re-rated” for any reason, a ratings organization could require corrective actions, which could include a recall, retailers could refuse to sell it and demand that we accept the return of any unsold or returned copies or consumers could demand a refund for copies previously purchased.

Additionally, although lawsuits seeking damages for injuries allegedly suffered by third parties as a result of video games have generally been unsuccessful in the courts, claims of this kind may be asserted and be successful in the future.

We rely on Internet search engines and social networking sites to help drive traffic to our website, and if we fail to appear prominently in search results or fail to drive traffic through paid advertising, our traffic would decline and our business would be adversely affected.

We depend in part on Internet search engines such as Google, Bing and Yahoo! and social networking sites such as Facebook to drive traffic to our websites. Our ability to maintain and increase the number of visitors directed to our websites is not entirely within our control. Our competitors may increase their search engine optimization efforts and outbid us for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, Internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If Internet search engines modify their search algorithms in ways that are detrimental to us, or if our competitors’ efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. Our websites have experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of users directed to our website through Internet search engines could harm our business and operating results.

Government regulations applicable to us may negatively impact our business.

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet. In addition, laws and regulations relating to user privacy, electronic contracts and communications, mobile communications, data collection, retention, consumer protection, OTT and publishing activities, including production and delivery of content, advertising, localization, and information security have been adopted or are being considered for adoption by many jurisdictions and countries throughout the world. These laws, including the General Data Protection Regulation and the California Consumer Privacy Act, which have restricted our ability to gather and use data about our users, could harm our business by limiting the products and services we can offer consumers or the manner in which we offer them. Data privacy, data protection, localization, security and consumer-protection laws are evolving, and the interpretation and application of these laws in the United States (including compliance with the California Consumer Privacy Act), Europe (including compliance with the General Data Protection Regulation), and elsewhere often are uncertain, contradictory and changing. It is possible that these laws may be interpreted or applied in a manner that is averse to us or otherwise inconsistent with our practices, which could result in litigation, regulatory investigations and potential legal liability or require us to change our practices in a manner adverse to our business. As a result, our reputation and brand may be harmed, we could incur substantial costs, and we could lose both gamers and revenue. Furthermore, the costs of compliance with these laws may increase in the future as a result of changes in interpretation. Any failure on our part to comply with these laws or the application of these laws in an unanticipated manner may harm our business and result in penalties or significant legal liability.

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Certain of our business models could be subject to new laws or regulations or evolving interpretations of existing laws and regulations. For example, the growth and development of electronic commerce, virtual items and virtual currency has prompted calls for laws and regulations that could limit or restrict the sale of our products and services or otherwise impact our products and services. In addition, we include modes in our games that allow players to compete against each other and manage player competitions that are based on our products and services. New laws related to these business models, or changes in the interpretation of current laws that impact these business models, could subject us to additional regulation and oversight, lessen the engagement with, and growth of, profitable business models, and expose us to increased compliance costs, significant liability, penalties and harm to our reputation and brand.

We are subject to laws in certain foreign countries, and adhere to industry standards in the United States, that mandate rating requirements or set other restrictions on the advertisement or distribution of interactive entertainment software based on content. In addition, certain foreign countries allow government censorship of interactive entertainment software products. Adoption of ratings systems, censorship or restrictions on distribution of interactive entertainment software based on content could harm our business by limiting the products we are able to offer to our customers. In addition, compliance with new and possibly inconsistent regulations for different territories could be costly, delay or prevent the release of our products in those territories.

Companies and governmental agencies may restrict access to platforms, our website, mobile applications or the Internet generally, which could lead to the loss or slower growth of our player base.

Our players generally need to access the Internet and platforms such as the Apple App Store, Google Play Store, Facebook, or our gaming platform to play many of our games. Companies and governmental agencies could block access to any platform, our website, mobile applications or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit employees from accessing Apple, Google, Facebook, and our website or any social platform. If companies or governmental entities block or limit access or otherwise adopt policies restricting players from playing our games, our business could be negatively impacted and we could lose or experience slower growth in our player base.

If we do not adequately address the shift to mobile device technology by our customers, operating results could be harmed and our growth could be negatively affected.

Consumers are increasingly using their mobile devices for entertainment, including for playing mobile games. According to Barclays, mobile gaming is estimated to represent 46% of current industry revenues and is expected to reach 60% by 2025. Further, with a projected 2.6 billion total mobile gamers for 2020 according to data from NewZoo, mobile games are forecasted to generate revenues of $86.3 billion in 2020. As a result, our future success depends in part on our ability to provide adequate functionality for mobile gamers. The shift to mobile technology by our users may harm our business in the following ways:

●	Customers visiting our website from a mobile device may not accept mobile technology as a viable long-term platform to play. This may occur for a number of reasons, including our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity.

●	We may not continue to innovate and introduce enhanced products that can be suitably conveyed on mobile platforms.

●	Consumers using mobile devices may believe that our competitors offer superior products and features based in part on our inability to provide sufficient website functionality to convince a mobile device user to transact with us.

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If we do not develop suitable functionality for users who visit our website using a mobile device or consumers do not play our mobile gaming products, our business and operating results could be harmed.

We are exposed to seasonality in the sale of our retail products.

The interactive entertainment industry is seasonal, with the highest levels of consumer demand occurring during and around the launch of the seasonal annual update of a racing series product, the overall start of the racing season, and the calendar year-end holiday buying season. Receivables and credit risk are likewise higher during these periods, as retailers increase their purchases of our products in anticipation of increased demand. Delays in development, approvals or manufacturing could affect the timing of the release of products, causing us to miss key selling periods, which could negatively impact our business.

Our retail products, online gaming platform and games offered through our gaming platform may contain defects.

Our retail products, online gaming platform and the games offered through our gaming platform are extremely complex and are difficult to develop and distribute. We have quality controls in place to detect defects in our retail products and gaming platform before they are released. Nonetheless, these quality controls are subject to human error, overriding, and resource or technical constraints. Further, we have not undertaken independent third-party testing, verification or analysis of our gaming platform and associated systems and controls. Therefore, our products, gaming platform and quality controls and the preventative measures we have implemented may not be effective in detecting all defects in our products and gaming platform. In the event a significant defect in our retail products, gaming platform and associated systems and controls is realized, we could be required to offer refunds, suspend the availability of our esports events and other gameplay, or expend significant resources to cure the defect, each of which could significantly harm our business and operating results.

We may be held liable for information or content displayed on, retrieved from or linked to our gaming platform, or distributed to our users.

Our interactive live streaming platform enables gamers to exchange information and engage in various other online activities. Although we require our gamers to register under their real names, we do not require user identifications used and displayed during gameplay to contain any real-name information, and hence we are unable to verify the sources of all the information posted by our gamers. In addition, because a majority of the communications on our online and in-person gaming platform is conducted in real time, we are unable to examine the content generated by gamers before it is posted or streamed. Therefore, it is possible that gamers may engage in illegal, obscene or incendiary conversations or activities, including publishing of inappropriate or illegal content. If any content on our platform is deemed illegal, obscene or incendiary, or if appropriate licenses and third-party consents have not been obtained, claims may be brought against us for defamation, libel, negligence, copyright, patent or trademark infringement, other unlawful activities or other theories and claims based on the nature and content of the information delivered on or otherwise accessed through our platform. Moreover, the costs of compliance may continue to increase when more content is made available on our platform as a result of our growing base of gamers, which may adversely affect our results of operations.

Additionally, we currently generate, and intend to generate in the future, revenue through offering advertising within certain of our franchises. The content of in-game advertisements is generally created and delivered by third-party advertisers without our pre-approval, and, as such, objectionable content may be published in our games by these advertisers. This objectionable third party-created content may expose us to regulatory action or claims related to content, or otherwise negatively impact our business.

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We may experience security breaches and cyber threats.

We continually face cyber risks and threats that seek to damage, disrupt or gain access to our networks and our gaming platform, supporting infrastructure, intellectual property and other assets. In addition, we rely on technological infrastructure, including third-party cloud hosting and broadband, provided by third-party business partners to support the in-person and online functionality of our gaming platform. These business partners are also subject to cyber risks and threats. Such cyber risks and threats may be difficult to detect, and the techniques that may be used to obtain unauthorized access or disable, degrade, exploit or sabotage our networks and gaming platform change frequently and often are not detected. Our systems and processes to guard against cyber risks and to help protect our data and systems, and the systems and processes of our third-party business partners, may not be adequate. Any failure to prevent or mitigate security breaches or cyber risks, or respond adequately to a security breach or cyber risk, could result in interruptions to our gaming platform, degrade the gamer experience, cause gamers to lose confidence in our gaming platform and cease utilizing it, as well as significant legal and financial exposure. This could harm our business and reputation, disrupt our relationships with partners and diminish our competitive position.

Our business could be adversely affected if our data privacy and security practices are inadequate, or are perceived as being inadequate, to prevent data breaches, or under the applicable data privacy and security laws generally.

In the course of our business, we may collect, process, store and use gamer and other information, including personally identifiable information, passwords and credit card information. Our security controls, policies and practices may not be able to prevent the improper or unauthorized access, acquisition or disclosure of such information. The unauthorized access, acquisition or disclosure of this information, or a perception that we do not adequately secure this information, could result in legal liability, costly remedial measures, governmental and regulatory investigations, harm our profitability and reputation and cause our financial results to be materially affected. In addition, third-party vendors and business partners receive access to information that we collect. These vendors and business partners may not prevent data security breaches with respect to the information we provide them or fully enforce our policies, contractual obligations and disclosures regarding the collection, use, storage, transfer and retention of personal data. A data security breach of one of our vendors or business partners could cause reputational harm to them and/or negatively impact our credibility to our gamer community.

We depend on servers and Internet bandwidth to operate our games and digital services with online features. If we were to lose server capacity or lack sufficient Internet bandwidth for any reason, our business could suffer.

We rely on data servers, including those owned or controlled by third parties, to enable our customers to download our games and other downloadable content, to access our online gaming platform, and to operate our online games and other products with online functionality. Events such as limited hardware failure, any broad-based catastrophic server malfunction, a significant intrusion by hackers that circumvents security measures, or a failure of disaster recovery services would likely interrupt the functionality of our games with online services and could result in a loss of sales for games and related services. An extended interruption of service could materially adversely affect our business, financial condition and operating results. See “—Risks Related to Our Business and Industry—A significant disruption in service on our website or platforms could damage our reputation and result in a loss of traffic and visitors, which could harm our business, brand, operating results and financial condition” for additional information.

If we underestimate the amount of server capacity our business requires or if our business were to grow more quickly than expected, our consumers may experience service problems, such as slow or interrupted gaming access. Insufficient server capacity may result in decreased sales, a loss of our consumer base and adverse consequences to our reputation. Conversely, if we overestimate the amount of server capacity required by our business, we may incur additional operating costs.

Because of the importance of our online business to our revenues and results of operations, our ability to access adequate Internet bandwidth and online computational resources to support our business is critical. If the price of either such resource increases, we may not be able to increase our prices or subscriber levels to compensate for such costs, which could materially adversely affect our business, financial condition and operating results.

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A significant disruption in service on our website or platforms could damage our reputation and result in a loss of traffic and visitors, which could harm our business, brand, operating results and financial condition.

Our brands, reputation and ability to attract gamers or visitors depend on the reliable performance of our games, website and the supporting systems, technology and infrastructure. We may experience significant interruptions with our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses, or physical or electronic break-ins, could affect the availability of our inventory on our website and prevent or inhibit the ability of customers to access our website. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.

Substantially all of the communications, network and computer hardware used to operate our websites are located at co-location facilities. Although we have multiple locations, our systems are not fully redundant. In addition, we do not own or control the operation of these facilities. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes, and similar events. The occurrence of any of these events could damage our systems and hardware or could cause them to fail.

Problems faced by our third-party web hosting providers could adversely affect the experience of our customers. For example, our third-party web hosting providers could close their facilities without adequate notice. Any financial difficulties, up to and including bankruptcy, faced by our third-party web hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. If our third-party web hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our network operations could interrupt our customers’ access to our inventory and our access to data that drives our inventory listing operations, as well as cause delays and additional expense in arranging access to video and digital content and services, any of which could harm our reputation, business, operating results and financial condition.

Our business partners may be unable to honor their obligations to us or their actions may put us at risk.

We rely on various business partners, including third-party service providers, vendors, licensing partners, development partners, and licensees in many areas of our business. Their actions may put our business and our reputation and brand at risk. For example, we may have disputes with our business partners that may impact our business and/or financial results. In many cases, our business partners may be given access to sensitive and proprietary information in order to provide services and support to our teams, and they may misappropriate our information and engage in unauthorized use of it. In addition, the failure of these third parties to provide adequate services and technologies, or the failure of the third parties to adequately maintain or update their services and technologies, could result in a disruption to our business operations. Further, disruptions in the financial markets, economic downturns, poor business decisions, insolvency, or reputational harm may adversely affect our business partners, and they may not be able to continue honoring their obligations to us or we may cease our arrangements with them. Alternative arrangements and services may not be available to us on commercially reasonable terms, or we may experience business interruptions upon a transition to an alternative partner or vendor. If we lose one or more significant business partners, including due to their insolvency or business failure, our business could be harmed and our financial results could be materially affected.

Failure to adequately protect our intellectual property, technology and confidential information could harm our business and operating results.

Our business depends on our intellectual property, technology and confidential information, the protection of which is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect our intellectual property, technology and confidential information. In addition, we attempt to protect our intellectual property, technology and confidential information by requiring certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements and certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by the employees and consultants. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property, or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider to be proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

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We currently lease or hold rights to certain domain names associated with our business. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars, or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that are otherwise important for our business.

The costs involved in enforcement of our intellectual property rights could harm our business, financial condition and results of operations.

We pursue the registration of our copyrights, trademarks, service marks, domain names, and patents in the U.S. and in certain locations outside the U.S. This process can be expensive and time-consuming, may not always be successful depending on local laws or other circumstances, and we also may choose not to pursue registrations in every location depending on the nature of the project to which the intellectual property rights pertain. We may, over time, increase our investments in protecting our creative works. Enforcement of our intellectual property rights to certain trademarks and service marks, such as NASCAR, the BTCC and/or Le Mans, will require reliance on enforcement efforts of third parties.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity, and diversion of management and technical resources, any of which could adversely affect our business, financial condition and results of operations. If we fail to maintain, protect and enhance our intellectual property rights, our business, financial condition and results of operations may be harmed.

We may be subject to claims of infringement of third-party intellectual property rights.

From time to time, third parties may claim that we have infringed their intellectual property rights. For example, patent holding companies may assert patent claims against us in which they seek to monetize patents they have purchased or otherwise obtained. Although we take steps to avoid knowingly violating the intellectual property rights of others, it is possible that third parties still may claim infringement.

Existing or future infringement claims against us, whether valid or not, may be expensive to defend and divert the attention of our employees from business operations. Such claims or litigation could require us to pay damages, royalties, legal fees and other costs. We also could be required to stop offering, distributing or supporting our products, our gaming platform or other features or services, including esports events, which incorporate the affected intellectual property rights, redesign products, features or services to avoid infringement, or obtain a license, all of which could be costly and harm our business.

In addition, many patents have been issued that may apply to potential new modes of delivering, playing or monetizing interactive entertainment software products and services, such as those offered on our gaming platform or that we would like to offer in the future. We may discover that future opportunities to provide new and innovative modes of game play and game delivery to gamers may be precluded by existing patents that we are unable to license on reasonable terms, or at all.

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Our technology, content, and brands are subject to the threat of piracy, unauthorized copying and other forms of intellectual property infringement.

We regard our technology, content, and brands as proprietary. Piracy and other forms of unauthorized copying and use of our technology, content, and brands are persistent, and policing is difficult. Further, the laws of some countries in which our products are or may be distributed either do not protect our intellectual property rights to the same extent as the laws of the United States or are poorly enforced. Legal protection of our rights may be ineffective in such countries. In addition, although we take steps to enforce and police our rights, factors such as the proliferation of technology designed to circumvent the protection measures used by our business partners or by us, the availability of broadband access to the Internet, the refusal of Internet service providers or platform holders to remove infringing content in certain instances, and the proliferation of online channels through which infringing product is distributed all may contribute to an expansion in unauthorized copying of our technology, content, and brands.

We use open source software in connection with certain of our games and services, which may pose particular risks to our proprietary software, products, and services in a manner that could have a negative impact on our business.

We use open source software in our platform and expect to use open source software in the future. The term of various open source licenses has not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our software and services. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software, and to make our proprietary software available under open source licenses, if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, or to re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could negatively affect our business and operating results.

We rely on third-party technology to complete critical business functions. If that technology becomes unavailable or fails to adequately serve our needs and we cannot find alternatives, it may negatively impact our operating results.

We rely on third-party technology for certain of our critical business functions, including game engines such as Unreal and Unity™, among others, as well as our back-office tools and technologies, such as enterprise resource planning, finance, development and analytics tracking systems. If these technologies fail, or otherwise become unavailable, or we cannot maintain our relationships with the technology providers and we cannot find suitable alternatives, our financial condition and operating results may be adversely affected.

Our international operations are subject to increased challenges and risks.

Attracting players in international markets is a critical element of our business strategy. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. Additionally, we currently have operations in the United Kingdom and Russia and may seek to further expand our international operations. Our ability to expand our business and to attract talented employees and players in an increasing number of international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our international focus may increase risks that we currently face, including risks associated with:

●	inability to offer certain games in certain foreign countries;

●	recruiting and retaining talented and capable management and employees in foreign countries;

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●	challenges caused by distance, language and cultural differences;

●	developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;

●	competition from local game makers with intellectual property rights and significant market share in those markets and with a better understanding of local player preferences;

●	utilizing, protecting, defending and enforcing our intellectual property rights;

●	negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;

●	the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;

●	implementing alternative payment methods for virtual items in a manner that complies with local laws and practices and protects us from fraud;

●	compliance with applicable foreign laws and regulations, including privacy laws and laws relating to content and consumer protection, including, but not limited to, the United States Federal Trade Commission Act, various state consumer protection and video game control laws, and the United Kingdom’s Office of Fair Trading’s 2014 principles relating to in-app purchases in free-to-play games that are directed toward children 16 and under;

●	compliance with anti-bribery laws, including the Foreign Corrupt Practices Act in the United States and the Bribery Act 2010 in the United Kingdom;

●	credit risk and higher levels of payment fraud;

●	currency exchange rate fluctuations;

●	protectionist laws and business practices that favor local businesses in some countries;

●	potentially adverse tax consequences due to changes in the tax laws of the U.S. or the foreign jurisdictions in which we operate;

●	political, economic and social instability;

●	public health crises, such as the COVID-19 pandemic, which can result in varying impacts to our employees, players, vendors and commercial partners internationally;

●	higher costs associated with doing business internationally;

●	export or import regulations; and

●	trade and tariff restrictions.

If we are unable to manage the complexity of our global operations successfully, our business, financial condition and operating results could be adversely affected. Additionally, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business, financial condition and results of operations.

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The exit by the United Kingdom from the European Union could harm our business, financial condition and results of operations.

The United Kingdom left the European Union on January 31, 2020 (commonly referred to as “Brexit”) and entered into a transition period in which the United Kingdom and the European Union are negotiating their future relationship, including the terms of trade between the United Kingdom and the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to European Union markets after the transitional period. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replace or replicate.

The announcement of Brexit caused (and the post-transition period relationship between the United Kingdom and the European Union is expected to cause future) significant volatility in global stock markets and significant fluctuations in foreign currency exchange rates, which will affect our financial results as we report in U.S. dollars. The announcement of Brexit also created (and the post-transition period relationship between the United Kingdom and the European Union may create future) global economic uncertainty, which may cause our players to reduce the amount of money they spend on our games. The post-transition period relationship between the United Kingdom and the European Union could cause disruptions to and create uncertainty surrounding our business, including affecting our United Kingdom operations and relationships with existing and future players, suppliers and employees. Any of these effects of Brexit, and others we cannot anticipate, could harm our business, financial condition and results of operations.

Catastrophic events may disrupt our business.

Natural disasters, cyber-incidents, weather events, wildfires, power disruptions, telecommunications failures, public health outbreaks, such as the COVID-19 pandemic, failed upgrades of existing systems or migrations to new systems, acts of terrorism or other events could cause outages, disruptions and/or degradations of our infrastructure, including our or our partners’ information technology and network systems, a failure in our ability to conduct normal business operations, or the closure of public spaces in which players engage with our games and services. The health and safety of our employees, players, third-party organizations with whom we partner or regulatory agencies on which we rely could be also affected, which may prevent us from executing our business strategies or cause a decrease in consumer demand for our products and services. System redundancy may be ineffective and our disaster recovery and business continuity planning may not be sufficient for all eventualities. Such failures, disruptions, closures, or an inability to conduct normal business operations could also prevent access to our products, services or online platforms selling our products and services, cause delays or interruptions in our product or live services offerings, allow breaches of data security or result in the loss of critical data. For example, several of our key locations have experienced temporary closures as a result of the COVID-19 pandemic. Additionally, several retailers have experienced, and continue to experience, closures, reduced operating hours and/or other restrictions as a result of the COVID-19 pandemic, which has negatively impacted the sales of our products from such retailers. An event that results in the disruption or degradation of any of our critical business functions or information technology systems and harms our ability to conduct normal business operations or causes a decrease in consumer demand for our products and services could materially impact our reputation and brand, financial condition and operating results.

Risks Related to Our Relationship with Motorsport Network

Motorsport Network controls the direction of our business and its ownership of our Class A common stock and Class B common stock will prevent you and other stockholders from influencing significant decisions.

Upon the closing of this offering, Motorsport Network will own all of the shares of our Class B common stock and             shares of our Class A common stock, which together will represent approximately             % of the combined voting power of both classes of our common stock outstanding immediately after this offering (or             % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). Our Class B common stock has ten times the voting power of our Class A common stock. As long as Motorsport Network continues to control a majority of the voting power of our outstanding common stock, it will generally be able to determine the outcome of all corporate actions requiring stockholder approval, including the election and removal of directors. Even if Motorsport Network were to control less than a majority of the voting power of our outstanding common stock, it may be able to influence the outcome of such corporate actions so long as it owns a significant portion of our common stock. In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates. If, however, Motorsport Network does not dispose of its MSN Initial Class A Shares, it could remain our controlling stockholder for an extended period of time or indefinitely.

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Motorsport Network’s interests may not be the same as, or may conflict with, the interests of our other stockholders. Investors in this offering will not be able to affect the outcome of any stockholder vote while Motorsport Network controls the majority of the voting power of our outstanding common stock. As a result, Motorsport Network will be able to control, directly or indirectly and subject to applicable law, all matters affecting us, including:

●	any determination with respect to our business direction and policies, including the appointment and removal of officers and directors;

●	any determinations with respect to mergers, business combinations or the disposition of assets;

●	compensation and benefit programs and other human resources policy decisions;

●	the payment of dividends on our common stock; and

●	determinations with respect to tax matters.

Because Motorsport Network’s interests may differ from ours or from those of our other stockholders, actions that Motorsport Network takes with respect to us, as our controlling stockholder, may not be favorable to us or our other stockholders, including holders of our Class A common stock.

If we are no longer controlled by or affiliated with Motorsport Network, we may be unable to continue to benefit from that relationship, which may adversely affect our operations and have a material adverse effect on us.

Motorsport Network is a leading global motorsport and automotive data-driven digital platform that owns and operates a unique collection of digital media motorsport and automotive brands. As of September 2020, Motorsport Network had approximately 10.5 million social media followers and over 50 million unique visitors generating nearly 300 million monthly page views on its flagship platforms, including motorsport.com, autosport.com and motor1.com. We rely, in part, on Motorsport Network to provide digital access to this audience to market, communicate and engage with users regarding our product offerings and services. Pursuant to a promotion agreement we entered into with Motorsport Network in August 2018, Motorsport Network will provide us with exclusive promotion services consisting of the use of its and its affiliates’ various media platforms to promote our business, organizations, products and services in the racing video game market and related esports activities. The promotion agreement will remain in effect until such date that Motorsport Network no longer holds at least 20% of the voting interest in Motorsport Games. If this occurs, we cannot assure you that we will continue to have access to Motorsport Network’s digital audience in the future. In the event that we no longer have access to Motorsport Network’s digital audience, our business, results of operations and financial conditions could be adversely affected.

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If Motorsport Network sells a controlling interest in our Company to a third party in a private transaction, you may not realize any change-of-control premium on shares of our Class A common stock and we may become subject to the control of a presently unknown third party.

Motorsport Network will have the ability, should it choose to do so, to sell some or all of its shares of our Class A common stock in a privately negotiated transaction, which, if sufficient in size, could result in a change of control of our Company. The ability of Motorsport Network to privately sell its shares of our Class A common stock, with no requirement for a concurrent offer to be made to acquire all of the shares of our Class A common stock that will be publicly traded hereafter, could prevent you from realizing any change-of-control premium on your shares of our Class A common stock that may otherwise accrue to Motorsport Network on its private sale of our Class A common stock. Additionally, if Motorsport Network either privately sells its significant equity interest in our Company or pledges such shares in the future and secured parties foreclose on any or all of the shares of our common stock beneficially owned by Motorsport Network, then we may become subject to the control of a presently unknown third party. Such third party may have conflicts of interest with those of other stockholders. In addition, if Motorsport Network sells a controlling interest in our Company to a third party, any outstanding indebtedness may be subject to acceleration and our commercial agreements and relationships could be impacted, all of which may adversely affect our ability to run our business as described herein and may have a material adverse effect on our results of operations and financial condition.

Substantial future sales of our common stock, or the perception that such sales may occur, could depress the price of our Class A common stock.

Sales of substantial amounts of our Class A common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our Class A common stock and could impair our ability to raise capital through the sale of additional shares. The shares of our Class A common stock offered in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the “Securities Act”), except for any shares of our Class A common stock that may be held or acquired by our directors, executive officers and other affiliates (as that term is defined in the Securities Act), including Motorsport Network, which may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

We, our officers and directors and Motorsport Network expect to enter into separate agreements whereby, without the prior written consent of the underwriter, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days after the date of this prospectus. See “Underwriting—No Sales of Common Stock” for additional information. After these lock-up agreements expire, additional shares of our Class A common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth therein, of which          shares would be held by affiliates and subject to the volume and other restrictions of Rule 144 under the Securities Act.

We will be a “controlled company” within the meaning of the rules of Nasdaq and, as a result, will qualify for exemptions from certain corporate governance requirements. We do not currently expect or intend to rely of any of these exemptions, but there can be no assurance that we will not rely on these exemptions in the future.

Upon completion of this offering, Motorsport Network will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of our corporate governance and compensation committees.

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We do not currently expect or intend to rely on any of these exemptions, but there can be no assurance that we will not rely on these exemptions in the future. If we were to utilize some or all of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules regarding corporate governance.

Motorsport Network’s competitive position in certain markets may constrain our ability to build and maintain certain partnerships or relationships in the motorsport industry.

We do and may partner in the future with companies that compete with Motorsport Network in certain markets relating to the motorsport industry. Motorsport Network’s control over us may affect our ability to effectively build and maintain our relationships with these companies. For example, these companies may favor our competitors over us due to our relationship with Motorsport Network and to avoid indirectly supporting Motorsport Network.

Our inability to resolve in a manner favorable to us any potential conflicts or disputes that arise between us and Motorsport Network or its subsidiaries with respect to our past and ongoing relationships may adversely affect our business and prospects.

Potential conflicts or disputes may arise between Motorsport Network or its subsidiaries and us in a number of areas relating to our past or ongoing relationships, including:

●	tax, employee benefit, indemnification and other matters arising from our relationship with Motorsport Network or its subsidiaries;

●	business combinations involving us;

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●	business opportunities that may be attractive to us and Motorsport Network or its subsidiaries;

●	intellectual property or other proprietary rights; and

●	joint sales and marketing activities with Motorsport Network or its subsidiaries.

The resolution of any potential conflicts or disputes between us and Motorsport Network or its subsidiaries over these or other matters may be less favorable to us than the resolution we might achieve if we were dealing with an unaffiliated party.

Risks Related to Our Company

We have incurred significant losses since our inception, and while we reported net income for the nine months ended September 30, 2020, we may experience losses in the future.

Although we reported positive net income of approximately $2.4 million for the nine months ended September 30, 2020, we previously had not been profitable since our inception and had an accumulated loss of approximately $3.1 million as of December 31, 2019. We incurred a net loss of $5.8 million for the year ended December 31, 2019. We may incur losses in the near term as we invest in and strive to grow our business. For example, we expect to make significant investments to further develop and expand our business, and these investments may not result in increased revenue or growth on a timely basis or at all. Additionally, we expect our expenses to increase due to the additional operational and reporting costs associated with being a public company. If we are unable to generate adequate revenue growth and manage our expenses, we may not be able to maintain profitability and the share price of our Class A common stock may decline as a result.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and we may not be able to effectively grow our business or implement our business strategies.

Motorsports Games was formed and started operating in August 2018 in connection with the acquisition by Motorsport Games of a controlling interest in 704Games. As such, Motorsports Games does not have a long history operating as a commercial company. Due to this and other factors, our operating results are not predictable, and our historical results may not be indicative of our future results. We believe that our ability to grow our business will depend on many risks and uncertainties, including our ability to:

●	increase the number of players of our games or unique visitors to our digital platform www.motorsportgames.gg;

●	continue developing innovative technologies, tournaments and competitions in response to shifting demand in esports and online gaming;

●	develop new sources of revenues;

●	expand our brand awareness;

●	further improve the quality of our product offerings, features and complementary products and services, and introduce high-quality new products, services and features;

●	introduce additional third-party products and services; or

●	create popular OTT content at an attractive cost and high quality to meet the increasing demand of viewers.

There can be no assurance that we will meet these objectives. Addressing these risks and uncertainties will require significant capital expenditures and allocation of valuable management and employee resources. We have hired and expect to continue hiring additional personnel to support our business growth. Our organizational structure is becoming more complex as we add staff, and as a result, we will need to improve our operational, financial and management controls as well as our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture. If we cannot manage our growth effectively, our business could be harmed, and our results of operations and financial condition could be materially and adversely affected.

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We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and the trading price of our Class A common stock.

Prior to this offering, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, we and our independent registered public accounting firm identified certain material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

The material weaknesses we identified relate to (i) the documentation of significant accounting positions, estimates and conclusions that were not contemporaneously formalized and reviewed independently of the preparer and (ii) the segregation of duties. We have taken steps toward remediating these material weaknesses, which to date have included: (1) the hiring of additional qualified finance and accounting personnel, including the hiring of a new Chief Financial Officer with SEC reporting experience; and (2) the implementation of formal policies, procedures and controls, training on standards of documentary evidence, as well as implementation of controls designed to ensure the reliability of critical spreadsheets and system generated reports.

We believe these actions will allow management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Although, we’ve taken these actions, our internal control over financial reporting has not been subjected to audit. See “—Risks Related to Our Company—If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired.”

If we are unable to successfully remediate our existing or any future material weaknesses in our internal control over financial reporting, or identify any additional material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports and applicable listing requirements, investors may lose confidence in our financial reporting, and the share price of our Class A common stock may decline as a result. In addition, we could become subject to investigations by Nasdaq, the SEC or other regulatory authorities, which could require additional financial and management resources.

Our efforts to expand into new products and services may subject us to additional risks.

We are actively investing to capitalize on new trends (e.g., tracking and experimenting with other casual gaming formats, such as a “match three” game, adopted for our audience) to diversify our product mix, reduce our operating risks, and increase our revenue. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. There is no assurance that we will be able to attract a sufficiently large number of customers or recover costs incurred in developing and marketing any of these new products or services. For example, we may offer games that do not attract sufficient purchases of virtual currency, which may cause our investments to fail to realize the expected benefits. External factors, such as competitive alternatives and shifting market preferences, may also have an impact on the successful implementation of any new products or services. Failure to successfully manage these risks in the development and implementation of new products or services could have a material adverse effect on our business, financial condition and operating results.

Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.

Financial statements prepared in accordance with U.S. GAAP typically require the use of good faith estimates, judgments and assumptions that affect the reported amounts. The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues and expenses. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. We have identified several accounting policies as being “critical” to the fair presentation of our financial condition and results of operations because they involve major aspects of our business and require us to make judgments about matters that are inherently uncertain. These policies are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to consolidated financial statements included in this prospectus. The implementation of new accounting requirements or other changes to U.S. GAAP could have a material adverse effect on our reported results of operations and financial condition.

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We are an emerging growth company and a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to us will make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we expect to take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies. In particular, while we are an emerging growth company, we will not be required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”); we will be exempt from any rules that could be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on financial statements; we will be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and we will not be required to hold nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments not previously approved.

In addition, while we are an emerging growth company, we can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period and, as a result, our operating results and financial statements may not be comparable to the operating results and financial statements of companies that have adopted the new or revised accounting standards.

We may remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, though we may cease to be an emerging growth company earlier under certain circumstances, including if (i) we have $1.07 billion or more in annual revenue in any fiscal year, (ii) we become a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act; or (iii) we issue more than $1.0 billion of non-convertible debt over a three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies that are non-accelerated filers are exempt from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on these exemptions. If some investors find our Class A common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.

If we fail to maintain proper and effective internal control over financial reporting, our ability to produce accurate and timely financial statements could be impaired.

After the completion of this offering, we will be subject to a requirement, pursuant to Section 404 of the Sarbanes-Oxley Act, to conduct an annual review and evaluation of our internal control over financial reporting and furnish a report by management on, among other things, our assessment of the effectiveness of our internal control over financial reporting each fiscal year beginning with the year following our first annual report required to be filed with the SEC. However, for as long as we are an emerging growth company or a smaller reporting company that is a non-accelerated filer, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404. Ensuring that we have adequate internal control over financial reporting in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that must be evaluated frequently. Establishing and maintaining these internal controls will be costly and may divert management’s attention.

In addition to the material weaknesses in our internal control over financial reporting that we have identified, we may discover additional weaknesses in our disclosure controls and internal control over financial reporting in the future. If we fail to achieve and maintain the adequacy of our internal control over financial reporting, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we do not adequately implement or comply with the requirements of Section 404 of the Sarbanes-Oxley Act, we may be subject to sanctions or investigation by regulatory authorities, such as the SEC, or suffer other adverse regulatory consequences, including penalties for violation of Nasdaq rules. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs to improve our internal control system, including the costs of the hiring of additional personnel. Any such action could negatively affect our business, financial condition, results of operations and cash flows and could also lead to a decline in the price of our Class A common stock.

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The requirements of being a public company may require significant resources and divert management’s attention.

Once we become a public company, we will be subject to certain ongoing reporting requirements. Compliance with these requirements will increase our compliance costs, make some activities more difficult, time-consuming or costly and increase demands on our resources. The requirements may also make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors and qualified officers. Moreover, as a result of the disclosure of information in this prospectus and in other public filings we make, our business operations, operating results and financial condition will become more visible, including to competitors and other third parties.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We may acquire other companies, technologies, or assets, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our operating results.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers and other constituents within the gaming industry and competitive pressures. In some circumstances, we may decide to grow through the acquisition of complementary businesses, technologies, and assets rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

●	diversion of management time and focus from operating our business;

●	coordination of technology, research and development and sales and marketing functions;

●	transition of the acquired company’s users to our website and mobile applications;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, policies and procedures at a business that prior to the acquisition may have lacked effective controls, policies and procedures;

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●	potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect on our operating results;

●	known and unknown liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, and tax liabilities; and

●	litigation or other claims resulting from the acquisition of the company, including claims from terminated employees, consumers, former stockholders, or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments and to incur unanticipated liabilities and otherwise harm our business. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the write-off of goodwill, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business and results of operations.

We may require additional capital to meet our financial obligations and support business growth, and this capital might not be available on acceptable terms or at all.

We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity (including preferred stock) or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock, including, without limitation, in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or to borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any such future offerings or borrowings. Holders of our Class A common stock will bear the risk of any such future offerings or borrowings.

Any future debt financing could require compliance with restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, or at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

We intend to grant equity incentive awards, which may result in increased share-based compensation expenses.

We plan to adopt the Motorsport Games Inc. 2021 Equity Incentive Plan, which we refer to as the 2021 Plan, concurrently with the closing of this offering for purposes of granting equity compensation awards to employees, directors and consultants to incentivize their performance and better align their interests with ours. Under the 2021 Plan, we will be authorized to grant equity-based awards, including options to purchase shares of our Class A common stock, restricted stock units to receive shares of Class A common stock and restricted shares of Class A common stock. The number of shares of Class A common stock available for issuance under the 2021 Plan will be           . In connection with the consummation of this offering, we intend to grant equity awards under the 2021 Plan to certain of our employees and our non-employee directors, as described further under “Executive Compensation—Actions Taken in Connection with This Offering.” We believe the granting of equity incentive awards is important to our ability to attract and retain employees, and we expect to continue to grant equity incentive awards to employees in the future. As a result, our expenses associated with share-based compensation may increase, which may have an adverse effect on our results of operations.

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We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are adverse to us, it could have a material adverse effect on our business, results of operations and financial condition.

We are subject to various legal proceedings, claims, litigation and government investigations or inquiries from time to time, which could have a material adverse effect on our business, results of operations and financial condition. Claims arising out of actual or alleged violations of law could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other parties. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws and employee benefit laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

We are subject to risks related to corporate and social responsibility and reputation.

Many factors influence our reputation, including the perception held by our customers, business partners and other key stakeholders. Our business faces increasing scrutiny related to environmental, social and governance activities. We risk damage to our reputation if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, climate change, workplace conduct, human rights and philanthropy. Any harm to our reputation could impact employee engagement and retention and the willingness of customers and our partners to do business with us, which could have a material adverse effect on our business, results of operations and cash flows.

Risks Related to This Offering and Ownership of Our Class A Common Stock

We have broad discretion in how we use the proceeds of this offering and may not use them effectively.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering for working capital and general corporate purposes, including product development, such as for mobile products and additional racing series, the buildout of APEX, the development of our proprietary racing-focused MSG Engine, sales and marketing activities, capital expenditures and strategic acquisitions and investments. See “Use of Proceeds” for additional information. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is no existing market for our Class A common stock, and we cannot ensure that one will ever develop or be sustained.

Prior to this offering there has been no trading market for our Class A common stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market for our Class A common stock or how liquid that market might become. The offering price for the shares of our Class A common stock has been determined by the Company in connection with this offering and may not be indicative of the price that will prevail in any trading market following this offering, if any. If an active trading market does not develop or is not maintained, the market price and liquidity of our Class A common stock may be adversely affected. In that case, you may not be able to sell your Class A common stock shares at a particular time, at a favorable price or at all.

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Our certificate of incorporation will have limitations on the liability of our directors, and we may have to indemnify our officers and directors in certain instances.

Our certificate of incorporation will limit the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transactions for which the directors derived an improper personal benefit.

These limitations of liability will not apply to liabilities arising under the federal or state securities laws and will not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws will provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws will also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for a breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Certain provisions in our charter documents, which are to be adopted prior to the effective time of this offering, and under Delaware law could limit attempts by our stockholders to replace or remove our board of directors or current management and limit the market price of our Class A common stock.

Provisions in our certificate of incorporation and bylaws, which are to be adopted prior to the effective time of this offering, may have the effect of delaying or preventing changes in our board of directors or management. Our certificate of incorporation and bylaws will include provisions that:

●	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

●	create a classified board of directors;

●	prohibit cumulative voting in the election of directors; and

●	reflect two classes of common stock, as discussed above.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we will be incorporated in Delaware, we will be governed by the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any “interested” stockholder for a period of three years following the date on which the stockholder became an “interested” stockholder.

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Our certificate of incorporation and bylaws will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our certificate of incorporation and bylaws will provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our certificate of incorporation and bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents arising under the Securities Act. We believe these provisions may benefit us by providing increased consistency in the application of Delaware law and federal securities laws by chancellors and judges, as applicable, particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. The choice of forum provision requiring that the Court of Chancery of the State of Delaware be the exclusive forum for certain actions would not apply to suits brought to enforce any liability or duty created by the Exchange Act. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. If a court were to find these types of provisions to be inapplicable or unenforceable, and if a court were to find the exclusive forum provision in our certificate of incorporation and bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could materially adversely affect our business, financial condition, and results of operations.

Our stock price may be volatile, and you could lose all or part of your investment.

The trading price of our Class A common stock following our offering may fluctuate substantially and may be higher or lower than the initial public offering price. The trading price of our Class A common stock following our offering will depend on several factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our Class A common stock because you might be unable to sell your shares at or above the price you paid in the offering. Factors that could cause fluctuations in the trading price of our Class A common stock include:

●	changes to our industry, including demand and regulations;

●	our ability to compete successfully against current and future competitors;

●	competitive pricing pressures;

●	our ability to obtain working capital financing as required;

●	additions or departures of key personnel;

●	sales of our Class A common stock;

●	our ability to execute our business plan;

●	operating results that fall below expectations;

●	our loss of any strategic relationship, sponsor or licensor;

●	any major change in our management;

●	changes in accounting standards, procedures, guidelines, interpretations or principles; and

●	economic, geo-political and other external factors.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our Class A common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following our offering. If the market price of our Class A common stock after our offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

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If you purchase shares of our Class A common stock in our initial public offering, you will experience substantial and immediate dilution.

The initial public offering price is substantially higher than the net tangible book value per share of our outstanding common stock immediately following the completion of this offering. Based on the assumed initial public offering price of $           per share, which is the midpoint of the price range set forth on the cover page of this prospectus, if you purchase shares of common stock in this offering, you will experience substantial and immediate dilution in the pro forma as adjusted net tangible book value per share of $           per share as of September 30, 2020. That is because the price that you pay will be substantially greater than the pro forma net tangible book value per share of the Class A common stock that you acquire. This dilution is due in large part to the fact that our earlier investor, Motorsport Network, paid substantially less than the initial public offering price when it purchased its shares of our capital stock. You will experience additional dilution when those holding options exercise their right to purchase Class A common stock under our equity incentive plans, when options vest and settle, when we issue equity awards to our employees under our equity incentive plans, or when we otherwise issue additional shares of our Class A common stock. For more information, see “Dilution.”

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our Class A common stock could be negatively affected.

Any trading market for our Class A common stock will be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our Class A common stock could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our securities, or otherwise report on us unfavorably, or discontinue coverage of us, the market price and market trading volume of our Class A common stock could be negatively affected.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We are currently subject to taxes in the United States and the United Kingdom. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	expiration of, or detrimental changes in, research and development tax credit laws;

●	changes in tax laws, regulations or interpretations thereof; or

●	expansion into or future activities in additional jurisdictions.

In addition, we may be subject to audits of our income, sales and other transaction taxes in various jurisdictions. Outcomes from these audits could have an adverse effect on our operating results and financial condition.

The dual class structure of our common stock may adversely affect the trading market for our Class A common stock.

In July 2017, S&P Dow Jones and FTSE Russell announced changes to their eligibility criteria for the inclusion of shares of public companies on certain indices, including the Russell 2000, the S&P 500, the S&P MidCap 400 and the S&P SmallCap 600, to exclude companies with multiple classes of shares of common stock from being added to these indices. As a result, our dual class capital structure would make us ineligible for inclusion in any of these indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be investing in our common stock. Furthermore, we cannot assure you that other stock indices will not take a similar approach to S&P Dow Jones or FTSE Russell in the future. Exclusion from indices could make our Class A common stock less attractive to investors and, as a result, the market price of our Class A common stock could be adversely affected.

We do not intend to pay dividends for the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. Accordingly, investors must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

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Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements within the meaning of federal securities laws and which are subject to certain risks, trends and uncertainties. We use words such as “could,” “would,” “may,” “might,” “will,” “expect,” “likely,” “believe,” “continue,” “anticipate,” “estimate,” “intend,” “plan,” “project” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the information described under the caption “Risk Factors” and elsewhere in this prospectus.

The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include, but are not limited to, the following:

●	our ability to consistently deliver popular products or whether consumers prefer competing products;

●	the concentration of our products in the racing game genre;

●	our ability to provide high-quality products in a timely manner;

●	the duration and severity of the COVID-19 pandemic and its effects on our business operations, financial performance and results of operations;

●	declines in consumer spending and other adverse changes in the economy;

●	our dependence on a relatively small number of franchises for a significant portion of our revenues and profits;

●	our ability to acquire and maintain licenses to intellectual property, especially for sports titles;

●	risks relating to the retail sales business model;

●	our dependence on a single third-party distribution partner to distribute our games, and our ability to negotiate favorable terms with such partner and its continued willingness to purchase our games;

●	our ability to attract advertisers and sponsors for our esports events;

●	our reliance on the retention of certain key personnel and the hiring of strategically valuable personnel;

●	our ability to market and brand our products and services;

●	our ability to adequately address the shift to mobile device technology by our customers; and

●	other factors and assumptions discussed in this prospectus under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”

Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove to be incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as otherwise required by law. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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Use of Proceeds

We estimate that our net proceeds from the sale of our Class A common stock that we are offering will be approximately $           million, or approximately $           million if the underwriters exercise in full their option to purchase additional shares of our Class A common stock, assuming an initial public offering price of $           per share, which is the midpoint of the price range on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $           per share of our Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from our initial public offering by $           million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes, including product development, such as for mobile products and additional racing series, the buildout of APEX, the development of our proprietary racing-focused MSG Engine, sales and marketing activities, capital expenditures and strategic acquisitions and investments. Pending these uses, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper and guaranteed obligations of the U.S. government.

This expected use of the net proceeds from this offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

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Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with covenants in current and future agreements governing our and our subsidiaries’ indebtedness, and will depend on our results of operations, financial condition, capital requirements, contractual arrangements and other factors that our board of directors deems relevant.

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Capitalization

The table below shows our cash and cash equivalents and capitalization as of September 30, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to the corporate conversion, based on the assumed initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus); and

●	on a pro forma as adjusted basis to additionally give effect to (1) the pro forma adjustment described above and (2) the sale of shares of our Class A common stock in this offering, assuming an initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting estimated underwritten discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the corporate conversion and the closing of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. You should read the following information together with the information contained under the headings “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

September 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands except share and per share amounts)
Cash and cash equivalents	$3,051	$	$

Debt:
Promissory Note	10,388

Member’s equity:
Member’s (deficiency) equity attributable to Motorsport Gaming US LLC	(1,262)
Noncontrolling interest	6,048
Total Member’s Equity	4,786

Stockholders’ equity:
Class A common stock, $0.0001 par value; no shares authorized, issued and outstanding, actual; shares authorized and shares issued and outstanding, pro forma; and shares authorized and shares issued and outstanding, pro forma, as adjusted	-
Class B common stock, $0.0001 par value; no shares authorized, issued and outstanding, actual; shares authorized and shares issued and outstanding, pro forma; and shares authorized and shares issued and outstanding, pro forma, as adjusted	-
Additional paid-in capital	-
Noncontrolling interest	-

Total stockholders’ equity	-

Total capitalization	$15,174	$	$

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The number of shares of our Class A common stock and Class B common stock to be outstanding immediately after this offering is based on         shares of our Class A common stock and         shares of our Class B common stock outstanding as of         , 2020 (as adjusted to give effect to the corporate conversion), and excludes the following:

●	shares of our Class A common stock issuable upon exercise of stock options that will be granted to certain of our employees and our non-employee directors in connection with this offering under the 2021 Plan, which we expect will become effective immediately prior to the consummation of this offering, at an exercise price per share equal to the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●

        shares of our Class A common stock to be issued to each of Neil Anderson and Rob Dyrdek, members of our board of directors, in connection with this offering under the 2021 Plan, which represents a stock award equal to $50,000 to each of Messrs. Anderson and Dyrdek divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●	shares of our Class A common stock to be issued to Francesco Piovanetti, a member of our board of directors, in connection with this offering under the 2021 Plan and for his continuing service as chair of our audit committee and as an “audit committee financial expert” (subject to his qualification and appointment, as applicable), which represents a stock award equal to $100,000 divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●	additional shares of our Class A common stock reserved for future issuance under the 2021 Plan;

●	shares of our Class A common stock to be issued to Fernando Alonso pursuant to a promotional services agreement entered into with Mr. Alonso, representing 3.0% of the issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Business—Marketing, Sales, and Distribution—Promotional Services Agreement with Fernando Alonso”); and

●

shares of our Class A common stock that may be issued outside of the 2021 Plan to Dmitry Kozko, our Chief Executive Officer, subject to the satisfaction of certain conditions as set forth in his employment agreement with us, including (i) up to        shares  that may be issued in connection with this offering representing 1.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering and (ii)         shares  issuable upon exercise of stock options that may be granted in connection with this offering representing 2.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Executive Compensation—Executive Employment Arrangements—Employment Agreement with Dmitry Kozko”).

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Dilution

If you invest in our Class A common stock in this offering, your interest will be diluted to the extent of the difference between the initial public offering price per share of Class A common stock and the pro forma as adjusted net tangible book value per share immediately after this offering.

Our pro forma net tangible book value as of September 30, 2020 was $         million, or $         per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of our shares of common stock outstanding as of September 30, 2020, after giving effect to the automatic conversion of all the membership interests in Motorsport Gaming US LLC currently held by the Company’s sole member, Motorsport Network, into an aggregate of (i)         shares of Class A common stock and (ii)         shares of Class B common stock, which will occur immediately prior to the completion of this offering.

After giving effect to the sale by us of         shares of Class A common stock in this offering at an assumed initial public offering price of $         per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been $         million, or $         per share. This amount represents an immediate dilution of $         per share to new investors purchasing Class A common stock in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by investors purchasing Class A common stock in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2020
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$
Pro forma as adjusted net tangible book value per share after giving effect to this offering		$
Dilution per share to new investors in this offering		$

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering. A $1.00 increase (decrease) in the assumed initial public offering price of $           per share of Class A common stock, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $           per share and increase (decrease) the dilution to new investors by $           per share, in each case assuming the number of shares of Class A common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions.

If the underwriters exercise their option to purchase additional shares of our Class A common stock from us in full, our pro forma as adjusted net tangible book value would be $           per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $           per share.

The following table summarizes, as of September 30, 2020, on a pro forma as adjusted basis as described above, the number of shares of our Class A common stock, the total consideration and the average price per share (1) paid to us by the existing stockholder, Motorsport Network, and (2) to be paid by new investors acquiring our Class A common stock in this offering at an assumed initial public offering price of $           per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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Shares Purchased		Total Consideration			Average Price Per Share
Number	Percent	Amount		Percent
Existing stockholder			%			%
New investors
Total		100.0%			100.0%

The number of shares of our Class A common stock and Class B common stock to be outstanding immediately after this offering is based on           shares of our Class A common stock and           shares of our Class B common stock outstanding as of           , 2020 (as adjusted to give effect to the corporate conversion), and excludes the following:

●	shares of our Class A common stock issuable upon exercise of stock options that will be granted to certain of our employees and our non-employee directors in connection with this offering under the 2021 Plan, which we expect will become effective immediately prior to the consummation of this offering, at an exercise price per share equal to the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●

             shares of our Class A common stock to be issued to each of Neil Anderson and Rob Dyrdek, members of our board of directors, in connection with this offering under the 2021 Plan, which represents a stock award equal to $50,000 to each of Messrs. Anderson and Dyrdek divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●

              shares of our Class A common stock to be issued to Francesco Piovanetti, a member of our board of directors, in connection with this offering under the 2021 Plan and for his continuing service as chair of our audit committee and as an “audit committee financial expert” (subject to his qualification and appointment, as applicable), which represents a stock award equal to $100,000 divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”);

●	additional shares of our Class A common stock reserved for future issuance under the 2021 Plan;

●	shares of our Class A common stock to be issued to Fernando Alonso pursuant to a promotional services agreement entered into with Mr. Alonso, representing 3.0% of the issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Business—Marketing, Sales, and Distribution—Promotional Services Agreement with Fernando Alonso”); and

●	shares of our Class A common stock that may be issued outside of the 2021 Plan to Dmitry Kozko, our Chief Executive Officer, subject to the satisfaction of certain conditions as set forth in his employment agreement with us, including (i) up to shares that may be issued in connection with this offering representing 1.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering and (ii) shares issuable upon exercise of stock options that may be granted in connection with this offering representing 2.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Executive Compensation—Executive Employment Arrangements—Employment Agreement with Dmitry Kozko”).

To the extent that options or other securities are issued under our equity incentive plans, or we issue additional shares of our Class A common stock or securities convertible into Class A common stock in the future, there will be further dilution to investors participating in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible securities, the issuance of these securities could result in further dilution to our stockholders.

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Selected Historical Consolidated Financial Data

The following selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included within this prospectus.

On August 14, 2018, Motorsport Gaming US LLC acquired a 53.5% equity interest in 704Games. The selected historical financial data below includes (i) the selected historical consolidated financial data of Motorsport Gaming US LLC for the year ended December 31, 2019 and for the period from August 15, 2018 to December 31, 2018 and; (ii) the selected historical financial data of 704Games for the period from January 1, 2018 to August 14, 2018, which are derived from our audited consolidated financial statements and related notes appearing elsewhere in this prospectus. To assist with the period-to-period comparison, we have combined amounts from the Predecessor Period and the portion of the Successor Period from August 15, 2018 to December 31, 2018 along with a pro forma adjustment to recognize additional amortization expense of $637,658 associated with certain acquired license agreements with NASCAR and software intangible assets. We refer to this combined period as the pro forma combined year ended December 31, 2018. This combination does not comply with U.S. GAAP. The summary historical pro forma combined financial data for the year ended December 31, 2018 has been prepared to give effect to Motorsport Gaming US LLC’s acquisition of a 53.5% equity interest in 704Games as if it had occurred on January 1, 2018. The summary historical pro forma combined financial data does not purport to represent what our results of operations would have been if the acquisition had occurred as of the dates indicated, or what such results will be for any future period.

The selected historical consolidated statement of operations data for the nine months ended September 30, 2020 and 2019 and the selected historical consolidated balance sheet data as of September 30, 2020 are derived from our unaudited interim consolidated financial statements included elsewhere in this prospectus.

Our historical results are not necessarily indicative of our future results, and our results for the nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the full year.

	Successor Period	Successor Period	Pro Forma Combined	Successor Period
	For the Year Ended December 31,	For the Period From August 15, 2018 to December 31,	For the Year Ended December 31,	For the Nine Months Ended September 30,
Statement of Operations Data	2019	2018	2018	2020	2019
			(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$11,850,787	$10,768,629	$14,756,777	$16,111,581	$9,566,873
Cost of revenues	4,888,877	4,184,569	5,598,395	5,261,483	3,776,696
Gross profit	6,961,910	6,584,060	9,158,382	10,850,098	5,790,177
Operating expenses	12,138,023	5,229,711	10,957,920	8,037,552	9,587,263
(Loss) income from operations	(5,176,113)	1,354,349	(1,799,538)	2,812,546	(3,797,086)
Other (expense) income, net (1)	(579,451)	4,904	8,381	(438,894)	(444,017)
(Loss) income before provision for income taxes	(5,755,564)	1,359,253	(1,791,157)	2,373,652	(4,241,103)
Income tax benefit	-	-	2,323	-	-
Net (loss) income	(5,755,564)	1,359,253	(1,788,834)	2,373,652	(4,241,103)
Less: Net (loss) income attributable to noncontrolling interest	(2,191,418)	859,461	859,461	1,498,233	(1,294,908)
Net (loss) income attributable to Motorsport Gaming US LLC	$(3,564,146)	$499,792	$(2,648,295)	$875,419	$(2,946,195)

Pro forma net (loss) income per share - basic and diluted (2)	$	$		$

(1) For the purpose of presenting selected historical consolidated financial data, we have aggregated interest income (expense), loss attributable to equity method investment, and other (expense) income, net from our consolidated statements of operations for the years ended December 31, 2019 and 2018 and for the nine months ended September 30, 2020 and 2019 into a single caption.

(2) We have presented pro forma basic and diluted net loss per share for the year ended December 31, 2019 and for the nine months ended September 30, 2020, which consists of our historical net loss attributable to Motorsport Gaming US LLC, divided by the pro forma basic and diluted weighted average number of shares of our common stock outstanding after giving effect to the corporate conversion.

	December 31,		September 30,
Balance Sheet Data	2019	2018	2020
			(Unaudited)
Total cash	$1,960,279	$3,413,427	$3,050,693
Total current assets	$7,129,632	$8,699,604	$12,007,652
Total assets	$12,777,274	$15,670,258	$18,590,207
Total liabilities	$9,165,314	$6,302,734	$13,804,595
Total members’ equity	$3,611,960	$9,367,524	$4,785,612
Total liabilities and members’ equity	$12,777,274	$15,670,258	$18,590,207
Working capital (deficiency)	$(2,035,682)	$2,396,870	$(946,350)

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Management’s Discussion and Analysis of Financial Condition
and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information included under “Business,” and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. The discussion and analysis below are based on comparisons between our historical financial data for different periods and include certain forward-looking statements about our business, operations and financial performance. These forward-looking statements are subject to risks, uncertainties, assumptions and other factors described in “Risk Factors.” Our actual results may differ materially from those expressed in, or implied by, those forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world, including NASCAR, the iconic 24 Hours of Le Mans endurance race (“Le Mans”) and the associated FIA World Endurance Championship (the “WEC”), the British Touring Car Championship (the “BTCC”) and others. Through the support of our sole member, Motorsport Network, LLC (“Motorsport Network”), the largest global media company in the motorsport industry, our corporate mission is to create the preeminent motorsport gaming and esports entertainment ecosystem by delivering the highest quality, most sophisticated and innovative experiences for racers, gamers and fans of all ages. Our products and services target a large and underserved global motorsport audience. For 2019, Formula 1 estimates that its total global television audience reached 471 million unique viewers. Further, Le Mans estimates its total reach was approximately 100 million homes worldwide in 2019, while NASCAR reached approximately 475 million households in 2019 and the BTCC reached approximately 62 million households in 2019.

Started in 2018 as a wholly-owned subsidiary of the Motorsport Network, we are currently the official developer and publisher of the NASCAR video game racing franchise and have obtained the exclusive license to develop multi-platform games for the BTCC. Through a joint venture with Automobile Club de l’Ouest (“ACO”), we are also in the process of obtaining the exclusive license to develop multi-platform games for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. We develop and publish multi-platform racing video games including for game consoles, personal computer (PC) and mobile platforms through various retail and digital channels, including full-game and downloadable content (sometimes known as “games-as-a-service”). Since our formation, our NASCAR video games have sold over one million copies for game consoles and PCs. For fiscal year 2019 and the nine months ended September 30, 2020, substantially all of our net revenue was generated from sales of our racing video games.

We are striving to become a leader in organizing and facilitating esports tournaments, competitions, and events for our licensed racing games as well as on behalf of third-party racing game developers and publishers. Through the nine months ended September 30, 2020, we have facilitated 53 esports events, up from 22 esports events in all of 2019, which have included official esports events for NASCAR, 24 Hours of Le Mans, the Official World Rallycross Esports Championship, FIA Formula E and other race series. The total number of people that have watched our esports events in the first nine months of 2020 was approximately 51 million, up from a total of approximately 3.8 million viewers throughout 2019. Our net revenue attributable to esports and other services comprised 0.6% and 1.8% of our total net revenue during fiscal year 2019 and the nine months ended September 30, 2020, respectively, but we expect that net revenue from this line of business will continue to increase and become material to our business moving forward.

Recent Developments

COVID-19

The global spread of the COVID-19 pandemic has created significant business uncertainty for us and others, resulting in volatility and economic disruption. Additionally, the outbreak has resulted in government authorities around the world implementing numerous measures to try to reduce the spread of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total lock-down (or similar) orders and business limitations and shutdowns.

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As a result of the COVID-19 pandemic, including the related responses from government authorities, our business and operations have been impacted, including the temporary closure of our offices in Orlando, Florida, Silverstone, England, and Moscow, Russia, which has resulted in our employees working remotely. During the COVID-19 outbreak, demand for our games has generally increased, which we believe is primarily attributable to a higher number of consumers staying at home due to COVID-19 related restrictions. Similarly, there has been a significant increase in viewership of our esports events since the initial impact of the virus, as these events began to air on both digital and linear platforms, particularly as we were able to attract many of the top “real world” motorsport stars to compete. However, several retailers have experienced, and continue to experience, closures, reduced operating hours and/or other restrictions as a result of the COVID-19 pandemic, which has negatively impacted the sales of our products from such retailers. Additionally, in our esports business, the COVID-19 pandemic has resulted in the postponing of certain events to later dates or shifting events from an in-person format to online only.

We continue to monitor the evolving situation caused by the COVID-19 pandemic, and we may take further actions required by governmental authorities or that we determine are prudent to support the well-being of our employees, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts our operations, business, financial results, liquidity, and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Adverse economic and market conditions as a result of COVID-19 could also adversely affect the demand for our products and may also impact the ability of our customers to satisfy their obligations to us.

Refer to the section entitled “Risks Factors” in this prospectus for additional risks we face due to the COVID-19 pandemic.

British Touring Car Championship License

In May 2020, we secured a multi-year licensing agreement to exclusively develop and publish the video games for the BTCC racing series across console, mobile and casual gaming channels. In addition, through this license, we have the right to create and organize esports leagues and events for the BTCC racing series. Our license with the BTCC expires on December 31, 2026.

Stock Purchase Agreements – 704Games

On August 18, 2020, we entered into a stock purchase agreement with HC2 Holdings 2, Inc. (“HC2”) and Continental General Insurance Company (“Continental”) in which we agreed to purchase an aggregate of 106,307 shares of common stock of 704Games Company (“704Games”), which is equal to 26.2% of the outstanding equity interests of 704Games, at a price of $11.2881 per share for an aggregate consideration of approximately $1,200,000. If, within and including the date that is six months from the date of the agreement, we complete a purchase of some or all of the (i) 41,204 shares of common stock held by Gaming Nation, Inc. or its affiliates or transferees, (ii) 30,903 shares of common stock held by PlayFast Games, LLC or its affiliates or transferees and (iii) 10,301 shares of common stock held by Leo Capital Holdings, LLC (“Leo Capital”) or its affiliates or transferees (the “Subject Shares”) at a purchase price higher than $11.2881 per share, then, no later than five days following the completion of such purchase, we shall pay each of HC2 and Continental an amount per share equal to the amount by which such purchase price per Subject Share exceeds the greater of (a) $11.2881 or (b) the highest price per share previously paid by the Company for any Subject Shares.

On October 6, 2020, we entered into a stock purchase agreement with Leo Capital in which we agreed to purchase an aggregate of 10,301 shares of common stock of 704Games, which is equal to 2.5% of the outstanding equity interests of 704Games, at a price of $11.2881 per share for an aggregate consideration of approximately $116,000.

Following our purchases of shares from HC2, Continental and Leo Capital, our ownership interest in 704Games increased to 82.2% from 53.5%.

Letter of Intent with ACO

On November 23, 2020, we entered into a binding letter of intent with ACO, which, among other things, sets forth the basic terms and conditions under which we plan to amend the joint venture agreement entered into on March 15, 2019 with respect to the Le Mans Esports Series Limited joint venture. This includes certain terms and conditions of a license agreement under which ACO will grant the joint venture certain exclusive rights for a period of 10 years to develop, promote, advertise, distribute, manufacture and package video gaming products based on the WEC and the 24 Hours of Le Mans endurance race, as well as to use such video gaming products as the platform for conducting and administering esports leagues and events. Additionally, the amendment would require us to make an additional capital contribution to the joint venture, which will increase our ownership percentage in the joint venture from 45% to 51% upon such capital contribution being made. Pursuant to the letter of intent, the parties will use their reasonable efforts to execute the joint venture agreement amendment by January 22, 2021.

NASCAR Heat 5 Product Release

NASCAR Heat 5 is a racing video game simulating the 2020 NASCAR season. NASCAR Heat 5 was developed by 704Games and published by Motorsport Games on July 10, 2020 for PlayStation 4, Xbox One and Microsoft Windows via Steam. We are also expanding our supported platforms to include the Nintendo Switch and expect to launch NASCAR Heat 5 on the Nintendo Switch platform in time for the 2021 NASCAR race season.

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Trends and Factors Affecting Our Business

Product Release Schedule

Our financial results are affected by the timing of our product releases and the commercial success of those titles. Our NASCAR Heat products have historically accounted for the majority of our revenue. We have recently obtained the exclusive license to develop multi-platform games for the BTCC, and we are in the process of obtaining the exclusive license to develop multi-platform games for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. Multi-platform games for the BTCC and Le Mans are currently under development, and we currently anticipate releasing games for these racing series in 2022. Going forward, we intend to expand our license arrangements to other internationally recognized racing series and the platforms we operate on. We believe that having a broader product portfolio will improve our operating results and provide a revenue stream that is less cyclical based on the release of a single game per year.

Economic Environment and Retailer Performance

Our physical gaming products are sold primarily through a distribution network with exclusive partners who specialize in the distribution of games, including through mass-market retailers (e.g., Target, Wal-Mart), consumer electronics stores (e.g., Best Buy), discount warehouses, game specialty stores (e.g., GameStop) and other online retail stores (e.g., Amazon). We currently derive, and expect to continue to derive, significant revenues from sales of our products to a very limited number of distribution partners. For the year ended December 31, 2019 and the nine months ended September 30, 2020, we had one distribution partner through which we sold substantially all of our products for the retail market, which represented approximately 40% and 32% of our total net revenue for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively. See “Risk Factors—Risks Related to Our Business and Industry—The importance of retail sales to our business exposes us to the risks of that business model” and “Risk Factors—Risks Related to Our Business and Industry—We primarily depend on a single third-party distribution partner to distribute our games for the retail channel, and our ability to negotiate favorable terms with such partner and its continued willingness to purchase our games is critical for our business” for additional information regarding the importance of retail sales and our distribution partners to our business.

Additionally, we continue to monitor economic conditions, including the impact of the COVID-19 pandemic, that may unfavorably affect our businesses, such as deteriorating consumer demand, delays in development, pricing pressure on our products, credit quality of our receivables and foreign currency exchange rates. The COVID-19 pandemic has affected and may continue to affect our business operations, including our employees, customers, partners, and communities, and there is substantial uncertainty in the nature and degree of its continued effects over time. For example, several retailers have experienced, and continue to experience, closures, reduced operating hours and/or other restrictions as a result of the COVID-19 pandemic, which has negatively impacted the sales of our products from such retailers. See “—Recent Developments—COVID-19” for additional information regarding the impact of COVID-19 on our business and operations.

Hardware Platforms

We derive most of our revenue from the sale of products made for video game consoles manufactured by third parties, such as Sony Interactive Entertainment Inc.’s (“Sony”) PS4 and Microsoft Corporation’s (“Microsoft”) Xbox One, which comprised approximately 85% of our total net revenue for each of the years ended December 31, 2019 and 2018 and the nine months ended September 30, 2020. For the years ended December 31, 2019 and 2018, the sale of products for Microsoft Windows via Steam comprised approximately 3% and 2% of our total net revenue, respectively, and the sale of products for mobile platforms comprised approximately 12% and 13% of our total net revenue, respectively. For the nine months ended September 30, 2020, the sale of products for Microsoft Windows via Steam comprised approximately 4% of our total net revenue, and the sale of products for mobile platforms comprised approximately 9% of our total net revenue. The success of our business is dependent upon consumer acceptance of video game console platforms and continued growth in the installed base of these platforms. When new hardware platforms are introduced, such as those recently released by Sony and Microsoft, demand for interactive entertainment used on older platforms typically declines, which may negatively affect our business during the market transition to the new consoles. The new Sony and Microsoft consoles are expected to provide “backwards compatibility” (i.e., the ability to play games for the previous generation of consoles), which could mitigate the risk of such a decline. However, we cannot be certain how backwards compatibility will affect demand for our products.

Digital Business

Players increasingly purchase our games as digital downloads, as opposed to purchasing physical discs. All of our titles that are available through retailers as packaged goods products are also available through direct digital download. For the years ended December 31, 2019 and 2018, approximately 51% and 66%, respectively, of our revenue from sales of video games for game consoles was through retail channels and approximately 49% and 34%, respectively, was through direct digital downloads. For the nine months ended September 30, 2020, approximately 38% of our revenue from sales of video games for game consoles was through retail channels and approximately 62% was through direct digital downloads. We believe this trend of increasing direct digital downloads is primarily due to benefits relating to convenience and accessibility that digital downloads provide, which has been heightened during the COVID-19 outbreak. In addition, as part of our digital business strategy, we aim to drive ongoing engagement and incremental revenue from recurrent consumer spending on our titles through in-game purchases and extra content.

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Esports

We are striving to become a leader in organizing and facilitating esports tournaments, competitions, and events for our licensed racing games as well as on behalf of third-party racing game developers and publishers. Through the nine months ended September 30, 2020, we have facilitated 53 esports events, up from 22 esports events in all of 2019, which have included official esports events for NASCAR, 24 Hours of Le Mans, the Official World Rallycross Esports Championship, FIA Formula E and other race series. The total number of people that have watched our esports events in the first nine months of 2020 was approximately 51 million, up from a total of approximately 3.8 million viewers throughout 2019. As we continue to add to our existing portfolio of games centered around popular licensed racing series, this will provide us the opportunity to further grow our esports business by having more titles to produce our esports events. Our net revenue attributable to esports and other services comprised 0.6% and 1.8% of our total net revenue during fiscal year 2019 and the nine months ended September 30, 2020, respectively, but we expect that net revenue from this line of business will continue to increase and become material to our business moving forward.

Technological Infrastructure

As our digital business has grown, our games and services increasingly depend on the reliability, availability and security of our technological infrastructure. We are investing and expect to continue to invest in technology, hardware and software to support our games and services, including with respect to security protections. Our industry is prone to, and our systems and networks are subject to, cyberattacks, computer viruses, worms, phishing attacks, malicious software programs, and other information security incidents that seek to exploit, disable, damage, disrupt or gain access to our networks, our products and services, supporting technological infrastructure, intellectual property and other assets. As a result, we continually face cyber risks and threats that seek to damage, disrupt or gain access to our networks and our gaming platform, supporting infrastructure, intellectual property and other assets.

Rapidly Changing Industry

We operate in a dynamic industry that regularly experiences periods of rapid, fundamental change. In order to remain successful, we are required to anticipate, sometimes years in advance, the ways in which our products and services will compete in the market. We adapt our business by investing in creative and technical talent and new technologies, evolving our business strategies and distribution methods and developing new and engaging products and services. For example, the global adoption of mobile devices and a business model for those devices that allows consumers to try new games with no up-front cost, and that are monetized through service associated with the game, has led to significant growth in the mobile gaming industry, which we believe is a continuing trend. Accordingly, in conjunction with the launch of our new NASCAR console game, we plan to launch a new, redesigned NASCAR Heat Mobile in 2021, which is our NASCAR mobile racing game that will also be developed internally. Given the recent popularity and fast growing nature of the branded casual game experience, we also plan to introduce a slate of NASCAR branded casual gaming options, starting with the officially licensed NASCAR “match three” game in 2021. In addition, we have a roadmap for the development of more than a dozen anticipated mobile games, including multiple mobile products for each of our racing series.

Recurring Revenue Sources

Our business model includes revenue that we deem recurring in nature, such as revenue from our annualized sports franchise (currently NASCAR Heat) for game consoles, PC and mobile platforms. We have been able to forecast the revenue from this area of our business with greater relative confidence than for new games, services and business models. As we continue to incorporate new business models and modalities of play into our games, our goal is to continue to look for opportunities to expand the recurring portion of our business.

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Reportable Segments

We use “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by our chief operating decision maker for making operating decisions and assessing performance as the source for determining our reportable segments. Our chief operating decision maker is our Chief Executive Officer (“CEO”), who reviews operating results to make decisions about allocating resources and assessing performance for the entire company. We classified our reportable operating segments into (i) the development and publishing of interactive racing video games, entertainment content and services (the “Gaming segment”) and (ii) the organization and facilitation of esports tournaments, competitions and events for our licensed racing games as well as on behalf of third-party video game racing series and other video game publishers (the “esports segment”).

Components of Our Results of Operations

Revenues

We have historically derived substantially all revenue from sales of our games and related extra content that can be played by customers on a variety of platforms, including game consoles, mobile phones, PCs and tablets. Starting in 2019, we began generating sponsorship revenues from our production of live and virtual esports events.

Our product and service offerings include, but are not limited to, full console and mobile games with both online and offline functionality, which generally include:

●	the initial game delivered digitally or via physical disc at the time of sale and typically provides access to offline core game content;
●	updates on a when-and-if-available basis, such as software patches or updates, and/or additional content to be delivered in the future, both paid and free; and
●	online hosting of esports events.

Cost of Revenues

Cost of revenues for our Gaming segment is primarily comprised of royalty expenses attributable to our license arrangement with NASCAR and certain other third-parties relating to our NASCAR racing series games. Cost of revenues for our Gaming segment is also comprised of merchant fees, disc manufacturing costs, packaging costs, shipping costs, warehouse costs, distribution fees to distribute products to retail stores, mobile platform fees associated with our mobile revenue (for transactions in which we are acting as the principal in the sale to the end customer) and amortization of certain acquired license agreements with NASCAR and software intangible assets acquired with the acquisition of 704Games. Cost of revenues for our esports segment consists of the cost of producing esports events and paying prize money.

Sales and Marketing

Sales and marketing expenses are primarily composed of salaries, benefits and related taxes of our in-house marketing teams, advertising, marketing and promotional expenses, including fees paid to social media platforms, Motorsport Network and other websites where we market our products.

Development

Development expenses consist of the cost to develop the games we produce, as well as developing the content that we use in our esports leagues. Development expenses include salaries, benefits and operating expenses of our in-house development teams, as well as consulting expenses for any contracted external development. Development expenses also include expenses associated with our digital platform, software licenses, maintenance and development overhead.

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General and Administrative

General and administrative expenses consist primarily of salaries, benefits and other costs associated with our operations including, finance, human resources, information technology, public relations, legal audit and compliance fees, facilities and other external general and administrative services.

Depreciation and Amortization

Depreciation and amortization expenses include depreciation on fixed assets (primarily computers and office equipment), as well as amortization of definite lived intangible assets acquired with the acquisition of 704Games in August of 2018.

Results of Operations

The following results of operations are discussed herein:

●	Historical consolidated results of operations of Motorsport Gaming US LLC for the nine months ended September 30, 2020 and 2019;
●	Historical consolidated results of operations of Motorsport Gaming US LLC for the year ended December 31, 2019;
●	Historical consolidated results of operations of Motorsport Gaming US LLC for the period from August 15, 2018 to December 31, 2018; and
●	Pro forma combined results of operations of Motorsport Gaming US LLC and 704Games for the year ended December 31, 2018.

To assist with the period-to-period comparison, we have provided supplemental pro forma combined results of operations for the year ended December 31, 2018 to present the results of operations as if the acquisition of 704Games had occurred on January 1, 2018 (the “Pro Forma Combined”). The Pro Forma Combined includes the amounts (i) for the predecessor period from January 1, 2018 to August 14, 2018, (ii) the successor period from August 15, 2018 to December 31, 2018 as well as (iii) a pro forma adjustment to recognize additional amortization expense of $637,658 associated with certain acquired license agreements with NASCAR and software intangible assets. This combination does not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Pro Forma Combined financial data does not purport to represent what our results of operations would have been if the acquisition had occurred as of the dates indicated, or what such results will be for any future period.

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Nine Months Ended September 30, 2020 Compared With Nine Months Ended September 30, 2019

The following table presents the results of operations for the nine months ended September 30, 2020 and 2019:

	For the Nine Months Ended
	September 30,
	2020	2019
Revenues	$16,111,581	$9,566,873
Cost of revenues (1)	5,261,483	3,776,696
Gross Profit	10,850,098	5,790,177

Operating Expenses:
Sales and marketing (2)	2,321,635	3,233,328
Development (3)	3,438,461	3,955,533
General and administrative (4)	2,227,373	2,013,607
Depreciation and amortization	50,083	384,795
Total Operating Expenses	8,037,552	9,587,263
Income (Loss) From Operations	2,812,546	(3,797,086)
Interest income	1,339	33,744
Interest expense (5)	(449,664)	-
Loss attributable to equity method investment	(69,764)	(485,956)
Other income, net	79,195	8,195
Net Income (Loss)	2,373,652	(4,241,103)
Less: Net income (loss) attributable to noncontrolling interest	1,498,233	(1,294,908)
Net Income (Loss) Attributable to Motorsport Gaming US LLC	$875,419	$(2,946,195)

(1) Includes related party costs of $92,522 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

(2) Includes related party expenses of $117,088 and $833,748 for the nine months ended September 30, 2020 and 2019, respectively.

(3) Includes related party expenses of $134,942 and $12,146 for the nine months ended September 30, 2020 and 2019, respectively.

(4) Includes related party expenses of $1,130,864 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

(5) Includes related party expenses of $439,723 and $0 for the nine months ended September 30, 2020 and 2019, respectively.

Revenues

Our revenues consisted of the following:

	For the Nine Months Ended September 30,
	2020	2019
Revenues:
Gaming	$15,821,290	$9,566,873
Esports	290,291	-
Total Revenues	$16,111,581	$9,566,873

For the nine months ended September 30, 2020, revenues from our Gaming segment increased by $6,254,417, or 65%, to $15,821,290 from $9,566,873 for the nine months ended September 30, 2019. The increase in revenues compared to the 2019 period was due in part to the releases of NASCAR Heat 4 and NASCAR Heat 5, which launched in September 2019 and July 2020, respectively. The increase in revenue for the nine months ended September 30, 2020 reflects in part an increase in sales of our games due to the increasing effectiveness of our marketing efforts for our games, specifically on Facebook, Google and Motorsport Network. An increased focus on monetizing our back catalog games (i.e., NASCAR Heat 2 and NASCAR Heat 3), as well as NASCAR Heat 4, also helped increase distribution points, bundle values and capture more enrollments into PS Now, a subscription service offered by Sony PlayStation. For the nine months ended September 30, 2020, sales of NASCAR Heat 4 and NASCAR Heat 5 contributed $13,782,799 of our Gaming segment revenue, and sales of our back catalog games contributed $636,158 of our Gaming segment revenue. For the nine months ended September 30, 2019, sales of NASCAR Heat 4 and sales of our back catalog games contributed $5,843,980 and $2,942,147, respectively, of our Gaming segment revenue. Revenues from our Gaming segment for the nine months ended September 30, 2020 also reflected $1,828,725 of revenue from the sale of extra content for our console and mobile games, which increased from $1,363,620 for the nine months ended September 30, 2019 due to higher sales of such extra content for our NASCAR mobile game.

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For the nine months ended September 30, 2020, revenues from our esports segment consisted of $290,291, which was comprised of sponsorship and event revenues from Fanatec, Formula E and 24 Hours of Le Mans esports events. During the nine months ended September 30, 2020, there has been a significant increase in viewership of our esports events attributable in part to increased audience and engagement during the COVID-19 pandemic and in part due to the increase in esports events streamed on digital and aired on linear platforms. In addition, our esports races were able to attract numerous top “real world” motorsport stars to compete, increasing the attractiveness of our events for our growing audience. We did not earn any revenue from our esports segment during the nine months ended September 30, 2019.

Cost of Revenues

Our cost of revenues consisted of the following:

	For the Nine Months Ended September 30,
	2020	2019
Cost of revenues:
Gaming	$4,981,748	$3,776,696
Esports	279,735	-
Total Segment and Consolidated Cost of Revenues	$5,261,483	$3,776,696

For the nine months ended September 30, 2020, cost of revenues from our Gaming segment increased by $1,205,052, or 32%, to $4,981,748 from $3,776,696 for the nine months ended September 30, 2019, primarily due to increased revenue during the current year period and the costs associated with delivering that revenue.

For the nine months ended September 30, 2020, cost of revenues from our esports segment was $279,735. The cost of revenue was related to our esports events including live stream production costs and cash prizes. There was no cost of revenues for the nine months ended September 30, 2019 since we did not generate any revenue from our esports segment during the prior year period.

Gross Profit

Our gross profit and gross margin consisted of the following:

	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	2020	%	2019	%
Gross Profit:
Gaming	$10,839,542	68.5%	$5,790,177	60.5%
Esports	10,556	3.6%	-	-
Total Segment and Consolidated Gross Profit	$10,850,098	67.3%	$5,790,177	60.5%

For the nine months ended September 30, 2020, gross profit from our Gaming segment increased by $5,049,365, or 87%, to $10,839,542 from $5,790,177 for the nine months ended September 30, 2019 primarily due to increased game sales. For the nine months ended September 30, 2020 and 2019, the gross margin from our Gaming segment was 68.5% and 60.5%, respectively, an increase of 8.0 percentage points primarily due to higher sales of our games as direct digital downloads, which have a higher gross margin than sales through retail channels. Gross margin from direct digital download sales also fluctuates with the relative selling prices of our games. Our new games tend to sell at their highest price point in the days, weeks and months immediately following their launch and our back catalog sells at relatively lower prices. The mix of sales from new games and back catalog games plus the mix of games sold via direct digital download and retail channels all impact our gross margins.

For the nine months ended September 30, 2020, our esports segment generated gross profit of $10,556 and gross margin of 3.6%. This reflected revenue generated from sponsorships and live events that exceeded the costs of cash prizes and esports event and production costs. There was no gross profit for the nine months ended September 30, 2019 since we did not generate any revenue from our esports segment during the nine months ended September 30, 2019.

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Sales and Marketing

For the nine months ended September 30, 2020, sales and marketing expenses decreased by $911,693, or 28%, to $2,321,635 from $3,233,328 for the nine months ended September 30, 2019, primarily due to the replacement of third-party agency providers with our internal marketing team for marketing related activities, the elimination of more expensive television commercials and a shift to higher return, more targeted digital marketing expenditures.

Development

For the nine months ended September 30, 2020, development expenses decreased by $517,072, or 13%, to $3,438,461 from $3,955,533 for the nine months ended September 30, 2019. The decrease in development expenses was primarily due to bringing development in-house using our internal development team, combined with replacing a portion of our domestic-based internal development team with less expensive international resources.

General and Administrative

For the nine months ended September 30, 2020, general and administrative expenses increased by $213,766, or 11%, to $2,227,373 from $2,013,607 for the nine months ended September 30, 2019. The increase was primarily attributable to the addition of staff as we expand our product portfolio and revenue streams.

Depreciation and Amortization

For the nine months ended September 30, 2020, depreciation and amortization decreased by $334,712, or 87%, to $50,083 from $384,795 for the nine months ended September 30, 2019, primarily due to the sale of assets associated with the elimination of our Charlotte, North Carolina office and a write down of obsolete equipment.

Interest Income

For the nine months ended September 30, 2020, interest income decreased by $32,405, or 96%, to $1,339 from income of $33,744 for the nine months ended September 30, 2019. For the nine months ended September 30, 2019, interest income reflects interest income earned on most of our cash balance during the period. For the nine months ended September 30, 2020, we moved all our cash to an operating account because the decrease in bank fees associated with the move was greater than the interest income earned on our money market cash investment.

Interest Expense

For the nine months ended September 30, 2020, we recorded interest expense of $482,069, whereas there was none recorded for the nine months ended September 30, 2019. The interest expense for the nine months ended September 30, 2020 was due to interest charged on a promissory note entered into with Motorsport Network beginning in April 2020.

Loss Attributable to Equity Method Investment

For the nine months ended September 30, 2020, the loss attributable to equity method investment decreased by $416,192, or 86%, to $69,764 from $485,956 for the nine months ended September 30, 2019. The decrease was primarily due to improved financial performance of Le Mans Esports Series Limited, a joint venture entered into in March 2019 with ACO, during the nine months ended September 30, 2020.

Other Income, net

For the nine months ended September 30, 2020, other income, net increased by $71,000, or 866% to $79,195 from $8,195 for the nine months ended September 30, 2019. The increase was primarily due to the sublease of our Charlotte, North Carolina office beginning in February 2020.

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Year Ended December 31, 2019 Compared with Period From August 15, 2018 to December 31, 2018 and Pro Forma Combined 2018 Period

The following table presents our historical consolidated results of operations for the year ended December 31, 2019 and for the period from August 15, 2018 to December 31, 2018, as well as our Pro Forma Combined results of operations for the year ended December 31, 2018:

	Historical Consolidated	Historical Consolidated	Pro Forma Combined
	For the Year Ended December 31, 2019	For the Period from August 15, 2018 to December 31, 2018	For the Year Ended December 31, 2018

Revenues	$11,850,787	$10,768,629	$14,756,777
Cost of revenues	4,888,877	4,184,569	5,598,395
Gross Profit	6,961,910	6,584,060	9,158,382

Operating Expenses:
Sales and marketing (1)	3,771,570	2,429,939	3,544,600
Development (2)	4,784,034	1,694,359	3,902,116
General and administrative	2,605,782	869,928	2,872,305
Depreciation and amortization	401,622	235,485	638,899
Loss on impairment of goodwill	575,015	-	-
Total Operating Expenses	12,138,023	5,229,711	10,957,920
(Loss) Income From Operations	(5,176,113)	1,354,349	(1,799,538)
Interest income (expense)	35,728	-	(26,250)
Loss attributable to equity method investment	(608,656)	-	-
Other (expense) income, net	(6,523)	4,904	34,631
(Loss) Income Before Income Taxes	(5,755,564)	1,359,253	(1,791,157)
Income tax benefit	-	-	2,323
Net (Loss) Income	(5,755,564)	1,359,253	(1,788,834)
Less: Net (loss) income attributable to noncontrolling interest	(2,191,418)	859,461	859,461
Net (Loss) Income Attributable to Motorsport Gaming US LLC	$(3,564,146)	$499,792	$(2,648,295)

(1) Includes related party expenses of $593,094 and $364,294 for the periods ended December 31, 2019 and 2018, respectively.

(2) Includes related party expenses of $15,229 and $108,375 for the periods ended December 31, 2019 and 2018, respectively.

The following table presents the components of our Pro Forma Combined results of operations for the year ended December 31, 2018:

	Successor	Predecessor		Pro Forma Combined
	For the Period from August 15, 2018 to December 31, 2018	For the Period from January 1, 2018 to August 14, 2018	Pro Forma Adjustments	For the Year Ended December 31, 2018

Revenues	$10,768,629	$3,988,148	$-	$14,756,777
Cost of revenues	4,184,569	1,126,171	287,655	5,598,395
Gross Profit	6,584,060	2,861,977	(287,655)	9,158,382

Operating Expenses:
Sales and marketing	2,429,939	1,114,661	-	3,544,600
Development	1,694,359	2,207,757	-	3,902,116
General and administrative	869,928	2,002,377	-	2,872,305
Depreciation and amortization	235,485	53,411	350,003	638,899
Total Operating Expenses	5,229,711	5,378,206	350,003	10,957,920
Income (Loss) From Operations	1,354,349	(2,516,229)	(637,658)	(1,799,538)
Interest expense	-	(26,250)	-	(26,250)
Loss attributable to equity method investment	-	-	-	-
Other income, net	4,904	29,727	-	34,631
Income (Loss) Before Income Taxes	1,359,253	(2,512,752)	(637,658)	(1,791,157)
Income tax benefit	-	2,323	-	2,323
Net Income (Loss)	1,359,253	(2,510,429)	(637,658)	(1,788,834)
Less: Net income attributable to noncontrolling interest	859,461	-	-	859,461
Net Income (Loss) Attributable to Motorsport Gaming US LLC	$499,792	$(2,510,429)	$(637,658)	$(2,648,295)

Revenues

Our revenues consisted of the following:

	Historical Consolidated	Historical Consolidated	Pro Forma Combined
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Year Ended December 31, 2018
Revenues:
Gaming	$11,775,787	$10,768,629	$14,756,777
Esports	75,000	-	-
Total segment and consolidated revenues	$11,850,787	$10,768,629	$14,756,777

For the year ended December 31, 2019, revenues from our Gaming segment increased by $1,007,158, or 9%, to $11,775,787 from $10,768,629 for the period from August 15, 2018 to December 31, 2018. The increase in revenue compared to the 2018 period was primarily due to twelve months of sales in 2019 as compared to four and a half months of sales in the 2018 period. This was partially offset by a lower volume of sales of our NASCAR Heat 4 game launched in 2019 compared to the volume of sales of our NASCAR Heat 3 game launched in 2018. The lower volume of sales of NASCAR Heat 4 compared to NASCAR Heat 3 was largely attributable to a crowded release window in September 2019 with certain other popular gaming titles released around that time, which limited shelf space and promotional resources, such as retail register displays. For the year ended December 31, 2019, sales of NASCAR Heat 4, which launched in September 2019, and sales of our back catalog games contributed $7,984,200 and $3,094,026, respectively, of our Gaming segment revenue. For the period from August 15, 2018 to December 31, 2018, sales of NASCAR Heat 3, which launched in September 2018, and sales of our back catalog games contributed $9,677,463 and $346,549, respectively, of our Gaming segment revenue. Revenues from our Gaming segment for the year ended December 31, 2019 also reflected $2,004,129 of revenue from the sale of extra content for our console and mobile games, which increased from $979,952 for the period from August 15, 2018 to December 31, 2018 due to higher sales of such extra content for our NASCAR console and mobile games.

For the year ended December 31, 2019, revenues from our Gaming segment decreased by $2,980,990, or 20%, to $11,775,787 from $14,756,777 for the Pro Forma Combined 2018 period. The decrease in revenue compared to the Pro Forma Combined 2018 period was primarily due to a lower volume of sales of our NASCAR Heat 4 game launched in 2019 compared to the volume of sales of our NASCAR Heat 3 game launched in 2018 as discussed above. For the year ended December 31, 2019, sales of NASCAR Heat 4 and sales of our back catalog games contributed $7,984,200 and $3,094,026, respectively, of our Gaming segment revenue. For the Pro Forma Combined 2018, sales of NASCAR Heat 3 and sales of our back catalog games contributed $9,677,463 and $3,082,923, respectively, of our Gaming segment revenue. Revenues from our Gaming segment for the year ended December 31, 2019 also reflected $2,004,129 of revenue from the sale of extra content for our console and mobile games, which decreased from $2,544,519 for the Pro Forma Combined 2018 period primarily due to lower sales of such extra content for our NASCAR mobile game.

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For the year ended December 31, 2019, revenues from our esports segment consisted of $75,000 of sponsorship revenue from Coca-Cola for an eNASCAR Heat Pro League (“eNHPL”) event held in 2019. We did not earn any revenue from our esports segment during 2018. During 2018, we began developing our esports technology platform, and our first event was held in November of 2018 to test the esports concept. This was primarily a marketing event to promote NASCAR Heat 3.

Cost of Revenues

Our cost of revenues consisted of the following:

	Historical Consolidated	Historical Consolidated	Pro Forma Combined
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Year Ended December 31, 2018
Cost of revenues:
Gaming	$4,866,377	$4,184,569	$5,598,395
Esports	22,500	-	-
Total segment and consolidated cost of revenues	$4,888,877	$4,184,569	$5,598,395

For the year ended December 31, 2019, cost of revenues from our Gaming segment increased by $681,808, or 16%, to $4,866,377 from $4,184,569 for the period from August 15, 2018 to December 31, 2018, primarily due to twelve months of sales in 2019 as compared to four and a half months of sales in the 2018 period.

For the year ended December 31, 2019, cost of revenues from our Gaming segment decreased by $732,018, or 13%, to $4,866,377 from $5,598,395 for the Pro Forma Combined 2018 period, primarily due to a lower volume of sales of our NASCAR Heat 4 game launched in 2019 compared to the volume of sales of our NASCAR Heat 3 game launched in 2018.

For the year ended December 31, 2019, cost of revenues from our esports segment was $22,500 related to the eNHPL event, whereas there was no cost of revenues for 2018 since we did not generate any revenue from our esports segment in 2018.

Gross Profit

Our gross profit and gross margin consisted of the following:

	Historical Consolidated		Historical Consolidated		Pro Forma Combined
	For the Year Ended December 31, 2019%		For the Period From August 15, 2018 to December 31, 2018%		For the Year Ended December 31, 2018%
Gross profit:
Gaming	$6,909,410	58.7%	$6,584,060	61.1%	$9,158,382	62.1%
Esports	52,500	70.0%	-	-	-	-
Total segment and consolidated gross profit	$6,961,910	58.7%	$6,584,060	61.1%	$9,158,382	62.1%

For the year ended December 31, 2019, gross profit from our Gaming segment increased by $325,350, or 5%, to $6,909,410 from $6,584,060 for the period from August 15, 2018 to December 31, 2018, primarily due to twelve months of sales in 2019 as compared to four and a half months of sales in the 2018 period. For the year ended December 31, 2019 and for the period from August 15, 2018 to December 31, 2018, the gross margin from our Gaming segment was 58.7% and 61.1%, respectively, a decrease of 2.4 percentage points due to higher than expected sales allowances for NASCAR Heat 3 in 2019 and a slower sell through as compared to our original estimates of NASCAR Heat 3 that was placed into the retail channel during 2018.

For the year ended December 31, 2019, gross profit from our Gaming segment decreased by $2,248,972, or 25%, to $6,909,410 from $9,158,382 for the Pro Forma Combined 2018 period, primarily due to lower revenues. For the year ended December 31, 2019 and for the Pro Forma Combined 2018 period, the gross margin from our Gaming segment was 58.7% and 62.1%, respectively, a year-over-year decrease of 3.4 percentage points due to higher than expected sales allowances for NASCAR Heat 3 in 2019 and a slower sell through as compared to our original estimates of NASCAR Heat 3 that was placed into the retail channel during 2018.

For the year ended December 31, 2019, our esports segment generated gross profit of $52,500 and gross margin of 70.0%. This reflected operating results from one esports event held in 2019 for the eNHPL.

Sales and Marketing

For the year ended December 31, 2019, sales and marketing expenses increased by $1,341,631, or 55%, to $3,771,570 from $2,429,939 for the period from August 15, 2018 to December 31, 2018, primarily due to twelve months of costs in 2019 compared to four and a half months of costs in the 2018 period. Additionally, we had increased costs associated with our creation of an internal marketing team during the year ended December 31, 2019. Previously, we outsourced marketing related activities to third-party agencies, and we incurred additional expenditures for the year ended December 31, 2019 during a transition period where we utilized both third-party agencies, as well as our internal marketing team, for marketing related activities.

For the year ended December 31, 2019, sales and marketing expenses increased by $226,970, or 6%, to $3,771,570 from $3,544,600 for the Pro Forma Combined 2018 period, primarily due to increased costs associated with our creation of an internal marketing team during the year ended December 31, 2019 as discussed above.

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Development

For the year ended December 31, 2019, development expenses increased by $3,089,675, or 182%, to $4,784,034 from $1,694,359 for the period from August 15, 2018 to December 31, 2018. Development expenses increased in 2019 primarily due to twelve months of costs in 2019 compared to four and a half months of costs in the 2018 period. Additionally, we began to work on multiple game titles simultaneously beginning in April 2019. Previously, we had only developed one game at a time.

For the year ended December 31, 2019, development expenses increased by $881,918, or 23%, to $4,784,034 from $3,902,116 for the Pro Forma Combined 2018 period. Development expenses increased in 2019 primarily as we began to work on multiple game titles simultaneously beginning in April 2019 as discussed above.

General and Administrative

For the year ended December 31, 2019, general and administrative expenses increased by $1,735,854, or 200%, to $2,605,782 from $869,928 for the period from August 15, 2018 to December 31, 2018. The increase was primarily attributable to twelve months of costs in 2019 as compared to four and a half months of costs in the 2018 period.

For the year ended December 31, 2019, general and administrative expenses decreased by $266,523, or 9%, to $2,605,782 from $2,872,305 for the Pro Forma Combined 2018 period. The decrease was primarily attributable to a reduction in staff during the year ended December 31, 2019 and transaction costs that were incurred during the year ended December 31, 2018, including costs associated with the acquisition of 704Games.

Depreciation and Amortization

For the year ended December 31, 2019, depreciation and amortization increased by $166,137, or 71%, to $401,622 from $235,485 for the period from August 15, 2018 to December 31, 2018, primarily due to additional amortization and depreciation expense recognized as a result of there being twelve months during the 2019 period as compared to four and a half months during the 2018 period.

For the year ended December 31, 2019, depreciation and amortization decreased by $237,277, or 37%, to $401,622 from $638,899 for the Pro Forma Combined 2018 period, primarily as a result of certain intangible assets consisting of distribution contracts becoming fully amortized during the 2019 period.

Loss on Impairment of Goodwill

For the year ended December 31, 2019, we recognized a loss on the impairment of our goodwill of $575,015, compared to no impairment in the 2018 periods. The acquisition of 704Games occurred in August 2018, and the first revaluation of goodwill was completed in 2019, resulting in a write-down of $575,015, primarily due to decreased revenue projections formulated at December 31, 2019. As of December 31, 2019, our revenue projections were reduced in order to give effect to the fact that the development of the planned premium esports platform of 704Games was delayed and, therefore, we did not generate any revenue in 2019 associated with this premium esports platform. As a result, actual 2019 revenues were significantly less than what was originally projected for the 2019 period due to the premium esports platform never being implemented. This 2019 shortfall also resulted in lower expected revenues for 2020 and 2021.

Interest Income (Expense)

For the year ended December 31, 2019, interest income (expense) increased by $61,978 to income of $35,728 from expense of $(26,250) for the Pro Forma Combined 2018 period. The increase is primarily due to interest earned from higher interest-bearing cash balances during the year ended December 31, 2019. The interest expense during the Pro Forma Combined 2018 period was associated with a note payable that was outstanding during a portion of such period. There was no interest income (expense) for the period from August 15, 2018 to December 31, 2018.

Loss Attributable to Equity Method Investment

For the year ended December 31, 2019, we recognized a loss attributable to equity method investment of $608,656 compared to $0 for the 2018 periods. The loss attributable to equity method investment resulted from our 45% ownership in Le Mans Esports Series Limited, a joint venture entered into in March 2019 with ACO.

Other (Expense) Income, net

For the year ended December 31, 2019, there was other expense, net of $6,523 as compared to other income, net of $4,904 for the period from August 15, 2018 to December 31, 2018. The increase in expense was primarily due to the recognition of a loss on asset disposal during the year ended December 31, 2019 and the expiration of a sublease of our space during the period from August 15, 2018 to December 31, 2018.

For the year ended December 31, 2019, there was other expense, net of $6,523 as compared to other income, net of $34,631 for the Pro Forma Combined 2018 period. The increase in expense was primarily due to the recognition of a loss on asset disposal during the year ended December 31, 2019 and the expiration of a sublease of our space during the Pro Forma Combined 2018 period.

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Income Tax Benefit

For the Pro Forma Combined 2018 period, we recognized an income tax benefit of $2,323, as 704Games is a corporation subject to income taxes. There was no income tax provision or benefit recognized during 2019 or during the period from August 15, 2018 to December 31, 2018, as Motorsport Games is a pass-through entity and 704Games has recorded a full valuation allowance against deferred tax assets.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

EBITDA, a measure used by management to assess our operating performance, is defined as net loss plus interest (income) expense and depreciation and amortization, less income tax benefit. Adjusted EBITDA is defined as EBITDA adjusted to exclude (i) certain acquisition related expenses, (ii) stock-based compensation expenses and (iii) charges or gains resulting from non-recurring events. We use Adjusted EBITDA to manage our business and evaluate our financial performance, as it has been adjusted for items that affect comparability between periods that we believe are not representative of our core business. Additionally, management believes that EBITDA and Adjusted EBITDA are useful to investors because they enhance investors’ understanding and assessment of our performance, facilitate comparisons to prior periods and our competitors’ results and assist in forecasting performance for future periods.

Each of the above described measures is not a recognized term under U.S. GAAP and does not purport to be an alternative to revenue, loss from operations, net loss or any other measure derived in accordance with U.S. GAAP as a measure of operating performance or to cash flows from operations as a measure of liquidity. Additionally, each such measure is not intended to be a measure of free cash flows available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Such measures have limitations as analytical tools, and you should not consider any of such measures in isolation or as substitutes for our results as reported under U.S. GAAP. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business than U.S. GAAP results alone. Because not all companies use identical calculations, our measures may not be comparable to other similarly titled measures of other companies. This section includes reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

The following table provides a reconciliation from net loss to EBITDA and Adjusted EBITDA:

	Historical Consolidated	Historical Consolidated	Pro Forma Combined	Historical Consolidated
	For the Year Ended December 31,	For the Period From August 15, 2018 to December 31,	For the Year Ended December 31,	For the Nine Months Ended September 30,
	2019	2018	2018	2020	2019

Net (Loss) Income	$(5,755,564)	$1,359,253	$(1,788,834)	$2,373,652	$(4,241,103)
Interest (income) expense	(35,728)	-	26,250	448,325	(33,744)
Depreciation and amortization	861,872	408,078	1,099,147	457,729	729,983
Income tax benefit	-	-	(2,323)	-	-
EBITDA	(4,929,420)	1,767,331	(665,760)	3,279,706	(3,544,864)

Adjustments
Acquisition related expense	-	10,000	127,000	-	-
Stock-based compensation expense	-	-	546,546	-	-
Adjusted EBITDA	$(4,929,420)	$1,777,331	$7,786	$3,279,706	$(3,544,864)

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Liquidity and Capital Resources

Liquidity

Since our inception, we have historically financed our operations primarily through non-interest-bearing advances from Motorsport Network, which were subsequently incorporated into a line of credit provided by Motorsport Network pursuant to a promissory note, as described below. We measure our liquidity in a number of ways, including the following:

	September 30,	December 31,
	2020	2019
	(Unaudited)
Cash	$3,050,693	$1,960,279
Working Capital (Deficiency)	$(946,350)	$(2,035,682)

We believe that our existing cash and cash equivalents will be sufficient to fund our operations for at least the next 12 months. In addition, we may choose to raise additional funds at any time through equity or debt financing arrangements, which may or may not be needed for additional working capital, capital expenditures or other strategic investments. However, there are currently no commitments in place for future financing and there can be no assurance that we will be able to obtain funds on commercially acceptable terms, if at all. If we are unable to obtain adequate funds on reasonable terms, we may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms.

Our operating needs include the planned costs to operate our business, including amounts required to fund working capital and capital expenditures. Our future capital requirements and the adequacy of our available funds will depend on many factors, including our ability to successfully develop new products or enhancements to our existing products, continued development and expansion of our esports platform and the need to enter into collaborations with other companies or acquire other companies or technologies to enhance or complement our product offerings.

Cash Flows From Operating Activities

We experienced positive cash flow from operating activities for the nine months ended September 30, 2020 in the amount of $562,231 and negative cash flow from operating activities for the nine months ended September 30, 2019 in the amount of $4,426,273. Net cash provided by operating activities for the nine months ended September 30, 2020 was primarily due to net income of $2,373,652, adjusted for non-cash expenses in the amount of $615,107 and by $2,426,528 of cash used to fund changes in the levels of operating assets and liabilities. Net cash used in operating activities for the nine months ended September 30, 2019 was primarily due to cash used to fund a net loss of $4,241,103, adjusted for non-cash expenses in the aggregate amount of $2,324,547, and $2,509,716 of cash used to fund changes in the levels of operating assets and liabilities.

We experienced negative cash flow from operating activities for the years ended December 31, 2019 and 2018 in the amounts of $4,424,846 and $902,224, respectively. Net cash used in operating activities for the year ended December 31, 2019 was primarily due to cash used to fund a net loss of $5,755,564, adjusted for non-cash expenses in the amount of $2,100,626 and by $769,907 of cash used to fund changes in the levels of operating assets and liabilities. Net cash used in operating activities for the year ended December 31, 2018 was primarily due to cash used to fund a net loss of $1,151,176, adjusted for non-cash expenses in the aggregate amount of $693,146, and $444,194 of cash used to fund changes in the levels of operating assets and liabilities.

Cash Flows From Investing Activities

During the nine months ended September 30, 2020, net cash used in investing activities was $1,443,796, which was primarily attributable to the $1,200,000 purchase of additional shares of common stock of 704Games. During the nine months ended September 30, 2019, net cash used in investing activities was $585,403 and was primarily attributable to our investment in the Le Mans Esports Series Limited joint venture.

During the year ended December 31, 2019, net cash used in investing activities was $592,628, which was attributable to our investment in the Le Mans Esports Series Limited joint venture in March 2019 of $484,335 and $108,293 for the purchase of office and computer equipment. During the year ended December 31, 2018, net cash provided by investing activities was $1,209,096 and was primarily attributable to cash acquired in connection with the acquisition of 704Games, partially offset by the purchase of office and computer equipment.

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Cash Flows From Financing Activities

Net cash provided by financing activities during the nine months ended September 30, 2020 and 2019 was $1,971,979 and $3,664,765, respectively. During the nine months ended September 30, 2020 and 2019, cash provided by financing activities was primarily attributable to advances provided by Motorsport Network to fund operating and investing activities of the Company.

Net cash provided by financing activities during the years ended December 31, 2019 and 2018 was $3,564,326 and $3,692,383, respectively. During the year ended December 31, 2019, cash provided by financing activities was primarily attributable to advances provided by Motorsport Network. During the year ended December 31, 2018, $4,442,383 of cash provided by financing activities was primarily attributable to advances provided by Motorsport Network, partially offset by $750,000 of cash used to repay notes payable.

Promissory Note Line of Credit

On April 1, 2020, we entered into a promissory note with Motorsport Network (the “Promissory Note”) for a line of credit of up to $10,000,000 at an interest rate of 10% per annum. The principal amount under the Promissory Note was primarily funded through one or more advances from Motorsport Network, including an advance in August 2020 for purposes of acquiring an additional ownership interest in 704Games. Previous non-interest-bearing advances due to Motorsport Network as of December 31, 2019 also were included in the amount outstanding under the Promissory Note at the time it was executed. The Promissory Note does not have a stated maturity date and is payable upon demand at any time at the sole and absolute discretion of Motorsport Network, which has agreed, pursuant to a Side Letter Agreement related to the Promissory Note, dated September 4, 2020, not to demand or otherwise accelerate any amount due under the Promissory Note that would otherwise constrain the Company’s liquidity position, including the Company’s ability to continue as a going concern. We may prepay the Promissory Note in whole or in part at any time or from time to time without penalty or charge. In the event we or any of our subsidiaries consummate certain corporate events, including any capital reorganization, consolidation, joint venture, spin off, merger or any other business combination or restructuring of any nature, or if certain events of default occur, the entire principal amount and all accrued and unpaid interest will be accelerated and become payable. As of September 30, 2020, approximately $10.4 million of principal was outstanding under the Promissory Note.

On November 23, 2020, the Company and Motorsport Network entered into an amendment to the Promissory Note, effective as of September 15, 2020. Under the terms of the amendment, the line of credit under the Promissory Note was increased from $10,000,000 to $12,000,000. All other terms remained the same.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any relationships with any organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Significant Accounting Estimates

Our management’s discussion and analysis of our consolidated financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, as well as the reported expenses during the reporting periods. The accounting estimates that require our most significant, difficult, and subjective judgments have an impact on revenue recognition, including reserves for sales returns and price protection, valuation allowance of deferred income taxes, valuation of acquired companies and equity investments, the recognition and disclosure of contingent liabilities, and goodwill and intangible assets impairment testing. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in our consolidated financial statements (Note 2 in our consolidated financial statements for the years ended December 31, 2019 and 2018) included elsewhere in this prospectus.

Recently Issued Accounting Standards

Our analysis of recently issued accounting standards are more fully described in our consolidated financial statements (Note 2 in our consolidated financial statements for the years ended December 31, 2019 and 2018) included elsewhere in this prospectus.

Internal Control Over Financial Reporting

In connection with the audit of our consolidated financial statements for the year ended December 31, 2019, we and our independent registered public accounting firm identified certain material weaknesses in our internal control over financial reporting. The material weaknesses we identified relate to (i) the documentation of significant accounting positions, estimates and conclusions that were not contemporaneously formalized and reviewed independently of the preparer and (ii) the segregation of duties. We have taken steps toward remediating these material weaknesses, which to date have included: (1) the hiring of additional qualified finance and accounting personnel, including the hiring of a new Chief Financial Officer with SEC reporting experience; and (2) the implementation of formal policies, procedures and controls, training on standards of documentary evidence, as well as implementation of controls designed to ensure the reliability of critical spreadsheets and system generated reports. See “Risk Factors—Risks Related to Our Company—We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and the trading price of our Class A common stock.”

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Business

Company Overview

Motorsport Games is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world, including NASCAR, the iconic 24 Hours of Le Mans endurance race (“Le Mans”) and the associated FIA World Endurance Championship (the “WEC”), the British Touring Car Championship (the “BTCC”) and others. Through the support of our sole member, Motorsport Network, the largest global media company in the motorsport industry, Motorsport Games’ corporate mission is to create the preeminent motorsport gaming and esports entertainment ecosystem by delivering the highest quality, most sophisticated and innovative experiences for racers, gamers and fans of all ages. Our products and services target a large and underserved global motorsport audience. For 2019, Formula 1 estimates that its total global television audience reached 471 million unique viewers. Further, Le Mans estimates its total reach was approximately 100 million homes worldwide in 2019, while NASCAR reached approximately 475 million households in 2019 and the BTCC reached approximately 62 million households in 2019.

Started in 2018 as a wholly-owned subsidiary of the Motorsport Network, we are currently the official developer and publisher of the NASCAR video game racing franchise and have obtained the exclusive license to develop multi-platform games for the BTCC. Through a joint venture with Automobile Club de l’Ouest (“ACO”), we are also in the process of obtaining the exclusive license to develop multi-platform games for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. We develop and publish multi-platform racing video games including for game consoles, personal computer (PC) and mobile platforms through various retail and digital channels, including full-game and downloadable content (sometimes known as “games-as-a-service”). Since our formation, our NASCAR video games have sold over one million copies for game consoles and PCs. For fiscal year 2019, substantially all of our net revenue was generated from sales of our racing video games.

With a projected 2.6 billion total mobile gamers globally for 2020 according to data from NewZoo, an industry source for games market insight and analytics, we continue to focus on developing and further enhancing our multi-platform games for mobile phones. We believe an important component of scaling our gamers and esports viewers is to offer a suite of official mobile games for each of our various motorsport racing series. Currently, we offer NASCAR Heat Mobile for iOS and Android, which has had approximately five million installs to date, and are in the process of developing two other NASCAR mobile games with projected release dates in 2021. In addition, we have a roadmap for the development of more than a dozen anticipated mobile games, including multiple mobile products for each of our racing series.

We are striving to become a leader in organizing and facilitating esports tournaments, competitions, and events for our licensed racing games as well as on behalf of third-party racing game developers and publishers. Through the nine months ended September 30, 2020, we have facilitated 53 esports events, up from 22 esports events in all of 2019, which have included official esports events for NASCAR, 24 Hours of Le Mans, the Official World Rallycross Esports Championship, FIA Formula E and other race series. The total number of people that have watched our esports events in the first nine months of 2020 was approximately 51 million, up from a total of approximately 3.8 million viewers throughout 2019. Our net revenue attributable to esports and other services comprised 0.6% and 1.8% of our total net revenue during fiscal year 2019 and the nine months ended September 30, 2020, respectively, but we expect that net revenue from this line of business will continue to increase and become material to our business moving forward.

We believe that connecting virtual racing gamers and esports fans on a digital entertainment and social platform represents the greatest opportunity to enhance the way that people learn, watch, play, and experience racing video games and racing esports. To that end, we are in the process of developing a go-to destination for the virtual racing community, which we internally call APEX. We are designing APEX with the functionality to enable users to run their own esports competitions in a simple, turn-key format, allowing groups to assemble around racing games, leagues, individual ability, and various other metrics. We currently anticipate launching APEX in beta in the first quarter of 2021.

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Company Background

Motorsport Games was formed in 2018 by Motorsport Network as a wholly-owned subsidiary in connection with the acquisition by Motorsport Games of a controlling interest in 704Games, which holds the exclusive license to be the official video game developer and publisher for the NASCAR video game racing franchise. Simultaneously with the acquisition of 704Games in 2018, we extended the license for 10 years until December 31, 2029, subject to certain limited exceptions. In addition, we have the exclusive right to create and organize esports leagues and events for NASCAR using our NASCAR racing video games, subject to certain limited exceptions. Prior to this offering, Motorsport Games remained a wholly-owned subsidiary of Motorsport Network and, following the completion of this offering, Motorsport Network will continue to be our majority stockholder.

In 2018, following the acquisition of 704Games, we acquired the leadership team of Virtually Entertained Limited, a UK-based esports specialist. Subsequently, we entered into an agreement to facilitate the Le Mans Esports Series as part of a joint venture with ACO, the organizer of the 24 Hours of Le Mans endurance race. Through our ownership interest in this joint venture, we are in the process of obtaining the rights to be the exclusive video game developer and publisher for the Le Mans race and the WEC, which the Le Mans race is a part of. In addition, through this joint venture with ACO, we expect to be granted the right to create and organize esports leagues and events for the Le Mans Esports Series, which would continue so long as we have an ownership interest in this joint venture. We have entered into a binding letter of intent for these licensing rights, which we expect to obtain in the first quarter of 2021.

In 2019, Motorsport Network entered into an exclusive partnership with The Codemasters Software Company Limited (“Codemasters”) granting Motorsport Network worldwide rights (excluding China) to organize and manage official DiRT Rally 2.0 World Championship and official GRiD eSport World Championship esports events. Through our relationship with Motorsport Network, we have organized and managed these esports events on behalf of Motorsport Network, including the DiRT World Championship held at Autosport International in January 2020, which attracted a large live crowd on site and audience of more than 75,000 online. In March 2020, we also announced a partnership with Codemasters and International Management Group to create the Official World Rallycross Esports Championship.

In May 2020, we secured a multi-year licensing agreement to exclusively develop and publish the video games for the BTCC racing series across console, mobile and casual gaming channels. In addition, through this license, we have the right to create and organize esports leagues and events for the BTCC racing series. The agreement expires on December 31, 2026.

Motorsport Games has offices in Miami and Orlando, Florida, Silverstone, England, and Moscow, Russia.

Market Opportunity

We believe that the broad popularity of racing sports and video games, along with favorable consumer dynamics and strong long-term trends (i.e., ubiquity of mobile devices, widespread acceptance and use of social media and mobile platforms, cloud gaming and video game streaming), together with the lack of a dominant global racing community organizer, present a significant opportunity for us to connect and monetize a large fanbase for motorsports by converting some of this audience into racing gamers and esports participants and spectators.

Global Motorsports Marketplace

We believe that motorsports will increase in popularity across generations of gamers and viewers because of their anticipated enthusiasm for racing games and esports. According to a report published by IndustryARC, the entire motorsports market is expected to reach $30 billion by 2025, which we believe is primarily the result of strong campaigning, broadcasting, social networking, related events, sponsorships and the introduction of advanced technologies by automotive companies. The 2017 acquisition of Formula 1 by Liberty Media Corporation and its intent to invest heavily in the promotion of the sport and to create several “Super Bowl-like” events in the United States is anticipated to also lead to an increase in motorsport popularity and attract a burgeoning audience, which we believe will allow us to convert an increasing number of racing fans into gamers and motorsport esports fans. For 2019, Formula 1 estimates that its total global television audience reached 471 million unique viewers. Further, Le Mans estimates its total reach was approximately 100 million homes worldwide in 2019, while NASCAR reached approximately 475 million households in 2019 and the BTCC reached approximately 62 million households in 2019.

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Video Games

Video games have increasingly become one of the leading forms of entertainment on a global scale. The video game industry continues to benefit from powerful demographic shifts as new players enter the market, due in large part to gaming entertainment becoming ubiquitous across all age groups and geographies. In 2020, the Entertainment Software Association reported that within the United States:

●	there are 214 million video game players, with three quarters of all households having at least one person who plays video games;
●	64% of all adults and 70% of those under 18 regularly play video games;
●	the average age of video game players is 35 to 44; and
●	adult video game players spend 6.6 hours per week playing with other gamers online and 4.3 hours per week playing with others in person.

Additionally, according to NewZoo, there are currently 2.7 billion persons that play video games worldwide who are projected to spend $174.9 billion on video games in 2020, with this number forecasted to surpass $200 billion by 2023. Industry growth is expected to be further strengthened by the release of next generation consoles, with the recent release of PlayStation 5 and Xbox Series X.

We also believe that video games in the racing genre will increase in popularity globally across generations of gamers and viewers because the format benefits from being family-friendly and can appeal to multiple generations. According to the Entertainment Software Association, of the 65% of gamers in the United States who play with others, 31% of them are playing with parents or other family members. Moreover, 26% of males between the ages of 55 and 64 and 50% of females between the ages of 18 and 34 who play video games classified racing games as their favorite genre of games. Additionally, 92% of parents pay attention to the games their children play, and 87% are aware of Entertainment Software Rating Board (ESRB) ratings. Our entire product lineup is currently rated E (Everyone), and we expect our future portfolio of games will also be rated E, thereby increasing the marketability of our products for parents who are conscientious of ratings, when compared to other genres, such as first-person shooter games. We believe these dynamics will help support the continued growth of games in the racing genre, which represented 5.8% of all 2018 video game sales in the United States as reported by Statista.

Mobile Games

Consumers are increasingly using their mobile devices for entertainment, including for playing mobile games. Digital game design in the casual game market has evolved as new game types and business models address expanding gaming audiences. In addition, the widespread adoption of smartphones and the availability of mobile app stores has increased the total accessible audience for gaming experiences, as it allows for gaming to occur more widely outside the home. According to Barclays, mobile gaming is estimated to represent 47% of current industry revenues and is expected to reach 60% by 2025. Further, with a projected 2.6 billion total mobile gamers for 2020 according to data from NewZoo, mobile games are forecasted to generate revenues of $86.3 billion in 2020.

Esports

The popularity of esports continues to grow rapidly, with an engaged and passionate fan base across the globe. According to recent data from NewZoo, the global esports audience is expected to reach 495 million in 2020, up from 395 million in 2018, which would surpass the global audience for many traditional sports. NewZoo also estimates that esports will generate approximately $950.3 million in global revenues in 2020, which will include approximately 61% from sponsorships, 17% from media rights, 11% from publisher fees and 6% from merchandise and ticketing revenue.

The proliferation of new streaming technologies in content distribution has also fueled growth in the popularity and engagement of esports, including the rise of live streaming and over-the-top channels and social networking and interaction within games. For example, according to Streamlabs, consumers viewed 4.7 billion hours of content on Twitch, 1.6 billion hours on YouTube Gaming Live and over 1 billion hours on Facebook during the third quarter of 2020, representing year-over-year growth of 70%, 132% and 297%, respectively.

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Additionally, the popularity of esports is evidenced by the growth of professional esports associations and leagues. According to Greenman Gaming, tournament prize money in esports is increasing at an average of 42% per year, and the number of pro athletes in esports has been growing at a rate of 43% per year since 1998.

Our Competitive Strengths

Since our founding as a wholly-owned subsidiary of Motorsport Network in 2018, we have been developing our capabilities to be the preeminent motorsport gaming and esports entertainment ecosystem. We believe the following key strengths provide us with a significant competitive advantage to achieve this mission.

Exclusive licensing and partnership rights that provide unique and defensible access to iconic racing series. Our video game licensing and esports portfolio generally provides us exclusive and defensible rights to some of the most prestigious and popular global racing brands, providing for a large and growing core audience of fans to purchase and participate in our growing product and services portfolio. Specifically:

●	Through our acquisition of 704Games in 2018, we obtained the exclusive license to be the official video game developer and publisher for the NASCAR video game racing franchise, subject to certain limited exceptions. In addition, we have the exclusive right to create and organize esports leagues and events for NASCAR using our NASCAR racing video games, subject to certain limited exceptions. Our current license arrangement with NASCAR, which was extended 10 years simultaneously with the acquisition of 704Games, expires on December 31, 2029.

●

In March 2019, we established a joint venture with ACO, the organizer of the iconic 24 Hours of Le Mans endurance race. Through this joint venture, we are in the process of obtaining the rights to be the exclusive video game developer and publisher for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. Once granted, we anticipate this license would expire ten years beginning from the date of our first release of a Le Mans video gaming product. In addition, through this joint venture with ACO, we expect to be granted the right to create and organize esports leagues and events for the Le Mans Esports Series, which would continue so long as we have an ownership interest in this joint venture.

●	In May 2020, we secured a multi-year licensing agreement to exclusively develop and publish the video games for the BTCC racing series across console, mobile and casual gaming channels. In addition, through this license, we have the right to create and organize esports leagues and events for the BTCC racing series. Our current license with the BTCC expires on December 31, 2026.

Portfolio of quality racing games developed by an experienced in-house development team specializing in racing games. Since our founding, we have invested in our in-house development team and have developed a portfolio of quality racing games for various platforms (PC, console, handheld and mobile). Our experienced development team consisting of approximately 56 employees specializes in racing games and has a deep understanding of games in this genre. This includes the crucial development of car physics, tracks, tire models, general racing rules and other components that are found across racing games. This specialization serves as a scalable foundation for the development of future racing games in our portfolio, which we believe also allows us to utilize the best available methods and technologies to help achieve higher quality products through an efficient development process. In turn, this allows us to more effectively control game development and in-game updates along with reducing the time and costs of developing and launching new games. Our development team serves as the strong cornerstone for the development of our future virtual racing franchises, particularly as we progress towards launching our next generation of NASCAR games on our proprietary racing-focused MSG Engine.

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Strategic alliance and support from Motorsport Network, including access to a vast target audience. Motorsport Network is a leading global motorsport and automotive data-driven digital platform that owns and operates a collection of valuable digital media motorsport and automotive brands. As of September 2020, Motorsport Network had approximately 10.5 million social media followers and over 50 million unique visitors generating nearly 300 million monthly page views on its flagship platforms, including motorsport.com, autosport.com and motor1.com. Approximately 200 leading journalists and trusted experts in the world are creating daily content that seeks to capture and retain user attention through comprehensive distribution channels for Motorsport Network. Pursuant to an agreement with Motorsport Network, we have digital access rights to this audience to enable us to market, communicate, and engage with them regarding our games and esports series. We believe this access to a large, highly engaged and affluent target audience with an active lifestyle and passion for motorsports and automobiles creates strong engagement and distribution channel opportunities for our products and services. In addition, our strategic alliance and relationship with Motorsport Network uniquely provides us the ability to leverage the broad industry relationships and market clout of Motorsport Network, particularly due to its vast audience and reach. It is this relationship with Motorsport Network that we believe helped us to secure our current joint ventures, game development and/or esports related rights for various racing series, including for NASCAR, Le Mans and the BTCC.

Experienced game and technology-focused management team. Our senior management team has developed extensive experience across a broad range of disciplines in the gaming, esports and racing industries, including through prior roles at Codemasters, Electronic Arts, Sega, NaturalMotion, Sony and Motorsport Network. With an average of approximately 18 years of experience in these industries, including at public companies, our senior management team has strong creative and operational experience and a successful track record. For example, certain members of our management core team participated in the development and publishing of the official Formula 1 game franchise, as well as many other successful game titles, such as DiRT Rally and Forza Horizon. Further, prior to joining us, the majority of our senior management team have successfully worked together in the past, including our Chief Executive Officer and Chief Financial Officer, who have previously teamed together while serving as President and Chief Financial Officer, respectively, at a prior public company. This extensive experience extends beyond our senior management team and deep into our organization. We pair traditional games veterans with non-traditional expertise to push how games are customarily developed, published and operated.

The existing users of our console and mobile games, when combined with our officially licensed esports initiatives, joint ventures and the anticipated launch of APEX, cultivate a reinforcing flywheel of content that will enhance our offerings and grow our audience for future products and services. Given our track record and management team, we believe we are well positioned to continually create innovative and reinforcing gaming products that generate user excitement and naturally foster a competitive camaraderie amongst gamers. By harvesting the reinforcing nature of our product portfolio and the competition our products drive in our users, we believe we will be able to propel user engagement on APEX, our platform for the virtual racing community that we expect to launch in beta in the first quarter of 2021, and will increasingly be able to produce successful esports events centered around our popular licensed racing series. As a sign of the momentum we are generating, we had over 51 million viewers of our esports events in the first nine months of 2020, which enabled us to prominently display and reinforce our branding with the racing community. This includes one of the largest events in virtual racing history, the Le Mans 24 Virtual held in June 2020, which we produced. We also have entered into a joint venture with an affiliate of the Race Team Alliance (“RTA”), an organization consisting of 13 NASCAR Cup Series teams, to develop the eNASCAR Heat Pro League (the “eNHPL”). The RTA teams include the eNHPL and NASCARHeat.com logos on the contingency space on each of their NASCAR Cup Series vehicles for a number of NASCAR events, leading to increased awareness about the eNHPL through this unique promotional channel. We believe these milestones and achievements, combined with the current users of our console and mobile games and our access to the vast audience of Motorsport Network, uniquely positions us to be the preeminent motorsport gaming and esports entertainment ecosystem.

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Our Strategy

Our mission is to create the preeminent motorsport gaming and esports entertainment ecosystem by delivering the highest quality, most sophisticated and innovative experiences for racers, gamers and fans of all ages. We believe we have put in place a solid foundation to achieve this mission since our founding in 2018, including each of our strengths listed above. To continue to build on this foundation and our growing momentum, we plan to focus on the following four key strategies:

●	Continue to enhance the depth and breadth of our industry-leading motorsport gaming product portfolio

In 2018, we, through our subsidiary 704Games, extended our license as the official video game developer and publisher for NASCAR through the end of 2029. To maximize the potential of the NASCAR gaming franchise, we have made significant investments in both technology and human talent to create a best-in-class racing game experience. In 2021, we plan to introduce our next generation NASCAR console game, offering fans of the sport and racing a “AAA” comparable game that will provide the most authentic and engaging experience possible. This new game has been internally built from the ground up on our new proprietary racing-focused MSG Engine and will utilize Unreal Engine’s game engine, paired with the latest car physics and other components. The Unreal Engine is widely recognized within the industry and has been utilized in many notable games, such as Borderlands 3, Fortnite Battle Royale, Gears 5, MotoGP 18, PlayerUnknown’s Battlegrounds and many others.

In conjunction with the launch of our new NASCAR console game, we plan to launch a new, redesigned NASCAR Heat Mobile in 2021, which is our NASCAR mobile racing game that will also be developed internally. Given the recent popularity and fast growing nature of the branded casual game experience, we also plan to introduce a slate of NASCAR branded casual gaming options, starting with the officially licensed NASCAR “match three” game in 2021. In addition, we have a roadmap for the development of more than a dozen anticipated mobile games, including multiple mobile products for each of our racing series.

Combined with exclusive licenses and unique partnerships with iconic motorsport brands, we aspire to control the majority of the motorsport virtual racing segment to develop, publish, market, and distribute our games and organize unique esports events to help promote such games. We have been in discussions with numerous internationally recognized racing series license holders to develop video games and esports based upon their intellectual property, including using the same technology that will power our next generation NASCAR console game, as well as our upcoming games for the Le Mans and BTCC racing series that we anticipate releasing in 2022. For any new additional motorsport series with which we partner, we believe our new proprietary racing-focused game engine will allow us to quickly and cost effectively produce new, modern games (building on our existing game technology and know-how with such new series) and market it through existing distribution channels.

●	Invest and harness the power of technology to focus on digital delivery and mobile platforms with interactive social engagement

Driven by fast and convenient digital delivery, the widespread use of mobile devices and mobile games, and the ease of streaming and cloud computing, players increasingly purchase our games digitally or spend time playing our games on mobile devices. Downloadable-extra content and microtransactions have higher profit margins than traditional retail one-time sales of games and offer meaningful ways of generating revenues in free-to-play games and create monetization capabilities of existing games beyond the initial game purchase. Increasing opportunities for players to interact and socialize among peers around esports make games a major social outlet for players, which helps to develop a relationship between our game content and consumers, and provides higher margins and greater revenue visibility relative to prior years when revenues were dependent on the original game purchase.

●	Continue to develop a full competitive esports ecosystem alongside franchise properties and a new gaming community on our APEX platform

Underpinning our growth strategy is the integration between our licensed video game properties and our fully built-out esports platform and capabilities. As we continue to add to our existing portfolio of games centered around popular licensed racing series, this will provide us the opportunity to further grow our esports business by having more titles to produce our esports events. Further, by cultivating a vibrant and growing viewer and gamer community on APEX, we aim to build an easily accessible audience, which we believe will further drive interest for our future games and esports events. Ultimately, we believe this will allow us to not only reach and appeal to a larger audience, but to turn gamers into esports participants and vice versa by providing functionality to encourage and incentivize players of all abilities and skill levels to take part and compete online, which increases their level of engagement with our licensed gaming products and services. As our portfolio of official race franchise games grows, we also plan to launch a direct-to-customer subscription model that will allow privileged access to this portfolio of products as well as other loyalty perks. We have also grown, and expect to continue to grow, our esports business by using our esports platform to host and organize other motorsport tournaments and events on behalf of third-party video game license holders.

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With this goal of cultivating a gaming community in mind, we are in the process of developing and building APEX, our esports “as a service” platform for our virtual racing community. We are designing APEX with the functionality to enable users to customize and run their own esports competitions in a simple, turn-key format, allowing groups to form around specific games, consoles, individual ability, and various other metrics. We plan to drive further user engagement and enhance the participant experience by providing players and fans with facts and statistics from particular racing games to give definitive performance and ability benchmarks. We currently anticipate launching APEX in beta in the first quarter of 2021.

●	Further leverage our strategic alliance and support with Motorsport Network

Utilizing the unique global reach, broad industry relationships and market clout of Motorsport Network, we plan to further leverage this strategic alliance with Motorsport Network with the goal of adding more game development and esports related rights for racing series in addition to the iconic NASCAR, Le Mans and BTCC titles to which we have already obtained, or are in the process of obtaining, licensing rights. As of September 2020, Motorsport Network had approximately 10.5 million social media followers and over 50 million unique visitors generating nearly 300 million monthly page views on its flagship platforms, including motorsport.com, autosport.com and motor1.com. Motorsport.com and Autosport.com are the largest online global motorsport content producers, offering around-the-clock news and analysis services in 21 editions and 15 languages. Additionally, we believe that being backed by the largest global media company in the motorsport industry that targets the same audience with different but related content provides us with a unique advantage in our industry, which will allow us to engage racing fans globally, attract new active participants, and deliver differentiated and proprietary content and experiences. Mike Zoi is the manager of Motorsport Network and has extensive experience in the motorsport industry through his business development and media related activities in the sport, and we expect Mr. Zoi’s valuable industry relationships, in particular, to benefit the Company as described above.

Our Products

Game Products Portfolio

We develop and publish multi-platform racing video games including for game consoles, PCs and mobile platforms through various retail and digital channels, including full-game and downloadable content. Our current video game product portfolio is comprised solely of officially licensed NASCAR games. However, we have recently obtained the exclusive license to develop multi-platform games for the BTCC, and we are in the process of obtaining the exclusive license to develop multi-platform games for the Le Mans race and the WEC, with the goal of scaling not just the quantity of games per franchise, but also the number of official franchises. Since acquiring a controlling interest in 704Games in 2018, we have published NASCAR Heat 3 and NASCAR Heat 4, and developed completely in-house NASCAR Heat 5 for Xbox One, PlayStation 4 and PC, selling over one million copies of these games in total. We are also expanding our supported platforms to include the Nintendo Switch and expect to launch NASCAR Heat 5 on the Nintendo Switch platform in time for the 2021 NASCAR race season. NASCAR Heat Mobile is our current game for iOS and Android with approximately five million total installs to date.

To maximize the potential of the NASCAR and future gaming franchises, including with Le Mans and the BTCC, we are making significant investments in both technology and human talent to create one of the best racing game experiences. Starting in 2021, we plan to introduce our next generation NASCAR console game, which will offer fans of the franchise and racing a “AAA” comparable game that will provide one of the most authentic and engaging experiences possible. This new NASCAR offering has been internally built from the ground up on our new proprietary racing-focused MSG Engine and will utilize Unreal Engine’s game engine, paired with the latest car physics and other components. We believe that the MSG Engine, coupled with our exclusive licensing and partnership rights with our existing racing series, will provide us an advantage over competing titles in the virtual racing space and allow us to efficiently scale to other official racing game franchises in the near future.

In conjunction with the launch of our new NASCAR console game, we plan to launch a new, redesigned NASCAR Heat Mobile in 2021, which is our NASCAR mobile racing game that will also be developed internally. Given the recent popularity and fast growing nature of the branded casual game experience, we also plan to introduce a slate of NASCAR branded casual gaming options, starting with the officially licensed NASCAR “match three” game in 2021. In addition, we have a roadmap for the development of more than a dozen anticipated mobile games, including multiple mobile products for each of our racing series.

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Our current video game catalog includes the following titles:

Game	Image	Overview	Platforms	Release Date
NASCAR Heat 3		NASCAR Heat 3 is a racing video game simulating the 2018 NASCAR Cup Series and feeder competitions. It was developed by Monster Games, Inc. and published by 704Games.	Xbox One, PlayStation 4, and Microsoft Windows via Steam	September 7, 2018

NASCAR Heat Mobile		NASCAR Heat Mobile is the only officially licensed, authentic NASCAR racing experience for mobile devices. It was developed by Firebrands Games and published by 704Games. To date, NASCAR Heat Mobile has had approximately five million total installs.	iOS and Android	April 25, 2017

NASCAR Heat 4		NASCAR Heat 4 is a racing video game simulating the 2019 NASCAR season. It was developed by Monster Games, Inc. and was published by 704Games. To date, NASCAR Heat 4 is the most successful sequel of the NASCAR Heat franchise based on quantity of units sold.	Xbox One, PlayStation 4, and Microsoft Windows via Steam	September 13, 2019

NASCAR Heat 5		NASCAR Heat 5 is a racing video game simulating the 2020 NASCAR season. It was developed by 704Games and was published by Motorsport Games.	Xbox One, PlayStation 4, and Microsoft Windows via Steam	July 7 and 10, 2020 (Nintendo Switch projected to launch in 2021)

NASCAR NXT* *(Name TBC)		NASCAR NXT is an upcoming racing video game simulating the 2021 NASCAR season. This is a first installment of the new series, which changes the game engine, physics, artificial intelligence and many other game fundamental components.	Xbox, PlayStation, Microsoft Windows via Steam and Nintendo Switch	Projected mid-2021

Additionally, multi-platform games for the BTCC and Le Mans are currently under development, and we currently anticipate releasing games for these racing series in 2022.

As our portfolio of official race franchise games grows, we plan to launch a direct-to-customer subscription model that will allow privileged access to this portfolio of products as well as other loyalty perks. We anticipate that other virtual racing publishers may want to participate in our subscription services, which would allow us to derive additional revenue from game titles that are not developed or published by us.

Esports Partnerships and Franchises

We recognize the growing importance and business viability of esports, especially within the racing and motorsport genres. In recognition of this importance, we manage and operate the esports platforms for numerous racing series and organizations. In 2019, we organized and facilitated three e-racing series for the eNHPL, the Le Mans Esports Series and the official DiRT Rally 2.0 World Championship, broadcasting an aggregate of 21 events, with a cumulative total audience viewership of approximately 1.3 million. From January 2020 through July 31, 2020, we organized and facilitated eight e-racing series for the eNHPL, Le Mans Esports Series, 24 Hours of Le Mans Virtual, official DiRT Rally 2.0 World Championship, Official World Rallycross Esports Championship, ABB Formula E Race at Home Challenge, Race of Champions Virtual Series and Karting Series. Throughout these eight e-racing series during the first nine months of 2020, we broadcasted an aggregate of 53 events with a cumulative total audience viewership of approximately 51 million, up from a total of approximately 3.8 million viewers throughout 2019.

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Our experience in hosting esports events throughout 2019 and 2020 includes the following:

Event	Racing Type	Arrangement	Key Event and Approximate Viewership Statistics
eNASCAR Heat Pro League	Stock Car Racing	Collaboration between NASCAR, the RTA and 704Games to create the first-ever console-based NASCAR esports league	Events: 2019 - 12 events January 2020 through September 30, 2020 - 18 events Live Views: 2019 - 1.7 million January 2020 through September 30, 2020 - 4.8 million

Le Mans Esports Series	Endurance Racing	45% ownership of Joint Venture with ACO, organizer of the 24 Hours of Le Mans endurance race	Events: 2019 - 7 events January 2020 through September 30, 2020 - 9 events Live Views: 2019 - 227,000 January 2020 through September 30, 2020 - 1.2 million.

24 Hour of Le Mans Virtual	Endurance Racing	45% ownership of Joint Venture with ACO	2020 Inaugural Race: More than 14 million linear/ OTT viewers and more than 8.6 million digital viewers

Official DiRT Rally 2.0 World Championship	Off Road Racing	Motorsport Network Agreement with Codemasters	Events: 2019 - 2 events January 2020 through September 30, 2020 - 3 events Live Views: 2019 - 231,000 January 2020 through September 30, 2020 – 0.6 million.

Official World Rallycross Esports Championship	Mixed Surface Circuit Racing	Agreement with Codemasters and International Management Group	Events: January 2020 through September 30, 2020 - 7 events Live Views: January 2020 through September 30, 2020 - 1.3 million

ABB Formula E Race at Home Challenge	City Circuit Racing	Agreement with FIA Formula E	Events: January 2020 through September 30, 2020 - 9 events Live Views: January 2020 through September 30, 2020 - 19.0 million

Race of Champions Virtual	Mixed Surface Circuit Racing	Agreement with International Media Productions S.A.M.	Events: January 2020 through September 30, 2020 - 1 event Live Views: January 2020 through September 30, 2020 - 54,000

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Our Audience and Our Community

Our sole member, Motorsport Network, is a leading global motorsport and automotive digital media platform. Founded in 2015, Motorsport Network offers hundreds of millions of fans and enthusiasts around the globe a more thrilling and interactive experience to engage with motorsports and cars by leveraging its technology, customer intelligence and brands. Since its inception, it has grown at a 103% compounded annual growth rate (CAGR) to become, by 2019, the biggest integrated digital media company in the motorsports and automotive industry. Motorsport Network houses a world-class team of employees, across 23 countries, that creates engaging, around-the-clock content and experiences for passionate fans of motorsports and the automotive industry world-wide.

As of September 2020, Motorsport Network had approximately 10.5 million social media followers and over 50 million unique visitors generating nearly 300 million monthly page views on its flagship platforms, including motorsport.com, autosport.com and motor1.com.

Pursuant to a promotion agreement we entered into with Motorsport Network in August 2018, Motorsport Network will provide us with exclusive promotion services consisting of the use of its and its affiliates’ various media platforms to promote our business, organizations, products and services in the racing video game market and related esports activities. Accordingly, our relationship with Motorsport Network provides us access to its highly engaged, brand-loyal and affluent audience, including in the form of editorial coverage, ad stack and special organic integrations that puts us in front of this targeted audience. We believe this allows us to cultivate a passionate fanbase to engage in our offered products and services that is similar to the target audience for our racing game products, and racing esports events and platform. We also believe this audience has an active lifestyle and a passion for everything motorsport and auto-related with a strong track record of returning to trusted brands. The promotion agreement will remain in effect until such date that Motorsport Network no longer holds at least 20% of the voting interest in Motorsport Games, at which point we anticipate being able to extend or re-negotiate the promotion agreement on reasonable terms.

We have also continued to develop our audience base through our marketing efforts as discussed below under “—Marketing, Sales, and Distribution,” including through activities on Facebook, Twitter, Twitch, YouTube and other online social networks. Additionally, in 2021, we plan to develop and produce live original reality television shows that include interactive broadcasts, live streaming, and social media-oriented programs (including Twitch.tv, YouTube, Facebook, Motorsport.tv and other potential partners) for our own OTT racing esports channel, which we expect to host on APEX.

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Revenues

We currently generate revenue primarily by selling our racing video game products for video game consoles, PC, and mobile platforms through various retail and digital channels, including full-game and downloadable content. The Company also generates revenue from advertising partners and sponsors. We help our advertising partners and sponsors to generate a return on their investment by creating engaging content that reaches our large and desirable audience. We utilize multiple points of contact with our players and our audience and use every opportunity to upsell our products via our multiple platforms, in-game, email and original events.

Our esports business generates revenues from sponsorships, advertising and media rights for events and competitions. In addition, should audience patterns continue to grow and reach critical mass, we believe the esports business has the potential to generate incremental revenues through the further sale of broadcasting rights to the Company’s esports events and competitions, as well as merchandising and sports betting. In addition, our APEX platform, which is currently under development and expected to launch in beta in the first quarter of 2021, will further help us monetize our audience through sponsorship and advertising revenues as we attract a large amount of traffic to our community platform, and sell tickets to our esports events.

Marketing, Sales, and Distribution

Many of our products contain software that enables us to connect with our gamers directly, including through customized advertising and in-game messaging based on customer preferences and trends. This provides a significant marketing tool that allows us to communicate and market directly to our customers.

Other direct marketing efforts include activities on Facebook, Twitter, Twitch, YouTube and other online social networks, online advertising, public relations activity, print and broadcast advertising, coordinated in-store and industry promotions (including merchandising and point of purchase displays), participation in cooperative advertising programs, direct response vehicles, and product sampling through demonstration software distributed through the Internet or the digital online services provided by our partners. Our relationship with Motorsport Network also provides us access to their highly engaged, brand-loyal and affluent audience, including in the form of editorial coverage, ad stack and special organic integrations that puts us in front of this targeted audience.

From time to time, we also receive marketing support from hardware manufacturers, producers of consumer products related to a game, and retailers in connection with their own promotional efforts, as well as co-marketing from promotional partners. For example, through our partnership with NASCAR, we benefit from having access to their extensive fanbase and social and digital media audience to market our products through e-mail marketing campaigns, coordinated social media advertising (including Facebook and Twitter) and collaborated press releases, further expanding NASCAR and racing enthusiasts’ awareness of our products.

Additionally, 704Games is a 50/50 joint venture partner with an affiliate of the RTA to develop the eNHPL. RTA is an organization consisting of 13 NASCAR Cup Series teams and supports the promotion of eNHPL events through their individual team social and digital platforms, including by cross-posting Facebook livestreams of race broadcasts, adding eNHPL specific pages on team/sponsor websites, displaying tune-in graphics and digital promotions, generating creative content with specific eNHPL drivers, supporting NASCAR Heat social and digital content, integrating with existing partners and more. Most notable, the RTA teams include the eNHPL and NASCARHeat.com logos on the contingency space on each of their NASCAR Cup Series vehicles for a number of NASCAR events. The contingency space is located behind the front tire and in front of the car number, placing the logos in prime sponsorship space on the race car. These logos are clearly visible on the cars during televised race action and are also clearly seen in Victory Lane photos, leading to increased awareness about the eNHPL through this unique promotional channel.

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We also are able to sell directly to consumers through various digital platforms. Our products and content are available for consumers to purchase and download at their convenience directly to their video game console, PC, or mobile device through our platform partners, including Microsoft Corporation (“Microsoft”), Sony Interactive Entertainment Inc. (“Sony”), Apple, Google LLC, Nintendo Co., Ltd. (“Nintendo”), and Steam. In the future, we expect to utilize our proprietary online gaming platform APEX, which is currently under development, to distribute most of our content directly to PC consumers.

Our physical gaming products are sold primarily through a distribution network with exclusive partners who specialize in the distribution of games, including through mass-market retailers (e.g., Target, Wal-Mart), consumer electronics stores (e.g., Best Buy), discount warehouses, game specialty stores (e.g., GameStop) and other online retail stores (e.g., Amazon). We currently derive, and expect to continue to derive, significant revenues from sales of our products to a very limited number of distribution partners. For the year ended December 31, 2019 and the nine months ended September 30, 2020, we had one distribution partner through which we sold substantially all of our products for the retail market, which represented approximately 40% and 32% of our total net revenue for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

Promotional Services Agreement with Fernando Alonso

In July 2020, we also entered into a promotional services agreement with Fernando Alonso, often regarded as one of the greatest Formula 1 drivers in the history of the sport, pursuant to which Mr. Alonso agreed to provide certain promotional services and perform an advisory role for the Company. Subject to the closing of this offering and the satisfaction of certain other closing conditions, at the time of, or as promptly as possible after the closing of this offering, the Company agreed, in reliance on an applicable exemption from the registration requirement under the Securities Act, to issue to Mr. Alonso a number of shares that represents 3% of the issued and outstanding shares of Class A common stock of the Company as of the closing date of this offering. The issuance of such shares is subject to Mr. Alonso providing to the Company customary written investor representations. Mr. Alonso is not obligated to begin performing the services until such shares are issued at the time of, or as promptly as possible after, the closing of this offering. The term of the promotional services agreement is three years. Mr. Alonso can terminate the promotional services agreement for any reason. We can terminate for cause (as such term is defined in the promotional services agreement). In either case of early termination, the remuneration will be prorated subject to the mechanism built-in to control how the shares will be returned to the Company.

Digital Marketing Strategy

At Motorsport Games, we believe that our audience is our most valuable asset. Accordingly, in order to maximize revenue and product offerings, we utilize an audience-centric approach, which is the engine that runs our business.

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We start with collecting audience data across all our products, platforms, campaigns, attribution models, and analytics tools. These metrics are then turned into digestible insights. The centralization of this data is critical to our efficiency, as we are able to spend more time analyzing insights than correlating the data.

Our success is driven by monitoring audience signals rather than focusing on the creation of customer segments. This allows us to understand three key areas—consumer behavior changes, brand perception, and location in the sales funnel—which in turn allows us to build relationships that people will value instead of simply focusing on the products people may buy.

We intend to maximize our bottom line by utilizing this intelligence to personalize messaging, product positioning, and creatives based on user signals and their position in the funnel. This eliminates ad spend waste and increases conversion significantly while simultaneously driving our return on investment.

To protect our bottom line, we follow a performance marketing mind set. We set a goal and create personalized content to inspire action by the consumer. We are then able to optimize a campaign based on how the actual results compare to the original goal. Our in-house team then monitors the campaign to re-align and revise it on a constant basis, looking for ways to make our marketing initiatives more efficient.

Strategic Licenses and Partnerships

NASCAR

We are currently party to a series of license agreements with NASCAR for worldwide rights to use the NASCAR brand. Through our acquisition of 704Games in 2018, we obtained the exclusive right, subject to certain limited exceptions, to use certain licensed rights (including the rights of certain NASCAR teams) to develop, promote, advertise, distribute, manufacture and package simulation-style video gaming products, which are NASCAR-branded video game products that have a stock car and/or truck racing theme relating to NASCAR-sanctioned events intended to replicate authentic NASCAR racing competition rules and structure. The limited exceptions to this exclusive right represent third-party NASCAR-branded casual games, which may incorporate some mix of core characteristics of simulation-style video gaming products provided they are utilized with additional distinguishing creative liberties which are not consistent with authentic NASCAR racing. We also have a non-exclusive right to use certain licensed rights (including the rights of certain NASCAR teams) to develop, promote, advertise, distribute, manufacture and package other NASCAR-branded driving or non-driving gaming products.

In addition, we have the exclusive right to use simulation-style video gaming products as the platform for conducting and administering esports leagues and events for NASCAR, subject to certain limited exceptions. Such exceptions include esports events relating to iRacing, which is a NASCAR-sanctioned motorsport racing simulation currently available for the PC platform and designed to imitate exact NASCAR racing physics and conditions (including for certain NASCAR racing series), and certain competitive gaming events that fall outside of the exclusivity granted to us.

Our current license arrangement with NASCAR, which was extended 10 years simultaneously with the acquisition of 704Games, expires on December 31, 2029. The license arrangement provides for a commitment by both parties to participate in exclusive negotiations to renew the license, beginning March 1, 2028, and lasting for a period of at least 90 days. The license arrangement also requires us to pay royalties, including certain minimum annual guarantees, on an ongoing basis to NASCAR and to meet certain product distribution, development, marketing and related milestones.

Le Mans

On March 15, 2019, we formed Le Mans Esports Series Limited as a joint venture between Motorsport Games and ACO with the primary purpose of carrying on the promotion of and running of an esports event business replicating races of the WEC and the Le Mans race on an electronic gaming platform. Through our 45% ownership interest in this joint venture, we are in the process of obtaining the rights to be the exclusive video game developer and publisher for the Le Mans race and the WEC through a separate license agreement. Once granted, we anticipate this license would expire ten years beginning from the date of our first release of a Le Mans video gaming product. In addition, through this joint venture with ACO, we expect to be granted the right to create and organize esports leagues and events for the Le Mans Esports Series, which would continue so long as we have an ownership interest in this joint venture. We have entered into a binding letter of intent for these licensing rights, which we expect to obtain in the first quarter of 2021, as well as to increase our ownership interest in the joint venture to 51%, among other things. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Letter of Intent with ACO” for additional information. This joint venture shall continue until the earlier of the date on which the parties cease to be beneficially entitled in the aggregate to 25% or more of the equity share capital of the joint venture, the parties otherwise cease to control the affairs of the joint venture or the date of the commencement of the winding-up of the joint venture. If certain events of defaults occur, the non-defaulting party has a call option pursuant to which it can force the defaulting party to sell all (but not part) of its ownership in the joint venture in accordance with the joint venture agreement.

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BTCC

On May 29, 2020, we entered into a license agreement with BARC (TOCA) Limited (“BARC”), the exclusive promoter of the BTCC. Pursuant to the agreement, we were granted an exclusive license to use certain licensed intellectual property for motorsports and/or racing video gaming products related to, themed as, or containing the BTCC, on consoles and mobile applications, esports series and esports events (including our esports platform). In exchange for the license, the agreement requires us to pay BARC an initial fee in two installments, the first of which was due on June 5, 2020 and the second installment of which is due upon the earlier of 60 days after the release of the products contemplated by the license or May 29, 2022. Following the initial fee, the agreement also requires us to pay royalties, including certain minimum annual guarantees, on an ongoing basis to BARC and to meet certain product distribution, marketing and related milestones, subject to termination penalties. The agreement shall remain in effect through December 31, 2026. However, if BARC’s license agreement with Motorsport Games Limited, our UK subsidiary, to promote the BTCC is extended, BARC shall notify us and discussions for an extension of the agreement shall take place no later than March 31, 2026. BARC may terminate early only for cause as defined in the agreement. Upon termination, all outstanding royalty fees become due. Except in the event of termination for breach, a sell off period will begin and continue until the earlier of 180 days from such termination or December 31, 2026.

RTA

On March 1, 2019, we formed the Racing Pro League, LLC as a 50/50 joint venture between our subsidiary 704Games and an affiliate of RTA, with the primary purpose to create, own and operate the eNHPL, a stock car and/or stock truck racing themed, mass market, esports multiplayer competition video gaming league based on the NASCAR Heat video game series, pursuant to the terms and conditions of existing license agreements with NASCAR (for so long as they are in effect). As part of this joint venture, 704Games manages day-to-day operations of the eNHPL and RTA provides certain intellectual property rights from RTA teams and supports the promotion of eNHPL events through their individual team social and digital platforms, team/sponsor websites, digital promotions, content with specific eNHPL drivers, integration with existing partners and more. This joint venture shall continue until dissolved by the approval of the board of Racing Pro League, LLC and each of 704Games and RTA, as members, or as required by law.

Epic Games

On August 11, 2020, through our wholly-owned subsidiary, MS Gaming Development LLC, we entered into a licensing agreement with Epic Games International (“Epic”) for worldwide licensing rights to Epic’s proprietary computer program known as the Unreal Engine 4. Pursuant to the agreement, we were granted a nonexclusive, nontransferable and terminable license to develop, market and sublicense (under limited circumstances and subject to conditions of the agreement) certain products using the Unreal Engine 4 for our next generation of games. In exchange for the license, the agreement requires us to pay Epic an initial license fee, royalties, support fees and supplemental license fees for additional platforms. During a two-year support period, Epic will use commercially reasonable efforts to provide us with updates to the Unreal Engine 4 and technical support via a licensee forum. After the expiration of the support period, Epic has no further obligation to provide or to offer to provide any support services. The agreement is effective until terminated under the provisions of the agreement; however, pursuant to the terms of the agreement, we can only actively develop new or existing authorized products during a five-year active development period, which terminates on August 11, 2025.

Arrangements with Console Manufacturers

Under the terms of agreements we have entered into with Sony and its affiliates and with Microsoft and its affiliates, we are authorized to develop and distribute disc-based and digitally-delivered software products and services compatible with PlayStation and Xbox consoles, respectively. Under these agreements with Sony and Microsoft, we have the non-exclusive right to use, for the specified term and in a designated territory, technology that is owned or licensed by them to publish our games on their respective consoles. With respect to our digitally-delivered products and services, the console manufacturers pay us either a wholesale price or a royalty percentage on the revenue they derive from their sales of our products and services. Our transactions for packaged goods products are made pursuant to individual purchase orders, which are accepted on a case-by case basis by Sony or Microsoft (or their designated replicators), as the case may be. For packaged goods products, we pay the console manufacturers a per-unit royalty for each unit manufactured. Many key commercial terms of our relationships with Sony and Microsoft, such as manufacturing terms, delivery times, policies and approval conditions, are determined unilaterally, and are subject to change by the console manufacturers.

The license agreements also require us to indemnify the console manufacturers for any loss, liability and expense resulting from any claim against the console manufacturer regarding our games and services, including any claims for patent, copyright or trademark infringement brought against the console manufacturer. Each license may be terminated by the console manufacturer or shall terminate if a breach or default by us is not cured after we receive written notice from the console manufacturer, or if we become insolvent. The console manufacturers are not obligated to enter into license agreements with us for any future consoles, products or services.

Product Development and Support

We develop and produce our titles using a model in which a group of creative, technical, and production professionals, including designers, producers, programmers, artists, sound engineers, and others in coordination with our marketing, finance, analytics, sales, and other professionals, has responsibility for the entire development and production process, including the supervision and coordination of, where appropriate, external resources. We believe this model allows us to deploy the best resources for a given task, by supplementing our internal expertise with top-quality external resources on an as-needed basis.

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In addition to our experienced development team consisting of approximately 56 employees, we rely on third-party software developers for the partial development of our titles. From time to time, we also acquire the license rights to publish and/or distribute software products that are, or will be, independently created by third-party developers. See “—Product Development and Support—Agreement with Studio397 B.V.” below for additional information.

We also provide various forms of product support. Central technology and development teams review, assess, and provide support to products throughout the development process. Quality assurance personnel are also involved throughout the development and production of published content. We subject all such content to extensive testing before public release to ensure compatibility with appropriate hardware systems and configurations and to minimize the number of bugs and other defects found in the products. To support our content, we generally provide rapid game support to players through various means, primarily online through our social media channels.

Agreement with Studio397 B.V.

On May 19, 2020, we entered into a software development and license agreement with Studio397 B.V. (“Studio397”), a company that specializes in realistic, accurate and engaging simulation racing experiences, which uses and makes available their rFactor Technology platform as a basis for bespoke game development. The rFactor Technology is used, for example, in providing car handling physics and performance. Pursuant to the agreement, Studio397 will develop certain software and software elements exclusively for us for the purpose of integrating and incorporating the rFactor Technology platform into our next generation NASCAR console game (“NASCAR NXT”), which we currently anticipate releasing in 2021, as well as any sequels. Additionally, Studio397 has granted us a non-exclusive, non-transferable, sublicensable worldwide license to install, reproduce, display, use and operate the rFactor Technology for the purposes of developing, modifying, testing, and evaluating NASCAR NXT. The arrangement requires us to pay a one-time license fee in two installments, the first of which was due upon signing the agreement and the second installment of which is due 60 days after NASCAR NXT is made available on the Steam platform, and an additional license fee for each additional platform for which NASCAR NXT will be developed on. We are also required to pay a monthly development fee subject to the satisfaction of certain development milestones. The agreement is effective for an indefinite term starting from May 19, 2020, subject to certain termination and rescission rights of the Company and termination rights of either party in the case of insolvency, bankruptcy or similar events.

Competition

The interactive entertainment industry is intensely competitive and new interactive entertainment software products and platforms are regularly introduced. We believe that the main competitive factors in the interactive entertainment industry include: product features, game quality, and playability; brand name recognition; compatibility of products with popular platforms; access to distribution channels; online capability and functionality; ease of use; price; marketing support; and quality of customer service.

We specifically compete with other publishers of virtual racing video games for console, PC, and mobile entertainment, including Codemasters and other major video game publishers and esports companies. In addition to third-party software competitors, integrated video game console hardware and software companies, such as Microsoft, Sony, and Nintendo, compete directly with us in the development of game titles for their respective platforms, including titles in the motorsport racing genre, even though they generally cannot create branded NASCAR, Le Mans or BTCC games for which we hold, or expect to hold, exclusive licenses, subject to certain limited exceptions. A number of software publishers have developed and commercialized, or are currently developing, online games for use by consumers, and we must compete with them for our audience base.

In a broad sense, we compete for the leisure time and discretionary spending of consumers with other interactive entertainment companies, as well as with providers of different forms of entertainment, such as film, television, social networking, music and other consumer products.

Seasonality in Our Business

Historically, we have seen a high degree of seasonality in our business and financial results due to the introduction of seasonal video game updates. We generally aim to synchronize these yearly video game updates with the start of the new racing season and race calendars. Overall, our sales volumes are strongest around the time we launch our new products and also tend to be stronger at the start of the NASCAR racing season. We expect similar patterns for new racing series we are or may be in the process of developing and publishing in the future. We have also historically experienced a higher demand for our games during our fourth calendar quarter due to seasonal holiday demand.

Corporate Conversion

We currently operate as a Florida limited liability company under the name Motorsport Gaming US LLC. Immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, Motorsport Gaming US LLC will convert into a Delaware corporation pursuant to a statutory conversion and change its name to Motorsport Games Inc. In order to consummate the corporate conversion, a certificate of conversion will be filed with the Secretary of State of the State of Delaware.

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Following and effective upon the consummation of the corporate conversion, 100% of the membership interests currently held by the Company’s sole member, Motorsport Network, will convert into an aggregate of (i)      shares of Class A common stock, based upon the value of the Company at the time of this offering with a value implied by the offering price of the shares of Class A common stock sold in this offering, and (ii)         shares of Class B common stock, representing all of the outstanding shares of Class B common stock. Motorsport Network will be the only holder of shares of our Class B common stock and will not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates. Any pledge of MSN Initial Class A Shares by Motorsport Network or its affiliates will not constitute a relinquishment of such beneficial ownership. The MSN Initial Class A Shares and shares of Class B common stock held by Motorsport Network will be adjusted in equal proportions for any stock dividend, stock split or similar transaction undertaken by the Company.

In connection with the corporate conversion, Motorsport Games Inc. will hold all property and assets of Motorsport Gaming US LLC, and all of the debts and obligations of Motorsport Gaming US LLC will become the debts and obligations of Motorsport Games Inc. by operation of law. Motorsport Games Inc. will be governed by a certificate of incorporation filed with the Delaware Secretary of State and bylaws, the material portions of each of which are described under the heading “Description of Capital Stock.”

On the effective date of the corporate conversion, the members of the board of managers of Motorsport Gaming US LLC will become the members of Motorsport Games Inc.’s board of directors and the officers of Motorsport Gaming US LLC will become the officers of Motorsport Games Inc.

The purpose of the corporate conversion is to reorganize our corporate structure so that the entity that is offering the Class A common stock to the offerees in this offering is a corporation rather than a limited liability company and so that our existing investor, Motorsport Network, will own our Class A common stock and our Class B common stock rather than membership interests in a limited liability company. References in this prospectus to our capitalization and other matters pertaining to our equity, membership interests or shares prior to the corporate conversion relate to the capitalization, equity and membership interests of Motorsport Gaming US LLC, and after the corporate conversion, to the capitalization, equity and shares of Motorsport Games Inc.

The consolidated financial statements included elsewhere in this prospectus are those of Motorsport Gaming US LLC and its subsidiaries. We expect that our conversion from a Florida limited liability company to a Delaware corporation will not have a material effect on our consolidated financial statements at the time of the corporate conversion.

Organizational Structure

The diagram below depicts our expected organizational structure upon completion of this offering and the corporate conversion.

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Motorsport Games Inc. is a Delaware corporation, which will be converted from a Florida limited liability company immediately prior to the effectiveness of the registration statement of which this prospectus forms a part as discussed above under “—Corporate Conversion.” Motorsport Games Inc. will serve as a holding company for a direct 82.2% interest in 704Games, 45% interest in Le Mans Esports Series Limited, and 100% ownership in MS Gaming Development LLC and Motorsport Games Limited. Our license agreements for the BTCC racing series are currently held through Motorsport Gaming US LLC. The Company is not engaged in any business or other activities other than in connection with its ownership interest of the four above-stated companies. The Company is based in Miami, Florida, USA.

704Games was formerly known as Dusenberry Martin Racing and changed its name to 704Games Company on February 28, 2017. 704Games was founded in January 2015 and is based in Charlotte, North Carolina. Motorsport Gaming US LLC acquired a controlling interest in 704Games pursuant to a Stock Purchase Agreement dated August 14, 2018. Our ownership interest in 704Games was increased to 82.2% from 53.5% following our purchases of shares of common stock of 704Games in August 2020 and October 2020. Our license agreements with NASCAR are held through 704Games.

Racing Pro League, LLC is a U.S.-based joint venture formed on March 1, 2019 between 704Games and RTA Promotions, LLC, an affiliate of RTA, to develop the eNHPL. Currently, 704Games owns 50% of the equity interests of such joint venture.

Le Mans Esports Series Limited is a UK-based company incorporated on March 5, 2019 in connection with forming a joint venture with ACO, the organizer of the 24 Hours of Le Mans endurance race. Through this joint venture, we are in the process of obtaining the rights to be the exclusive video game developer and publisher for the Le Mans race and the WEC, which we have entered into a binding letter of intent for and expect to obtain in the first quarter of 2021. Le Mans Esports Series Limited is based in Towcester, United Kingdom.

MS Gaming Development LLC is a Russia-based limited liability company registered on April 10, 2019 that holds a majority of our software and game development capabilities. MS Gaming Development LLC is based in Moscow, Russian Federation.

Motorsport Games Limited is a UK-based limited liability company based in Silverstone, United Kingdom that was incorporated in February 2020 and is a leading esports event organizer in the United Kingdom and internationally.

Upon completion of this offering, we will continue to be controlled by Motorsport Network, which will indirectly own approximately              % of the voting interest in us (or approximately             % if the underwriters exercise in full their option to purchase additional shares of our Class A common stock).

Employees

Our business relies on our ability to attract and retain the right team to enable us to be a leading game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world. We invest heavily in hiring and retaining talented people, particularly as we grow our business. Our headcount as of September 30, 2020 was 77 full-time employees, including 56 game developers located in the United States, the United Kingdom and the Russian Federation, none of which were covered by collective bargaining agreements. We believe that relations with our employees are generally good.

Government Regulation

We are subject to various federal, state and international laws and regulations that affect companies conducting business on the Internet and mobile platforms, including those relating to privacy, use and protection of player and employee personal information and data (including the collection of data from minors), the Internet, behavioral tracking, mobile applications, content, advertising and marketing activities (including sweepstakes, contests and giveaways), and anti-corruption. Additional laws in all of these areas are likely to be passed in the future, which could result in significant limitations on or changes to the ways in which we can collect, use, host, store or transmit the personal information and data of our customers or employees, communicate with our players, and deliver products and services, and may significantly increase our compliance costs. As our business expands to include new uses or collection of data that are subject to privacy or security regulations, our compliance requirements and costs will increase, and we may be subject to increased regulatory scrutiny.

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Facilities

Our corporate headquarters is located in Miami, Florida and consists of approximately 2,000 square feet of space under a lease that expires in May 2025.

We also lease offices in Orlando, Florida, Charlotte, North Carolina, Silverstone, England, and Moscow, Russia. We believe that we will be able to obtain additional space, as needed, on commercially reasonable terms.

Intellectual Property

Our business is based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, trademarks and copyrights, and trade secrets that we use to develop our games and to enable them to run properly on multiple platforms. Other intellectual property we create includes audio-visual elements, including graphics, music and interface design.

While most of the intellectual property we use is created by us, we have acquired rights to proprietary intellectual property. We have also obtained rights to use intellectual property through licenses and service agreements with third parties. These agreements typically limit our use of intellectual property to specific uses and for specific time periods.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and nondisclosure agreements with third parties. We also actively engage in monitoring and enforcement activities with respect to infringing uses of our intellectual property by third parties.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress and domain names to protect our games and other intellectual property. We typically own the copyright to the software code to our content, as well as the brand or title name trademark under which our games are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in certain locations outside the United States.

Legal Proceedings

As of the date hereof, we are not a party to any material legal or administrative proceedings. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest. We may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

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MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dmitry Kozko	37	Chief Executive Officer and Executive Chairman
Stephen Hood	43	President
Jonathan New	60	Chief Financial Officer
Neil Anderson	74	Director
Francesco Piovanetti	45	Director
Rob Dyrdek	46	Director
James William Allen	54	Director

There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Dmitry Kozko, Chief Executive Officer. Mr. Kozko has served as our Chief Executive Officer since January 2020 and has served as Executive Chairman since December 2020. A technology entrepreneur and author of more than two dozen patents, Mr. Kozko joined Motorsport Games from its parent company, Motorsport Network in January 2020, having held the positions of Senior VP of Operations and then COO at Motorsport Network since November 2018. Prior to joining Motorsport Network in January 2018, Mr. Kozko was the CEO of Ultracast, a live 360˚ video and virtual reality platform, and President of IC Realtime, a digital surveillance manufacturer, from February 2014 to November 2018. Mr. Kozko still currently serves as a member of the board of IC Realtime. Mr. Kozko formerly served as the President and Director of Net Element, Inc. (Nasdaq: NETE), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment, from December 2010 until February 2014 after taking Net Element public and completing the acquisition and integration of Unified Payments, a provider of transaction processing services and payment enabling technologies that was recognized by Inc. Magazine as the fastest growing private company in the United States in 2012. We believe that Mr. Kozko is qualified to serve on our board of directors because of his extensive leadership and technology experience.

Stephen Hood, President. Mr. Hood has served as our President since April 2019. Mr. Hood has also served as President of Motorsport Games Limited, our UK subsidiary, since February 2020 and as a director of 704Games since September 2018. Previously, Mr. Hood served as Head of Esports for Autosport Media UK Limited, a subsidiary of Motorsport Network, from July 2018 to March 2019. Prior to joining Motorsport Network, Mr. Hood served as Executive Producer at Dovetail Games, a UK-based producer of digital hobbies, from September 2016 to May 2018 and as a Creative Director from December 2014 to September 2016. Mr. Hood was employed at Codemasters, a British video game developer and publisher, as Creative Director from November 2011 to December 2013 and as Chief Game Designer from March 2009 to November 2011. Prior to that, Mr. Hood was Design Manager at Ideaworks Game Studio, a British video game developer, from August 2006 to October 2008 and a Senior Designer at renowned British developer Lionhead Studios Limited from 2004 to 2006. He also has held various positions as Design Director and Design Manager with other video game producers. Mr. Hood is a BAFTA award winning developer (Best Simulation, The Movies and Best Sports Game, Formula One 2010) with particular expertise in building creative teams and designing and managing the development of complex video game projects and services.

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Jonathan New, Chief Financial Officer. Jonathan New has served as our Chief Financial Officer since January 2020. Prior to joining the Company, Mr. New was Chief Financial Officer of Blink Charging Co. (Nasdaq: BLNK), an owner, operator and provider of electric vehicle charging equipment and networked electric vehicle charging services, from July 2018 to January 2020. Prior to Blink Charging Co., Mr. New was Chief Financial Officer of Net Element, Inc. (Nasdaq: NETE), a global technology and value-added solutions group that supports electronic payments acceptance in a multi-channel environment, from 2008 to July, 2018. He has a career of leading rapidly growing businesses through levels of increasing success, with experience in directing strategies in accounting, operations, financial planning and analysis, information technology, human resources, mergers and acquisitions (“M&A”), taxation and investor relations. Mr. New obtained his BS in Accounting from Florida State University and began his career with Accenture. He is a member of the Florida Institute of Certified Public Accountants and the American Institute of Certified Public Accountants. We believe that Mr. New is qualified to serve on our board of directors because of his extensive finance experience.

Neil Anderson has served as a member of our board of directors since December 2020. Mr. Anderson previously practiced as an attorney with the law firm of Sullivan & Cromwell LLP from 1971 to 2013. Mr. Anderson was a partner at Sullivan & Cromwell from 1979 to 2008 and of counsel to the firm from 2009 to 2013. During the period he was a partner, Mr. Anderson was actively involved in corporate matters, focusing primarily on M&A transactions, both domestically and internationally. Between 2000 and 2002, Mr. Anderson served as the head of Sullivan & Cromwell’s M&A practice in Europe, resident in the firm’s London office. Mr. Anderson has been a frequent speaker and faculty member on professional seminars and programs dealing with M&A and related matters. Mr. Anderson holds a J.D. and an A.B. from Columbia University. We believe that Mr. Anderson is qualified to serve on our board of directors because of his extensive legal and M&A experience.

Francesco Piovanetti has served as a member of our board of directors since December 2020. Mr. Francesco Piovanetti is the Chief Executive Officer and Director of both Arco Capital Corporation, Ltd., a provider of financial investment services, and Arco Global Management LLC, an investment management and consulting firm. He has served in various Arco roles since 2006. Mr. Piovanetti has more than twenty-five years of experience working in various areas of asset management, emerging markets, real estate, corporate finance, capital markets and investment banking. Mr. Piovanetti served as the Chief Executive Officer and Chief Financial Officer of Cazador Acquisition Corp. Ltd. (formerly Nasdaq: CAZA) from April 2010 to June 2012. From 2003 to 2006, he served as a Managing Director at an alternative asset management firm. From 1997 to 2003, he was employed as an Analyst and later as an Associate, a Vice President and then as a Director at Deutsche Bank in its Structured Capital Markets Group, which executed proprietary and client arbitrage transactions. From 1995 to 1997, he served as Senior Analyst in Deloitte & Touche LLP’s Corporate Finance Group where he consulted in the areas of commercial lending, M&A, management buyouts, capital sourcing and valuation services. Mr. Piovanetti received a B.A. in Economics and a B.S. in Finance from Bryant University, and an M.B.A. in Finance from Columbia Business School. We believe that Mr. Piovanetti is qualified to serve on our board of directors because of his extensive finance experience.

Rob Dyrdek has served as a member of our board of directors since December 2020. Mr. Dyrdek is the founder of Dyrdek Machine, a full-service venture studio that helps entrepreneurs design, share, build and invest in their ideas and turn them into sustainable and successful businesses, and has served as its Chief Executive Officer since January 2016. Since 2013, Mr. Dyrdek has also served as Co-President of Superjacket, an end-to-end, all media production company co-founded by Mr. Dyrdek. Mr. Dyrdek is also a successful entrepreneur, content creator and media personality well versed in all aspects of the entertainment and consumer facing media business. Mr. Dyrdek started his first company at the age of eighteen and has since built multiple brands in categories ranging from footwear, apparel and eyewear to gaming and entertainment. Mr. Dyrdek founded the world’s first true professional skateboarding league, Street League Skateboarding, in 2010. He co-created, executive produced and starred in his first television show, Rob & Big on MTV from 2006 to 2008 and subsequently created, executive produced and starred in Rob Dyrdek’s Fantasy Factor from 2009 to 2015. We believe that Mr. Dyrdek is qualified to serve on our board of directors because of his extensive business, branding, media, and entertainment experience.

James William Allen has served as a member of our board of directors since December 2020. Mr. Allen has served as President of Motorsport Network, our parent company, since October 2018. Prior to serving as President of Motorsport Network, Mr. Allen served as President EMEA of Motorsport Network from April 2018 to October 2018 and Director of Speed Merchants Ltd, a Motorsport Network affiliate, from July 2017 to April 2018. Prior to joining Motorsport Network, Mr. Allen served as a correspondent and commentator for various media outlets, including BBC, ESPN, ITV and Financial Times, and has 30 years’ experience at the front line of international motorsports. Mr. Allen is an expert in F1, Formula E, Le Mans, IndyCar and many other racing series with deep relationships with rights holders, federations, original equipment manufacturers (OEM), teams, drivers, brands and agencies. Mr. Allen holds an undergraduate BA and MA (Masters) degree in English and Modern Languages from the University of Oxford. We believe that Mr. Allen is qualified to serve on our board of directors because of his deep understanding of international motorsports and extensive experience in content creation, digital media and broadcast.

Family Relationships

There are no family relationships among any of the directors or executive officers.

Board Structure

Upon the closing of this offering, our board of directors will consist of five members. In accordance with our certificate of incorporation that will be in effect upon completion of this offering, immediately after this offering, our board of directors will be divided into two classes with staggered two-year terms. Subject to the rights of the holders of any series of our preferred stock then outstanding, each director will serve for a term ending on the date of the second annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I will serve for a term expiring at our first annual meeting of stockholders held after our certificate of incorporation becomes effective upon completion of this offering. Each director initially assigned to Class II shall serve for a term expiring at our second annual meeting of stockholders held after the effectiveness of our certificate of incorporation upon completion of this offering. The term of each director will continue until the election and qualification of his or her successor and be subject to his or her earlier death, disqualification, resignation or removal.

Upon the closing of this offering, our directors will be divided among the two classes as follows:

●	the Class I directors will be and , whose terms will expire at the first annual meeting of stockholders to be held following the completion of this offering; and
●	the Class II directors will be , and , whose terms will expire at the second annual meeting of stockholders to be held following the completion of this offering.

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Our board of directors may establish the authorized number of directors from time to time by resolution. We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of approximately one half of the directors. The division of our board of directors into two classes with staggered two-year terms may delay or prevent a change of our management or a change in control.

Status as a Controlled Company under the Nasdaq Listing Rules

Upon completion of this offering, Motorsport Network will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the Nasdaq Listing Rules. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

●	the requirement that a majority of the board of directors consist of independent directors;
●	the requirement that our nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
●	the requirement that our compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	the requirement for an annual performance evaluation of our corporate governance and compensation committees.

We do not currently expect or intend to rely on any of these exemptions, but there can be no assurance that we will not rely on these exemptions in the future. If we were to utilize some or all of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq rules regarding corporate governance.

Director Independence

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, we expect that our board of directors will affirmatively determine that Messrs. Anderson, Piovanetti and Dyrdek do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our board of directors will consider the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Committees of our Board of Directors

Our board of directors will establish three standing committees: an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below as of the completion of this offering. Following the closing of this offering, each committee’s charter will be posted on the investor relations section of our website. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

Our audit committee will consist of Messrs. Anderson, Piovanetti and Dyrdek, each of whom, our board of directors will determine, satisfies the independence requirements under the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. The chair of our audit committee will be Mr. Piovanetti, whom our board of directors will determine is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements.

The primary purpose of the audit committee will be to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee will include:

●	helping our board of directors oversee our corporate accounting and financial reporting processes;
●	reviewing and discussing with management all press releases regarding our financial results and any other information provided to securities analysts and rating agencies, including any non-GAAP financial information;
●	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually that describes our internal quality control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law;
●	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm;
●	considering and presenting, jointly with our nominating and corporate governance committee, to the board of directors for adoption a code of business conduct and ethics for all employees and directors; and
●	reviewing and investigating conduct alleged by the board of directors to be in violation of our code of business conduct and ethics, and adopting as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct.

Our audit committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Compensation Committee

Our compensation committee will consist of Messrs. Anderson and Piovanetti, each of whom, our board of directors will determine, is independent under the Nasdaq Listing Rules and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The chair of our compensation committee will be Mr. Anderson.

The primary purpose of our compensation committee will be to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee will include:

●	reviewing and advising the board of directors concerning our overall compensation, philosophy, policies and plans, including reviewing both regional and industry compensation practices and trends;
●	determining any peer group used for executive compensation comparison purposes;
●	reviewing and approving corporate and personal performance goals and objectives relevant to the compensation of all executive officer executive officers, and making recommendations to the board of directors regarding all executive officer executive compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites);

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●	reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;
●	reviewing and discussing with management the disclosures regarding executive compensation to be included in our public filings or shareholder reports;
●	reviewing and recommending to our board of directors the compensation paid to our directors;
●	overseeing succession planning for executive officers jointly with our nominating and corporate governance committee; and
●	reviewing key strategic human resource activities, including those relating to diversity, training and recruitment.

Our compensation committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Nominating and Governance Committee

Our nominating and governance committee will consist of Messrs. Anderson and Piovanetti, each of whom, our board of directors will determine, is independent under the Nasdaq Listing Rules. The chair of our nominating and governance committee will be Mr. Anderson.

Specific responsibilities of our nominating and corporate governance committee will include:

●	evaluating and selecting, or recommending to our board of directors nominees for each election of directors, except that if we are at any time legally required by contract or otherwise to provide any third party with the ability to nominate a director, our nominating and governance committee need not evaluate or propose such nomination, unless required by contract or requested by our board of directors;
●	determining criteria for selecting new directors, including desired board skills, experience and attributes;
●	considering any nominations of director candidates validly made by our stockholders;
●	reviewing and making recommendations to our board of directors concerning qualifications, appointment and removal of committee members;
●	developing, recommending for approval by our board of directors and reviewing on an ongoing basis the adequacy of the corporate governance principles applicable to us, including, but not limited to, director qualification standards, director responsibilities, committee responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession and annual performance evaluation;
●	considering and presenting, jointly with our audit committee, to the board of directors for adoption a code of business conduct and ethics;
●	reviewing and recommending to our board of directors changes to our bylaws as needed;
●	developing orientation materials for new directors and corporate governance-related continuing education for all directors; and
●	overseeing succession planning for executive officers jointly with our compensation committee.

Our nominating and corporate governance committee will operate under a written charter, to be effective prior to the completion of this offering, that satisfies the applicable Nasdaq listing standards.

Code of Business Conduct and Ethics

In connection with this offering, we intend to adopt a written code of business conduct and ethics. Our code of business conduct and ethics is intended to document the principles of conduct and ethics to be followed by all of our directors, officers and employees. Its purpose is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest. Following the closing of this offering, the full text of our code of business conduct and ethics will be posted on the investor relations section of our website. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of these provisions, on our website or in filings under the Exchange Act.

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Executive Compensation

We have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. In accordance with these rules, we had one “named executed officer” for fiscal year 2019, which was Stephen Hood, who served as our President. Dmitry Kozko, our current Chief Executive Officer, and Jonathan New, our current Chief Financial Officer, were appointed to their respective positions with the Company in January 2020.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs and arrangements summarized in this discussion, including the terms of the Motorsport Games Inc. 2021 Equity Incentive Plan, referred to below as the 2021 Plan, which we expect will become effective immediately prior to the consummation of this offering.

2019 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officer for the fiscal years indicated below.

Name and Principal Position	Fiscal Year	Salary	All Other Compensation		Total
Stephen Hood(1)(2)	2019	$136,743	$1,260	(3)	$138,003
President

(1) Mr. Hood was appointed to serve as our President effective April 1, 2019. Mr. Hood was paid in British pounds for fiscal year 2019. The amounts included in the table above were determined by converting to U.S. dollars using the exchange rate in effect on December 31, 2019 (approximately 1 British pound sterling = 1.277 U.S. dollars).

(2) Mr. Hood did not earn any bonus and was not granted any stock or option awards for fiscal 2019.

(3) Represents the Company’s contribution to a defined contribution plan in Mr. Hood’s name in the United Kingdom.

Elements of the Company’s Executive Compensation Program

For fiscal year 2019, the compensation for our named executive officer generally consisted of a base salary, standard employee benefits and a retirement plan. Following the consummation of this offering, we may also grant equity awards and cash bonuses as part of our executive compensation program for named executive officers, as determined by our board of directors or our compensation committee.

Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities. Base salaries may be increased based on the individual performance of the named executive officer, Company performance, any change in the executive’s position within our business, the scope of his or her responsibilities and any changes thereto. Base salaries may also be increased as required under the terms of a named executive officer’s employment agreement, as applicable.

Cash Bonus

From time to time our board of directors or compensation committee may approve bonuses for our named executive officers based on individual performance, company performance or as otherwise determined appropriate.

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Equity Compensation

In connection with this offering, we intend to adopt the 2021 Plan in order to facilitate the grant of equity awards to our employees, consultants, and directors for the purposes of obtaining and retaining services of these individuals, which we believe is essential to our long-term success. It is anticipated that the 2021 Plan will become effective immediately prior to the consummation of this offering. For additional information about the 2021 Plan, see “Incentive Compensation Plan” below.

Other Elements

We provide various employee benefit programs to our named executive officers, including health and life insurance benefits, which are generally available to all of our employees. We also currently maintain a 401(k) retirement savings plan for our U.S. employees, including our U.S.-based named executive officers, who satisfy certain eligibility requirements, and a similar retirement savings plan for our employees in the United Kingdom.

2019 Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards held as of December 31, 2019 by our named executive officer.

Executive Employment Arrangements

Employment Agreement with Dmitry Kozko

We are party to an employment agreement, effective as of January 1, 2020, with Dmitry Kozko, our Chief Executive Officer, for a term expiring on December 31, 2024. After such term expires, Mr. Kozko will be employed as an employee “at will.” Mr. Kozko’s base salary will be $500,000 per annum, subject to annual increases to 103% of the base salary paid to Mr. Kozko in the prior calendar year. Pursuant to the employment agreement, Mr. Kozko will serve on our board of directors upon consummation of this offering until such time as Mr. Kozko’s employment with us is terminated for any reason.

In the event Mr. Kozko’s employment is terminated by us during the term of the employment agreement without “Cause” or by Mr. Kozko for “Good Reason” (as such terms are defined in such employment agreement), Mr. Kozko will be entitled to (i) payment of any unpaid base salary, (ii) continuation of payment of his base salary from the effective date of such termination to the earlier of expiration of 12 months after the date of such termination or to the end of the term of the employment agreement and (iii) reimbursement of his business expenses if any are then due. In addition, upon such termination, all of his (if any) unvested stock awards or stock option awards pursuant to our equity incentive plans (including the 2021 Plan) will be deemed vested on the effective date of such termination. Further, all of his (if any) unvested stock awards or stock option awards pursuant to our equity incentive plans (including the 2021 Plan) will vest upon a “Change in Control” (as such term is defined in such employment agreement) if it occurs during Mr. Kozko’s employment with the Company.

Mr. Kozko is entitled to participate (in addition to the additional incentive compensation described below) in all equity incentive plans generally available to our executive officers, subject to our compensation committee determining any awards and performance metrics for such awards under any such plans.

Mr. Kozko is entitled to the following additional incentive compensation outside of our equity incentive plans, including the 2021 Plan (the “Additional CEO Incentive”):

(a) If (i) a liquidity event of the Company occurs that results in the Company’s valuation of at least $100,000,000 and (ii) an occurrence, pursuant to the applicable loan documents, of the triggering event for the repayment by us to Motorsport Group, LLC, Motorsport Network, LLC and/or their affiliates of the aggregate amount of investment by such parties in us and our subsidiaries through the date of consummation or closing of such liquidity event, as applicable, has occurred, we will issue as promptly as practicable to Mr. Kozko (1) such number of shares of our Class A common stock that would constitute 1.0% of the total shares of our Class A common stock expected to be issued and outstanding (on a fully diluted basis) immediately upon the closing of the initial liquidity event (the “Initial Shares Award”) and (2) a stock option award for such number of shares of our Class A common stock that would constitute 2.0% of the total shares of our Class A common stock expected to be issued and outstanding (on a fully diluted basis) immediately upon the closing of the initial liquidity event (the “Initial Option Award,” and together with the Initial Shares Award, the “Initial Award”).

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A liquidity event includes, with respect to the Company, a sale or exchange of capital stock, a merger or consolidation, a recapitalization, a tender or exchange offer, a leveraged buy-out, in each case to an unaffiliated purchaser or the Company or its parent causing a sale by the Company and its subsidiaries of substantially all of the Company’s and its subsidiaries consolidated assets to an unaffiliated purchaser, an initial public offering of the Company’s equity securities (“IPO”), including the offering contemplated hereby, or any monetization event of the Company (together with its subsidiaries), but only so long as in each such transaction, sale, reorganization, merger, recapitalization, tender or exchange offer, buy-out, monetization event or IPO, Motorsport Group, LLC, Motorsport Network, LLC and/or their affiliates receive in full the aggregate amount of their investment in the Company and its subsidiaries. In the case of an IPO, the Company’s valuation will be the market capitalization based on the initial public offering price in the offering and for any other liquidity event, the Company’s valuation will be on a cash-free, debt-free basis based on the consideration paid or payable in such liquidity event.

Mr. Kozko will have an option, in his discretion, to replace all or a portion of his Initial Shares Award with a cash payment of up to $1,000,000. By way of example only: if Mr. Kozko opts to replace one-half of his Initial Shares Award with a cash payment, the cash amount would be $500,000; if Mr. Kozko opts to replace his entire Initial Shares Award with a cash payment, the cash amount would be $1,000,000. Pursuant to Mr. Kozko’s employment agreement, the Company will gross up the amount of such cash payment by increasing the gross amount of such cash payment to Mr. Kozko to account for the taxes withheld from or attributable to such payment.

(b) Subject to satisfaction of the conditions set forth in paragraph (a) above, the amount of stock options for the shares of our Class A common stock to be issued to Mr. Kozko will be increased from time to time in the percentage increments set forth below if either:

(1)	in the event of a liquidity event that is an IPO that results in the listing of our Class A common stock on a major stock exchange such as Nasdaq or the New York Stock Exchange (“IPO”) and at all times after the IPO so long as our Class A common stock is traded on a major stock exchange such as Nasdaq or NYSE, our market capitalization targets (summarized below) are achieved from time to time by us (such targets will be deemed achieved if during any 60 consecutive calendar days, the average closing trading price of our Class A common stock corresponds to the market capitalization targets (summarized below)); or

(2)	in the event of a liquidity event that is not an IPO and so long as our Class A common stock is not traded on a major stock exchange such as Nasdaq or NYSE, our valuation targets summarized below are achieved by us. The percentage increments described in this paragraph will be the percentage of the total shares of our Class A common stock issued and outstanding on a fully diluted basis on the date of the applicable issuance.

The percentage of increase in the number of stock options to be issued to Mr. Kozko will be 0.2% of the total shares of our Class A common stock issued and outstanding on a fully diluted basis on the date of the applicable issuance for each $50,000,000 incremental increase of the Company’s market capitalization target or valuation target (as applicable) in excess of $100,000,000, provided, however, that the percentage of increase in the number of stock options to be issued to Mr. Kozko will be 1.5% of the total shares of our Class A common stock issued and outstanding on a fully diluted basis on the date of the applicable issuance for the incremental increase of the Company’s market capitalization target or valuation target (as applicable) from $950,000,000 to $1,000,000,000. There will be no more incremental increases after the $1,000,000,000 threshold is reached.

Such shares and stock option issuances pursuant to the Additional CEO Incentive have been approved by the sole manager of Motorsport Gaming US LLC, our predecessor, and are expected to be ratified by our compensation committee prior to the consummation of this offering. The shares and stock options will be issued to Mr. Kozko in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(a)(2) of the Securities Act and the resale of such shares will be restricted subject to compliance with applicable law, including the Securities Act.

The per share exercise price for any stock options issuable to Mr. Kozko pursuant to the Additional CEO Incentive may not be less than the fair market value of a share of our Class A common stock on the date of grant. In the case of an Initial Option Award issued in connection with an IPO (if the applicable liquidity event that triggers such award is an IPO), the per share exercise price will be equal to the initial public offering price in the offering.

Other than the Initial Award that will vest immediately upon issuance, all other stock options issuable to Mr. Kozko pursuant to the Additional CEO Incentive will be subject to vesting in three equal installments during the three-year period after the date of issuance of the applicable stock options (i.e., 1/3rd vesting on the date that is 12 months after the issuance of the applicable stock options, 1/3rd vesting on the date that is 24 months after the issuance of the applicable stock options and 1/3rd vesting on the date that is 36 months after the issuance of the applicable stock options), but only so long as Mr. Kozko continues to be employed by the Company as of each such vesting date. Further, all stock options issuable to Mr. Kozko pursuant to the Additional CEO Incentive will expire ten years from the date of grant.

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However, (a) if Mr. Kozko’s employment is terminated at any time during the term of the employment agreement by the Company for any reason (including in the event of death or disability) other than for Cause or by Mr. Kozko for Good Reason, or in the event of a Change in Control during Mr. Kozko’s employment, then (1) all earned but not yet vested stock options issued pursuant to the Additional CEO Incentive will vest upon such termination or the effective date of such Change in Control (as applicable) and (2) the vested shares and/or stock options issued pursuant to the Additional CEO Incentive will not be forfeited by Mr. Kozko; and (b) in the event his employment is terminated at any time during the term of his employment agreement either (1) by him for any reason (other than Good Reason) or (2) by us for Cause, all unvested stock options issued pursuant to the Additional CEO Incentive will be forfeited by Mr. Kozko.

Offer Letter with Jonathan New

We gave Jonathan New an offer letter, dated October 19, 2020, which was effective as of January 3, 2020, confirming his position as our Chief Financial Officer with a starting date of January 3, 2020. Mr. New’s employment with the Company is at-will. Pursuant to the offer letter, Mr. New is entitled to a base salary of $240,000 per year, plus a $60,000 cash bonus per year. Mr. New is also entitled to receive an annual stock option award for such number of shares of our Class A common stock that will equal his then applicable annual base salary divided by the closing trading price of our Class A common stock on the date of each such grant, which will vest in three equal annual installments from the date of grant. For 2021, Mr. New will be eligible for an additional cash bonus of up to $250,000 (subject to the applicable withholding and deductions) available at our CEO’s discretion and subject to certain performance criteria to be established by our CEO. Further, Mr. New will also be eligible to receive a one-time cash bonus in the following amounts and subject to the following terms: (a) a cash bonus of $150,000 (subject to the applicable withholding and deductions) if we consummate this offering, such bonus payable to Mr. New 90 days after the consummation of this offering; and (b) a cash bonus of $150,000 (subject to the applicable withholding and deductions) if we consummate a private offering of our securities either concurrently or prior to this offering.

Employment Agreement with Stephen Hood

On June 26, 2018, Stephen Hood entered into an employment agreement with Autosport Media UK Limited, a subsidiary of Motorsport Network, to serve as Head of eSports. On April 5, 2019, the parties agreed that Mr. Hood would transition to President of Motorsport Games, effective April 1, 2019. On October 1, 2020, Mr. Hood entered into a new employment agreement with our UK subsidiary, Motorsport Games Limited, to serve as President of Motorsport Games, which replaced Mr. Hood’s prior employment agreement. Pursuant to this new employment agreement, Mr. Hood is currently entitled to a base salary of £145,000 per year, is eligible to receive a discretionary bonus and has the right to participate in the Company’s group pension plan for UK employees. In addition, other than in connection with a termination for cause as specified in the agreement, the Company must provide Mr. Hood notice in writing three months in advance of any termination of employment. However, the Company may terminate Mr. Hood immediately by paying a sum equal to his gross basic salary (less any deductions) in lieu of this notice period or any remaining part of it. In connection with this offering, we expect to provide Mr. Hood a new employment agreement pursuant to which Mr. Hood’s gross salary will increase to $230,000 (to be paid in pounds sterling at the then applicable exchange rate) with the other terms of his current employment agreement remaining substantially the same. Pursuant to the new employment agreement, Mr. Hood will also be entitled to receive an annual stock option award for such number of shares of our Class A common stock that will equal his then applicable annual base salary divided by the closing trading price of our Class A common stock on the date of each such grant, which will vest in three equal annual installments from the date of grant.

Incentive Compensation Plan

We believe that our ability to grant equity-based awards is a valuable compensation tool that enables us to attract, retain, and motivate our employees, consultants, and directors by aligning their financial interests with those of our stockholders. Accordingly, our board of directors and stockholders are expected to adopt the 2021 Plan, which we expect will become effective immediately prior to the consummation of this offering. The principal features of the 2021 Plan are summarized below. This summary is qualified in its entirety by reference to the actual text of the 2021 Plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Awards. The 2021 Plan permits the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, and performance share awards (each, an “Award”) to certain Eligible Persons (as defined below).

Eligibility. Employees, non-employee directors, consultants and independent contractors of the Company (“Eligible Persons”) designated by the compensation committee of our board of directors are eligible to receive grants of Awards under the 2021 Plan.

Administration. Except with respect to Awards granted to non-employee directors, the 2021 Plan will be administered by our compensation committee. With respect to Awards granted to non-employee directors, our board of directors serves as the “committee.” Our compensation committee has authority and discretion to determine the Eligible Persons to whom Awards are granted (“Participants”) and, subject to the provisions of the 2021 Plan, the terms of all Awards under the 2021 Plan. Pursuant to the charter of our compensation committee, the outside members of our board of directors will approve Awards to our Chief Executive Officer. Subject to the provisions of the 2021 Plan, our compensation committee has authority to interpret the 2021 Plan and agreements under the 2021 Plan and to make all other determinations relating to the administration of the 2021 Plan.

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Share Available. The maximum number of shares of our Class A common stock that may be issued under the 2021 Plan will be              shares, subject to adjustment in the event of any stock split or reverse stock split of our Class A common stock. The number of shares of Class A common stock delivered to the Company as payment for the exercise price of, or in satisfaction of withholding taxes arising from, options or other Awards granted under the 2021 Plan will be made available for grant under the 2021 Plan. If any shares of restricted Class A common stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the Class A common stock covered by the Award being issued (including Class A common stock not issued to satisfy withholding taxes), such Class A common stock will again be available for the grant of additional Awards. Substitute awards do not count against the number of shares of Class A common stock that may be issued under the 2021 Plan.

Options. The 2021 Plan authorizes the grant of nonqualified stock options and incentive stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an option permits the participant to purchase Class A common stock from the Company at a specified exercise price per share. The maximum number of share of Class A common stock issuable upon the exercise of incentive stock options is            . Options granted under the 2021 Plan are exercisable upon such terms and conditions as our compensation committee shall determine, subject to the terms of the 2021 Plan. The per share exercise price of all options granted under the 2021 Plan may not be less than the fair market value of a share of Class A common stock on the date of grant. The 2021 Plan provides that the term during which options may be exercised is determined by our compensation committee, except that no option may be exercised more than ten years after its date of grant.

SARs. The 2021 Plan authorizes our compensation committee to grant SARs. A SAR entitles the participant upon exercise to receive without cash payment to the Company, Class A common stock, or a combination of cash and Class A common stock, having a value equal to the appreciation in the fair market value of the Class A common stock covered by the SAR from the date of grant of the SAR (or, if the SAR relates to an option, the date of grant of the related option). The period during which a SAR may be exercised is determined by our compensation committee, except that a SAR may not be exercised more than ten years after its date of grant.

Restricted Stock Awards. The 2021 Plan authorizes our compensation committee to grant restricted stock awards. Class A common stock covered by a restricted stock award are restricted against transfer and subject to forfeiture and any other terms and conditions as our compensation committee determines, subject to the terms of the 2021 Plan. These terms and conditions may provide, in the discretion of our compensation committee, for the vesting of awards of restricted stock to be contingent upon the achievement of continued employment or one or more performance goals.

Restricted Stock Units. Restricted stock unit awards granted under the 2021 Plan are contingent awards of Class A common stock (or the cash equivalent thereof). Unlike in the case of awards of restricted stock, Class A common stock is not issued immediately upon the award of restricted stock units, but instead Class A common stock is issued upon satisfying such terms and conditions as our compensation committee may specify, subject to the terms of the 2021 Plan, including the achievement of performance goals.

Performance Share Awards. The 2021 Plan authorizes the grant of performance awards. Performance awards provide for payments of cash, or the issuance of Class A common stock, options or SARs, or a combination thereof, contingent upon the attainment of one or more performance goals (described below) that our compensation committee establishes. The minimum period with respect to which performance goals are measured is one year (pro-rated in the case of a newly hired employee), except in the event of a change of control. For purposes of the limit on the number of Class A common stock with respect to which an employee may be granted Awards during any calendar year, a performance award is deemed to cover the number of Class A common stock equal to the maximum number of Class A common stock that may be issued upon payment of the Award. The maximum cash amount that may be paid to any employee pursuant to all performance awards granted to the employee during a calendar year may not exceed $5 million.

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Capital Adjustments. Upon a change in the outstanding Class A common stock by reason of a stock dividend, stock split, or reverse stock split (“capital stock change”), unless otherwise determined by our compensation committee on or prior to the date of the capital stock change, each of the following shall, automatically and without need for compensation committee action, be proportionately adjusted:

●	the number of shares of Class A common stock subject to outstanding Awards;
●	the per share exercise price of options and the per share base price upon which payments under SARs are determined; and
●	the aggregate number of shares of Class A common stock as to which Awards thereafter may be granted under the 2021 Plan.

If the outstanding Class A common stock changes as a result of a capital stock change, recapitalization, reclassification, extraordinary cash dividend, combination or exchange of shares, merger, consolidation or liquidation, our compensation committee shall, as it deems equitable in its discretion, substitute or adjust:

●	the number and class of securities subject to outstanding Awards;
●	the type of consideration to be received upon exercise or vesting of an Award;
●	the exercise price of options and base price upon which payments under SARs are determined; or
●	the aggregate number and class of securities for which Awards may be granted under the 2021 Plan.

Except as otherwise provided in an Award Agreement or other written document such as an employment agreement or a change of control agreement, if a Change of Control (as defined in the 2021 Plan) occurs and Awards are not converted, assumed, or replaced by a successor, all outstanding Awards will become fully exercisable and all restrictions on outstanding Awards shall lapse. Upon, or in anticipation of, such an event, our compensation committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the committee determines.

Exercise of Options or SARs. An option or SAR may be exercised by a participant delivering to the Company a notice of exercise and, in the case of options, full payment for the Class A common stock with respect to which the option is exercised. To the extent authorized by our compensation committee or provided for in the award agreement, payment may be made (a) by delivery of unencumbered Class A common stock valued at fair market value on the date of exercise, (b) pursuant to the broker-assisted cashless exercise or (c) by the Company withholding Class A common stock that would otherwise be issued in connection with the exercise of the option (“net exercise”).

Under the net exercise provisions, a participant may surrender to the Company an option (or a portion of the option) that has become exercisable and receive a whole number of shares of Class A common stock valued as the difference of (a) the fair market value of the Class A common stock subject to the option that is being surrendered over (b) the exercise price, plus any amount for fractional shares of Class A common stock.

No Loans. The 2021 Plan expressly prohibits Company loans to the Company’s executive officers and directors, including without limitation a loan in conjunction with the exercise of an option or SAR.

Transferability. Awards granted under the 2021 Plan may not be transferred, assigned, alienated or encumbered, except as otherwise provided in the agreement relating to an Award to (a) a Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or shareholders or (d) for charitable donations.

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Termination and Amendment. Our board of directors may amend or terminate the 2021 Plan at any time. However, our board of directors may not amend or terminate the 2021 Plan without the approval of (a) the Company’s stockholders (i) if the amendment relates to the re-pricing of options and SARs or (ii) if stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected participant if the amendment or termination would adversely affect the participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Modification of Awards; No Re-pricing. Our compensation committee may modify the terms of outstanding Awards. However, except to reflect capital stock changes, neither options nor SARs may be (a) modified to reduce their exercise prices, (b) cancelled or surrendered in consideration for the grant of new options or SARs with a lower exercise price or (c) cancelled or surrendered in exchange for cash or another Award (other than in connection with a substitute award or a change of control).

Substitution of Awards. Awards may, in our compensation committee’s discretion, be granted in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or any subsidiary. Substitute Awards do not count against (a) the Class A common stock subject to issuance under the 2021 Plan or (b) the limit on Class A common stock that may be granted to an Eligible Person in a calendar year.

Withholding. The Company is generally required to withhold tax on the amount of income recognized by a participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of Class A common stock otherwise issuable pursuant to an Award, or (c) delivery to the Company by the participant of unencumbered Class A common stock.

Term of the 2021 Plan. Unless sooner terminated by our board of directors, the 2021 Plan will terminate on          , 2030. Once the 2021 Plan is terminated, no further Awards may be granted or awarded under the 2021 Plan. Termination of the 2021 Plan will not affect the validity of any Awards outstanding on the date of termination.

Clawback. Awards granted under the 2021 Plan are subject to cancellation, forfeiture and recovery in accordance with any compensation recovery policy that may be adopted by the Company after the date of the 2021 Plan, including any compensation recovery policy adopted pursuant to the requirements of Section 954 of the Dodd- Frank Wall Street Reform and Consumer Protection Act of 2010.

Actions Taken in Connection with This Offering

In connection with this offering and to provide additional retention incentives, we intend to grant, effective on the date that the registration statement of which this prospectus forms a part becomes effective:

●	stock options under the 2021 Plan to purchase an aggregate of shares of our Class A common stock to certain employees at an exercise price per share equal to the initial public offering price in this offering, including stock options to purchase , and shares of our Class A common stock to Messrs. Kozko, New and Hood, respectively, which will vest in three equal annual installments from the date of grant;

●

stock options under the 2021 Plan to purchase an aggregate of           shares of our Class A common stock to our non-employee directors at an exercise price per share equal to the initial public offering price in this offering, which will vest one year from the date of grant and are intended to constitute the 2020 annual grant under our non-employee director compensation policy (see “—Director Compensation”); and

●

              shares of our Class A common stock under the 2021 Plan to each of Neil Anderson and Rob Dyrdek, members of our board of directors, which represents a stock award equal to $50,000 to each of Messrs. Anderson and Dyrdek divided by the initial public offering price in this offering, which would vest immediately upon issuance.

In connection with this offering, effective on the date that the registration statement of which this prospectus forms a part becomes effective, we also intend to grant Francesco Piovanetti, a member of our board of directors,              shares of our Class A common stock under the 2021 Plan, which represents a stock award equal to $100,000 divided by the initial public offering price in this offering, which would vest immediately upon issuance. On the one-year anniversary date of the closing of this offering, we intend to grant Mr. Piovanetti an additional stock award for such number of shares of our Class A common stock that will equal $100,000 divided by the closing trading price of our Class A common stock on the date of such grant, which would vest immediately upon issuance. These awards are expected to be granted to Mr. Piovanetti for his continuing service as chair of our audit committee and as an “audit committee financial expert” (subject to his qualification and appointment, as applicable) and are in addition to the non-employee director compensation that Mr. Piovanetti is entitled to as set forth under “—Director Compensation.”

Additionally, pursuant to Mr. Kozko’s employment agreement with us, we may issue to Mr. Kozko outside of the 2021 Plan (i) up to            shares representing 1.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering and (ii) stock options to purchase           shares of our Class A common stock representing 2.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering, subject to the satisfaction of certain conditions, which would vest immediately upon issuance. See “—Executive Employment Arrangements—Employment Agreement with Dmitry Kozko.”

Pursuant to Mr. New’s offer letter with us, Mr. New will also be eligible to receive a one-time cash bonus in the following amounts and subject to the following terms: (a) a cash bonus of $150,000 (subject to the applicable withholding and deductions) if we consummate this offering, such bonus payable to Mr. New 90 days after the consummation of this offering; and (b) a cash bonus of $150,000 (subject to the applicable withholding and deductions) if we consummate a private offering of our securities either concurrently or prior to this offering. See “—Executive Employment Arrangements—Offer Letter with Jonathan New.”

In connection with this offering, Mr. Hood will also be eligible to receive a one-time cash bonus of $100,000 (subject to the applicable withholding and deductions) if we consummate this offering, such bonus payable to Mr. Hood 90 days after the consummation of this offering. Additionally, we expect to provide Mr. Hood a new employment agreement. See “—Executive Employment Arrangements—Employment Agreement with Stephen Hood.”

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Director Compensation

Historically, we have not paid cash or equity compensation to any of our non-employee directors for service on our board of directors, and no such amounts were paid to our non-employee directors during fiscal year 2019. As of December 31, 2019, none of our non-employee directors held any option awards or unvested stock awards in us.

We expect our board of directors will adopt a non-employee director compensation policy, which we expect will become effective immediately prior to the consummation of this offering. Under the non-employee director compensation policy, our non-employee directors are expected to be eligible to receive compensation for service on our board of directors and committees of our board of directors as follows:

●	Each non-employee director shall be entitled to receive $25,000 annually as a cash retainer for their board service, with additional annual cash retainers of (i) $2,000 for each member of our compensation committee or nominating and governance committee; (ii) $5,000 for the chairman of our compensation committee or nominating and governance committee; (iii) $8,000 for each member of our audit committee; and (iv) $16,000 for the chairman of our audit committee. All cash retainers are paid quarterly in arrears.

●	Additionally, each non-employee director shall receive an annual stock option award under the 2021 Plan to purchase such number of shares of our Class A common stock that will equal $75,000 divided by the closing trading price of our Class A common stock on the date of each such grant, which will vest one year from the date of grant. Upon the occurrence of certain corporate events, including a change of control of the Company, all such stock option awards will immediately vest. The initial annual stock option award will be awarded to each of our non-employee directors in connection with this offering. See “—Actions Taken in Connection with This Offering.”

Our non-employee directors are entitled to reimbursement of ordinary, necessary and reasonable out-of-pocket travel expenses incurred in connection with attending in-person meetings of our board of directors or committees thereof. In the event our non-employee directors are required to attend greater than four in-person meetings or 12 telephonic meetings during any fiscal year, such non-employee directors shall be entitled to additional compensation in the amount of $500 for each additional telephonic meeting beyond the 12 telephonic meeting threshold, and $1,000 for each additional in-person meeting beyond the four in-person meeting threshold.

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Certain Relationships and Related Party Transactions

The following are summaries of transactions since January 1, 2017 to which we have been a participant that involved amounts that exceeded or will exceed the lesser of (i) $120,000 or (ii) one percent of the average of our total assets at December 31, 2019 and 2018, and in which any of our directors, executive officers or any other “related person” as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest.

Relationship with Motorsport Network

Prior to the completion of this offering, we were a wholly owned subsidiary of Motorsport Network. After this offering, Motorsport Network, as our majority stockholder, will continue to have the power, acting alone, to approve any action requiring a vote of shares representing a majority of the combined voting power of our outstanding Class A common stock and Class B common stock. As long as Motorsport Network continues to control a majority of the voting power of our outstanding shares of common stock, it will be able to exercise control over all matters requiring approval by our stockholders, including the election of our directors and approval of significant corporate transactions. Motorsport Network’s controlling interest may discourage or prevent a change in control of our Company that other holders of our common stock may favor. Motorsport Network is not subject to any contractual obligation to retain any of our common stock, except that it has agreed not to sell or otherwise dispose of any shares of our common stock for a period ending 180 days after the date of this prospectus without the prior written consent of Canaccord Genuity LLC, subject to specified exceptions, as described under “Underwriting.”

Since the Company’s formation in August 2018, Motorsport Network has historically paid for the Company’s expenses on the Company’s behalf. In addition, Motorsport Network has occasionally advanced funds to the Company. For the Successor Periods ended December 31, 2019 and 2018, the Company incurred expenses of $647,513 and $8,027, respectively, that were paid by Motorsport Network on its behalf and are reimbursable by the Company under the Promissory Note. For the nine months ended September 30, 2020, the Company incurred expenses of $524,479 that were paid by Motorsport Network on its behalf and are reimbursable by the Company under the Promissory Note. For the Successor Periods ended December 31, 2019 and 2018, the Company received proceeds of $2,274,875 and $4,000,500, respectively, in connection with non-interest bearing advances from Motorsport Network, which were included in the amount outstanding under the Promissory Note at the time it was executed. For the nine months ended September 30, 2020, the Company received proceeds of $1,462,000 in connection with non-interest bearing advances from Motorsport Network, which are included in the amount outstanding under the Promissory Note. For the nine months ended September 30, 2020, the Company recorded related party interest expense of $439,723 in connection with the Promissory Note. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Promissory Note Line of Credit” for additional information.

During the Successor Periods ended December 31, 2019 and 2018, an entity wholly-owned by Motorsport Network provided advertising, promotional and other services of $641,938 and $472,669, respectively, to 704Games pursuant to the terms of the stock purchase agreement entered into in connection with the acquisition of 704Games in August 2018. During the nine months ended September 30, 2020, an entity wholly-owned by Motorsport Network provided $356,447 of such advertising, promotional and other services to 704Games.

Services Agreement

On January 1, 2020, we entered into a three-year services agreement with Motorsport Network (the “Services Agreement”), pursuant to which Motorsport Network will provide exclusive legal, development and accounting services on a full-time basis to support our business functions. The Services Agreement can be extended by mutual agreement and may be terminated by either party at any time. Pursuant to the Services Agreement, we are required to pay monthly fees to Motorsport Network as follows: (i) $5,000 for legal services, (ii) $2,500 for accounting services and (iii) on an hourly, per use basis, from $15 to $30 per hour for development services.

Promotion Agreement

On August 3, 2018, we entered into a promotion agreement with Motorsport Network (the “Promotion Agreement”), pursuant to which Motorsport Network will provide us with exclusive promotion services consisting of the use of its and its affiliates’ various media platforms to promote our business, organizations, products and services in the racing video game market and related esports activities. The Promotion Agreement will remain in effect until such date that Motorsport Network no longer holds at least 20% of the voting interest in us, at which time the Promotion Agreement will terminate automatically. Under the terms of the Promotion Agreement, we are required to give Motorsport Network an “exclusive first look” at any media-related activity in consideration of the promotion services.

Lease Agreement

On May 15, 2020, 704Games entered into a five-year lease agreement for office space in Miami, Florida with an entity owned by Mike Zoi, the manager of Motorsport Network. The base rent from the lease commencement date through April 15, 2025 is $3,000 per month. 704Games has the option to renew the lease for two separate five-year terms, with monthly rent to be negotiated prior to such extension. The security deposit is $6,000.

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Employment Arrangements

We have entered into offer letter agreements and employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Executive Employment Arrangements.”

Equity Grants to Executive Officers

In connection with the consummation of this offering and to provide additional retention incentives, we intend to grant stock options under the 2021 Plan to certain employees, including our executive officers. Additionally, pursuant to Mr. Kozko’s employment agreement with us, we may issue Mr. Kozko certain shares of our Class A common stock and stock options outside of the 2021 Plan in connection with the consummation of this offering, subject to the satisfaction of certain conditions as set forth in his employment agreement. For more information regarding these grants, see “Executive Compensation—Actions Taken in Connection with This Offering” and “Executive Compensation—Executive Employment Arrangements.”

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors or executive officers regarding which indemnification is sought.

Our Policy Regarding Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal written policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, directors and significant stockholders. We may establish formal written policies and procedures in the future, once we have sufficient resources and have appointed additional directors, so that such transactions will be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof. On a going forward basis, our directors will continue to approve any related party transaction.

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Principal Stockholders

The following table sets forth the beneficial ownership of our common stock as of November 30, 2020 and as adjusted to reflect the sale of the Class A common stock offered by us in this offering, for:

●	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock and Class B common stock (by number or by voting power);

●	each of our directors;

●	each of our named executive officers; and

●	all of our directors and executive officers as a group.

Applicable percentage ownership before the offering is based on              shares of our Class A common stock and            shares of our Class B common stock outstanding as of           , 2020 (as adjusted to give effect to the corporate conversion). Applicable percentage ownership after the offering is based on              shares of our Class A common stock and            shares of our Class B common stock outstanding immediately after the completion of this offering, assuming no exercise by the underwriters of their option to purchase additional shares of our Class A common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, including the redemption right described above, held by such person that are currently exercisable or will become exercisable within 60 days of the date of November 30, 2020, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Unless otherwise indicated, the address of all listed stockholders is c/o Motorsport Games Inc., 5972 NE 4th Avenue, Miami, FL 33137.

	Shares Beneficially Owned Prior to this Offering					Shares Beneficially Owned Following this Offering
	Class A		Class B			Class A			Class B
Name of Beneficial Owner	Shares	%	Shares	%	% of Total Voting Power(1)	Shares		%	Shares	%	% of Total Voting Power(1)
5% Stockholders:
Motorsport Network, LLC(2)	—	—		100%	100%					100%	%
Directors and Named Executive Officers:
Neil Anderson	—	—	—	—	—		(3)		—	—
Francesco Piovanetti	—	—	—	—	—		(4)		—	—
Rob Dyrdek	—	—	—	—	—		(3)		—	—
James William Allen	—	—	—	—	—	—		—	—	—	—
Dmitry Kozko(5)	—	—	—	—	—	—		—	—	—	—
Jonathan New	—	—	—	—	—	—		—	—	—	—
Stephen Hood	—	—	—	—	—	—		—	—	—	—
Directors and executive officers as a group (7 persons)	—	—	—	—	—				—	—

(1) Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. See the section titled “Description of Capital Stock—Common Stock” for additional information about the voting rights of our Class A and Class B common stock.

(2) Consists of shares held of record by Motorsport Network. Mike Zoi is the manager of Motorsport Network and has sole voting and dispositive power with respect to the shares held by Motorsport Network.

(3) Represents shares of our Class A common stock to be issued to each of Messrs. Anderson and Dyrdek in connection with this offering under the 2021 Plan, which represents a stock award equal to $50,000 to each of Messrs. Anderson and Dyrdek divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”).

(4) Represents shares of our Class A common stock to be issued to Mr. Piovanetti in connection with this offering under the 2021 Plan, which represents a stock award equal to $100,000 divided by the initial public offering price in this offering (see “Executive Compensation—Actions Taken in Connection with This Offering”).

(5) Does not include shares of our Class A common stock that may be issued outside of the 2021 Plan to Dmitry Kozko, our Chief Executive Officer, subject to the satisfaction of certain conditions as set forth in his employment agreement with us, including (i) up to           shares that may be issued in connection with this offering representing 1.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering and (ii)           shares issuable upon exercise of stock options that may be granted in connection with this offering representing 2.0% of the expected issued and outstanding shares of our Class A common stock as of the closing date of this offering (see “Executive Compensation—Executive Employment Arrangements—Employment Agreement with Dmitry Kozko”).

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Description of Capital Stock

General

The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to the certificate of incorporation and the bylaws that will be in effect upon completion of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that will be in effect upon completion of this offering.

Upon the closing of this offering, our certificate of incorporation and bylaws will provide for two classes of common stock: Class A common stock and Class B common stock. In addition, our certificate of incorporation and bylaws will authorize shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.

Following the closing of this offering, our authorized capital stock will consist of            shares of Class A common stock, par value $0.0001 per share,             shares of Class B common stock, par value $0.0001 per share and           shares of preferred stock, par value $0.0001 per share.

Common Stock

Prior to the closing of this offering (after giving effect to the corporate conversion) there will be          shares of Class A common stock and           shares of Class B common stock outstanding, which will be held of record by one stockholder. Upon the closing of this offering, there will be           shares of Class A common stock and          shares of Class B common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock for us, after giving effect to the sale of the shares of our Class A common stock offered hereby.

Motorsport Network will be the only holder of shares of our Class B common stock and will not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates. Any pledge of MSN Initial Class A Shares by Motorsport Network or its affiliates will not constitute a relinquishment of such beneficial ownership. The MSN Initial Class A Shares and shares of Class B common stock held by Motorsport Network will be adjusted in equal proportions for any stock dividend, stock split or similar transaction undertaken by the Company.

Voting

Holders of our Class A common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and holders of our Class B common stock will be entitled to 10 votes for each share held on all matters submitted to a vote of stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class, unless otherwise required by law. Under our certificate of incorporation, approval of the holders of a majority of the Class B common stock will be required to increase or decrease the number of authorized shares of our Class B common stock, and the approval of two-thirds of the Class B common stock will be required to amend or repeal, or adopt any provision inconsistent with, or otherwise alter, any provision of our certificate of incorporation that modifies the voting, par value, conversion or other rights, powers, preferences, special rights, privileges or restrictions of the Class B common stock. In addition, Delaware law could require either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:

●	if we were to seek to amend our certificate of incorporation to increase or decrease the aggregate number of authorized shares or par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

●	if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Dividends

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of Class A common stock are entitled to dividends when and as declared by our board of directors from funds legally available therefor if, as and when determined by our board of directors in its sole discretion, subject to provisions of law, and any provision of our certificate of incorporation, as amended from time to time. The holder of Class B common stock will not be entitled to receive any dividends with respect to the shares of Class B common stock, except dividends payable in shares of Class B common stock or rights to acquire shares of Class B common stock that may be declared and paid to the holder of Class B common stock to proportionally adjust for dividends payable in shares of Class A common stock or rights to acquire shares of Class A common stock that are declared and paid to the holders of Class A common stock.

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Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Class A common stock and any participating preferred stock outstanding at that time will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock. The holder of Class B common stock will not be entitled to receive any liquidation distributions with respect to the shares of Class B common stock.

Fully Paid and Non-Assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Other Matters

There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to our common stock.

Preferred Stock

Our board of directors will have the authority, subject to limitations prescribed by Delaware law, to issue up to            shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our Company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Provisions

Certain provisions of Delaware law, as well as our certificate of incorporation and our bylaws that will become effective immediately prior to the completion of this offering, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. These provisions include the items described below. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

When we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, we will become subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

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In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from an amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented. These provisions may have the effect of delaying, deferring or preventing changes in control of our Company.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and our bylaws, which will become effective immediately prior to the completion of this offering, will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Dual Class Stock

As described above in “—Common Stock—Voting,” our certificate of incorporation provides for a dual class common stock structure, which will provide the holder of Class B common stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or its assets.

Each share of Class A common stock is entitled to one vote, while each share of Class B common stock is entitled to ten votes. Following and effective upon the consummation of the corporate conversion, 100% of the membership interests currently held by the Company’s sole member, Motorsport Network, will convert into an aggregate of (i)      shares of Class A common stock, based upon the value of the Company at the time of this offering with a value implied by the offering price of the shares of Class A common stock sold in this offering, and (ii)         shares of Class B common stock, representing all of the outstanding shares of Class B common stock. Motorsport Network will be the only holder of shares of our Class B common stock and will not have any transfer, conversion, registration or economic rights with respect to such shares of Class B common stock. In the event Motorsport Network or its affiliates relinquish beneficial ownership of any of the MSN Initial Class A Shares at any time, one share of Class B common stock held by Motorsport Network will be cancelled for each such MSN Initial Class A Share no longer beneficially owned by Motorsport Network or its affiliates. Any pledge of MSN Initial Class A Shares by Motorsport Network or its affiliates will not constitute a relinquishment of such beneficial ownership. The MSN Initial Class A Shares and shares of Class B common stock held by Motorsport Network will be adjusted in equal proportions for any stock dividend, stock split or similar transaction undertaken by the Company.

Board of Directors Vacancies

Our certificate of incorporation and bylaws will authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our certificate of incorporation and bylaws will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

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Removal of Directors

Our certificate of incorporation will provide that directors may only be removed for cause and upon the affirmative vote of a majority of the outstanding voting power of our capital stock voting together as a single class.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Amendments to our certificate of incorporation will require the approval of two-thirds of the outstanding voting power of our common stock. Our certificate of incorporation and bylaws will provide that approval of stockholders holding two-thirds of our outstanding voting power voting as a single class is required for stockholders to amend or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our board of directors will have the authority, without further action by our stockholders, to issue shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Limits on Ability of Stockholders to Act by Written Consent

Our certificate of incorporation and bylaws will provide that our stockholders may not act by written consent. This limit on the ability of our stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, no stockholder, regardless of how large its holdings of our stock are, would be able to amend our bylaws or remove directors without holding a stockholders’ meeting.

Exclusive Forum

Our certificate of incorporation and bylaws will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or (iv) any action asserting a claim that is governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our certificate of incorporation and bylaws will also provide that the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action against us or any of our directors, officers, employees or agents arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is Worldwide Stock Transfer, LLC. The transfer agent’s address is One University Plaza, Suite 505, Hackensack, New Jersey 07601 and its telephone number is (201) 820-2008.

Listing

We have applied to have our Class A common stock listed on the Nasdaq Capital Market under the symbol “MSGM.”

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Shares Eligible For Future Sale

Immediately prior to this offering, there was no public market for our Class A common stock, and there can be no assurance that a significant public market for our Class A common stock will develop or be sustained after this offering. Future sales of substantial amounts of our Class A common stock in the public market (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales may occur or the availability of such shares for sale in the public market, after this offering could adversely affect the prevailing market price of our Class A common stock.

Based on our shares outstanding as of the date of this prospectus, upon the completion of this offering, a total of            shares of Class A common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us. Of these shares, all of the Class A common stock sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares of Class A common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 under the Securities Act, which are summarized below. Restricted securities may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S.

As a result of the lock-up and market standoff agreements described below and subject to the provisions of Rule 144, shares of our Class A common stock will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all shares of our Class A common stock sold in this offering will be immediately available for sale in the public market;

●	beginning 181 days after the date of this prospectus, additional shares of our Class A common stock may become eligible for sale in the public market upon the satisfaction of certain conditions as set forth in the section titled “— Lock-Up Arrangements,” of which shares would be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, an eligible stockholder is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. To be an eligible stockholder under Rule 144, such stockholder must not be deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and must have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144, subject to compliance with the public information requirements of Rule 144 and the expiration of the lock-up agreements described below.

In general, under Rule 144, as currently in effect, our affiliates, or persons selling shares on behalf of our affiliates, are entitled to sell shares on expiration of the lock-up agreements described below. Beginning 90 days after the date of this prospectus, within any three-month period, such stockholders may sell a number of shares that does not exceed the greater of:

●	1% of the number of shares of our Class A common stock then outstanding, which will equal approximately shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares of our Class A common stock from us; or

●	the average weekly trading volume of our Class A common stock on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Equity Incentive Plan

We intend to file one or more registration statements on Form S-8 under the Securities Act with the SEC to register the offer and sale of shares of our Class A common stock that are issuable under the 2021 Plan. Any such registration statements will become effective immediately on filing. Shares covered by these registration statements will then be eligible for sale in the public markets, subject to vesting restrictions, any applicable lock-up agreements described below, and Rule 144 limitations applicable to affiliates.

Lock-Up Arrangements

We, our officers and directors and Motorsport Network expect to enter into separate agreements whereby, without the prior written consent of Canaccord Genuity LLC, we and they will not, subject to limited exceptions, directly or indirectly sell or dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock for a period of 180 days after the date of this prospectus. See “Underwriting—No Sales of Common Stock” for additional information.

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CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership, and disposition of our Class A common stock issued pursuant to this offering by non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Code, Treasury regulations promulgated or proposed thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), in each case in effect as of the date hereof. These authorities may be changed, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and will not seek, either an opinion from legal counsel, or any rulings from the IRS regarding the matters discussed below, and there can be no assurance that the IRS will not take a position contrary to those discussed below or that any position taken by the IRS will not be sustained.

This summary is limited to non-U.S. holders who purchase our Class A common stock pursuant to this offering and who hold shares of our Class A common stock as capital assets within the meaning of Code Section 1221 (generally, property held for investment purposes). This summary does not address the tax consequences arising under the laws of any non-U.S., state, or local jurisdiction or under U.S. federal gift and estate tax laws or the effect, if any, of the alternative minimum tax, base erosion and anti-abuse tax, the Medicare contribution tax imposed on net investment income, or the application, if any, of Code Section 451 with respect to conforming the timing of income accruals to financial statements. In addition, this discussion does not address tax considerations applicable to a non-U.S. holder’s particular circumstances or to a non-U.S. holder that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies, or other financial institutions;

●	partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes and investors therein;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	U.S. expatriates and former citizens or former long-term residents of the United States;

●	persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;

●	persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	qualified foreign pension funds as defined in Section 897(l)(2) of the IRC and entities all of the interest of which are held by qualified foreign pension funds; and

●	persons deemed to sell our Class A common stock under the constructive sale provisions of the IRC.

In addition, if a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partner and the partnership. Accordingly, partnerships that hold our Class A common stock, and partners in such partnerships, should consult their tax advisors respecting the U.S. federal income tax treatment in light of their particular circumstances.

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YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, U.S. ALTERNATIVE MINIMUM TAX RULES, OR UNDER THE LAWS OF ANY NON-U.S., STATE, OR LOCAL TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Class A common stock and you are neither a “U.S. person” nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation or other entity taxable as a corporation created or organized (or deemed to be created or organized) in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “United States person” (as defined in the IRC) who has the authority to control all substantial decisions of the trust or (y) which has made a valid election under applicable Treasury regulations to be treated as a United States person for U.S. federal income tax purposes.

Distributions

We do not expect to make any distributions for the foreseeable future. However, if we do make distributions on our Class A common stock, other than certain pro rata distributions of Class A common stock, those distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Any dividend paid to you generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, or such lower rate as may be specified by an applicable income tax treaty, except to the extent that the dividends are “effectively connected” dividends, as described below. In order to claim treaty benefits to which you are entitled, you must timely provide us with a properly completed IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form) certifying under penalty of perjury that you (i) are not a “United States person” as defined under the Code, and (ii) qualify for the reduced treaty rate. If you do not timely furnish the required documentation, but are otherwise eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide certification to us or our paying agent, either directly or through other intermediaries. This certification must be provided to us (or, if applicable, our paying agent) prior to the payment to you of any dividends and may be required to be updated periodically.

To the extent provided for in the applicable Treasury regulations we may withhold up to 30% of the gross amount of an entire distribution, even if the amount of the entire distribution is greater than the amount of such distribution constituting a dividend. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then a refund of any such excess amounts may be obtained by you by timely filing a claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a trade or business within the United States (or, if an applicable income tax treaty requires, attributable to a permanent establishment or fixed base maintained by you in the United States) are exempt from the U.S. federal withholding tax described above. In order to claim this exemption, you must provide us (or, if applicable, our paying agent) with an IRS Form W-8ECI (or a successor form) properly certifying that the dividends are effectively connected with your conduct of a trade or business within the United States. Such “effectively connected dividends”, although not subject to U.S. federal withholding tax, are generally taxed at the same U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits (except as provided by an applicable income tax treaty). In addition, if you are a corporate non-U.S. holder, you may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on your effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items.

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To the extent distributions exceed both our current and our accumulated earnings and profits, such distributions will first constitute a tax-free return of capital and will reduce your adjusted tax basis in our Class A common stock (determined on a share-by-share basis), but not below zero, and, thereafter, any excess will be treated as capital gain from the sale of our Class A common stock, subject to the tax treatment described below in “—Gain on Sale or Other Taxable Disposition of Class A Common Stock.”

Gain on Sale or Other Taxable Disposition of Class A Common Stock

Subject to the discussions below regarding FATCA (as defined below) and backup withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (or, if an applicable income tax treaty requires, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);

●	you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs, and certain other conditions are met; or

●	our Class A common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation,” or a “USRPHC,” for U.S. federal income tax purposes, at any time during the shorter of the five-year period ending on the date of the sale or other taxable disposition of, or your holding period for, our Class A common stock, and certain other conditions are met.

If you are a non-U.S. holder described in the first bullet above, you generally will be subject to U.S. federal income tax on the gain derived from the sale or other taxable disposition (net of certain deductions or credits) under the U.S. federal income tax rates generally applicable to U.S. persons (except as provided by an applicable income tax treaty), and corporate non-U.S. holders described in the first bullet above also may be subject to branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you are an individual non-U.S. holder described in the second bullet above, you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses for that taxable year (even though you are not considered a resident of the United States), provided that you have timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, in general, we would be a USRPHC if our “U.S. real property interests” comprised at least 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held in our trade or business. We believe that we are not currently and (based upon our projections as to our business) will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our Class A common stock would not be subject to U.S. federal income tax if our Class A common stock is “regularly traded” (within the meaning of applicable Treasury regulations) on an established securities market, and such non-U.S. holder has owned, actually and constructively, five percent or less of our Class A common stock at all times during the applicable period described above.

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Backup Withholding and Information Reporting

Payments of dividends on our Class A common stock will not be subject to backup withholding provided you either certify under penalty of perjury your non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI (or a successor form), or otherwise establish an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our Class A common stock paid to you, regardless of whether any tax is subject to backup withholding.

Assuming we are not a USRPHC (discussed above), proceeds from the sale or other taxable disposition (or deemed disposition) of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above, or you otherwise establish an exemption. Proceeds from a disposition (or deemed disposition) of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to tax authorities in your country of residence, establishment, or organization.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished by such non-U.S. holder to the IRS.

Additional Withholding Tax on Payments Made Respecting Foreign Accounts

The Foreign Account Tax Compliance Act and the rules and regulations promulgated thereunder (collectively, “FATCA”) impose withholding tax at a rate of 30% on dividends on our Class A common stock paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our Class A common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. Additionally, although FATCA withholding may also apply to gross proceeds of a disposition of the Class A common stock, recently proposed regulations, which taxpayers are permitted to rely on until final regulations are issued, eliminate withholding on such gross proceeds. The withholding provisions under FATCA generally apply to dividends on our Class A common stock. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our Class A common stock.

THE PRECEDING DISCUSSION OF U.S. FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. THIS DISCUSSION IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

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Underwriting

We are offering the shares of Class A common stock described in this prospectus through the underwriters listed below. Subject to the terms of the underwriting agreement, the underwriters named below have agreed to buy, severally and not jointly, the number of shares of Class A common stock listed opposite their names below. The underwriters are committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below. Canaccord Genuity LLC is acting as the lead managing underwriter of this offering and representative of the underwriters.

Underwriter	Number of Shares
Canaccord Genuity LLC
The Benchmark Company, LLC

Total

The underwriters have advised us that they propose to initially offer the shares of Class A common stock to the public at a price of $        per share. The underwriters propose to offer the shares of Class A common stock to certain dealers at the same price less a concession of not more than $         per share. After the initial offering, these figures may be changed by the underwriters.

The shares sold in this offering are expected to be ready for delivery against payment in immediately available funds on or about             , 2021, subject to customary closing conditions. The underwriters may reject all or part of any order.

We have granted to the underwriters an option to purchase up to an additional        shares of Class A common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriters may exercise this option any time during the 45-day period after the date of this prospectus, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Commissions and Discounts

The table below summarizes the underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $232,500 of the fees and expenses of the underwriters, which may include up to $165,000 of fees and expenses of counsel to the underwriters. The fees and expenses of the underwriters that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below.

Except as disclosed in this prospectus, the underwriters have not received and will not receive from us any other item of compensation or expense in connection with this offering considered by FINRA to be underwriting compensation under FINRA Rule 5110. The underwriting discount was determined through an arms’ length negotiation between us and the underwriters.

	Per Share	Total with No Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $          . This includes $232,500 of fees and expenses of the underwriters. These expenses are payable by us.

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Indemnification

We also have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

No Sales of Common Stock

We, each of our directors and officers and our stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the representative for a period of 180 days after the date of this prospectus. These lock-up agreements provide limited exceptions, and their restrictions may be waived at any time by the representative.

Determination of Offering Price

The underwriters have advised us that they propose to offer the shares of Class A common stock directly to the public at the estimated initial public offering price range set forth on the cover page of this prospectus. That price range and the initial public offering price are subject to change as a result of market conditions and other factors. Prior to this offering, no public market exists for our Class A common stock. The initial public offering price of the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the initial public offering price of the shares included, among others:

●	the information in this prospectus and otherwise available to the underwriters, including our financial information;

●	the history and the prospects for the industry in which we compete;

●	the ability and experience of our management;

●	the prospects for our future earnings;

●	the present state of our development and our current financial condition;

●	the general condition of the economy and the securities markets in the United States at the time of this initial public offering;

●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

●	other factors as were deemed relevant.

We cannot be sure that the initial public offering price will correspond to the price at which the shares of Class A common stock will trade in the public market following this offering or that an active trading market for the shares of Class A common stock will develop or continue after this offering.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock during and after the offering. Specifically, the underwriters may create a short position in our Class A common stock for their own accounts by selling more shares of Class A common stock than we have sold to the underwriters. The underwriters may close out any short position by purchasing shares in the open market.

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In addition, the underwriters may stabilize or maintain the price of our Class A common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Class A common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Class A common stock to the extent that it discourages resales of our Class A common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters and selling group members may also engage in passive market making transactions in our Class A common stock on the Nasdaq Capital Market. Passive market making consists of displaying bids on the Nasdaq Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our Class A common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

The underwriters or syndicate members may facilitate the marketing of this offering online directly or through one of their respective affiliates. In those cases, prospective investors may view offering terms and a prospectus online and place orders online or through their financial advisors. Such websites and the information contained on such websites, or connected to such sites, are not incorporated into and are not a part of this prospectus.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions.

In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Listing

In connection with this offering, we have applied to have our Class A common stock listed on the Nasdaq Capital Market under the symbol “MSGM.” There is no assurance, however, that our Class A common stock will ever be listed on the Nasdaq Capital Market or any other national securities exchange.

Transfer Agent and Registrar

Our transfer agent is Worldwide Stock Transfer, LLC whose address is One University Plaza, Suite 505, Hackensack, New Jersey 07601 and its telephone number is (201) 820-2008.

112

Selling Restrictions

No action has been taken in any jurisdiction except the United States that would permit a public offering of our common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or our Class A common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

Each of the underwriters has, separately and not jointly, represented and agreed that:

●	it has not made or will not make an offer of the securities to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (“FSMA”), except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority;

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

●	it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland

The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

113

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of securities may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive,

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

114

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Hong Kong

The contents of this document have not been reviewed or approved by any regulatory authority in Hong Kong. This document does not constitute an offer or invitation to the public in Hong Kong to acquire shares. Accordingly, unless permitted by the securities laws of Hong Kong, no person may issue or have in its possession for the purposes of issue, this document or any advertisement, invitation or document relating to the shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than in relation to shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” (as such term is defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (“SFO”) and the subsidiary legislation made thereunder); or in circumstances which do not result in this document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (“CO”); or which do not constitute an offer or an invitation to the public for the purposes of the SFO or the CO. The offer of the shares is personal to the person to whom this document has been delivered, and a subscription for shares will only be accepted from such person. No person to whom a copy of this document is issued may issue, circulate or distribute this document in Hong Kong, or make or give a copy of this document to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (“SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased pursuant to an offer made in reliance on Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor;

shares, debentures and units of shares, and debentures of that corporation, or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except:

(1)	to an institutional investor or to a relevant person (as defined in Section 275(2) of the SFA), or any person pursuant to Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(2)	where no consideration is or will be given for the transfer; or

(3)	where the transfer is by operation of law.

115

Legal Matters

The validity of the shares of our Class A common stock offered hereby will be passed upon for us by Snell & Wilmer L.L.P., Los Angeles, California. The underwriters are being represented by Faegre Drinker Biddle & Reath LLP, Minneapolis, Minnesota.

Experts

Dixon Hughes Goodman LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2019 and 2018, and for the year ended December 31, 2019, the Successor Period from August 15, 2018 through December 31, 2018, and the Predecessor Period from January 1, 2018 through August 14, 2018, as set forth in their report. We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Dixon Hughes Goodman LLP’s report, given on their authority as experts in accounting and auditing.

Where You Can Find Additional Information

We have filed a registration statement on Form S-1 under the Securities Act with the SEC to register with the SEC the shares of our Class A common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our Class A common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings, including the registration statement, will also be available to you on the Internet website maintained by the SEC at www.sec.gov.

We also maintain an Internet website at motorsportgames.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

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MOTORSPORT GAMING US LLC & SUBSIDIARIES

Page
Report of Independent Registered Public Accounting Firm	F-17

Consolidated Balance Sheets as of December 31, 2019 and 2018	F-18

Consolidated Statements of Operations for the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)	F-19

Consolidated Statements of Changes in Member’s Equity for the Year Ended December 31, 2019 (Successor) and for the Period from August 15, 2018 to December 31, 2018 (Successor)	F-20

Consolidated Statement of Changes in Stockholders’ Equity for the Period from January 1, 2018 to August 14, 2018 (Predecessor)	F-21

Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)	F-22

Notes to the Consolidated Financial Statements	F-23

F-1

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets

Current Assets:
Cash	$3,050,693	$1,960,279
Accounts receivable, net of sales allowances of $2,950,393 and $1,891,681 as of September 30, 2020 and December 31, 2019, respectively	8,350,547	5,092,332
Prepaid expenses and other current assets	606,412	77,021
Total Current Assets	12,007,652	7,129,632
Property and equipment, net	123,426	127,406
Goodwill	137,717	137,717
Intangible assets, net	5,811,509	5,327,156
Deferred offering costs	444,747	-
Other assets	65,156	55,363
Total Assets	$18,590,207	$12,777,274

Liabilities and Member’s Equity

Current Liabilities:
Accounts payable	$607,149	$266,854
Accrued expenses	1,958,405	852,938
Due to related parties	10,388,448	8,045,522
Total Current Liabilities	12,954,002	9,165,314
Other non-current liabilities	850,593	-
Total Liabilities	13,804,595	9,165,314

Member’s Equity:
Member’s deficiency attributable to Motorsport Gaming US LLC	(1,261,833)	(3,064,354)
Noncontrolling interest	6,047,445	6,676,314
Total Member’s Equity	4,785,612	3,611,960
Total Liabilities and Member’s Equity	$18,590,207	$12,777,274

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019
Revenues	$16,111,581	$9,566,873
Cost of revenues (1)	5,261,483	3,776,696
Gross Profit	10,850,098	5,790,177

Operating Expenses:
Sales and marketing (2)	2,321,635	3,233,328
Development (3)	3,438,461	3,955,533
General and administrative (4)	2,227,373	2,013,607
Depreciation and amortization	50,083	384,795
Total Operating Expenses	8,037,552	9,587,263
Income (Loss) From Operations	2,812,546	(3,797,086)
Interest income	1,339	33,744
Interest expense (5)	(449,664)	-
Loss attributable to equity method investment	(69,764)	(485,956)
Other income, net	79,195	8,195
Net Income (Loss)	2,373,652	(4,241,103)
Less: Net income (loss) attributable to noncontrolling interest	1,498,233	(1,294,908)
Net Income (Loss) Attributable to Motorsport Gaming US LLC	$875,419	$(2,946,195)

(1) Includes related party costs of $92,522 and $0 for the nine months ended September 30, 2020 and 2019, respectively

(2) Includes related party expenses of $117,088 and $833,748 for the nine months ended September 30, 2020 and 2019, respectively

(3) Includes related party expenses of $134,942 and $12,146 for the nine months ended September 30, 2020 and 2019, respectively

(4) Includes related party expenses of $1,130,864 and $0 for the nine months ended September 30, 2020 and 2019, respectively

(5) Includes related party expenses of $439,723 and $0 for the nine months ended September 30, 2020 and 2019, respectively

The accompanying notes are an integral part of these condensed consolidated financial statements

F-3

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

(unaudited)

	For the Nine Months Ended September 30, 2020
	Member’s Deficiency Attributable to Motorsport Gaming US LLC	Noncontrolling Interest	Total Member’s Equity
Balance - January 1, 2020	$(3,064,354)	$6,676,314	$3,611,960
Change of control adjustments	927,102	(2,127,102)	(1,200,000)
Net income	875,419	1,498,233	2,373,652
Balance - September 30, 2020	$(1,261,833)	$6,047,445	$4,785,612

	For the Nine Months Ended September 30, 2019
	Member’s Equity (Deficiency) Attributable to Motorsport Gaming US LLC	Noncontrolling Interest	Total Member’s Equity
Balance - January 1, 2019	$499,792	$8,867,732	$9,367,524
Net loss	(2,946,195)	(1,294,908)	(4,241,103)
Balance - September 30, 2019	$(2,446,403)	$7,572,824	$5,126,421

The accompanying notes are an integral part of these condensed consolidated financial statements

F-4

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Nine Months Ended
	September 30,
	2020	2019

Cash Flows from Operating Activities:
Net income (loss)	$2,373,652	$(4,241,103)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	457,729	729,983
Sales return and price protection reserves	55,077	1,108,608
Loss on disposal of property and equipment	32,537	-
Loss on equity method investee	69,764	485,956
Changes in operating assets and liabilities:
Accounts receivable	(3,313,292)	(2,662,499)
Prepaid expenses and other current assets	(529,391)	(26,803)
Other assets	55,363	49,781
Accounts payable	266,495	(190,872)
Accrued expenses	1,035,703	320,677
Other non-current liabilities	58,594	-
Net Cash Provided By (Used In) Operating Activities	562,131	(4,426,273)

Cash Flows From Investing Activities:
Purchase of shares of common stock of 704Games from noncontrolling shareholders	(1,200,000)	-
Acquisition of equity method investee	(65,156)	(484,335)
Purchase of intangible assets	(100,000)	-
Purchase of property and equipment	(78,640)	(101,068)
Net Cash Used In Investing Activities	(1,443,796)	(585,403)

Cash Flows From Financing Activities:
Payments of deferred offering costs	(370,947)	-
Proceeds from advances from related parties	2,342,926	3,664,765
Net Cash Provided By Financing Activities	1,971,979	3,664,765

Net Increase (Decrease) In Cash	1,090,414	(1,346,911)

Cash - Beginning of the Period	1,960,279	3,413,427

Cash - End of the Period	$3,050,693	$2,066,516

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-

Non-cash investing and financing activities:
Accrual of intangible asset	$(791,999)	$-
Accrual of deferred offering costs	$(73,800)	$-
Accrued loss on equity method investee	$-	$(1,621)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

NOTE 1 – BUSINESS ORGANIZATION, NATURE OF OPERATIONS, RISKS AND UNCERTAINTIES AND BASIS OF PRESENTATION

Organization and Operations

Motorsport Gaming US LLC (“Motorsport Games”) was established on August 2, 2018 under the laws of the State of Florida. Motorsport Gaming US LLC, through its subsidiaries, including 704Games Company (“704Games”), which Motorsport Games acquired a 53.5% equity interest in on August 14, 2018 and an additional 26.2% equity interest on August 18, 2020 (collectively, the “Company”), is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world, including NASCAR, the iconic 24 Hours of Le Mans endurance race and the associated World Endurance Championship, the British Touring Car Championship (the “BTCC”) and others. The Company develops and publishes multi-platform racing video games including for game consoles, personal computer (PC) and mobile platforms. As of the date the financial statements were issued, Motorsport Games’ wholly owned and majority owned subsidiaries were as follows:

●	704Games Company
●	Racing Pro League, LLC
●	MS Gaming Development LLC
●	Motorsport Games Limited (formed on February 6, 2020)

In addition, the Company organizes and facilitates esports tournaments, competitions, and events for its licensed racing games as well as on behalf of third-party racing game developers and publishers.

Risks and Uncertainties

The global spread of the COVID-19 pandemic has created significant business uncertainty for the Company and others, resulting in volatility and economic disruption. Additionally, the outbreak has resulted in government authorities around the world implementing numerous measures to try to reduce the spread of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total lock-down (or similar) orders and business limitations and shutdowns.

As a result of the COVID-19 pandemic, including the related responses from government authorities, the Company’s business and operations have been impacted, including the temporary closure of its offices in Orlando, Florida, Silverstone, England, and Moscow, Russia, which has resulted in the Company’s employees working remotely. During the COVID-19 outbreak, demand for the Company’s games has generally increased, which the Company believes is primarily attributable to a higher number of consumers staying at home due to COVID-19 related restrictions. Similarly, there has been a significant increase in viewership of the Company’s esports events since the initial impact of the virus, as these events began to air on both digital and linear platforms, particularly as the Company was able to attract many of the top “real world” motorsport stars to compete. However, several retailers have experienced, and continue to experience, closures, reduced operating hours and/or other restrictions as a result of the COVID-19 pandemic, which has negatively impacted the sales of the Company’s products from such retailers. Additionally, in the Company’s esports business, the COVID-19 pandemic has resulted in the postponing of certain events to later dates or shifting events from an in-person format to online only.

The Company continues to monitor the evolving situation caused by the COVID-19 pandemic, and it may take further actions required by governmental authorities or that it determines are prudent to support the well-being of its employees, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts the Company’s operations, business, financial results, liquidity, and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Adverse economic and market conditions as a result of COVID-19 could also adversely affect the demand for the Company’s products and may also impact the ability of its customers to satisfy their obligations to the Company.

F-6

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, such statements include all adjustments (consisting only of normal recurring items) which are considered necessary for a fair presentation of the unaudited condensed consolidated financial statements of the Company as of September 30, 2020 and for the nine months ended September 30, 2020 and 2019. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the operating results for the full year ending December 31, 2020 or any other period. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related disclosures as of December 31, 2019 and 2018 and for the years then ended which are included elsewhere in this filing.

NOTE 2 - Summary of Significant Accounting Policies

There have been no material changes to the significant accounting policies included in the audited consolidated financial statements as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor), which are included elsewhere in this filing, except as disclosed in this note.

Liquidity

While the Company has recently achieved profitability, it continues to incur cash flows from operations. It is expected that its operating expenses will continue to increase and, as a result, the Company will eventually need to generate significant revenues to maintain profitability.

The Company expects that its cash on hand will fund its operations for at least one year from the date the financial statements were issued. Although the Company’s management believes that it has access to capital resources, there are currently no commitments in place for new financing at this time and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. If the Company is unable to obtain adequate funds on reasonable terms, it may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms. The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures.

Accounts Receivable

Accounts receivable are carried at their contractual amounts, less an estimate for sales allowances. Management estimates the allowance for sales based on previous experience, existing economic conditions, actual sales and inventories on hand. See Note 2 – Summary of Significant Accounting Policies – Revenue Recognition and Sales Allowances - Sales Allowance, Sales Returns and Price Protection Reserves for additional details.

Balances that are still outstanding after management has performed reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. As of September 30, 2020 and December 31, 2019, the Company determined that all of its accounts receivable were fully collectible and, accordingly, no allowance for doubtful accounts was recorded. Sales allowances as of September 30, 2020 and December 31, 2019 were $2,950,393 and $1,891,681, respectively.

F-7

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

Revenue Recognition

The Company currently derives revenue principally from sales of its games and related extra content that can be played by customers on a variety of platforms, which includes game consoles, PCs, mobile phones and tablets. The Company’s product and service offerings include, but are not limited to, the following:

1)	Sales of Games - Full console and mobile games contain a software license that is delivered digitally or via physical disc at the time of sale;

2)	Sales of Extra Content – Includes (a) extra content that is downloaded by console players that provides the ability to customize and/or enhance their gameplay and (b) virtual currencies that provide mobile players with the ability to purchase extra content that allows them to customize and/or enhance their gameplay; and

3)	Esports Competition Events - Hosting of online esports competitions that generates sponsorship revenue.

Sales of Games. Sales of games are generally determined to have a singular distinct performance obligation, as the Company does not currently have an obligation to provide future update rights or online hosting. As a result, the Company recognizes revenue equal to the full transaction price at the point in time the customer obtains control of the software license and the Company satisfies its performance obligation.

Sales of Extra Content. Revenue received from sales of extra content are derived primarily from the sale of (a) digital in-game content that is downloaded by the Company’s console customers that enhance their gameplay experience, typically by providing car upgrades or additional drivers and (b) virtual currencies that can be used by mobile customers to purchase content that allows them to customize and/or enhance their gameplay. Virtual currencies may not be used for any purpose other than for these in-game purchases. Revenue related to extra content is recognized at the point in time the Company satisfies its performance obligation, which is generally at the time the customer obtains control of the extra content, either by downloading the digital in-game content or by using the virtual currencies to purchase extra content. For console customers, extra content is either purchased in a pack or on a standalone basis. Revenue associated with extra content from console customers is deferred until the content has been delivered digitally to the customer. Revenue associated with virtual currencies is deferred until the virtual currency has been used by the customer to purchase extra content, which is the point in time the customer obtains control.

Esports. The Company recognizes sponsorship revenue associated with hosting online esports competition events over the period of time the Company satisfies its performance obligation under the contract, which is generally the concurrent time the event is held and the customer obtains control. In the event the Company enters into a contract with a customer to sponsor for a series of esports events, the Company allocates the transaction price between the series of events and recognizes revenue over the period of time each event is held and the Company satisfies its performance obligation.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied.

During the nine months ended September 30, 2020 and 2019, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

The following table summarizes revenue recognized under ASC 606 in the unaudited condensed consolidated statements of operations:

	For the Nine Months Ended September 30,
	2020	2019
Revenues:
Gaming	$15,821,290	$9,566,873
Esports	290,291	-
Total Revenues	$16,111,581	$9,566,873

F-8

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

Identifying Performance Obligations

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, (i.e., the customer can benefit from the goods or services either on its own or together with other resources that are readily available), and are distinct in the context of the contract (i.e., it is separately identifiable from other goods or services in the contract). To the extent a contract includes multiple promises, the Company must apply judgment to determine whether those promises are separate and distinct performance obligations. If these criteria are not met, the promises are accounted for as a combined performance obligation.

Determining the Transaction Price

The transaction price is determined based on the consideration that the Company will be entitled to receive in exchange for transferring our goods and services to the customer. Determining the transaction price often requires significant judgment based on an assessment of contractual terms and business practices. It further includes review of variable consideration such as discounts, sales returns, price protection, and rebates, which is estimated at the time of the transaction. See below for additional information regarding our sales returns and price protection reserves.

Allocating the Transaction Price

Allocating the transaction price requires that the Company determine an estimate of the relative stand-alone selling price for each distinct performance obligation.

Principal Versus Agent Considerations

The Company evaluates sales to end customers of our full games and related content via third-party storefronts, including digital storefronts such as Microsoft’s Xbox Store, Sony’s PlayStation Store, Apple’s App Store, and Google’s Play Store, in order to determine whether or not the Company is acting as the principal or agent in the sale to the end customer. Key indicators that the Company evaluates in determining gross versus net treatment include but are not limited to the following:

● the underlying contract terms and conditions between the various parties to the transaction;

● which party is primarily responsible for fulfilling the promise to provide the specified good or service to the end customer;

● which party has inventory risk before the specified good or service has been transferred to the end customer; and

● which party has discretion in establishing the price for the specified good or service.

Based on an evaluation of the above indicators, the Company determined that, apart from contracts with customers where revenue is generated via the Apple App Store or Google Play Store, the third party is considered the principal and, as a result, the Company reports revenue net of the fees retained by the storefront. For contracts with customers where revenue is generated via the Apple App Store or Google Play Store, the Company has determined that it is the principal and, as a result, reports revenue on a gross basis, with mobile platform fees included within cost of revenues.

Sales Allowance, Sales Returns and Price Protection Reserves

Sales returns and price protection are considered variable consideration under ASC 606. The Company reduces revenue for estimated future returns and price protection which may occur with distributors and retailers (“channel partners”). See Note 2 – Summary of Significant Accounting Policies – Accounts Receivable for additional details. Price protection represents our practice to provide channel partners with a credit allowance to lower their wholesale price on a particular game unit that they have not resold to customers. The amount of the price protection for permanent markdowns is the difference between the original wholesale price and the new reduced wholesale price. Credits are also given for short-term promotions that temporarily reduce the wholesale price. When evaluating the adequacy of sales returns and price protection reserves, the Company analyzes the following: historical credit allowances, current sell-through of channel partners’ inventory of the Company’s products, current trends in retail and the video game industry, changes in customer demand, acceptance of products, and other related factors. In addition, the Company monitors the volume of sales to its channel partners and their inventories, as substantial overstocking in the distribution channel could result in high returns or higher price protection in subsequent periods. The Company recognized sales allowances and price protection reserves for the nine months ended September 30, 2020 and 2019 in the amount of $1,058,718 and $1,594,623, respectively, which were included as reductions of revenues.

F-9

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update “(ASU”) 2016-02, Leases (Topic 842), which applies a right-of-use model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. The ASU requires a lessor to classify leases as either sales-type, direct financing or operating, similar to existing U.S. GAAP requirements. Classification depends on the same five criteria used by lessees under U.S. GAAP plus certain additional factors. The new leases standard addresses other considerations including identification of a lease, separating lease and non-lease components of a contract, sale and leaseback transactions, modifications, combining contracts, reassessment of the lease term, and remeasurement of lease payments. Early adoption is permitted. This update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses” (“ASU 2019-11”). ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments update guidance on reporting credit losses for financial assets. These amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2019-11 are effective for annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. All entities may adopt the amendments through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating the impact of this standard on its consolidated financial statements and disclosures.

In January 2020, the FASB issued Accounting Standards Update No. 2020-01—Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815)—Clarifying the Interactions between Topic 321, Topic 323, and Topic 815 (a consensus of the Emerging Issues Task Force) (ASU 2020-01). The amendments in this ASU clarify certain interactions between the guidance to account for certain equity securities under Topic 321, the guidance to account for investments under the equity method of accounting in Topic 323, and the guidance in Topic 815, which could change how an entity accounts for an equity security under the measurement alternative or a forward contract or purchased option to purchase securities that, upon settlement of the forward contract or exercise of the purchased option, would be accounted for under the equity method of accounting or the fair value option in accordance with Topic 825, Financial Instruments. These amendments improve current U.S. GAAP by reducing diversity in practice and increasing comparability of the accounting for these interactions. ASU 2020-01 is effective for the Company on July 1, 2021. The Company is currently evaluating the impact of this standard on its condensed consolidated financial statements and disclosures.

F-10

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

NOTE 3 - Intangible Assets

On May 29, 2020, the Company secured a licensing agreement with the BARC (TOCA) Limited (“BARC”), the exclusive promoter of the BTCC. Pursuant to the agreement, the Company was granted an exclusive license to use certain licensed intellectual property for motorsports and/or racing video gaming products related to, themed as, or containing the BTCC, on consoles and mobile applications, esports series and esports events (including the Company’s esports platform). In exchange for the license, the agreement requires the Company to pay BARC an initial fee in two installments, the first of which was due on June 5, 2020 and the second installment on the earlier of 60 days after the release of the products contemplated by the license or May 29, 2022. Following the initial fee, the agreement also requires the Company to pay royalties, including certain minimum annual guarantees, on an ongoing basis to BARC and to meet certain product distribution, marketing and related milestones, subject to termination penalties. In connection with the licensing agreement, the Company acquired the BTCC license with a cost of $891,999. The Company began recognizing amortization expense during the nine months ended September 30, 2020 over the six-and-a-half year useful life, as the license terminates on December 31, 2026. During the nine months ended September 30, 2020, the Company paid $100,000 in connection with the purchase of the license. As of September 30, 2020, the Company had a remaining liability in connection with the licensing agreement of $791,999, which is included in other non-current liabilities on the condensed consolidated balance sheet.

On August 11, 2020, the Company entered into a licensing agreement with Epic Games International (“Epic”) for worldwide licensing rights to Epic’s proprietary computer program known as the Unreal Engine 4. Pursuant to the agreement, upon payment of the initial license fee described below, the Company was granted a nonexclusive, nontransferable and terminable license to develop, market and sublicense (under limited circumstances and subject to conditions of the agreement) certain products using the Unreal Engine 4 for its next generation of games. In exchange for the license, the agreement requires the Company to pay Epic an initial license fee that was paid subsequent to September 30, 2020 and will be capitalized as an intangible asset during the fourth quarter of 2020, royalties, support fees and supplemental license fees for additional platforms. During the nine months ended September 30, 2020, Epic did not earn any royalties under the agreement. During a two-year support period, Epic will use commercially reasonable efforts to provide the Company with updates to the Unreal Engine 4 and technical support via a licensee forum. After the expiration of the support period, Epic has no further obligation to provide or to offer to provide any support services. The agreement is effective until terminated under the provisions of the agreement; however, pursuant to the terms of the agreement, the Company can only actively develop new or existing authorized products during a five-year active development period, which terminates on August 11, 2025.

Intangible assets consist of the following:

	Licensing Agreements	Software	Distribution Contracts	Accumulated Amortization	Total
Balance as of January 1, 2020	$3,620,000	$2,340,000	$560,000	$(1,192,844)	$5,327,156
Purchase of intangible assets	891,999	-	-	-	891,999
Amortization expense	-	-	-	(407,646)	(407,646)
Balance as of September 30, 2020	$4,511,999	$2,340,000	$560,000	$(1,600,490)	$5,811,509
Weighted average remaining amortization period at September 30, 2020 (in years)	12.4	4.9	-

Amortization of intangible assets consists of the following:

	Licensing Agreements	Software	Distribution Contracts	Accumulated Amortization
Balance as of January 1, 2020	$311,094	$321,750	$560,000	$1,192,844
Amortization expense	215,432	192,214	-	407,646
Balance as of September 30, 2020	$526,526	$513,964	$560,000	$1,600,490

The estimated aggregate amortization expense of intangible assets for the next five years is as follows:

For the Years Ended December 31,	Licensing Agreements	Software	Total
2020	$90,870	$83,571	$174,441
2021	363,481	334,286	697,767
2022	363,481	334,286	697,767
2023	363,481	334,286	697,767
2024	363,481	334,286	697,767
Thereafter	2,440,679	405,321	2,846,000
	$3,985,473	$1,826,036	$5,811,509

F-11

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

NOTE 4 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	September 30,	December 31,
	2020	2019
Accrued royalties	$1,215,594	$268,558
Accrued professional fees	3,854	81,480
Accrued consulting fees	66,666	166,667
Payable to Le Mans joint venture	-	124,320
Accrued development costs	385,457	145,193
Accrued hosting fees	194,950	-
Accrued rent	43,017	43,017
Accrued taxes	31,320	18,860
Accrued other	17,547	4,843
Total	$1,958,405	$852,938

NOTE 5 – MEMBER’S EQUITY

Stock Purchase Agreement

On August 18, 2020, the Company entered into a stock purchase agreement with HC2 and Continental General Insurance Company (“Continental”) in which the Company has agreed to purchase an aggregate of 106,307 shares of common stock of 704Games, equal to 26.2% of 704Games’ equity interests, at a price of $11.2881 per share for an aggregate consideration of $1,200,000. If, within and including the date that is six months from the date of the agreement, the Company completes a purchase of some or all of the (i) 41,204 shares of common stock held by Gaming Nation, Inc. or its affiliates or transferees, (ii) 30,903 shares of common stock held by PlayFast Games, LLC or its affiliates or transferees and (iii) 10,301 shares of common stock held by Leo Capital Holdings, LLC (“Leo Capital”) or its affiliates or transferees (the “Subject Shares”) at a purchase price higher than $11.2881 per share, then, no later than five days following the completion of the purchase, the Company shall pay each of HC2 and Continental an amount per share equal to the amount by which such purchase price per Subject Share exceeds the greater of (a) $11.2881 or (b) the highest price per share previously paid by the Company for any Subject Shares. During the nine months ended September 30, 2020, the Company recognized an adjustment to non-controlling interest and member’s equity attributable to Motorsports Gaming US LLC of $927,102 in connection with the purchase of the 106,307 shares of common stock. Following the Company’s purchase of shares from HC2 and Continental, the Company’s ownership interest in 704Games increased to 79.7% from 53.5%. See Note 10 – Subsequent Events – Stock Purchase Agreement for additional details.

NOTE 6 – RELATED PARTY TRANSACTIONS

On April 1, 2020, the Company entered into a promissory note with the Company’s parent, Motorsport Network, for a line of credit of up to $10,000,000 at an interest rate of 10% per annum. The principal amount under the promissory note was primarily funded through one or more advances from Motorsport Network, including an advance in August 2020 for purposes of acquiring an additional ownership interest in 704Games. Previous non-interest-bearing advances due to Motorsport Network as of December 31, 2019 also were included in the amount outstanding under the promissory note at the time it was executed. The promissory note does not have a stated maturity date and is payable upon demand at any time at the sole and absolute discretion of Motorsport Network, which has agreed, pursuant to a Side Letter Agreement related to the Promissory Note, dated September 4, 2020, not to demand or otherwise accelerate any amount due under the promissory note that would otherwise constrain the Company’s liquidity position, including the Company’s ability to continue as a going concern. The Company may prepay the promissory note in whole or in part at any time or from time to time without penalty or charge. In the event the Company or any of its subsidiaries consummates certain corporate events, including any capital reorganization, consolidation, joint venture, spin off, merger or any other business combination or restructuring of any nature, or if certain events of default occur, the entire principal amount and all accrued and unpaid interest will be accelerated and become payable. During the nine months ended September 30, 2020, the Company recorded related party interest expense of $439,723. As September 30, 2020, approximately $10.4 million had been borrowed by the Company under the promissory note. See Note 10 – Subsequent Events – Promissory Note Line of Credit for additional details.

F-12

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

From time to time, Motorsport Network, and other related entities pay for Company expenses on the Company’s behalf. In addition, Motorsport Network occasionally advances funds through a line of credit to the Company. During the nine months ended September 30, 2020 and 2019, the Company incurred expenses of $524,479 and $833,738 respectively, that were paid by Motorsport Network on its behalf and are reimbursable by the Company under the promissory note. During the nine months ended September 30, 2020 and 2019, the Company received proceeds of $1,462,000 and $2,274,875, respectively, in connection with advances from Motorsport Network.

During the nine months ended September 30, 2020 and 2019, an entity wholly owned by Motorsport Network provided services associated with In-Kind Consideration of $356,447 and $556,152, respectively, to 704Games in connection with the terms of the acquisition. Such amounts are reflected as related party operating expenses on the unaudited condensed consolidated statements of operations.

See Note 7 – Commitments and Contingences – Operating Leases for additional details.

NOTE 7 – Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s condensed consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. As of September 30, 2020 and December 31, 2019, the Company has not accrued any amounts for contingencies.

Services Agreement

On January 1, 2020, the Company entered into a three-year services agreement with Motorsport Network, pursuant to which Motorsport Network will provide exclusive legal, development and accounting services on a full-time basis to support the Company’s business functions. The services agreement can be extended by mutual agreement and may be terminated by either party at any time. Pursuant to the services agreement, the Company is required to pay monthly fees to Motorsport Network as follows: (i) $5,000 for legal services, (ii) $2,500 for accounting services and (iii) on an hourly, per use basis, from $15 to $30 per hour for development services.

Operating Leases

The Company leases its facilities under operating leases. The Company’s rent expense under its operating leases was $201,173 and $121,560 for the nine months ended September 30, 2020 and 2019, respectively.

On February 21, 2020, the Company entered into a sublease agreement for office space in Charlotte, North Carolina, that provides for rent payments to the Company in the amount of $14,896 per month and ends on August 31, 2024. On March 1, 2021 and each anniversary thereafter for the duration of the term of the sublease, the monthly payment to the Company shall increase by 3% per annum. The security deposit is approximately $30,000. During the nine months ended September 30, 2020, the Company recorded $108,272 of sublease income. Such amount is reflected in other income, net on the unaudited condensed consolidated statements of operations.

F-13

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

On May 15, 2020, the Company entered into a five-year lease agreement for office space in Miami, Florida with the managing member of Motorsport Network. The base rent from the lease commencement date through April 15, 2025 is $3,000 per month. The Company has the option to renew the lease for two separate five-year terms, with monthly rent to be negotiated prior to such extension. The security deposit is $6,000.

On September 9, 2020, the Company entered into a one-year lease agreement for approximately 1,600 square feet of office space in Silverstone, England. The base rent is approximately $6,250 per month over the term of the lease for a total base rent lease commitment of approximately $75,000. The security deposit is approximately $15,000.

Employment Agreement

The Company entered into an employment agreement, effective as of January 1, 2020, with Dmitry Kozko, Chief Executive Officer of the Company, for a term expiring on December 31, 2024. After such term expires, Mr. Kozko will be employed as an employee “at will.” Mr. Kozko’s base salary will be $500,000 per annum, subject to annual increases to 103% of the base salary paid to Mr. Kozko in the prior calendar year. Mr. Kozko is entitled to participate (in addition to the additional incentive compensation described below) in all equity incentive plans generally available to the Company’s executive officers, subject to the compensation committee of the Company determining any awards and performance metrics for such awards under any such plans. Mr. Kozko is also entitled to certain additional incentive compensation outside of the Company’s equity incentive plans, subject to the satisfaction of certain conditions pursuant to Mr. Kozko’s employment agreement. Mr. Kozko’s employment agreement also provides for payments to him and/or vesting acceleration of certain equity awards upon the termination of his employment in certain circumstances and upon a “Change in Control” (as such term is defined in the employment agreement), as applicable.

Joint Venture Agreement

On March 15, 2019, Motorsport Games (Party B) entered into a joint venture agreement with Automobile Club de l’Ouest (Party A), whereby Motorsport Games acquired 45 B Shares, which represented 45% of the equity interests of Le Mans, and Automobile Club de l’Ouest acquired 55 A Shares of Le Mans, which represented the remaining 55% of the equity interests of Le Mans. Both joint venture partners hold proportional voting rights, and Automobile Club de l’Ouest appoints 3 board seats and the Company appoints 2 board seats. Under the joint venture agreement, Motorsport Games and Automobile Club de l’Ouest are jointly and severally liable for the fulfillment of the obligations of the joint venture. The Company, along with Automobile Club de l’Ouest, discuss and approve a budget for the joint venture on an annual basis. To the extent there is a loss for such year, the Company would be required to fund its proportionate share. The parties agreed to make the following in-kind contributions to Le Mans:

i.	Automobile Club de l’Ouest has and will continue to provide a dedicated team to develop and implement the business and has and will continue to make the 24 Hours of Le Mans brand available to Le Mans under a separate license agreement; and
ii.	Motorsport Games has provided and will continue to provide a dedicated team to develop and implement the business and has and will continue to make itself and its employees, who have experience in e-sports and e-gaming platforms, available to develop the business and create a dedicated gaming platform for use by and to facilitate the continued development of the business.

During the nine months ended September 30, 2020 and 2019, the Company’s investment in Le Mans generated a loss of $69,764 and $485,956, which is included in loss attributable to equity method investment in the condensed consolidated statements of operations. As of September 30, 2020, the Company did not have a payable to Le Mans. As of September 30, 2020 and December 31, 2019, there was $65,156 and $0 of investment recorded on the Company’s condensed consolidated balance sheets.

See Note 3 – Intangible Assets for additional details.

See Note 5 – Member’s Equity – Stock Purchase Agreement for additional details.

NOTE 8 – CONCENTRATIONS

Customer Concentrations

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the following periods:

	For the Nine Months Ended September 30,
Customer	2020	2019
Customer A	31.72%	48.87%
Customer B	25.94%	21.24%
Customer D	23.03%	15.07%
Total	80.69%	85.18%

*	Less than 10%.

F-14

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s accounts receivable as of:

	September 30,	December 31,
Customer	2020	2019
Customer A	70.67%	82.99%
Customer C	17.88%	*
Total	88.55%	82.99%

*	Less than 10%.

A reduction in sales from or loss of these customers would have a material adverse effect on the Company’s results of operations and financial condition.

Supplier Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s cost of revenues for the following periods:

	For the Nine Months Ended September 30,
Supplier	2020	2019
Supplier A	37.56%	29.39%
Supplier B	n/a	20.01%
Supplier C	n/a	13.87%
Supplier G	32.95%	*
Total	70.51%	63.27%

*	Less than 10%.

NOTE 9 – SEGMENT REPORTING

The Company’s principal operating segments coincide with the types of products and services to be sold. The products and services from which revenues are derived are consistent with the reporting structure of the Company’s internal organization. The Company’s two reportable segments for the nine months ended September 30, 2020 and 2019 were (i) the Gaming segment and (ii) the esports segment. The Company’s chief operating decision-maker has been identified as the CEO, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Segment information is presented based upon the Company’s management organization structure as of September 30, 2020 and the distinctive nature of each segment. Future changes to this internal financial structure may result in changes to the reportable segments disclosed. There are no inter-segment revenue transactions and, therefore, revenues are only to external customers. As the Company primarily generates its revenues from customers in the United States, no geographical segments are presented. Given that the Company’s esports segment just began its operations in late 2018, it has no separate assets. That being said, the Company expects that its esports segment will have separate assets in the future.

Segment operating profit is determined based upon internal performance measures used by the chief operating decision-maker. The Company derives the segment results from its internal management reporting system. The accounting policies the Company uses to derive reportable segment results are the same as those used for external reporting purposes. Management measures the performance of each reportable segment based upon several metrics, including net revenues, gross profit and operating income (loss). Management uses these results to evaluate the performance of, and to assign resources to, each of the reportable segments. The Company manages certain operating expenses separately at the corporate level and does not allocate such expenses to the segments. Segment income from operations excludes interest income/expense and other income or expenses and income taxes according to how a particular reportable segment’s management is measured. Management does not consider impairment charges, and unallocated costs in measuring the performance of the reportable segments.

F-15

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Unaudited Condensed Consolidated Financial Statements

For the Nine Months Ended September 30, 2020 and 2019

Segment information available with respect to these reportable business segments was as follows:

	For the Nine Months Ended September 30,
	2020	2019
Revenues:
Gaming	$15,821,290	$9,566,873
Esports	290,291	-
Total Segment and Consolidated Revenues	$16,111,581	$9,566,873

Gross Profit:
Gaming	$10,839,542	$5,790,177
Esports	10,556	-
Total Segment and Consolidated Gross Profit	$10,850,098	$5,790,177

	September 30, 2020	December 31, 2019
Segment Total Assets:
Gaming	$18,590,207	$12,777,274
Esports	-	-
Consolidated Total assets	$18,590,207	$12,777,274

NOTE 10 - Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustments or disclosure in the condensed consolidated financial statements or notes.

Stock Purchase Agreement

On October 6, 2020, the Company entered into a stock purchase agreement with Leo Capital in which the Company agreed to purchase an aggregate of 10,301 shares of common stock of 704Games, which is equal to 2.5% of the outstanding equity interests of 704Games, at a price of $11.2881 per share for an aggregate consideration of approximately $116,000. Following the Company’s purchase of shares from Leo Capital, the Company’s ownership interest in 704Games increased to 82.2% from 79.7%.

Promissory Note Line of Credit

On November 23, 2020, the Company and Motorsport Network entered into an amendment to the promissory note dated April 1, 2020, effective as of September 15, 2020. Under the terms of the amendment, the line of credit under the promissory note was increased from $10,000,000 to $12,000,000. All other terms remained the same.

F-16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sole Member

Motorsport Gaming US LLC and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Motorsport Gaming US LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in member’s equity, and cash flows for the year ended December 31, 2019, the successor period from August 15, 2018 through December 31, 2018, and the predecessor period from January 1, 2018 through August 14, 2018, and the related notes to the consolidated financial statements. In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the consolidated results of its operations and its cash flows for the year ended December 31, 2019, the successor period from August 15, 2018 through December 31, 2018, and the predecessor period from January 1, 2018 through August 14, 2018 in accordance with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for testing of goodwill impairment effective January 1, 2019 due to the adoption of Accounting Standards Update (“ASU”) No. 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Dixon Hughes Goodman LLP

We have served as the Company’s auditor since 2017.

Raleigh, North Carolina

September 4, 2020

(except for Note 5, as to

which the date is October 23, 2020)

F-17

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2019	2018
Assets

Current Assets:
Cash	$1,960,279	$3,413,427
Accounts receivable, net of sales allowances of $1,891,681 and $1,836,598 as of December 31, 2019 and 2018, respectively	5,092,332	5,203,754
Prepaid expenses and other current assets	77,021	82,423
Total Current Assets	7,129,632	8,699,604
Property and equipment, net	127,406	70,735
Goodwill	137,717	712,732
Intangible assets, net	5,327,156	6,137,406
Other assets	55,363	49,781
Total Assets	$12,777,274	$15,670,258

Liabilities and Member’s Equity

Current Liabilities:
Accounts payable	$266,854	$832,141
Accrued expenses	852,938	989,397
Due to related parties	8,045,522	4,481,196
Total Liabilities	9,165,314	6,302,734

Member’s Equity:
Member’s (deficiency) equity attributable to Motorsport Gaming US LLC	(3,064,354)	499,792
Noncontrolling interest	6,676,314	8,867,732
Total Member’s Equity	3,611,960	9,367,524
Total Liabilities and Member’s Equity	$12,777,274	$15,670,258

The accompanying notes are an integral part of these consolidated financial statements.

F-18

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Successor	Successor	Predecessor
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018
Revenues	$11,850,787	$10,768,629	$3,988,148
Cost of revenues	4,888,877	4,184,569	1,126,171
Gross Profit	6,961,910	6,584,060	2,861,977

Operating Expenses:
Sales and marketing (1)	3,771,570	2,429,939	1,114,661
Development (2)	4,784,034	1,694,359	2,207,757
General and administrative	2,605,782	869,928	2,002,377
Depreciation and amortization	401,622	235,485	53,411
Loss on impairment of goodwill	575,015	-	-
Total Operating Expenses	12,138,023	5,229,711	5,378,206
(Loss) Income From Operations	(5,176,113)	1,354,349	(2,516,229)
Interest income	35,728	-	-
Interest expense	-	-	(26,250)
Loss attributable to equity method investment	(608,656)	-	-
Other (expense) income, net	(6,523)	4,904	29,727
(Loss) Income Before Income Taxes	(5,755,564)	1,359,253	(2,512,752)
Income tax benefit	-	-	2,323
Net (Loss) Income	(5,755,564)	1,359,253	(2,510,429)
Less: Net (loss) income attributable to noncontrolling interest	(2,191,418)	859,461	-
Net (Loss) Income Attributable to Motorsport Gaming US LLC	$(3,564,146)	$499,792	$(2,510,429)

(1) Includes related party expenses of $593,094, $364,294 and $0 for the Year Ended December 31, 2019, for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor), respectively

(2) Includes related party expenses of $15,229, $108,375 and $0 for the Year Ended December 31, 2019, for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor), respectively

The accompanying notes are an integral part of these consolidated financial statements

F-19

MOTORSPORT GAMING US LLC & SUBSIDIARIES

(SUCCESSOR)

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2019 AND FOR THE PERIOD FROM AUGUST 15, 2018 TO DECEMBER 31, 2018

	Member’s
	Equity
	(Deficiency)
	Attributable to
	Motorsport		Total
	Gaming US	Noncontrolling	Member’s
	LLC	Interest	Equity
Balance - August 15, 2018	$-	$-	$-
Change of control adjustments	-	8,008,271	8,008,271
Net income	499,792	859,461	1,359,253
Balance - December 31, 2018	499,792	8,867,732	9,367,524
Net loss	(3,564,146)	(2,191,418)	(5,755,564)
Balance - December 31, 2019	$(3,064,354)	$6,676,314	$3,611,960

The accompanying notes are an integral part of these consolidated financial statements

F-20

MOTORSPORT GAMING US LLC & SUBSIDIARIES

(PREDECESSOR)

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD FROM JANUARY 1, 2018 TO AUGUST 14, 2018

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance - January 1, 2018	188,715	$189	$17,874,513	$(14,010,414)	$3,864,288
Cumulative effect of adoption of ASC 606	-	-	-	666,927	666,927
Share-based compensation	-	-	546,546	-	546,546
Net loss	-	-	-	(2,510,429)	(2,510,429)
Balance - August 14, 2018	188,715	$189	$18,421,059	$(15,853,916)	$2,567,332

The accompanying notes are an integral part of these consolidated financial statements

F-21

MOTORSPORT GAMING US LLC & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Successor	Successor	Predecessor
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018

Cash Flows from Operating Activities:
Net (loss) income	$(5,755,564)	$1,359,253	$(2,510,429)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Stock-based compensation expense	-	-	546,546
Depreciation and amortization	861,872	408,078	53,411
Sales return and price protection reserves	55,083	1,836,598	(2,151,487)
Loss on impairment of goodwill	575,015	-	-
Loss on equity method investee	608,656	-	-
Changes in operating assets and liabilities:
Accounts receivable	56,339	(6,026,720)	5,700,890
Prepaid expenses and other current assets	5,402	1,149,771	(1,147,461)
Other assets	(5,582)	(49,781)	-
Accounts payable	(565,287)	(145,566)	71,862
Accrued expenses	(260,780)	(825,918)	-
Deferred revenue	-	-	2,981
Deferred rent	-	-	(6,367)
Other current liabilities	-	-	832,115
Net Cash (Used In) Provided By Operating Activities	(4,424,846)	(2,294,285)	1,392,061

Cash Flows From Investing Activities:
Cash acquired in the purchase of 704Games Company	-	1,232,974	-
Acquisition of equity method investee	(484,335)	-	-
Purchase of property and equipment	(108,293)	(6,458)	(17,420)
Net Cash (Used In) Provided By Investing Activities	(592,628)	1,226,516	(17,420)

Cash Flows From Financing Activities:
Repayment of notes payable - related parties	-	-	(750,000)
Proceeds from (repayments of) advances from related parties	3,564,326	4,481,196	(38,813)
Net Cash Provided By (Used In) Financing Activities	3,564,326	4,481,196	(788,813)
Net (Decrease) Increase In Cash	(1,453,148)	3,413,427	585,828

Cash - Beginning of the Period	3,413,427	-	647,147
Cash - End of the Period	$1,960,279	$3,413,427	$1,232,975

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$67,375

Non-cash investing and financing activities:
Reduction in other current assets due to adoption of ASC 606	$-	$-	$267,324
Reduction in deferred revenue due to adoption of ASC 606	$-	$-	$934,249
Net assets (excluding cash) attributable to Motorsport Gaming
US LLC acquired in the acquisition of 704Games Company	$-	$7,053,444	$-
Accrued loss on equity method investee	$(124,321)	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-22

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

NOTE 1 – BUSINESS ORGANIZATION AND NATURE OF OPERATIONS

Motorsport Gaming US LLC (“Motorsport Games”) was established on August 2, 2018 under the laws of the State of Florida. Motorsport Gaming US LLC, through its subsidiaries, including 704Games Company (“704Games”), which Motorsport Games acquired a 53.5% equity interest in on August 14, 2018 (collectively, the “Company”), is a leading racing game developer, publisher and esports ecosystem provider of official motorsport racing series throughout the world, including NASCAR, the iconic 24 Hours of Le Mans endurance race and the associated World Endurance Championship, the British Touring Car Championship (the “BTCC”) and others. The Company develops and publishes multi-platform racing video games including for game consoles, personal computer (PC) and mobile platforms. As of the date the financial statements were issued, Motorsport Games’ wholly owned and majority owned subsidiaries were as follows:

●	704Games Company
●	Racing Pro League, LLC
●	MS Gaming Development LLC
●	Motorsport Games Limited

In addition, the Company organizes and facilitates esports tournaments, competitions, and events for its licensed racing games as well as on behalf of third-party racing game developers and publishers.

NOTE 2 - Summary of Significant Accounting Policies

Liquidity

The Company has not yet achieved profitability and expects to continue to incur cash outflows from operations. It is expected that its operating expenses will continue to increase and, as a result, the Company will eventually need to generate significant revenues to achieve profitability.

The Company expects that its cash on hand will fund its operations for at least one year from the date the financial statements were issued. Although the Company’s management believes that it has access to capital resources, there are currently no commitments in place for new financing at this time and there is no assurance that the Company will be able to obtain funds on commercially acceptable terms, if at all. If the Company is unable to obtain adequate funds on reasonable terms, it may be required to significantly curtail or discontinue operations or obtain funds by entering into financing agreements on unattractive terms. The Company’s operating needs include the planned costs to operate its business, including amounts required to fund working capital and capital expenditures.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the operations of the Company and its wholly owned and majority owned subsidiaries. The interests of non-controlling members and shareholders are reflected as non-controlling interest in the accompanying consolidated financial statements and, accordingly, profits and losses are allocated to the non-controlling interest in proportion to the ownership percentages of the non-controlling members and shareholders. All intercompany balances and transactions have been eliminated in consolidation. Unless otherwise indicated, information in these notes to the consolidated financial statements relates to continuing operations.

On February 18, 2019, the Company formed its subsidiary, Racing Pro League, LLC, under the laws of the State of Delaware.

F-23

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

On March 15, 2019, Motorsport Games entered into a joint venture agreement whereby the parties formed Le Mans Esports Series Limited (“Le Mans”), of which Motorsport Games acquired a 45% ownership interest. The Company accounts for its investment in its unconsolidated entity, Le Mans, using the equity method of accounting in accordance with Accounting Standards Codification (“ASC”) 323. The equity method is an appropriate means of recognizing increases or decreases measured by U.S. GAAP in the economic resources underlying the investments. Under the equity method, an investor recognizes its share of the earnings or losses of an investee in the periods for which they are reported by the investee in its financial statements rather than in the period in which an investee declares a dividend or distribution. An investor adjusts the carrying amount of an investment for its share of the earnings or losses recognized by the investee. See Note 10 – Commitments and Contingencies – Joint Venture Agreement for additional details.

On April 4, 2019, the Company formed its wholly owned subsidiary, MS Gaming Development LLC, under the laws of Russia.

Successor

The consolidated financial statements for the period from August 15, 2018 to December 31, 2018 and for the year ended December 31, 2019 include the accounts of Motorsport Games and its subsidiaries, including 704Games (“Successor”). All significant inter-company accounts and transactions have been eliminated in consolidation.

Predecessor

The financial statements for the period from January 1, 2018 to August 14, 2018 include the accounts of 704Games (“Predecessor”).

Predecessor and Successor Periods

As a result of the Company’s acquisition of a 53.5% equity interest in 704Games in August 2018, Motorsport Games is the acquirer for accounting purposes and 704Games is the acquiree and the accounting predecessor. The financial statement presentation distinguishes the results into two distinct periods, the period up to August 14, 2018 (the “Acquisition Date”) (“Predecessor Period”) and the periods including and after that date (the “Successor Period”). The transaction was accounted for as a business combination using the acquisition method of accounting and the Successor financial statements reflect a new basis of accounting that is based on the fair value of the net assets acquired.

As a result of the application of the acquisition method of accounting as of the effective time of the transaction, the accompanying consolidated financial statements include a black line division which indicates that the Predecessor and Successor reporting entities shown are presented on a different basis and are, therefore, not directly comparable. Due to the acquisition accounting, acquired assets and assumed liabilities have been recorded at fair value as of the acquisition date. As such, the predecessor and successor presentation may not be directly comparable.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

F-24

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

The Company’s significant estimates used in these consolidated financial statements include, but are not limited to, revenue recognition criteria, including reserves for sales returns and price protection, valuation allowance of deferred income taxes, valuation of acquired companies and equity investments, the recognition and disclosure of contingent liabilities, and goodwill and intangible assets impairment testing. Certain of the Company’s estimates could be affected by external conditions, including those unique to the Company and general economic conditions. It is reasonably possible that these external factors could have an effect on the Company’s estimates and may cause actual results to differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly-liquid instruments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2019 and 2018, the Company did not have any cash equivalents. The Company maintains cash in bank accounts, which, at times, may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. The Company has not experienced any losses in such accounts, periodically evaluates the creditworthiness of the financial institutions and has determined the credit exposure to be negligible. As of December 31, 2019 and 2018, the Company had $1,487,254 and $3,163,125 of domestic cash balances in excess of FDIC insured limits. The Company’s foreign bank accounts are not subject to FDIC insurance.

Accounts Receivable

Accounts receivable are carried at their contractual amounts, less an estimate for sales allowances. Management estimates the allowance for sales based on previous experience, existing economic conditions, actual sales and inventories on hand. See Note 2 – Summary of Significant Accounting Policies – Revenue Recognition and Sales Allowances - Sales Allowance, Sales Returns and Price Protection Reserves for additional details.

Balances that are still outstanding after management has performed reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable. As of December 31, 2019 and 2018, the Company determined that all of its accounts receivable were fully collectible and, accordingly, no allowance for doubtful accounts was recorded. Sales allowances as of December 31, 2019 and 2018 were $1,891,681 and $1,836,598, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization, which is provided on the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Equipment, furniture and fixtures are depreciated over a range of three to five years. Leasehold improvements are amortized over the lives of the leases or estimated useful lives of the assets, whichever is shorter. When assets are sold or otherwise retired, the costs and accumulated depreciation are removed from the books and the resulting gain or loss is included in operating results.

Goodwill and Intangible Assets

The Company has recorded goodwill in connection with its acquisition of 704Games. Under ASC 350, Intangibles—Goodwill and Other (“ASC 350”), goodwill is not amortized but is reviewed annually for impairment, or more frequently, if impairment indicators arise which may indicate that the Company may not be able to recover the carrying amount of the net assets of the reporting unit. The Company has determined that its reporting units align with its operating segments. See Note 13 – Segment Reporting. In evaluating goodwill for impairment, the Company may assess qualitative factors to determine whether it is more likely than not (that is, a likelihood of more than 50%) that the fair value of a reporting unit is less than its carrying amount. If the Company bypasses the qualitative assessment, or if the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company performs a one-step quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizes a loss on impairment in the event the carrying value exceeds the fair value. In assessing the fair value of a reporting unit, the Company utilizes the Income Approach-Discounted Cash Flow Method as well as the Market Approach-Guideline Public Company Method. See Note 6 – Goodwill for details.

F-25

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Intangible assets that have finite lives are amortized over their estimated useful lives and are subject to the provisions of ASC 350. The Company’s intangible assets consist of the following which were acquired in connection with the acquisition of 704Games:

Intangible Asset	Useful Life
License agreements	16 years
Software	10 years
Distribution contracts	1 year

The Company is a party to a series of license agreements with NASCAR for worldwide rights to use the NASCAR brand. Through the acquisition of 704Games in 2018, the Company obtained the exclusive right, subject to certain limited exceptions, to use certain licensed rights (including the rights of certain NASCAR teams) to develop, promote, advertise, distribute, manufacture and package simulation-style video gaming products, which are NASCAR-branded video game products that have a stock car and/or truck racing theme relating to NASCAR-sanctioned events intended to replicate authentic NASCAR racing competition rules and structure. In addition, the Company has the exclusive right to use simulation-style video gaming products as the platform for conducting and administering esports leagues and events for NASCAR, subject to certain limited exceptions. The Company’s current license arrangement with NASCAR, which was extended 10 years simultaneously with the acquisition of 704Games, expires on December 31, 2029. The license arrangement provides for a commitment by both parties to participate in exclusive negotiations to renew the license, beginning March 1, 2028, and lasting for a period of at least 90 days. The license arrangement also requires the Company to pay royalties, including certain minimum annual guarantees, on an ongoing basis to NASCAR and to meet certain product distribution, development, marketing and related milestones.

Impairment of Long-Lived Assets

The Company reviews for impairment of long-lived assets on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. An impairment would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Fair Value of Financial Instruments

The Company measures the fair value of financial assets and liabilities based on ASC 820 “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities;

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable; and

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).

The carrying amounts of accounts receivable, accounts payable, accrued expenses and amounts due to related parties approximate fair value due to the short-term nature of these instruments.

Segment Reporting

The Company uses “the management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker is the Chief Executive Officer (“CEO”) of the Company, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. The Company classified its reportable operating segments into (i) the development and publishing of interactive racing video games, entertainment content and services (the “Gaming segment”) and (ii) the organization and facilitation of esports tournaments, competitions and events for the Company’s licensed racing games as well as on behalf of third-party video game racing series and other video game publishers (the “esports segment”).

F-26

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Revenue Recognition

On January 1, 2018, the Company adopted ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under prior U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation and recognizing revenue as performance obligations are satisfied.

The Company adopted ASC 606 for all applicable contracts using the modified retrospective method, which would have required a cumulative-effect adjustment, if any, as of the date of adoption. The adoption of ASC 606 had a material impact on the Company’s consolidated financial statements as of the date of adoption. A required adjustment recognized in retained earnings was due to prior software revenue recognition accounting standards. Because the Company did not have vendor-specific objective evidence of fair value (“VSOE”) for unspecified future updates or online hosting, the Company was not able to account for performance obligations separately, and therefore, the entire sales price of most transactions that had multiple performance obligations was recognized ratably over the period the Company expected to provide the future updates and/or online hosting performance obligations (the “Estimated Offering Period”). Under ASC 606, this VSOE requirement was eliminated and was replaced with a requirement to determine the Company’s best estimate of the stand-alone selling price of each performance obligation and allocate the transaction price to each distinct performance obligation on a relative stand-alone selling price basis.

The Company currently derives revenue principally from sales of its games and related extra content that can be played by customers on a variety of platforms, which includes game consoles, PCs, mobile phones and tablets. The Company’s product and service offerings include, but are not limited to, the following:

1)	Sales of Games - Full console and mobile games contain a software license that is delivered digitally or via physical disc at the time of sale;

2)	Sales of Extra Content – Includes (a) extra content that is downloaded by console players that provides the ability to customize and/or enhance their gameplay and (b) virtual currencies that provide mobile players with the ability to purchase extra content that allows them to customize and/or enhance their gameplay; and

3)	Esports Competition Events - Hosting of online esports competitions that generates sponsorship revenue.

Sales of Games. Sales of games are generally determined to have a singular distinct performance obligation, as the Company does not currently have an obligation to provide future update rights or online hosting. As a result, the Company recognizes revenue equal to the full transaction price at the point in time the customer obtains control of the software license and the Company satisfies its performance obligation.

Sales of Extra Content. Revenue received from sales of extra content are derived primarily from the sale of (a) digital in-game content that is downloaded by the Company’s console customers that enhance their gameplay experience, typically by providing car upgrades or additional drivers and (b) virtual currencies that can be used by mobile customers to purchase content that allows them to customize and/or enhance their gameplay. Virtual currencies may not be used for any purpose other than for these in-game purchases. Revenue related to extra content is recognized at the point in time the Company satisfies its performance obligation, which is generally at the time the customer obtains control of the extra content, either by downloading the digital in-game content or by using the virtual currencies to purchase extra content. For console customers, extra content is either purchased in a pack or on a standalone basis. Revenue associated with extra content from console customers is deferred until the content has been delivered digitally to the customer. Revenue associated with virtual currencies is deferred until the virtual currency has been used by the customer to purchase extra content, which is the point in time the customer obtains control.

Esports. The Company recognizes sponsorship revenue associated with hosting online esports competition events over the period of time the Company satisfies its performance obligation under the contract, which is generally the concurrent time the event is held and the customer obtains control. In the event the Company enters into a contract with a customer to sponsor for a series of esports events, the Company allocates the transaction price between the series of events and recognizes revenue over the period of time each event is held and the Company satisfies its performance obligation.

The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. A receivable is recorded when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligations are satisfied.

During the Successor Periods ended December 31, 2019 and 2018 or during the Predecessor Period ended August 14, 2018, there was no revenue recognized from performance obligations satisfied (or partially satisfied) in previous periods.

F-27

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

The following table summarizes revenue recognized under ASC 606 in the consolidated statements of operations:

	Successor	Successor	Predecessor
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018
Revenues:
Gaming	$11,775,787	$10,768,629	$3,988,148
Esports	75,000	-	-
Total Revenues	$11,850,787	$10,768,629	$3,988,148

Identifying Performance Obligations

Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct, (i.e., the customer can benefit from the goods or services either on its own or together with other resources that are readily available), and are distinct in the context of the contract (i.e., it is separately identifiable from other goods or services in the contract). To the extent a contract includes multiple promises, the Company must apply judgment to determine whether those promises are separate and distinct performance obligations. If these criteria are not met, the promises are accounted for as a combined performance obligation.

Determining the Transaction Price

The transaction price is determined based on the consideration that the Company will be entitled to receive in exchange for transferring our goods and services to the customer. Determining the transaction price often requires significant judgment based on an assessment of contractual terms and business practices. It further includes review of variable consideration such as discounts, sales returns, price protection, and rebates, which is estimated at the time of the transaction. See below for additional information regarding our sales returns and price protection reserves.

Allocating the Transaction Price

Allocating the transaction price requires that the Company determine an estimate of the relative stand-alone selling price for each distinct performance obligation.

Principal Versus Agent Considerations

The Company evaluates sales to end customers of our full games and related content via third-party storefronts, including digital storefronts such as Microsoft’s Xbox Store, Sony’s PlayStation Store, Apple’s App Store, and Google’s Play Store, in order to determine whether or not the Company is acting as the principal or agent in the sale to the end customer. Key indicators that the Company evaluates in determining gross versus net treatment include but are not limited to the following:

●	the underlying contract terms and conditions between the various parties to the transaction;
●	which party is primarily responsible for fulfilling the promise to provide the specified good or service to the end customer;
●	which party has inventory risk before the specified good or service has been transferred to the end customer; and
●	which party has discretion in establishing the price for the specified good or service.

Based on an evaluation of the above indicators, the Company determined that, apart from contracts with customers where revenue is generated via the Apple App Store or Google Play Store, the third party is considered the principal and, as a result, the Company reports revenue net of the fees retained by the storefront. For contracts with customers where revenue is generated via the Apple App Store or Google Play Store, the Company has determined that it is the principal and, as a result, reports revenue on a gross basis, with mobile platform fees included within cost of revenues.

F-28

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Sales Allowance, Sales Returns and Price Protection Reserves

Sales returns and price protection are considered variable consideration under ASC 606. The Company reduces revenue for estimated future returns and price protection which may occur with distributors and retailers (“channel partners”). See Note 2 – Summary of Significant Accounting Policies – Accounts Receivable for additional details. Price protection represents our practice to provide channel partners with a credit allowance to lower their wholesale price on a particular game unit that they have not resold to customers. The amount of the price protection for permanent markdowns is the difference between the original wholesale price and the new reduced wholesale price. Credits are also given for short-term promotions that temporarily reduce the wholesale price. When evaluating the adequacy of sales returns and price protection reserves, the Company analyzes the following: historical credit allowances, current sell-through of channel partners’ inventory of the Company’s products, current trends in retail and the video game industry, changes in customer demand, acceptance of products, and other related factors. In addition, the Company monitors the volume of sales to its channel partners and their inventories, as substantial overstocking in the distribution channel could result in high returns or higher price protection in subsequent periods. The Company recognized sales allowances and price protection reserves for the Successor Periods ending December 31, 2019 and 2018 in the amount of $2,483,147 and $1,782,403, respectively, which were included as reductions of revenues.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement book values and the tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable in the foreseeable future. The Company must make significant estimates and assumptions about future taxable income and future tax consequences and tax strategies available to recognize deferred tax assets when determining the amount of the valuation allowance. The additional guidance provided by ASC No. 740, Income Taxes (ASC 740), clarifies the accounting for uncertainty in income taxes recognized in the financial statements. Expected outcomes of current or anticipated tax examinations, refund claims and tax-related litigation and estimates regarding additional tax liability (including interest and penalties thereon) or refunds resulting therefrom will be recorded based on the guidance provided by ASC 740 to the extent applicable. The Company is considered to be disregarded from its owner for U.S. tax purposes. In addition, for its 2019 fiscal year, the Company is the parent company to another disregarded entity, MS Gaming Development LLC, and a regarded entity taxed as a separate corporation, 704Games. 704Games was acquired on August 14, 2018 and the Company has no other material tax effective items other than those items attributed to it from 704Games.

On March 27, 2020, President Trump signed into law the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). The CARES Act, among other things, includes provisions relating to refundable payroll tax credits, deferment of employer side social security payments, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. Under ASC 740, the effects of new legislation are recognized upon enactment. Accordingly, the CARES Act is effective beginning in the quarter ended March 31, 2020. The Company does not currently believe that such provisions will have a material impact on the Company’s consolidated financial statements.

Stock-Based Compensation

The Company measures the cost of services received in exchange for an award of equity instruments based on the fair value of the award. The fair value of the award is measured on the grant date. The fair value amount is then recognized over the period during which services are required to be provided in exchange for the award, usually the vesting period. Upon the exercise of an award, the Company issues new shares of common stock out of its authorized shares.

Advertising Expenses

The Company recognizes advertising expenses as incurred. Advertising expenses were $3,487,498 and $2,189,645 for the Successor Periods ended December 31, 2019 and 2018, respectively, and $734,561 for the Predecessor Period ended August 14, 2018.

F-29

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Foreign Currency Translation

The Company’s functional and reporting currency is the United States Dollar. The functional currency of the Company’s operating subsidiaries are their local currencies (the United States Dollar, the Russian Ruble and Pound Sterling). Assets and liabilities are translated based on the exchange rates at the balance sheet date, while revenue and expense accounts are translated at the average exchange rate in effect during the year. Equity accounts are translated at historical exchange rates. The resulting translation gain and loss adjustments are accumulated as a component of other comprehensive income. Foreign currency gains and losses resulting from transactions denominated in foreign currencies, including intercompany transactions, are included in the results of operations.

The Company recorded approximately $8,000 of transaction losses for the Successor Period ended December 31, 2019. The Company did not have any transaction losses for the Successor Period ended December 31, 2018 and the Predecessor Period ended August 14, 2018. Such amounts have been classified within general and administrative expenses in the accompanying consolidated statements of operations.

Subsequent Events

The Company has evaluated events that have occurred after the balance sheet date but before the financial statements are issued. Based upon that evaluation, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements, except as disclosed in Note 14, Subsequent Events.

Recently Issued Accounting Standards

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update “(ASU”) 2016-02, Leases (Topic 842), which applies a right-of-use model that requires a lessee to record, for all leases with a lease term of more than 12 months, an asset representing its right to use the underlying asset and a liability to make lease payments. The ASU requires a lessor to classify leases as either sales-type, direct financing or operating, similar to existing U.S. GAAP requirements. Classification depends on the same five criteria used by lessees under U.S. GAAP plus certain additional factors. The new leases standard addresses other considerations including identification of a lease, separating lease and non-lease components of a contract, sale and leaseback transactions, modifications, combining contracts, reassessment of the lease term, and remeasurement of lease payments. Early adoption is permitted. This update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company is currently evaluating ASC 842 and its impact on its consolidated financial statements and disclosures.

In January 2017, the FASB issued ASU 2017-04, “Intangibles - Goodwill and Other: Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which amends the guidance to eliminate Step 2 from the goodwill impairment test. Instead, under the amendments in the new guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The amendments will be effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. The Company early adopted ASU 2017-04 effective January 1, 2019 and, as a result, was able to eliminated Step 2 from its goodwill impairment test that it conducted during the year ended December 31, 2019. See Note 2 – Summary of Significant Accounting Policies – Goodwill and Intangible Assets.

In November 2019, the FASB issued ASU 2019-11, “Codification Improvements to Topic 326, Financial Instruments – Credit Losses” (“ASU 2019-11”). ASU 2019-11 is an accounting pronouncement that amends ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments update guidance on reporting credit losses for financial assets. These amendments affect loans, debt securities, trade receivables, net investments in leases, off balance sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. The amendments in ASU 2019-11 are effective for annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. All entities may adopt the amendments through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified-retrospective approach). The Company is currently evaluating ASU 2019-11 and its impact on its consolidated financial statements and disclosures.

F-30

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes” (“ASU 2019-12”). The amendments in ASU 2019-12 simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. This update is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The Company is currently evaluating ASU 2019-12 and its impact on its consolidated financial statements and disclosures.

NOTE 3 – BusinESS COMBINATION

On August 14, 2018, Motorsport Games entered into a stock purchase agreement with 704Games for the purchase of 217,352 shares of common stock of 704Games, representing a 53.5% equity interest in 704Games (the “Acquisition”), for the purpose of acquiring the exclusive gaming license agreement with NASCAR to be its official video game developer and publisher. In addition, the Company acquired the right to create and organize esports leagues and events for NASCAR. As a result of the Acquisition, the 704Games’ former consolidating parent, HC2 Holdings, Inc.’s (“HC2”), ownership percentage was diluted to 26.2% and HC2 ceased to have majority control of 704Games, resulting in a change in ownership under FASB ASC 805, Business Combinations. Accordingly, the assets acquired and the liabilities assumed were recorded at their estimated fair value based on the third-party valuations. Goodwill from the Acquisition principally relates to intangible assets that do not qualify for separate recognition, including assembled workforce, market presence, and synergies. Goodwill is not tax deductible. Acquired accounts receivable were comprised of outstanding invoices 704Games issued to its customers for the provided services, which were recorded at their estimated fair value.

In exchange for the acquired controlling interest in 704Games, Motorsport Games agreed to pay $4,000,000 cash at closing of the transaction to 704Games, and subject to certain adjustments, to pay $3,000,000 cash to 704Games on February 1, 2019 (the “2019 Payment”) and to provide advertising, promotional and other services to 704Games valued at $4,000,000 during the 48 months following the transaction (the “In-Kind Consideration” and, together with the 2019 Payment, the “Delayed Consideration”). During the Successor Periods ended December 31, 2019 and 2018, In-Kind Consideration totaling $641,938 and $472,669, respectively, was provided to 704Games. See Note 9 – Related Party Transactions for additional details.

The Delayed Consideration amount was subject to and conditioned upon 704Games achieving a minimum $15,574,000 in revenue (the “Expected Revenue”) for the 2018 calendar year. As the Expected Revenue was less than $15,574,000, the 2019 Payment amount automatically was adjusted to $1,660,000, which also reduced the Delayed Consideration amount dollar-for-dollar for the actual dollar difference between the Expected Revenue and the actual revenue of 704Games for the 2018 calendar year as reflected in the audited financial statements of 704Games for the year ended December 31, 2018. The 2019 Payment in the amount of $1,660,000 was paid by Motorsport Games to 704Games during the year ended December 31, 2019.

Additionally, the terms of the Acquisition required the Company to obtain a long-form amendment to that certain Distribution and License Agreement, dated as of January 1, 2015, by and between the Company and NASCAR Team Properties on or before February 1, 2019. Such long-form amendment was obtained in the required timeframe.

The Company estimated the fair value of the Delayed Consideration using the Monte Carlo simulation using the Geometrics Brownian Motion (“GBM”), where generated random variables using the GBM were applied to the forecasted revenue metrics. The following key assumptions were utilized by the Company: (i) revenue projections, (ii) risk-free rate, which was estimated based on the rate of treasury securities with the same term as the mid-period of the projection periods, and (iii) revenue volatility, which was estimated based on an analysis of historical asset volatilities for similar companies and adjusted for operating leverage to estimate revenue volatility.

F-31

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

The purchase price allocation was completed subsequent to the acquisition date. The aggregate purchase price was allocated to the assets acquired and liabilities assumed as follows:

Purchase Consideration:
Cash	$4,000,000
Delayed Consideration:
2019 Payment at fair value	1,245,550
In-Kind Consideration at fair value	3,753,600

Total Purchase Consideration	$8,999,150

Less:
Debt-free net working capital	$5,895,248
Property and equipment	89,671
In-Kind Consideration receivable	3,753,600
Other non-current assets	36,170
Licensing agreements	3,620,000
Software	2,340,000
Distribution contracts	560,000

Fair Value of Identified Net Assets	16,294,689
Less: Fair Value Attributable to Noncontrolling Interest	(8,008,271)

Fair Value of Identified Net Assets Attributable to Motorsport Gaming US LLC	8,286,418

Remaining Unidentified Goodwill Value	$712,732

The components of debt free net working capital are as follows:

Current assets:
Cash	$5,232,974
Accounts receivable	1,013,632
2019 Payment receivable	1,245,550
Other current assets	1,196,113

Total current assets	$8,688,269

Less current liabilities:
Accounts payable and accrued expenses	1,924,044
Due to affiliate	33,880
Deferred revenue	835,097

Total current liabilities	$2,793,021

Debt free net working capital	$5,895,248

As of the acquisition date and December 31, 2018, the fair value of the Delayed Consideration was recorded as a liability on the balance sheet of Motorsport Games and as an asset on the balance sheet of 704Games. Accordingly, the Delayed Consideration was eliminated in consolidation as of the acquisition date and December 31, 2018. Except for the fair value of the Delayed Consideration that was eliminated in consolidation as of the acquisition date, the assets and liabilities of 704Games were recorded in the Company’s consolidated financial statements as of the acquisition date.

The fair value of the 2019 Payment as of the date of acquisition and as of December 31, 2018 was $1,245,550 and $1,660,000, respectively, which such change in fair value of $414,450 was recognized during the year ended December 31, 2018 as a gain on change in fair value on 704Games’ financial statements and as a loss on change in fair value on Motorsport Games’ financial statements, with the amounts fully eliminated in consolidation, while noting that the amount of the gain on change in fair value attributable to the non-controlling interest in 704Games was allocated based on its ownership percentage.

As of the date of the Acquisition and December 31, 2019, the Company expects to collect all contractual cash flows related to receivables acquired in the Acquisition. Acquisition related costs are expensed as incurred and are recorded within general and administrative expenses on the consolidated statements of operations. Acquisition related costs were approximately $0 and $10,000 for the Successor Periods ended December 31, 2019 and 2018, respectively. Acquisition related costs were approximately $117,000 for the Predecessor Period ended August 14, 2018.

F-32

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

The Company utilized the excess earnings method to estimate the fair value of the licensing agreements. The following key assumptions were utilized by the Company: (i) the discount rate, which was based on the Company’s discount rate plus a 200-basis point premium and (ii) the amortization benefit, which was calculated based on a sixteen year straight line tax amortization.

The Company utilized the relief from royalty method to estimate the fair value of the developed software. The following key assumptions were utilized by the Company: (i) projected revenue from the services attributable to the asset (ii) an arm’s length royalty rate that would otherwise be charged by the licensor of the asset to a licensee of the asset, which was estimated to be approximately 5% and (iii) a discount rate that reflects the risk associated with the asset, which was estimated to be approximately 42%. The developed software has an estimated useful life of ten years.

The Company utilized the with and without method to determine the fair value of the distribution contracts. The with and without method is based on the use of two scenarios. The first scenario incorporates the distribution contracts in the projection of cash flows. The second scenario assumes that the Company does not have the distribution contracts in place. The difference in the fair value between the two scenarios indicates the fair value of the distribution contracts. The distribution contracts have an estimated useful life of one year.

The Company had utilized the business enterprise income valuation approach to determine the fair value attributable to the non-controlling interests, which included a discount rate of 40%.

Total revenues of 704Games since the date of acquisition through December 31, 2018 were $10,768,629. Total net income of 704Games since the date of acquisition through December 31, 2018 was $1,843,303.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following balances as of December 31, 2019 and 2018:

	December 31,
	2019	2018
Furniture and fixtures	$52,309	$35,743
Computer software and equipment	109,992	42,186
Office equipment	8,132	8,132
Leasehold improvements	6,460	-
	176,893	86,061
Less: accumulated depreciation	(49,487)	(15,326)
Property and equipment, net	$127,406	$70,735

Depreciation expense was $51,622 and $25,484 for the Successor Periods ended December 31, 2019 and 2018, respectively. Depreciation expense was $53,411 for the Predecessor Period ended August 14, 2018.

NOTE 5 - Intangible Assets

Intangible assets consist of the following:

	Licensing Agreements	Software	Distribution Contracts	Accumulated Amortization	Total
Balance as of August 15, 2018	$3,620,000	$2,340,000	$560,000	$-	$6,520,000
Amortization expense	-	-	-	(382,594)	(382,594)
Balance as of December 31, 2018	3,620,000	2,340,000	560,000	(382,594)	6,137,406
Amortization expense	-	-	-	(810,250)	(810,250)
Balance as of December 31, 2019	$3,620,000	$2,340,000	$560,000	$(1,192,844)	$5,327,156
Weighted average remaining amortization period at December 31, 2019 (in years)	14.6	8.6	-

F-33

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Amortization of intangible assets consists of the following:

	Licensing Agreements	Software	Distribution Contracts	Accumulated Amortization
Balance as of August 15, 2018	$-	$-	$-	$-
Amortization expense	84,844	87,750	210,000	382,594
Balance as of December 31, 2018	84,844	87,750	210,000	382,594
Amortization expense	226,250	234,000	350,000	810,250
Balance as of December 31, 2019	$311,094	$321,750	$560,000	$1,192,844

Amortization expense was $810,250 (of which $460,250 is included in cost of revenues and $350,000 is included in operating expenses on the consolidated statements of operations) and $382,594 (of which $172,593 is included in cost of revenues and $210,001 is included in operating expenses on the consolidated statements of operations) for the Successor Periods ended December 31, 2019 and 2018, respectively. There was no amortization expense for the Predecessor Period ended August 14, 2018.

The estimated aggregate amortization expense of intangible assets for the next five years is as follows:

For the Years Ended December 31,	Licensing Agreements	Software	Total
2020	$226,250	$234,000	$460,250
2021	226,250	234,000	460,250
2022	226,250	234,000	460,250
2023	226,250	234,000	460,250
2024	226,250	234,000	460,250
Thereafter	2,177,656	848,250	3,025,906
	$3,308,906	$2,018,250	$5,327,156

NOTE 6 - GOODWILL

The changes in the carrying amount of goodwill are as follow:

Balance - August 15, 2018	$712,732
Loss on impairment of goodwill	-
Balance - December 31, 2018	712,732
Loss on impairment of goodwill	(575,015)
Balance - December 31, 2019	$137,717

During the Successor Period ended December 31, 2019, due to a projected decrease in revenue and after considering all quantitative and qualitative factors, the Company determined that it was more likely than not that the reporting unit’s (704Games) carrying value exceeded its fair value and, as a result, the Company completed quantitative impairment test and recorded a loss on impairment of goodwill of $575,015. As of December 31, 2019, the Company’s revenue projections were reduced in order to give effect to the fact that the development of the planned premium esports platform of 704Games was delayed and, therefore, the Company did not generate any revenue in 2019 associated with this premium esports platform. As a result, actual 2019 revenues were significantly less than what was originally projected for the 2019 period due to the premium esports platform never being implemented. This 2019 shortfall also resulted in lower expected revenues for 2020 and 2021. See Note 2 – Summary of Significant Accounting Policies – Goodwill and Intangible Assets for additional details.

F-34

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

NOTE 7 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31,
	2019	2018
Accrued software	$-	$255,211
Accrued royalties	268,558	447,830
Accrued professional fees	81,480	43,000
Accrued consulting fees	166,667	66,667
Payable to Le Mans joint venture	124,320	-
Accrued development costs	145,193	-
Accrued advertising fees	-	130,800
Accrued rent	43,017	16,140
Accrued taxes	18,860	19,941
Accrued other	4,843	9,808
Total	$852,938	$989,397

NOTE 8 – MEMBER’S EQUITY

Stock-Based Compensation

During the Predecessor period ended August 14, 2018, the Company recognized aggregate stock-based compensation expense of $546,546 related to stock options and warrants. As of December 31, 2019, there was no unrecognized stock-based compensation expense.

Stock Options – 704Games

704Games has outstanding ten-year options with two employees to purchase an aggregate of 16,113 shares of common stock at an exercise price of $55.67 per share. Based on the terms of the option agreements, as part of the Acquisition, these options became fully vested.

In applying the Black-Scholes option pricing model to stock options granted during the Predecessor period ended August 14, 2018, the Company used the following assumptions:

Predecessor
For the Period From January 1, 2018 to August 14, 2018
Expected term (years)	3.75 - 5,04
Expected volatility	50.53%
Risk free interest rate	2.79% - 2.83%
Expected dividends	0.00%

There we no option grants during the Successor Periods ended December 31, 2019 and 2018.

F-35

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

A summary of the stock option activity during the year ended December 31, 2019 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Term (Years)	Intrinsic Value
Outstanding at January 1, 2019	16,113	$55.67
Granted	-	-
Forfeited	-	-
Exercised	-	-
Outstanding at December 31, 2019	16,113	$55.67	7.6	$-

Exercisable at December 31, 2019	16,113	$55.67	7.6	$-

Stock Warrants – 704Games

704Games has outstanding ten-year warrants to purchase 4,000 shares of common stock at an exercise price of $93.03 per share. The issuance date fair value of $187,706 was recognized in the Predecessor period ended August 14, 2018. As of December 31, 2019, the warrants are fully vested, have no intrinsic value and have a weighted average remaining life of 5.4 years.

Stock Appreciation Rights – 704Games

On April 3, 2017, as amended on August 8, 2018, 704Games effected the 2017 Appreciation Plan (“SAR Plan”) that provides a means whereby directors, officers, employees, consultants or advisors of 704Games can be granted Stock Appreciation Rights (“SARs”) as incentive compensation measured by reference to the value of common stock. A total of 25,734 SARs may be granted under the SAR Plan. The SARs granted under the SAR Plan that vest are to be settled in cash only upon the occurrence of a change of control event, as defined in the SAR Plan.

On August 8, 2018, in connection with the Acquisition, an aggregate of 20,583 SARs were amended, such that their strike price was reduced from $88.76 to $55.67 per share.

As of December 31, 2018, there were 20,583 SARs outstanding with an exercise price of $55.67 per share. During the year ended December 31, 2019, an aggregate of 6,671 SARs were forfeited, such that as of December 31, 2019, there were 13,912 SARs outstanding with an exercise price of $55.67 per share. The Company determined that the SARs do not result in liability classification and no compensation expense should be recognized, as the contingent event (the liquidity event) is not probable as it is outside the control of the employee. The probability of the contingent event will be reassessed by the Company at each reporting period.

NOTE 9 – RELATED PARTY TRANSACTIONS

On August 3, 2018, the Company entered into an agreement with its parent, Motorsport Network, to provide the Company exclusive promotion services for the Company’s business, organizations, products and services. The promotion agreement shall remain in effect until such date that Motorsport Network no longer holds at least twenty percent (20%) of the voting interest in the Company, at which time the promotion agreement will terminate automatically, unless otherwise extended by the parties. The Company shall give Motorsport Network an exclusive first look on any media-related activity in consideration of the promotion services.

From time to time, the Company’s parent, Motorsport Network, and other related entities pay for Company expenses on the Company’s behalf. In addition, Motorsport Network occasionally advances funds to the Company.

During the Successor Periods ended December 31, 2019 and 2018, the Company incurred expenses of $647,513 and $8,027, respectively, that were paid by Motorsport Network on its behalf and are reimbursable by the Company.

F-36

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

During the Successor Periods ended December 31, 2019 and 2018, the Company received proceeds of $2,274,875 and $4,000,500, respectively, in connection with non-interest-bearing advances from Motorsport Network.

During the Successor Periods ended December 31, 2019 and 2018, Motorsport Network provided services to 704Games on behalf of Motorsport Games in connection with the Acquisition In-Kind Consideration of $641,938 and $472,669, respectively. As these services were provided to 704Games by Motorsport Network and not by Motorsport Games, Motorsport Games incurred a liability to Motorsport Network for these services. Accordingly, the value of the services was recorded in the consolidated statements of operations as related party operating expenses with a corresponding amount due to related party liability on the consolidated balance sheets.

As of December 31, 2019 and 2018, there was $8,045,522 and $4,481,196, respectively, related to these transactions included within due to related parties on the consolidated balance sheets. See Note 14 – Subsequent Events – Promissory Note Line of Credit for additional details.

NOTE 10 – Commitments and Contingencies

Litigation

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company, or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potential material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed, unless they involve guarantees, in which case the guarantees would be disclosed. There can be no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows. As of December 31, 2019 and 2018, the Company has not accrued any amounts for contingencies.

NTP Agreement

As a result of the Acquisition, the Company is a party to an agreement (the “NPT Agreement”) with NASCAR® Team Licensing Trust d/b/a NASCAR® Team Properties (“NTP”). As part of the NTP Agreement, the Company has royalty minimums to be paid annually to NTP through December 31, 2029. The NTP Agreement included a warrant issued to NTP to purchase 4,000 shares of the common stock of 704Games, which vested over a four-year period and expires in August 2025. See Note 8 – Member’s Equity – Stock Warrants – 704Games for additional details.

Operating Leases

The Company leases its facilities under operating leases. The Company’s rent expense under its operating leases was $161,695 and $59,166 for the Successor Periods ended December 31, 2019 and 2018, respectively. The Company’s rent expense under its operating lease was $132,587 for the Predecessor Period ended August 14, 2018.

On March 7, 2019, the Company entered into a lease agreement for 2,190 square feet of office space in Orlando, Florida beginning April 1, 2019 and ending April 30, 2021. The base rent ranges from $3,833 to $3,947 per month over the term of the lease for a total base rent lease commitment of approximately $93,000. The security deposit is approximately $4,000.

On May 3, 2019, the Company entered into a lease agreement for 5,586 square feet of office space in Charlotte, North Carolina beginning May 3, 2019 and ending August 31, 2024. The base rent ranges from $13,965 to $16,189 per month over the term of the lease for a total base rent lease commitment of approximately $954,000. The security deposit is approximately $42,000. See Note 14 – Subsequent Events – Sublease Agreement for details associated with a sublease of the office space.

F-37

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

On April 15, 2019, the Company entered into a three-year lease agreement for office space in Moscow, Russia beginning April 15, 2019 and ending April 15, 2022. The base rent is $9,000 per month over the term of the lease for a total base rent lease commitment of approximately $324,000. The security deposit is approximately $10,000.

Future minimum payments under our non-cancellable operating leases as of December 31, 2019 are as follows:

For the Years Ending December 31,	Total
2020	$325,758
2021	299,766
2022	208,320
2023	186,782
2024	127,628
$1,148,254

Joint Venture Agreement

On March 15, 2019, Motorsport Games (Party B) entered into a joint venture agreement with Automobile Club de l’Ouest (Party A), whereby Motorsport Games acquired 45 B Shares, which represented 45% of the equity interests of Le Mans, and Automobile Club de l’Ouest acquired 55 A Shares of Le Mans, which represented the remaining 55% of the equity interests of Le Mans. Both joint venture partners hold proportional voting rights, and Automobile Club de l’Ouest appoints 3 board seats and the Company appoints 2 board seats. Under the joint venture agreement, Motorsport Games and Automobile Club de l’Ouest are jointly and severally liable for the fulfillment of the obligations of the joint venture. The Company, along with Automobile Club de l’Ouest, discuss and approve a budget for the joint venture on an annual basis. To the extent there is a loss for such year, the Company would be required to fund its proportionate share. The parties agreed to make the following in-kind contributions to Le Mans:

i.	Automobile Club de l’Ouest has and will continue to provide a dedicated team to develop and implement the business and has and will continue to make the 24 Hours of Le Mans brand available to Le Mans under a separate license agreement; and
ii.	Motorsport Games has provided and will continue to provide a dedicated team to develop and implement the business and has and will continue to make itself and its employees, who have experience in e-sports and e-gaming platforms, available to develop the business and create a dedicated gaming platform for use by and to facilitate the continued development of the business.

During the year ended December 31, 2019, the Company’s investment in Le Mans generated a loss of $608,656, which is included in loss attributable to equity method investment in the consolidated statements of operations. As of December 31, 2019, the Company had a $124,321 payable to Le Mans, which represents the balance due to Le Mans attributable to the Company’s proportionate share of the loss generated by Le Mans during 2019. As of December 31, 2019, there was no investment recorded on the Company’s consolidated balance sheet.

NOTE 11 - Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company establishes valuation allowances against its net deferred tax assets when it is more likely than not that the benefits will not be realized in the foreseeable future.

F-38

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

The components of deferred tax assets and liabilities consist of the following at December 31, 2019 and 2018:

	December 31,
	2019	2018
Assets:
Net operating loss carryforwards	$2,255,880	$1,161,843
Charitable contribution carryforward	780	-
Goodwill	294,822	164,903
Other assets	48,878	559,112
Total assets	2,600,360	1,885,858
Liabilities:
Depreciable assets	4,847	-
Other intangible assets	973,073	1,113,109
Total liabilities	977,920	1,113,109

Net assets before valuation allowance	1,622,440	772,749
Valuation allowance	(1,622,440)	(772,749)
Net deferred tax (liability) asset	$-	$-

A reconciliation between the Company’s effective income tax rate and the federal statutory income tax rate for the Successor Periods ended December 31, 2019 and 2018 and the Predecessor Period ended August 14, 2018 is as follows:

	Successor	Successor	Predecessor
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018
Federal statutory income tax benefit	21.0%	21.0%	21.0%
State taxes, net of federal benefit	-	4.4%	7.9%
Permanent differences	-0.1%	-7.5%	-1.5%
Change in valuation allowance	-14.8%	-25.5%	-27.3%
Effect of flow through entities	-6.1%	7.6%	0.0%
Effective income tax rate	0.0%	0.0%	0.1%

As of December 31, 2019, the Company has United States federal net operating loss carryforwards available to reduce future taxable income in the amount of $8.96 million. Such net operating loss carryforwards are attributable to 704Games. Approximately $3.6 million of the Federal net operating losses do not expire due to changes made by the Tax Cuts and Jobs Act (TCJA). The remaining federal net operating losses of $5.36 million begin to expire in 2035 and the state net operating losses expire between 2030 and 2039. As a result of the 704Games acquisition during the 2018 tax year, certain pre-change federal and state net operating losses were limited under Section 382 of the Internal Revenue Code and were subject to a valuation allowance to the extent they are not expected to be realized in the foreseeable future.

F-39

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

In assessing whether the Company’s deferred tax assets will be realized, management considered whether it was more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of the deferred tax assets is dependent upon the ability to generate future taxable income (including reversals of deferred tax liabilities) during periods in which temporary differences become deductible. A valuation allowance was recognized as of December 31, 2019 and 2018, as management concluded that is not more likely than not that the Company will generate sufficient future income to utilize the NOL carryforward and realize the deferred tax assets.

The Company regularly assesses the likelihood of additional tax assessments by jurisdiction and, if necessary, adjusts its tax reserves based on new information or developments. The Company is not currently under any income tax audits or examinations, however, the tax years 2016-2019 remain open for examination.

NOTE 12 – CONCENTRATIONS

Customer Concentrations

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the following periods:

	Successor	Successor	Predecessor
Customer	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018
Customer A	39.99%	47.25%	16.49%
Customer B	22.43%	11.22%	24.08%
Customer C	*	18.71%	*
Customer D	15.86%	*	20.80%
Customer E	*	*	18.55%
Total	78.28%	77.17%	79.92%

* Less than 10%.

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s accounts receivable as of:

	December 31,
Customer	2019	2018
Customer A	82.99%	80.57%
Total	82.99%	80.57%

A reduction in sales from or loss of these customers would have a material adverse effect on the Company’s results of operations and financial condition.

F-40

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Supplier Concentrations

The following table sets forth information as to each supplier that accounted for 10% or more of the Company’s cost of revenues for the following periods:

	Successor	Successor	Predecessor
Supplier	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018
Supplier A	28.39%	*	*
Supplier B	22.41%	24.63%	12.29%
Supplier C	15.16%	17.58%	10.11%
Supplier D	*	27.86%	37.86%
Supplier E	10.63%	*	*
Supplier F	*	*	19.70%
Total	76.59%	70.06%	79.96%

*   Less than 10%.

NOTE 13 – SEGMENT REPORTING

The Company’s principal operating segments coincide with the types of products and services to be sold. The products and services from which revenues are derived are consistent with the reporting structure of the Company’s internal organization. The Company’s two reportable segments for the Successor Periods ended December 31, 2019 and 2018 and the Predecessor Period ended August 14, 2018 were (i) the Gaming segment and (ii) the esports segment. The Company’s chief operating decision-maker has been identified as the CEO, who reviews operating results to make decisions about allocating resources and assessing performance for the entire Company. Segment information is presented based upon the Company’s management organization structure as of December 31, 2019 and the distinctive nature of each segment. Future changes to this internal financial structure may result in changes to the reportable segments disclosed. There are no inter-segment revenue transactions and, therefore, revenues are only to external customers. As the Company primarily generates its revenues from customers in the United States, no geographical segments are presented. Given that the Company’s esports segment just began its operations in late 2018, it has no separate assets. That being said, the Company expects that its esports segment will have separate assets in the future.

Segment operating profit is determined based upon internal performance measures used by the chief operating decision-maker. The Company derives the segment results from its internal management reporting system. The accounting policies the Company uses to derive reportable segment results are the same as those used for external reporting purposes. Management measures the performance of each reportable segment based upon several metrics, including net revenues, gross profit and operating loss. Management uses these results to evaluate the performance of, and to assign resources to, each of the reportable segments. The Company manages certain operating expenses separately at the corporate level and does not allocate such expenses to the segments. Segment income from operations excludes interest income/expense and other income or expenses and income taxes according to how a particular reportable segment’s management is measured. Management does not consider impairment charges, and unallocated costs in measuring the performance of the reportable segments.

F-41

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Segment information available with respect to these reportable business segments was as follows:

	Successor	Successor	Predecessor
	For the Year Ended December 31, 2019	For the Period From August 15, 2018 to December 31, 2018	For the Period From January 1, 2018 to August 14, 2018
Revenues:
Gaming	$11,775,787	$10,768,629	$3,988,148
Esports	75,000	-	-
Total Segment and Consolidated Revenues	$11,850,787	$10,768,629	$3,988,148

Gross Profit:
Gaming	$6,909,410	$6,584,060	$2,861,977
Esports	52,500	-	-
Total Segment and Consolidated Gross Profit	$6,961,910	$6,584,060	$2,861,977

(Loss) Income From Operations:
Gaming	$(4,860,903)	$1,499,578	$(2,516,229)
Esports	(275,168)	(134,293)	-
Total Segment and Consolidated (Loss) Income From Operations	$(5,136,071)	$1,365,285	$(2,516,229)

Depreciation and Amortization
Gaming	$861,872	$408,078	$53,411
Esports	-	-	-
Total Segment Depreciation and Amortization	$861,872	$408,078	$53,411

Interest Expense:
Gaming	$-	$-	$26,250
Esports	-	-	-
Total Segment Interest Expense	$-	$-	$26,250

Equity in (Loss) Income:
Gaming	$-	$-	$-
Esports	(608,656)	-	-
Total Segment Equity in (Loss) Income	$(608,656)	$-	$-

Expenditures for Additions to Long-Lived Assets:
Gaming	$(108,293)	$(6,548)	$(17,420)
Esports	-	-	-
Total Expenditures for Additions to Long-Lived Assets:	$(108,293)	$(6,548)	$(17,420)

	December 31, 2019	December 31, 2018
Segment Total Assets:
Gaming	$12,777,274	$15,670,258
Esports	-	-
Consolidated Total assets	$12,777,274	$15,670,258

F-42

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

NOTE 14 - Subsequent Events

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustments or disclosure in the consolidated financial statements or notes.

COVID-19

The global spread of the COVID-19 pandemic has created significant business uncertainty for the Company and others, resulting in volatility and economic disruption. Additionally, the outbreak has resulted in government authorities around the world implementing numerous measures to try to reduce the spread of COVID-19, such as travel bans and restrictions, quarantines, shelter-in-place, stay-at-home or total lock-down (or similar) orders and business limitations and shutdowns.

As a result of the COVID-19 pandemic, including the related responses from government authorities, the Company’s business and operations have been impacted, including the temporary closure of its offices in Orlando, Florida and Moscow, Russia, which has resulted in the Company’s employees working remotely. During the COVID-19 outbreak, demand for the Company’s games has generally increased, which the Company believes is primarily attributable to a higher number of consumers staying at home due to COVID-19 related restrictions. Similarly, there has been a significant increase in viewership of the Company’s esports events since the initial impact of the virus, as these events began to air on both digital and linear platforms, particularly as the Company was able to attract many of the top “real world” motorsport stars to compete. However, several retailers have experienced, and continue to experience, closures, reduced operating hours and/or other restrictions as a result of the COVID-19 pandemic, which has negatively impacted the sales of the Company’s products from such retailers. Additionally, in the Company’s esports business, the COVID-19 pandemic has resulted in the postponing of certain events to later dates or shifting events from an in-person format to online only.

The Company continues to monitor the evolving situation caused by the COVID-19 pandemic, and it may take further actions required by governmental authorities or that it determines are prudent to support the well-being of its employees, suppliers, business partners and others. The degree to which the COVID-19 pandemic impacts the Company’s operations, business, financial results, liquidity, and financial condition will depend on future developments, which are highly uncertain, continuously evolving and cannot be predicted. This includes, but is not limited to, the duration and spread of the pandemic, its severity, actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Adverse economic and market conditions as a result of COVID-19 could also adversely affect the demand for the Company’s products and may also impact the ability of its customers to satisfy their obligations to the Company.

Employment Agreement with Dmitry Kozko

The Company entered into an employment agreement, effective as of January 1, 2020, with Dmitry Kozko, Chief Executive Officer of the Company, for a term expiring on December 31, 2024. After such term expires, Mr. Kozko will be employed as an employee “at will.” Mr. Kozko’s base salary will be $500,000 per annum, subject to annual increases to 103% of the base salary paid to Mr. Kozko in the prior calendar year. Mr. Kozko is entitled to participate (in addition to the additional incentive compensation described below) in all equity incentive plans generally available to the Company’s executive officers, subject to the compensation committee of the Company determining any awards and performance metrics for such awards under any such plans. Mr. Kozko is also entitled to certain additional incentive compensation outside of the Company’s equity incentive plans, subject to the satisfaction of certain conditions pursuant to Mr. Kozko’s employment agreement. Mr. Kozko’s employment agreement also provides for payments to him and/or vesting acceleration of certain equity awards upon the termination of his employment in certain circumstances and upon a “Change in Control” (as such term is defined in the employment agreement), as applicable.

Sublease Agreement

On February 21, 2020, the Company entered into a sublease agreement for office space in Charlotte, North Carolina, that provides for rent payments to the Company in the amount of $14,896 per month and ends on August 31, 2024. On March 1, 2021 and each anniversary thereafter for the duration of the term of the sublease, the monthly payment to the Company shall increase by 3% per annum. The security deposit is approximately $30,000.

Promissory Note Line of Credit

On April 1, 2020, the Company entered into a promissory note with Motorsport Network for a line of credit of up to $10,000,000 at an interest rate of 10% per annum. The principal amount under the promissory note was primarily funded through one or more advances from Motorsport Network, including an advance in August 2020 for purposes of acquiring an additional ownership interest in 704Games. Previous non-interest-bearing advances due to Motorsport Network as of December 31, 2019 also were included in the amount outstanding under the promissory note at the time it was executed. The promissory note does not have a stated maturity date and is payable upon demand at any time at the sole and absolute discretion of Motorsport Network, which has agreed, pursuant to a Side Letter Agreement related to the Promissory Note, dated September 4, 2020, not to demand or otherwise accelerate any amount due under the promissory note that would otherwise constrain the Company’s liquidity position, including the Company’s ability to continue as a going concern. The Company may prepay the promissory note in whole or in part at any time or from time to time without penalty or charge. In the event the Company or any of its subsidiaries consummates certain corporate events, including any capital reorganization, consolidation, joint venture, spin off, merger or any other business combination or restructuring of any nature, or if certain events of default occur, the entire principal amount and all accrued and unpaid interest will be accelerated and become payable. As of the date the financial statements were issued, approximately $10 million had been borrowed by the Company under the promissory note.

F-43

MOTORSPORT GAMING US LLC & SUBSIDIARIES

Notes to Consolidated Financial Statements

For the Year Ended December 31, 2019 (Successor), for the Period from August 15, 2018 to December 31, 2018 (Successor) and for the Period from January 1, 2018 to August 14, 2018 (Predecessor)

Licensing Agreement

On May 29, 2020, the Company secured a licensing agreement with the BARC (TOCA) Limited (“BARC”), the exclusive promoter of the BTCC. Pursuant to the agreement, the Company was granted an exclusive license to use certain licensed intellectual property for motorsports and/or racing video gaming products related to, themed as, or containing the BTCC, on consoles and mobile applications, esports series and esports events (including the Company’s esports platform). In exchange for the license, the agreement requires the Company to pay BARC an initial fee in two installments, the first of which was due on June 5, 2020 and the second installment on the earlier of 60 days after the release of the products contemplated by the license or May 29, 2022. Following the initial fee, the agreement also requires the Company to pay royalties, including certain minimum annual guarantees, on an ongoing basis to BARC and to meet certain product distribution, marketing and related milestones, subject to termination penalties.

Services Agreement

On January 1, 2020, the Company entered into a three-year services agreement with Motorsport Network, pursuant to which Motorsport Network will provide exclusive legal, development and accounting services on a full-time basis to support the Company’s business functions. The services agreement can be extended by mutual agreement and may be terminated by either party at any time. Pursuant to the services agreement, the Company is required to pay monthly fees to Motorsport Network as follows: (i) $5,000 for legal services, (ii) $2,500 for accounting services and (iii) on an hourly, per use basis, from $15 to $30 per hour for development services.

Stock Purchase Agreement

On August 18, 2020, the Company entered into a stock purchase agreement with HC2 and Continental General Insurance Company (“Continental”) in which the Company has agreed to purchase an aggregate of 106,307 shares of common stock of 704Games at a price of $11.2881 per share for an aggregate consideration of $1,200,000. If, within and including the date that is six months from the date of the agreement, the Company completes a purchase of some or all of the (i) 41,204 shares of common stock held by Gaming Nation, Inc. or its affiliates or transferees, (ii) 30,903 shares of common stock held by PlayFast Games, LLC or its affiliates or transferees and (iii) 10,301 shares of common stock held by Leo Capital Holdings or its affiliates or transferees (the “Subject Shares”) at a purchase price higher than $11.2881 per share, then, no later than five days following the completion of the purchase, the Company shall pay each of HC2 and Continental an amount per share equal to the amount by which such purchase price per Subject Share exceeds the greater of (a) $11.2881 or (b) the highest price per share previously paid by the Company for any Subject Shares.

Formation of Subsidiary

On February 6, 2020, the Company formed its wholly owned subsidiary, Motorsport Games Limited.

Lease Agreement

On May 15, 2020, 704Games entered into a five-year lease agreement for office space in Miami, Florida with an entity owned by Mike Zoi, the manager of Motorsport Network. The base rent from the lease commencement date through April 15, 2025 is $3,000 per month. The Company has the option to renew the lease for two separate five-year terms, with monthly rent to be negotiated prior to such extension. The security deposit is $6,000.

F-44

Shares

Class A Common Stock

Prospectus

Joint Book-Running Managers

Canaccord Genuity	The Benchmark Company

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, in connection with this offering. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the Nasdaq Capital Market listing fee.

Amount
SEC registration fee		$4,364
FINRA filing fee		6,500
Nasdaq Capital Stock Market listing fee		*
Printing expenses		*
Accounting fees and expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous fees		*

Total	$	*

* To be completed by amendment

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors or executive officers regarding which indemnification is sought. The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for, under certain conditions, the indemnification by the underwriter of the Company and its executive officers and directors for certain liabilities arising under the Securities Act and otherwise.

We intend to obtain insurance policies under which, subject to the limitations of the policies, coverage will be provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

II-1

Item 15. Recent Sales of Unregistered Securities

On July 20, 2020, the Company entered into a promotional services agreement with Fernando Alonso. Pursuant to this agreement, Mr. Alonso agreed to provide certain promotional services and to perform an advisory role for the Company. Subject to the closing of this offering and the satisfaction of certain other closing conditions, at the time of, or as promptly as possible after the closing of this offering, the Company agreed to issue to Mr. Alonso such number of shares that represents 3.0% of the issued and outstanding shares of the Class A common stock of the Company as of the closing date of this offering. The shares will be issued to Mr. Alonso in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description of Exhibit	Method of Filing

1.1	Form of Underwriting Agreement	To be filed by amendment hereto

2.1	Form of Plan of Conversion of Motorsport Gaming US LLC	Filed herewith

2.2	Form of Delaware Certificate of Conversion	Filed herewith

2.3	Form of Florida Articles of Conversion	Filed herewith

2.4	Stock Purchase Agreement, dated August 14, 2018, by and between 704Games Company and Motorsport Gaming US LLC	Filed herewith

3.1	Articles of Organization of Motorsport Gaming US LLC, as currently in effect	Filed herewith

3.2	Operating Agreement of Motorsport Gaming US LLC, as currently in effect	Filed herewith

3.3	Form of Certificate of Incorporation of Motorsport Games Inc. (to be effective upon completion of the registrant’s conversion from a limited liability company to a corporation)	Filed herewith

3.4	Form of Bylaws of Motorsport Games Inc. (to be effective upon completion of the registrant’s conversion from a limited liability company to a corporation)	Filed herewith

4.1	Form of Class A common stock Certificate	Filed herewith

5.1	Opinion of Snell & Wilmer L.L.P.	To be filed by amendment hereto

10.1	Services Agreement, dated January 1, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	Filed herewith

10.2.1	Exclusive Promotion Agreement, dated August 3, 2018, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	Filed herewith

10.2.2	Amendment to Exclusive Promotion Agreement, effective as of December 1, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	Filed herewith

10.3	Promissory Note, dated April 1, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	Filed herewith

10.4	Stockholders’ Agreement, dated August 14, 2018, by and among Gaming Nation Inc., PlayFast Games, LLC, Leo Capital Holdings, LLC, HC2 Holdings 2, Inc., Continental General Insurance Company, Motorsport Gaming US LLC and 704Games Company	Filed herewith

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10.5	Joint Venture Agreement, dated March 15, 2019, by and among Automobile Club de l’Ouest, Motorsport Gaming US LLC and Le Mans Esports Series Limited	Filed herewith

10.6.1	Limited Liability Company Agreement of Racing Pro League, LLC, effective March 1, 2019	Filed herewith

10.6.2	Amendment to Limited Liability Company Agreement, dated December 11, 2020	Filed herewith

10.7.1*	License Agreement, dated February 11, 2020, by and between National Association for Stock Car Auto Racing, LLC and Racing Pro League, LLC	Filed herewith

10.7.2	Amendment to License Agreement, dated December 11, 2020, by and between National Association for Stock Car Auto Racing, LLC and Racing Pro League, LLC	Filed herewith

10.8.1*	Second Amended and Restated Distribution and License Agreement, dated January 1, 2019, by and between 704Games Company and NASCAR Team Properties	Filed herewith

10.8.2	Amendment to Second Amended Distribution and License Agreement, dated November 30, 2020, by and between 704Games Company and NASCAR Team Properties	Filed herewith

10.9*	License Agreement, dated May 29, 2020, by and between BARC (TOCA) Limited and Motorsport Gaming US LLC	Filed herewith

10.10.1*	Distribution Agreement, dated April 18, 2016, by and between U&I Entertainment, LLC and 704Games Company LLC	Filed herewith

10.10.2	Amendment to Distribution Agreement, dated November 23, 2020, by and between U&I Entertainment, LLC and 704Games Company	Filed herewith

10.11+	Employment Agreement, effective as of January 1, 2020, by and between Motorsport Gaming US LLC and Dmitry Kozko	Filed herewith

10.12+	Offer Letter, effective as January 3, 2020, by and between Motorsport Gaming US LLC and Jonathan New	Filed herewith

10.13.1+	Statement of Terms and Conditions of Employment, dated June 26, 2018, by and between Autosport Media UK Limited and Stephen Hood	Filed herewith

10.13.2+	Letter Agreement, dated April 5, 2019, by and between Autosport Media UK Limited and Stephen Hood	Filed herewith

10.13.3+	Statement of Terms and Conditions of Employment, dated October 1, 2020, by and between Motorsport Games Limited and Stephen Hood	Filed herewith

10.14.1	Promotional Services Agreement, dated July 20, 2020, by and between Motorsport Gaming US LLC and Fernando Alonso Diaz	Filed herewith

10.14.2	Amendment to Promotional Services Agreement, dated November 23, 2020, by and between Motorsport Gaming US LLC and Fernando Alonso Diaz	Filed herewith

10.15+	Form of Motorsport Games Inc. 2021 Equity Incentive Plan	Filed herewith

10.16+	Form of Incentive Stock Option Award Agreement Under the Motorsport Games Inc. 2021 Equity Incentive Plan	Filed herewith

10.17+	Form of Restricted Stock Award Agreement Under the Motorsport Games Inc. 2021 Equity Incentive Plan	Filed herewith

10.18	Grant of the Right of First Refusal, dated May 19, 2020, by and between Motorsport Gaming US LLC and Luminis International B.V.	Filed herewith

10.19*	Software Development and License Agreement, dated May 19, 2020, by and between Motorsport Gaming US LLC and Studio397 B.V.	Filed herewith

10.20*	License Agreement, dated August 11, 2020, by and between Epic Games International S.à.r.l. and MS Gaming Development LLC	Filed herewith

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10.21*	Xbox Console Publisher License Agreement, by and between Microsoft Corporation and 704Games Company	Filed herewith

10.22*

PlayStation Global Developer and Publisher Agreement, by and among Sony Computer Entertainment, Inc., Sony Computer Entertainment America LLC, Sony Computer Entertainment Europe Ltd. and 704Games Company

Filed herewith

10.23	Stock Purchase Agreement, dated August 18, 2020, by and among HC2 Holdings 2, Inc., Continental General Insurance Company and Motorsport Gaming US LLC	Filed herewith

10.24+	Form of Stock Option Award Agreement to Dmitry Kozko	Filed herewith

10.25	Lease Agreement, dated May 15, 2020, by and between Lemon City Group, LLC and 704Games Company	Filed herewith

10.26	Side Letter Agreement relating to Promissory Note, dated September 4, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	Filed herewith

10.27	Stock Purchase Agreement, dated October 6, 2020, by and among Leo Capital Holdings, LLC and Motorsport Gaming US LLC	Filed herewith

10.28	Amendment to Promissory Note, dated November 23, 2020, by and between Motorsport Network, LLC and Motorsport Gaming US LLC	Filed herewith

10.29*	Letter of Intent, dated November 23, 2020, by and between Automobile Club de l’Ouest and Motorsport Gaming US LLC	Filed herewith

21.1	Subsidiaries of the registrant	Filed herewith

23.1	Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Snell & Wilmer L.L.P.	Contained in Exhibit 5.1

24.1	Powers of Attorney	See signature page

*	Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) would likely cause competitive harm if publicly disclosed.

+	Indicates management contract or compensatory plan.

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on December 18, 2020.

MOTORSPORT GAMING US LLC

By:	/s/ Dmitry Kozko
Dmitry Kozko
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dmitry Kozko and Jonathan New, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in their name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Dmitry Kozko	Chief Executive Officer and Executive Chairman	December 18, 2020
	Dmitry Kozko	(Principal Executive Officer)

By:	/s/ Jonathan New	Chief Financial Officer	December 18, 2020
	Jonathan New	(Principal Financial and Accounting Officer)

By:	/s/ Neil Anderson	Director	December 18, 2020
Neil Anderson

By:	/s/ Francesco Piovanetti	Director	December 18, 2020
Francesco Piovanetti

By:	/s/ Rob Dyrdek	Director	December 18, 2020
Rob Dyrdek

By:	/s/ James William Allen	Director	December 18, 2020
James William Allen

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